   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 14, 1996



                                                      REGISTRATION NO. 333-15771

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CADENCE DESIGN SYSTEMS, INC.
             (Exact name of registrant as specified in its charter)


           DELAWARE                          7372                  77-0148231
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)


                          CADENCE DESIGN SYSTEMS, INC.
                                2655 SEELY ROAD
                                   BUILDING 5
                               SAN JOSE, CA 95134
                           TELEPHONE: (408) 943-1234

         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           R.L. SMITH MCKEITHEN, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                                2655 SEELY ROAD
                                   BUILDING 5
                               SAN JOSE, CA 95134
                           TELEPHONE: (408) 943-1234

 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   COPIES TO:

       Alan C. Mendelson, Esq.                   Douglas H. Collom, Esq.
       Richard E. Climan, Esq.                    Martin W. Korman, Esq.
          Cooley Godward LLP                     Rosemary G. Reilly, Esq.
        Five Palo Alto Square             Wilson Sonsini Goodrich & Rosati, P.C.
         3000 El Camino Real                        650 Page Mill Road
       Palo Alto, CA 94306-2155                  Palo Alto, CA 94304-1050
            (415) 843-5000                            (415) 493-9300

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

    As soon as practicable following the effectiveness of this Registration Statement and the effective time of the proposed merger of Harbor Acquisition Sub, Inc. with and into High Level Design Systems, Inc., as described in the Agreement and Plan of Merger and Reorganization, dated as of October 3, 1996, attached as APPENDIX A to the Proxy Statement/Prospectus forming a part of this Registration Statement.
                            ------------------------

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                        HIGH LEVEL DESIGN SYSTEMS, INC.

                              3945 FREEDOM CIRCLE
                                  FOURTH FLOOR
                         SANTA CLARA, CALIFORNIA 95054

Dear Stockholder:


    You are cordially invited to attend the Special Meeting of stockholders (the "HLDS Special Meeting") of High Level Design Systems, Inc. ("HLDS") to be held at the principal executive offices of HLDS located at 3945 Freedom Circle, Fourth Floor, Santa Clara, California 95054, on Wednesday, December 18, 1996, at 10:00 a.m., local time.


    At this meeting you will be asked to consider and vote upon the approval of a proposed acquisition transaction (the "Merger") involving Cadence Design Systems, Inc. ("Cadence") and HLDS. Upon consummation of the Merger, HLDS will become a wholly owned subsidiary of Cadence and each outstanding share of common stock of HLDS and each outstanding share of Series A Preferred Stock of HLDS will be converted into the right to receive twenty-two hundredths (0.22) of a share of Cadence Common Stock.


    The proposed Merger is contingent upon, among other things, the approval of the stockholders of HLDS. The proposed Merger would be consummated shortly after such approval is obtained and the other conditions to the Merger are satisfied or waived. It is currently expected that the effective date of the Merger will be December 18, 1996.


    The HLDS Board of Directors believes that the Merger is in the best interests of HLDS and its stockholders. By a vote taken at a meeting held on October 3, 1996, the Board of Directors has unanimously approved the Merger and recommends that you vote FOR the Merger at the HLDS Special Meeting.

    The accompanying Proxy Statement/Prospectus provides a detailed description of the HLDS Special Meeting, the terms of the Merger, certain business and financial information of HLDS and Cadence and other important information which you are encouraged to read carefully.

    Whether or not you plan to attend the HLDS Special Meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed envelope, which requires no postage. If you attend the HLDS Special Meeting, you may, of course, vote your shares in person, even though you have previously returned your proxy card. Your prompt cooperation is greatly appreciated.

                                          Very truly yours,

                                          J. George Janac
                                          President and Chief Executive Officer


November 14, 1996

                        HIGH LEVEL DESIGN SYSTEMS, INC.

                       3945 FREEDOM CIRCLE, FOURTH FLOOR
                         SANTA CLARA, CALIFORNIA 95054


                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                        TO BE HELD ON DECEMBER 18, 1996


TO THE STOCKHOLDERS OF HIGH LEVEL DESIGN SYSTEMS, INC.:


    NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "HLDS Special Meeting") of High Level Design Systems, Inc., a Delaware corporation ("HLDS"), will be held at the principal executive offices of HLDS located at 3945 Freedom Circle, Fourth Floor, Santa Clara, California 95054, on December 18, 1996, at 10:00 a.m., local time, for the purpose of considering and voting upon the following matters:


    1. A proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of October 3, 1996 (the "Reorganization Agreement"), by and among Cadence Design Systems, Inc., a Delaware corporation ("Cadence"), Harbor Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Cadence ("Cadence Merger Sub"), and HLDS, a copy of which is set forth as Appendix A to the attached Proxy Statement/Prospectus. The Reorganization Agreement provides, among other things, for the merger of Cadence Merger Sub with and into HLDS (the "Merger"). Upon completion of the Merger, HLDS will be a wholly owned subsidiary of Cadence.

    2. Such other business as may properly come before the HLDS Special Meeting, which may include a proposal to adjourn or postpone the HLDS Special Meeting for any reason (whether for the solicitation of additional proxies or otherwise) if HLDS determines that such an adjournment or postponement would be desirable. HLDS has no reason to believe that an adjournment or postponement of the HLDS Special Meeting will be required.


    Only stockholders of record at the close of business on November 4, 1996 are entitled to notice of and to vote at the HLDS Special Meeting or any adjournment or postponement thereof. Your attention is directed to the accompanying Proxy Statement/Prospectus for more detailed information concerning the Merger and the Reorganization Agreement.


    All stockholders are cordially invited to attend the HLDS Special Meeting in person. However, to ensure your representation at the HLDS Special Meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the postage-prepaid, self-addressed envelope enclosed for that purpose. Any stockholder attending the HLDS Special Meeting may vote in person even if the stockholder has returned a proxy card.

    THE BOARD OF DIRECTORS OF HLDS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF HLDS.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          DENNIS DECOSTE
                                          CHAIRMAN OF THE BOARD


Santa Clara, California
November 14, 1996


                            YOUR VOTE IS IMPORTANT.
          PLEASE MARK, SIGN, DATE AND RETURN YOUR PROXY CARD PROMPTLY WHETHER OR NOT YOU PLAN TO ATTEND THE HLDS SPECIAL MEETING.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                        HIGH LEVEL DESIGN SYSTEMS, INC.
                                ---------------

                                PROXY STATEMENT
                               ------------------

                          CADENCE DESIGN SYSTEMS, INC.
                                ---------------

                                   PROSPECTUS
                               ------------------


    This Proxy Statement/Prospectus is being furnished to holders of Common Stock, $0.001 par value per share ("HLDS Common Stock"), of High Level Design Systems, Inc., a Delaware corporation ("HLDS"), and the holder of Series A Preferred Stock, $0.001 par value per share, of HLDS ("HLDS Preferred Stock" and, together with HLDS Common Stock, "HLDS Capital Stock") in connection with the solicitation of proxies by the HLDS Board of Directors for use at HLDS' Special Meeting of Stockholders or any adjournment or postponement thereof (the "HLDS Special Meeting"). The HLDS Special Meeting is being called to consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger and Reorganization, dated as of October 3, 1996, among Cadence Design Systems, Inc. ("Cadence"), Harbor Acquisition Sub, Inc., a wholly owned subsidiary of Cadence ("Cadence Merger Sub"), and HLDS (the "Reorganization Agreement").



    The Reorganization Agreement provides for, among other things, an acquisition transaction involving Cadence and HLDS by means of the merger of Cadence Merger Sub with and into HLDS (the "Merger"). Upon consummation of the Merger, HLDS will become a wholly owned subsidiary of Cadence and each outstanding share of HLDS Capital Stock (except for any such shares held by HLDS as treasury stock, any such shares held by Cadence or any subsidiary of Cadence or HLDS and any such shares for which appraisal rights have been properly exercised and perfected) will be converted into the right to receive twenty-two hundredths (0.22) of a share of common stock, $0.01 par value per share, of Cadence ("Cadence Common Stock").



    The proposed Merger is contingent upon, among other things, the approval of the holders of HLDS Capital Stock. The proposed Merger will be consummated shortly after such approval is obtained and the other conditions to the Merger are satisfied or waived. It is currently anticipated that the date upon which the Merger becomes effective will be on or about December 18, 1996.


    This Proxy Statement/Prospectus also constitutes the prospectus of Cadence with respect to shares of Cadence Common Stock to be issued in the Merger in exchange for outstanding shares of HLDS Capital Stock.

    All information contained or incorporated by reference herein concerning Cadence has been furnished by Cadence, and all information contained herein concerning HLDS has been furnished by HLDS.


    This Proxy Statement/Prospectus and the accompanying form of proxy are first being mailed to stockholders of HLDS on or about November 15, 1996.

                            ------------------------

    THE ABOVE MATTERS ARE DISCUSSED IN DETAIL IN THIS PROXY
STATEMENT/PROSPECTUS. STOCKHOLDERS OF HLDS ARE STRONGLY URGED TO READ AND CONSIDER CAREFULLY THIS PROXY STATEMENT/PROSPECTUS IN ITS ENTIRETY, PARTICULARLY THE MATTERS REFERRED TO UNDER "RISK FACTORS" BEGINNING AT PAGE 15.
                             ---------------------

    THE SECURITIES TO BE ISSUED IN CONNECTION WITH THE MERGER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
       STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE
         COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
         ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT/PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


       The date of this Proxy Statement/Prospectus is November 14, 1996.

                             AVAILABLE INFORMATION

    Cadence is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The reports, proxy statements and other information filed by Cadence with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may also be obtained from the Commission at prescribed rates by writing to the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Cadence Common Stock is listed on the New York Stock Exchange and reports and other information concerning Cadence may be inspected at the offices of the New York Stock Exchange ("NYSE") at 20 Broad Street, New York, New York 10005.

    Cadence has filed with the Commission a Registration Statement on Form S-4 (herein, together with all amendments and exhibits thereto, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"). This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted pursuant to the rules and regulations of the Commission and to which portions reference is hereby made. For further information with respect to Cadence, HLDS, the Merger, the securities offered hereby and related matters, reference is made to the Registration Statement. The Registration Statement and the exhibits thereto may be inspected, without charge, at the offices of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies may be obtained from the Commission at prescribed rates.

    The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is http://www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents previously filed with the Commission (Commission File Number 1-10606) by Cadence pursuant to the Exchange Act are incorporated by reference into this Proxy Statement/ Prospectus:

    1. Cadence's Annual Report on Form 10-K for the fiscal year ended December 30, 1995;

    2. Cadence's Quarterly Reports on Form 10-Q for the quarterly periods ended March 30, 1996, June 29, 1996 and September 28, 1996;

    3. Cadence's Current Report on Form 8-K filed with the Commission on February 9, 1996;

    4. Cadence's Current Report on Form 8-K filed with the Commission on November 7, 1996;

    5. The description of Cadence's Preferred Share Purchase Rights contained in the Registration Statement on Form 8-A filed with the Commission on February 16, 1996; and

    6. The description of Cadence Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 29, 1990.

    The information relating to Cadence contained in this Proxy
Statement/Prospectus does not purport to be comprehensive and should be read together with the information in the documents incorporated by reference herein.

    All documents filed by Cadence pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Proxy Statement/Prospectus and prior to the date of the HLDS Special Meeting shall be deemed to be incorporated by reference into this Proxy Statement/Prospectus and to be a part hereof from the dates of filing such documents or reports. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or is deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/ Prospectus.

                            ------------------------


    THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS (OTHER THAN CERTAIN EXHIBITS TO DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE) ARE AVAILABLE WITHOUT CHARGE TO ANY PERSON TO WHOM A COPY OF THIS PROXY STATEMENT/PROSPECTUS HAS BEEN DELIVERED UPON WRITTEN OR ORAL REQUEST TO CADENCE DESIGN SYSTEMS, INC., 2655 SEELY ROAD, BUILDING 5, SAN JOSE, CA 95134
ATTENTION: INVESTOR RELATIONS, TELEPHONE NUMBER (408) 943-1234. IN ORDER TO ENSURE DELIVERY PRIOR TO THE HLDS SPECIAL MEETING, REQUESTS SHOULD BE RECEIVED BY DECEMBER 11, 1996.


                            ------------------------

    NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IN CONNECTION WITH THE OFFERING AND THE SOLICITATIONS MADE HEREBY AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CADENCE, CADENCE MERGER SUB OR HLDS. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION IN WHICH, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY INFERENCE THAT THERE HAS NOT BEEN ANY CHANGE IN THE INFORMATION SET FORTH HEREIN OR IN THE AFFAIRS OF EITHER CADENCE OR HLDS SINCE THE DATE HEREOF.

                            ------------------------

    This Proxy Statement/Prospectus contains trademarks of Cadence and HLDS as well as trademarks of other companies.

                               TABLE OF CONTENTS


                                                                            PAGE
                                                                            ----

SUMMARY...................................................................     1
  The Companies...........................................................     1
  The Merger..............................................................     2
  The HLDS Special Meeting................................................     9
  Markets and Market Prices...............................................     9
  Selected Historical and Pro Forma Financial Information.................    10
  Comparative Per Share Data..............................................    14

RISK FACTORS..............................................................    15
  Technological Change and Development of New Products and Services.......    15
  Proposed Acquisitions; Uncertainty Relating to Integration..............    15
  Failure to Consummate CCT Merger........................................    16
  Potential Fluctuations in Operating Results.............................    17
  Competition.............................................................    18
  Management of Growth....................................................    18
  Dependence on Key Personnel and Ability to Attract and Retain
    Professional Staff....................................................    19
  Risk with Regard to Intellectual Property Rights........................    19
  Potential Dilutive Effect to Stockholders; Transaction Expenses and
    Writeoffs.............................................................    19
  Volatility of Stock Prices..............................................    20
  Risks Associated with International Business Operations.................    20
  Antitakeover Provisions.................................................    21
  Rights of Holders of HLDS Capital Stock Following the Merger............    21

INTRODUCTION..............................................................    22

THE HLDS SPECIAL MEETING..................................................    22
  Purpose of the HLDS Special Meeting.....................................    22
  Date, Time and Place of Meeting.........................................    22
  Record Date and Outstanding Shares......................................    22
  Voting of Proxies.......................................................    22
  Vote Required...........................................................    23
  Board Recommendation....................................................    23
  Quorum; Abstentions.....................................................    23
  Solicitation of Proxies; Expenses.......................................    24
  Appraisal Rights........................................................    24

APPROVAL OF THE MERGER AND RELATED TRANSACTIONS...........................    24
  Background of the Merger................................................    24
  HLDS Reasons for the Merger.............................................    26
  Cadence Reasons for the Merger..........................................    28
  Opinion of Deutsche Morgan Grenfell Inc.................................    28
  Merger Consideration....................................................    32
  Conversion of Shares; Procedures for Exchange of Certificates; No
    Fractional Shares.....................................................    32
  Effect on Certificates..................................................    32
  Regulatory Matters......................................................    33
  Stock Options; Benefit Plans............................................    33
  Voting Agreements.......................................................    34
  Option Agreement........................................................    35
  Indemnity and Escrow Agreement..........................................    35
  Affiliate Agreements....................................................    36

                                                                            PAGE
                                                                            ----
  Employment Agreements...................................................    36
  Non-Competition Covenants...............................................    37
  Interests of Certain Persons in the Merger..............................    37
  Listing of Cadence Common Stock on New York Stock Exchange..............    38
  Merger Expenses and Fees and Other Costs................................    38
  Accounting Treatment....................................................    38
  Appraisal Rights........................................................    39
  Certain Income Tax Consequences.........................................    40

THE REORGANIZATION AGREEMENT..............................................    44
  General.................................................................    44
  Merger Consideration....................................................    44
  Corporate Matters.......................................................    44
  Conditions to the Merger................................................    44
  Representations and Warranties..........................................    47
  Certain Covenants.......................................................    48
  Non-Solicitation........................................................    50
  Indemnification and Insurance...........................................    51
  Termination.............................................................    51
  Expenses and Termination Fees...........................................    52
  No Survival of Representations and Warranties...........................    52
  Amendment; Waiver.......................................................    52

UNAUDITED PRO FORMA FINANCIAL INFORMATION.................................    53
  Cadence and HLDS Unaudited Pro Forma Financial Information..............    53
  Cadence, CCT and HLDS Selected Unaudited Pro Forma Financial
    Information...........................................................    58

COMPARATIVE PER SHARE MARKET PRICE DATA...................................    59
  HLDS....................................................................    59
  Cadence.................................................................    60

HLDS BUSINESS.............................................................    61
  Introduction............................................................    61
  Technologies and Products...............................................    62
  Sales and Marketing.....................................................    64
  Customer Service and Support............................................    65
  Product Development.....................................................    65
  Competition.............................................................    65
  Intellectual Property and Other Proprietary Rights......................    65
  Employees...............................................................    66
  Facilities..............................................................    66

HLDS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
  RESULTS OF OPERATIONS...................................................    67
  Overview................................................................    67
  Results of Operations...................................................    67
  Revenues................................................................    69
  Costs and Expenses......................................................    70
  Quarterly Results.......................................................    72
  Liquidity and Capital Resources.........................................    73

HLDS MANAGEMENT AND EXECUTIVE COMPENSATION................................    75
  HLDS Management.........................................................    75

                                                                            PAGE
                                                                            ----
  Executive Compensation..................................................    76
  Option Grants...........................................................    77
  Option Exercises and Holdings and Fiscal Year-End Option Values.........    77
  Certain Transactions....................................................    78

HLDS PRINCIPAL STOCKHOLDERS...............................................    79

CADENCE BUSINESS..........................................................    80
  General.................................................................    80
  The Integrated Circuit and Electronic System Design Process.............    80
  The Cadence Solution....................................................    80
  Cadence Products........................................................    81
  Recent Developments.....................................................    83

COMPARISON OF CAPITAL STOCK...............................................    84
  Description of Cadence Capital Stock....................................    84
  Description of HLDS Capital Stock.......................................    84

COMPARISON OF RIGHTS OF HOLDERS OF CADENCE COMMON STOCK AND HOLDERS OF
  HLDS CAPITAL STOCK......................................................    86

EXPERTS...................................................................    87

LEGAL MATTERS.............................................................    87

INDEX TO HLDS FINANCIAL STATEMENTS........................................   F-1

APPENDICES:
  APPENDIX A--Agreement and Plan of Merger and Reorganization
  APPENDIX B--Fairness Opinion of Deutsche Morgan Grenfell Inc.
  APPENDIX C--Delaware Statute Regarding Appraisal Rights

                                    SUMMARY


    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS NOT, AND IS NOT INTENDED TO BE, COMPLETE BY ITSELF. THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. CADENCE'S AND HLDS' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "RISK FACTORS" AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS. THIS SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE APPENDICES ATTACHED HERETO AND THE DOCUMENTS REFERRED TO OR INCORPORATED BY REFERENCE HEREIN. STOCKHOLDERS OF HLDS ARE URGED TO REVIEW CAREFULLY ALL OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/PROSPECTUS, THE REORGANIZATION AGREEMENT ATTACHED AS APPENDIX A AND THE OTHER APPENDICES ATTACHED HERETO. UNLESS OTHERWISE INDICATED, ALL DOLLAR AMOUNTS IN THIS PROXY STATEMENT/PROSPECTUS ARE IN UNITED STATES DOLLARS.


                                 THE COMPANIES

CADENCE DESIGN SYSTEMS, INC.


    Cadence develops, markets and supports electronic design automation ("EDA") software tools that automate, enhance and accelerate the design and verification of integrated circuits ("ICs") and electronic systems. Cadence combines its technology with services to help optimize its customers' product development processes. Cadence's products and services are used by companies throughout the world to design and develop electronic circuits and systems, including semiconductors, computer systems and peripherals, telecommunications and networking equipment, mobile and wireless devices, automotive components, consumer products and other advanced electronics.


    Cadence was formed as a result of the merger of SDA Systems, Inc. into ECAD, Inc. in May 1988. The principal executive offices of Cadence are located at 2655 Seely Road, Building 5, San Jose, California 95134. Cadence's telephone number is (408) 943-1234.

HIGH LEVEL DESIGN SYSTEMS, INC.

    HLDS develops, markets and supports EDA software for the design of high-density, high performance ICs. HLDS' products are designed to solve the problems inherent in deep submicron (less than 0.5 micron) IC design and to offer improved time to market, enhanced IC performance and reduced development and manufacturing costs when compared to previous generations of EDA software.

    The principal executive offices of HLDS are located at 3945 Freedom Circle, Fourth Floor, Santa Clara, California 95054. HLDS' telephone number is (408) 748-3456.

HARBOR ACQUISITION SUB, INC.

    Cadence Merger Sub is a corporation recently organized for the purpose of effecting the Merger. Cadence Merger Sub has no material assets and has not engaged in any activities except in connection with the Merger.

    The principal executive offices of Cadence Merger Sub are located at 2655 Seely Road, Building 5, San Jose, California 95134. Cadence Merger Sub's telephone number is (408) 943-1234.

RECENT DEVELOPMENTS CONCERNING CADENCE


    On October 28, 1996, Cadence and a wholly owned subsidiary of Cadence entered into an Agreement and Plan of Merger and Reorganization (the "CCT Merger Agreement") with Cooper & Chyan Technology, Inc., a Delaware corporation ("CCT"). The CCT Merger Agreement contemplates that, subject to the satisfaction of certain conditions set forth therein, including the adoption of the CCT Merger Agreement and the approval of the transactions contemplated thereby by the CCT stockholders and the receipt of regulatory approval, the wholly owned subsidiary of Cadence will be merged into CCT (the "CCT Merger"), and CCT will become a wholly owned subsidiary of Cadence. Pursuant to the CCT Merger

Agreement, each outstanding share of CCT capital stock will be exchanged for
0.85 of a share of Cadence Common Stock. In connection with the CCT Merger, Cadence expects to issue approximately 11.0 million shares of Cadence Common Stock and to assume employee stock options to purchase approximately 1,846,000 shares of Cadence Common Stock. Based upon the number of shares of Cadence Common Stock issued and outstanding as of September 30, 1996, and after giving effect to the Cadence Common Stock that is expected to be issued in the CCT Merger, the Merger with HLDS and the Public Offering (as defined below) (assuming no exercise of options and warrants to purchase Cadence Common Stock), the former holders of CCT capital stock would hold and have voting power with respect to approximately 11.5% of Cadence's issued and outstanding shares. The CCT Merger is expected to be a tax-free reorganization under the Internal Revenue Code and is expected to be accounted for as a pooling of interests. The CCT Merger is expected to be completed as early as February 1997. There can be no assurance that the CCT Merger will be consummated.



    In order to permit the CCT Merger to be accounted for as a pooling of interests, Cadence must issue certain treasury shares in one or more transactions (other than the CCT Merger) prior to the CCT Merger. Cadence expects to issue approximately five million shares of Cadence Common Stock (plus up to an additional 750,000 shares pursuant to an over-allotment option expected to be offered to the underwriters of such shares) through a firm underwritten public offering prior to the closing of the CCT Merger (the "Public Offering"). The Public Offering will be made only by means of a prospectus. In addition, Cadence expects to issue approximately 2,559,470 shares of Cadence Common Stock in connection with the Merger with HLDS and certain additional shares of Cadence Common Stock upon exercise of outstanding stock options to acquire Cadence Common Stock. See "Cadence Business--Recent Developments;" "Risk Factors--Proposed Acquisitions; Uncertainty Relating to Integration;" "Risk Factors--Failure to Consummate CCT Merger" and "Risk Factors--Potential Dilutive Effect to Stockholders; Transaction Expenses and Write Offs."



    CCT develops, markets and supports software tools that help designers route the interconnections among electronic devices on high performance printed circuit boards ("PCBs") and ICs. CCT, founded in 1989, is headquartered in Cupertino, California, and has operations in North America, Europe and Japan.


                                   THE MERGER

GENERAL


    At the Effective Time (as defined below), Cadence Merger Sub will merge with and into HLDS, the separate existence of Cadence Merger Sub will cease and HLDS will become a wholly owned subsidiary of Cadence. It is currently anticipated that the Effective Time will occur on December 18, 1996.



    Subject to the terms and conditions of the Reorganization Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Cadence, Cadence Merger Sub, HLDS or any holder of shares of HLDS Capital Stock, the following will occur:



        CONVERSION OF HLDS CAPITAL STOCK. At the Effective Time, each share of HLDS Capital Stock then outstanding (except for any such shares held by HLDS as treasury stock, any such shares held by Cadence or any subsidiary of Cadence or HLDS and any such shares for which appraisal rights have been properly exercised and perfected in accordance with the Delaware General Corporation Law (the "DGCL")) will be converted into the right to receive twenty-two hundredths (0.22) of a share of Cadence Common Stock (the "Exchange Ratio"), including, with respect to each whole share of Cadence Common Stock to be received, the right to receive one preferred share purchase right under Cadence's Rights Agreement (the "Rights Plan") dated as of February 9, 1996.



        STOCK OPTIONS. At the Effective Time, at the election of Cadence, either (i) all rights with respect to HLDS Common Stock under each option then outstanding under HLDS' 1993 Stock Option Plan and 1995 Special Nonstatutory Stock Option Plan (each such outstanding option an "HLDS Option") shall be converted into and become rights with respect to Cadence Common Stock, and Cadence shall assume each such HLDS Option in accordance with the terms (as in effect as of October 3, 1996) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced, or (ii) Cadence shall replace each such outstanding HLDS Option by issuing a reasonably equivalent replacement stock option in substitution therefor (in either case with appropriate adjustments based upon the Exchange Ratio). Cadence has agreed to file with the Commission a Registration Statement on Form S-8 relating to the shares of Cadence Common Stock issuable with respect to the assumed HLDS Options no later than ten business days after the Closing Date (as defined below). See "Approval of the Merger and Related Transactions--Stock Options; Benefit Plans."



    Cadence agreed to allow HLDS to cause each outstanding HLDS Option with a per share exercise price exceeding $7.315 to be modified by reducing such exercise price prior to the Effective Time to an amount equal to $7.315. In connection with such repricing, the holders of the repriced HLDS Options have agreed not to sell the HLDS Common Stock (or, following the Merger, the Cadence Common Stock) issuable upon exercise of such HLDS Options prior to May 1, 1997. As of the Record Date (as defined below), there were outstanding HLDS Options to purchase 2,725,000 shares of HLDS Common Stock held by an aggregate of 77 optionees. HLDS Options to purchase 870,500 shares with an exercise price exceeding $7.315 were repriced by HLDS.


NON-SOLICITATION

    Pursuant to the Reorganization Agreement, subject to certain exceptions, HLDS has agreed that it will not, and has agreed that it will instruct its subsidiaries, officers, directors, employees, agents, attorneys, accountants, advisors and representatives not to, take certain actions that may encourage or facilitate an Acquisition Proposal (as defined herein). See "The Reorganization Agreement--Non-Solicitation."

CONDUCT OF BUSINESS


    Pursuant to the Reorganization Agreement, from the date of the execution of the Reorganization Agreement until the Effective Time, HLDS has made certain covenants regarding the conduct of HLDS' business, including, without limitation, covenants to: (i) conduct its business and operations (a) in the ordinary course and in accordance with prudent business practices and (b) in compliance with legal requirements and material contracts; (ii) preserve its business organization and the services of its current officers and employees and maintain its relations and goodwill with suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons; (iii) maintain insurance policies; (iv) provide all notices, assurances and support required by certain material contracts relating to proprietary assets of HLDS; and (v) cause its officers to report regularly to Cadence concerning the status of the business of HLDS. In addition, HLDS has agreed not to take certain actions relating to (i) dividends or distributions; (ii) the sale or issuance of securities; (iii) the amendment of stock option plans; (iv) the amendment of charter documents; (v) the formation of subsidiaries or acquisition of equity interests; (vi) capital expenditures; (vii) material contracts; (viii) the acquisition, lease or license of or sale or disposal of assets; (ix) the loaning of money; (x) the establishment or adoption of employee benefit plans; (xi) the hiring of new employees; (xii) changes in accounting; (xiii) tax elections;
(xiv) commencement of legal proceedings; and (xv) material transactions. See "The Reorganization Agreement--Certain Covenants."


TERMINATION


    The Reorganization Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of HLDS: (i) by mutual written consent of Cadence and HLDS; (ii) subject to certain exceptions, by either Cadence or HLDS if the Merger shall not have been consummated by April 30, 1997; (iii) by either Cadence or HLDS in connection with certain legal actions; (iv) by Cadence upon the occurrence of a Material Adverse Effect on HLDS (as defined herein); (v) by HLDS upon the occurrence of a Material Adverse Effect on Cadence (as defined herein); (vi) by either Cadence or HLDS if (a) the HLDS Special Meeting shall have been held and (b) the Reorganization Agreement and the Merger shall not have been adopted and approved at such meeting; (vii) by Cadence (at any time prior to the adoption and approval of the Reorganization Agreement and the Merger) if a Triggering Event (as defined herein) shall have occurred; (viii) in certain circumstances and subject to certain limitations, by Cadence following the breach of any representation, warranty or covenant of HLDS contained in the Reorganization Agreement or if any representation or warranty of HLDS in the Reorganization Agreement shall have become inaccurate; or (ix) in certain circumstances and subject to certain limitations, by HLDS following the breach of any representation, warranty or covenant of Cadence contained in the Reorganization Agreement or if any representation or warranty of Cadence in the Reorganization Agreement shall have become inaccurate. See "The Reorganization Agreement-- Termination."


EXPENSES AND TERMINATION FEES


    Pursuant to the Reorganization Agreement, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Cadence and HLDS shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the printing and filing of this Proxy Statement/Prospectus and the Registration Statement on Form S-4 of which this Proxy Statement/Prospectus is a part (the "Registration Statement"). HLDS will be required to pay to Cadence a nonrefundable fee in the amount of $2.5 million if the Reorganization Agreement is terminated under certain circumstances. See "The Reorganization Agreement--Expenses and Termination Fees."


CONDITIONS TO THE MERGER


    The obligations of Cadence and Cadence Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction of certain conditions relating to (i) the accuracy of the representations and warranties of HLDS contained in the Reorganization Agreement; (ii) the performance by HLDS of covenants and obligations contained in the Reorganization Agreement; (iii) the Registration Statement becoming effective in accordance with the provisions of the Act; (iv) the adoption of the Reorganization Agreement and approval of the Merger by the HLDS stockholders; (v) receipt of legal opinions; (vi) no termination of employment by certain employees; (vii) subject to certain exceptions, the absence of any material adverse change in HLDS' business; (viii) the absence of restraining orders, injunctions and other legal impediments to the Merger; and
(ix) the absence of certain litigation or administrative actions or proceedings.



    The obligation of HLDS to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement is subject to the satisfaction of certain conditions relating to (i) the accuracy of the representations and warranties of Cadence contained in the Reorganization Agreement; (ii) the performance by Cadence of covenants and obligations contained in the Reorganization Agreement; (iii) the Registration Statement becoming effective in accordance with the provisions of the Act; (iv) the receipt of legal opinions; (v) the listing of the Cadence Common Stock to be issued in the Merger on the NYSE; (vi) subject to certain exceptions, the absence of any material adverse change in Cadence's business; and (vii) the absence of restraining orders, injunctions and other legal impediments to the Merger. See "The Reorganization Agreement--Conditions to the Merger."


EFFECTIVE TIME OF THE MERGER; CLOSING DATE


    The Merger will become effective upon the filing of a Certificate of Merger with the Secretary of State of the State of Delaware (the "Effective Time"). Assuming that all of the conditions to the Merger are met or waived prior thereto, it is anticipated that the date upon which the consummation of the Merger will take place (the "Closing Date") will be on or about December 18, 1996.


STOCK OWNERSHIP FOLLOWING THE MERGER

    Based upon the number of shares of HLDS Capital Stock outstanding as of September 30, 1996, and assuming that no holder of HLDS Capital Stock exercises appraisal rights, an aggregate of 2,559,470 shares of Cadence Common Stock will be issued to holders of HLDS Capital Stock. Based upon the number of shares of Cadence Common Stock issued and outstanding as of September 30, 1996, and after giving effect to the approximately 2,559,470 shares of Cadence Common Stock which may be issued in the Merger as described above, but not giving effect to the consummation of the CCT Merger or the Public Offering and assuming no exercise of outstanding options and warrants to purchase Cadence Common Stock, the former holders of HLDS Capital Stock would hold and have voting power with respect to approximately 3.2% of Cadence's total issued and outstanding shares, and holders of HLDS Options would hold options for approximately 0.7% of Cadence's total issued and outstanding shares (assuming the exercise of only such options). Based upon the number of shares of Cadence Common Stock issued and outstanding as of September 30, 1996, and after giving effect to the approximately 2,559,470 shares of Cadence Common Stock which may be issued in the Merger, the approximately 11 million shares of Cadence Common Stock which may be issued in the CCT Merger and the five million shares of Cadence Common Stock expected to be issued in the Public Offering (assuming no exercise of the over-allotment option expected to be granted to the underwriters of the Public Offering or outstanding options and warrants to purchase Cadence Common Stock), the former holders of HLDS Capital Stock would hold and have voting power with respect to approximately 2.7% of Cadence's total issued and outstanding shares.


HLDS REASONS FOR THE MERGER

    The HLDS Board of Directors believes that the Merger may result in a number of benefits to HLDS and its stockholders, including, among other benefits, the following: (i) Cadence's products and technologies, and the markets they serve, are complementary to the EDA software tools and infrastructures offered by HLDS, and will enable the combined companies to offer an integrated methodology and process that will enable the successful creation, verification and integration of complex functional blocks into system-level chips; (ii) Cadence's strategy of developing more predictive and integrated methods and software tools for linking the logical and physical aspects of IC design in a deep submicron environment closely matches the established technology and product development strategies of HLDS; (iii) the combination of technology, financial and management resources and access to Cadence's distribution channels and broader markets resulting from the Merger represents a significant growth opportunity for HLDS and may enhance HLDS' financial performance; (iv) access to the technologies and the product development resources of Cadence in the Merger will enable HLDS to respond more effectively to the rapid technological change and continuing emergence of competing products that characterize the EDA industry; and (v) because the market value of the Cadence Common Stock to be received in the Merger by the holders of HLDS Capital Stock, based on the Exchange Ratio, represented a significant premium to the market value of the HLDS Capital Stock in the relevant periods prior to the public announcement of the Merger, the HLDS Board of Directors also believes that the Merger is fair and in the best interests of the stockholders of HLDS. See "Approval of the Merger and Related Transactions--HLDS Reasons for the Merger and Recommendation of HLDS Board of Directors."

RECOMMENDATION OF HLDS BOARD OF DIRECTORS

    The Board of Directors of HLDS has unanimously approved the Reorganization Agreement and the Merger, and recommends a vote FOR approval and adoption of the Reorganization Agreement and approval of the Merger by the stockholders of HLDS. See "Approval of the Merger and Related Transactions--Background of the Merger."

FAIRNESS OPINION

    Deutsche Morgan Grenfell Inc. ("DMG") has delivered to the HLDS Board of Directors its written opinion, dated as of October 3, 1996, stating that, as of such date, the Exchange Ratio pursuant to the Reorganization Agreement was fair from a financial point of view to the holders of HLDS Capital Stock. The full text of DMG's opinion (the "Opinion"), which sets forth the assumptions made and matters considered, is attached as Appendix B to this Proxy Statement/Prospectus and is incorporated herein by reference. HLDS stockholders are urged to read the Opinion in its entirety. See "Approval of the Merger and Related Transactions--Opinion of Deutsche Morgan Grenfell Inc." and Appendix B to this Proxy Statement/Prospectus.

CADENCE REASONS FOR THE MERGER

    Cadence believes that the combined technological strength and common vision of Cadence and HLDS will enable the combined companies to accelerate the delivery of an efficient solution for the design of ICs implemented in .35 submicron technology. Cadence believes that the companies have excellent synergies in both technology and sales and marketing with minimal overlap. In particular, Cadence believes that the technical and market strengths of HLDS in advanced IC design planning coupled with Cadence's traditional strength in custom layout, automated place and route and verification will offer customers a superior solution for advanced IC design. Cadence believes that anticipated near term advances in semiconductor technology will create a strong demand for design automation tools and services. As a result of these factors, Cadence believes that the Merger will position the combined companies to benefit from growing market demand.


APPRAISAL RIGHTS


    Stockholders of HLDS who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of HLDS Capital Stock. See "Approval of the Merger and Related Transactions-- Appraisal Rights."

EXCHANGE OF HLDS STOCK CERTIFICATES


    As soon as practicable after the Effective Time, Harris Trust and Savings Bank, Chicago, Illinois (the "Exchange Agent") will mail to the holders of HLDS Capital Stock (i) a letter of transmittal (the "Letter of Transmittal") with respect to the surrender of valid certificates representing shares of HLDS Capital Stock ("HLDS Stock Certificates") in exchange for certificates representing Cadence Common Stock and (ii) instructions for use of the Letter of Transmittal. HLDS STOCKHOLDERS SHOULD NOT SURRENDER THEIR HLDS STOCK CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL. See "Approval of the Merger and Related Transactions--Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares."


REGULATORY MATTERS


    The Federal Trade Commission ("FTC") and the Antitrust Division of the Justice Department ("Antitrust Division") frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after consummation of the Merger, the FTC or the Antitrust Division could take such action under the federal antitrust laws as it deems appropriate in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin consummation of the Merger or seeking to cause the divestiture of significant assets of Cadence or HLDS or their subsidiaries. HLDS and Cadence do not believe that the consummation of the Merger will result in the violation of any antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, of what the result would be. See "Approval of the Merger and Related Transactions--Regulatory Matters."


VOTING AGREEMENTS

    Pursuant to Voting Agreements executed concurrently with the execution of the Reorganization Agreement (the "Cadence Voting Agreements"), J. George Janac, Dennis DeCoste, Robert P. Wiederhold and Peter S. Teshima, directors and/or officers of HLDS who hold in the aggregate approximately 29% of the outstanding HLDS Capital Stock, have agreed that, prior to the earlier of the valid termination of the Reorganization Agreement or the Effective Time, they will vote their shares in favor of the adoption and approval of the Reorganization Agreement and against (i) any actions that would result in a breach of any covenant, representation or warranty under the Reorganization Agreement, and
(ii) certain transactions which could reasonably be expected to impede, interfere with, delay or adversely affect the economic benefits to Cadence under the Reorganization Agreement. The Cadence Voting Agreements also include agreements with respect to the voting of shares of HLDS Common Stock for 180 days after the valid termination of the Reorganization Agreement in certain circumstances. Such HLDS stockholders have also delivered to Cadence irrevocable proxies with respect to the matters covered by the Cadence Voting Agreements. See "Approval of the Merger and Related Transactions--Voting Agreements."



OPTION AGREEMENT



    Pursuant to an Option Agreement dated as of October 3, 1996 between Cadence and J. George Janac, President, Chief Executive Officer, Chief Technical Officer and Vice President, Research and Development of HLDS, Mr. Janac has granted to Cadence an option (the "Janac Option") to purchase for cash all (but not less than all) of Mr. Janac's 1,800,000 shares of HLDS Common Stock at a price of $8.15 per share. The Janac Option is exercisable at any time prior to its termination upon the occurrence of either of the following events (each a "Purchase Event") (i) a "Triggering Event" (as defined herein) or (ii) the date of the HLDS Special Meeting if an Acquisition Proposal (as defined herein) has been publicly announced and not publicly withdrawn prior to the HLDS Special Meeting and the Reorganization Agreement is not adopted and approved by the stockholders of HLDS at the HLDS Special Meeting; provided in each case that the Reorganization Agreement is terminated. Pursuant to the Option Agreement, the Janac Option terminates upon the earlier of (a) the Effective Date, (b) 180 days after Cadence receives notice of a Purchase Event, or (c) the date upon which the Reorganization Agreement is validly terminated in accordance with its terms if a Purchase Event has not occurred on or prior to such date.


NON-COMPETITION COVENANTS


    J. George Janac has entered into a Non-Competition Agreement with Cadence and HLDS, dated as of October 3, 1996 and effective as of the Closing Date, that contains provisions restricting Mr. Janac from engaging in certain activities that are competitive with Cadence or HLDS for a period of three years following the Closing Date. Certain other HLDS employees have entered into employment agreements with Cadence and HLDS which contain non-competition covenants. See "Approval of the Merger and Related Transactions--Non-Competition Covenants."


EMPLOYMENT AGREEMENTS


    Cadence has entered into employment agreements, each dated on or prior to October 3, 1996, with J. George Janac, Robert P. Wiederhold, Executive Vice President and Chief Operating Officer of HLDS, and certain other key employees of HLDS. All such employment agreements become effective upon the effectiveness of the Merger and provide for the employment of such persons for a period of one year (with the exception of Mr. Janac whose employment agreement provides for employment for a period of two years). In certain instances, such employment agreements provide for salary continuation for specified periods if any of such employees are terminated during the term of their respective employment agreement. In addition, the employment agreement with Mr. Wiederhold contains certain other agreements. See "Approval of the Merger and Related Transactions--Employment Agreements."


INDEMNITY AND ESCROW AGREEMENT

    Pursuant to an Indemnity and Escrow Agreement (the "Indemnity Agreement") entered into as of October 3, 1996, J. George Janac and Robert P. Wiederhold (the "Indemnifying Stockholders") have made representations and warranties to Cadence and are required to deliver a certificate to Cadence on the Closing Date with respect to the capitalization and proprietary assets of HLDS. The Indemnity Agreement also provides that ten percent of the Cadence Common Stock to be received by the Indemnifying Stockholders will be held in an escrow account as security for the indemnification obligations in the Indemnity Agreement. Pursuant to the terms of the Indemnity Agreement, claims for indemnity under the Indemnity Agreement must be made within ten days following the release of the audit report for Cadence's 1997 audited financial statements. See "Approval of the Merger and Related Transactions--Indemnity and Escrow Agreement."

INTERESTS OF CERTAIN PERSONS IN THE MERGER


    OFFICERS AND DIRECTORS OF HLDS. Certain members of HLDS' management and Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of HLDS generally. As described above, Cadence has entered into employment agreements with J. George Janac, Robert P. Wiederhold and certain other key employees of HLDS. Upon effectiveness of the Merger, each such HLDS employee will be entitled to receive benefits under such employment agreements. HLDS Options held by certain officers and directors of HLDS which have an exercise price in excess of $7.315 and which will be assumed or replaced by Cadence upon consummation of the Merger have had their exercise price lowered by HLDS to $7.315. In addition, Cadence has agreed to indemnify each person serving as an officer or director of HLDS as of the date of the Reorganization Agreement from and after the Effective Time for certain liabilities, including liabilities incurred by such officer or director, in connection with any claim arising out of any action or omission in his capacity as an officer or director arising out of the transactions contemplated by the Reorganization Agreement. See "Approval of the Merger and Related Transactions--Interests of Certain Persons in the Merger."



    AFFILIATE AGREEMENTS. Certain stockholders of HLDS who may be deemed to be affiliates of HLDS, for purposes of Rule 145 under the Act, have executed agreements that prohibit the sale, transfer or other disposition of Cadence Common Stock received by such stockholders in the Merger, except under certain circumstances, in order to comply with the requirements of certain federal securities laws. See "Approval of the Merger and Related Transactions--Affiliate Agreements."


    CONTINUITY OF INTEREST CERTIFICATES. Certain stockholders of HLDS have delivered to Cadence certificates certifying that such stockholders have no present intention to dispose of certain of the shares of Cadence Common Stock to be received by such stockholders of HLDS in the Merger in order to comply with the requirements of certain U.S. federal tax laws. See "Approval of the Merger and Related Transactions-- Certain Income Tax Consequences--United States."

LISTING OF CADENCE COMMON STOCK ON NEW YORK STOCK EXCHANGE


    It is a condition to HLDS' obligation to consummate the Merger that the shares of Cadence Common Stock to be issued pursuant to the Reorganization Agreement be approved for listing on the NYSE.


ACCOUNTING TREATMENT

    The Merger will be accounted for by Cadence under the "purchase" method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of the HLDS Capital Stock, including direct and incremental costs of the Merger, will be allocated to the assets acquired and liabilities assumed based upon their estimated fair value, with the excess purchase consideration allocated to intangible assets and goodwill. Cadence currently estimates that approximately $91.7 million of the purchase price will be allocated to in-process research and development and will be charged to expense in the period the Merger is consummated. Such charge will adversely affect the operating results of Cadence in the period in which it is incurred. The remaining intangible assets and goodwill will be amortized over an estimated life of three years.

CERTAIN INCOME TAX CONSEQUENCES

    UNITED STATES. The Merger is expected to be a tax-free reorganization for U.S. federal income tax purposes, so that no gain or loss will be recognized by the HLDS stockholders on the exchange of HLDS Capital Stock for Cadence Common Stock, except to the extent that HLDS stockholders receive cash in lieu of fractional shares or upon exercise of appraisal rights. The Reorganization Agreement does not require the parties to obtain a ruling from the Internal Revenue Service as to the tax consequences of the Merger. As a condition to HLDS' and Cadence's obligations to consummate the Merger, HLDS and Cadence are to receive opinions at the Closing Date from their respective legal counsel that, based on certain assumptions and certifications, the Merger will be treated as a tax-free reorganization for U.S. federal income tax purposes. HLDS stockholders are urged to consult their own tax advisors regarding such tax consequences. See "Approval of the Merger and Related Transactions--Certain Income Tax Consequences--United States."

    CANADA. See "Approval of the Merger and Related Transactions--Certain Income Tax Consequences--Canada" for a discussion of certain Canadian federal income tax consequences of the Merger.

                            THE HLDS SPECIAL MEETING

TIME, DATE, PLACE AND PURPOSE


    The HLDS Special Meeting will be held at HLDS' offices located at 3945 Freedom Circle, Fourth Floor, Santa Clara, California 95054 on December 18, 1996 at 10:00 a.m., local time. The purpose of the HLDS Special Meeting is to approve and adopt the Reorganization Agreement and approve the Merger.


RECORD DATE AND VOTE REQUIRED


    Only HLDS stockholders of record at the close of business on November 4, 1996 (the "Record Date") are entitled to vote at the HLDS Special Meeting. Under the DGCL and the charter documents of HLDS, approval and adoption of the Reorganization Agreement and approval of the Merger requires the affirmative vote of the holders of a majority of the outstanding shares of HLDS Common Stock and HLDS Preferred Stock, voting together as a single class (the "Required Vote").


    This Proxy Statement/Prospectus was mailed to all HLDS stockholders of record as of the Record Date and constitutes notice of the HLDS Special Meeting in conformity with the requirements of the DGCL.

                           MARKETS AND MARKET PRICES


    Cadence Common Stock is traded on the NYSE under the symbol "CDN." On October 2, 1996, the last trading day before the announcement by Cadence and HLDS that they had entered into the Reorganization Agreement, the closing price of Cadence Common Stock as reported on the NYSE was $36.875 per share. Following the Merger, Cadence Common Stock will continue to be traded on the NYSE under the symbol "CDN." On November 13, 1996, the closing price of Cadence Common Stock as reported on the NYSE was $37.00. There can be no assurance as to the actual price of Cadence Common Stock prior to, at or at any time following the Effective Time.



    HLDS Common Stock is traded in U.S. dollars on the Vancouver Stock Exchange (the "VSE") under the symbol "HLD.U." On October 2, 1996, the last trading day before the announcement by Cadence and HLDS that they had entered into the Reorganization Agreement, the closing price of HLDS Common Stock as reported on the VSE was $7.25 per share. Following the Merger, HLDS Common Stock will cease to be traded on the VSE. On November 13, 1996, the closing price of HLDS Common Stock as reported on the VSE was $6.40. There can be no assurance as to the actual price of HLDS Common Stock prior to or at the Effective Time. See "Risk Factors--Volatility of Stock Prices" and "Comparative Per Share Market Price Data."

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

CADENCE SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The selected historical financial data as of December 31, 1991, 1992 and 1993 and for the years ended December 31, 1991 and 1992 are derived from audited financial statements of Cadence not included or incorporated by reference herein. The statement of income data for each of the three years in the period ended December 30, 1995 and the selected historical balance sheet data at December 30, 1994 and 1995 are derived from the audited consolidated financial statements of Cadence incorporated by reference in this Proxy Statement/Prospectus. The unaudited selected historical financial information as of September 28, 1996 and for the nine month periods ended September 30, 1995 and September 28, 1996 are derived from unaudited consolidated financial statements of Cadence and, in the opinion of Cadence, include all adjustments, consisting only of normal recurring adjustments, necessary for a fair representation of the financial information. Operating results for the interim period are not necessarily indicative of the results of Cadence that may be expected for the entire year. The following summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," found in the consolidated financial statements and related notes and other financial information contained in Cadence's Form 10-K for the fiscal year ended December 30, 1995 and Form 10-Q for the quarterly period ended September 28, 1996.

                                                                                             NINE MONTHS ENDED
                                            FISCAL YEAR ENDED DECEMBER 30,              ----------------------------
                                 -----------------------------------------------------  SEPTEMBER 30,  SEPTEMBER 28,
                                   1991       1992       1993       1994       1995         1995           1996
                                 ---------  ---------  ---------  ---------  ---------  -------------  -------------
                                                        (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED
  STATEMENT OF INCOME DATA:
Revenue........................  $ 379,476  $ 418,724  $ 368,623  $ 429,072  $ 548,418    $ 384,662      $ 529,197
Unusual items(1)...............     55,236       (253)    19,650     14,707     --           --             --
Income (loss) from
  operations...................    (14,744)    65,710     (8,415)    44,047    117,860       75,272        131,988
Net income (loss)(2)...........    (22,403)    55,360    (12,779)    36,648     97,270       66,430         86,854
Net income (loss) per common
  share(2).....................  $   (0.25) $    0.53  $   (0.13) $    0.37  $    1.05    $    0.71      $    0.95
Common and common equivalent
  shares used in computing per
  share amounts................     89,612    103,800     96,885     98,805     92,948       93,170         91,095

                                                                  AS OF DECEMBER 30,                        AS OF
                                                 -----------------------------------------------------  SEPTEMBER 28,
                                                   1991       1992       1993       1994       1995         1996
                                                 ---------  ---------  ---------  ---------  ---------  -------------
HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
Working capital................................  $ 118,955  $ 153,266  $ 104,996  $  27,493  $   6,496    $  11,427
Total assets...................................    347,074    367,243    339,301    361,048    374,035      419,015
Long-term obligations and redeemable
  convertible preferred stock..................     14,811      5,722      4,001      2,098      1,619       19,878
Stockholders' equity...........................    185,117    249,148    206,122    176,063    134,081      160,407

------------------------------

(1) Unusual items:


                                                                                    FISCAL YEAR ENDED DECEMBER 30,
                                                                              ------------------------------------------
                                                                                1991       1992       1993       1994
                                                                              ---------  ---------  ---------  ---------
    Write off of in-process research and development........................  $  --      $  --      $  --      $   4,653
    Provision for settlement of litigation..................................     --         --         --         10,054
    Loss (income) from operations of disposed division......................      5,335       (253)     6,200     --
    Restructuring costs.....................................................     49,901     --         13,450     --
                                                                              ---------  ---------  ---------  ---------
      Total unusual items...................................................  $  55,236  $    (253) $  19,650  $  14,707
                                                                              ---------  ---------  ---------  ---------
                                                                              ---------  ---------  ---------  ---------


    In December 1991, Cadence recorded restructuring costs of $49.9 million associated with the merger of Valid Logic Systems Incorporated with Cadence. In March 1993, Cadence recorded restructuring costs of approximately $13.5 million associated with a restructure of certain areas of sales, operations and administration due to business conditions.

    In December 1993, Cadence sold its Automated Systems division. Cadence has classified the respective income and loss from operations of the disposed division as unusual items within operations. The loss of $6.0 million on disposal of the division is included in other income (expense) in the fiscal year ended December 30, 1993.

    In April 1994, Cadence entered into agreements to settle two class action lawsuits for a combined settlement of $16.5 million, of which approximately $7.5 million was covered by Cadence's insurance carriers. Reflected in Cadence's operating expenses is the net settlement cost of approximately $9.0 million plus approximately $1.0 million for related legal costs.


(2) In addition to the unusual items discussed above, net income (loss) and net income (loss) per share included a $3.1 million after tax gain on the sale of an equity investment in the year ended December 30, 1994 and a $13.6 million after tax gain on the sale of stock of a subsidiary in the periods ended December 30, 1995 and September 30, 1995.

HLDS SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

    The selected financial data as of and for the year ended December 31, 1991 is derived from the unaudited financial statements of HLDS' predecessor, AfCAD Corporation ("AfCAD"), which are not included in this Proxy Statement/Prospectus. The selected financial data as of December 31, 1992 and 1993 and for the year ended December 31, 1992 are derived from audited financial statements of HLDS which are not included in this Proxy Statement/Prospectus. The selected financial data as of December 31, 1994 and 1995, and for the three years ended December 31, 1995 are derived from audited financial statements of HLDS included elsewhere in this Proxy Statement/Prospectus. The unaudited selected financial data of HLDS as of September 30, 1996 and for the nine month periods ended September 30, 1995 and 1996 are derived from the unaudited financial statements of HLDS included elsewhere in this Proxy Statement/ Prospectus. The results for the nine months ended September 30, 1996 are not necessarily indicative of the results to be expected for the full year ending December 31, 1996. The unaudited financial statements of AfCAD and those of HLDS have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein. The following information should be read in conjunction with the Consolidated Financial Statements of HLDS and the related notes thereto and "HLDS Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Proxy Statement/Prospectus.

                                         PREDECESSOR                                 HLDS
                                        -------------  ----------------------------------------------------------------
                                                                                                    NINE MONTHS ENDED
                                                     FISCAL YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                        ---------------------------------------------------------  --------------------
                                            1991         1992       1993       1994       1995       1995       1996
                                        -------------  ---------  ---------  ---------  ---------  ---------  ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
HISTORICAL CONSOLIDATED STATEMENT OF
  INCOME DATA:
  Revenue.............................    $     480    $   1,247  $   3,096  $   3,560  $  10,127  $   7,474  $   9,429
  Income (loss) from operations(1)....           15          150        297     (3,844)    (2,341)    (2,384)      (996)
  Net income (loss)(1)................           14          104        249     (3,778)    (2,428)    (2,438)    (1,709)
  Net income (loss) per common
    share.............................    $    0.01    $    0.03  $    0.03  $   (0.34) $   (0.22) $   (0.22) $   (0.16)
  Common and common equivalent shares
    used in computing per share
    amounts...........................        2,100        3,886      7,834     11,169     10,983     11,037     10,880

                                              PREDECESSOR                             HLDS
                                             -------------  ---------------------------------------------------------
                                                                AS OF DECEMBER 31,                          AS OF
                                             ---------------------------------------------------------  SEPTEMBER 30,
                                                 1991         1992       1993       1994       1995         1996
                                             -------------  ---------  ---------  ---------  ---------  -------------

HISTORICAL CONSOLIDATED BALANCE SHEET DATA:
  Working capital (deficit)................    $     (16)   $     (37) $   3,487  $   1,873  $   2,097    $   1,313
  Total assets.............................          120          517      5,297      4,753      6,289        5,668
  Long term obligations....................           --           23          3        104        183          283
  Stockholders' equity.....................           52          146      4,539      3,132      3,141        2,136

------------------------------

(1) In September 1995, HLDS granted options to purchase 300,000 shares of HLDS Common Stock under its 1995 Special Nonstatutory Stock Option Plan. Because these option grants were fully vested and substantially discounted from the fair market value of the HLDS Common Stock as of the date of grant, HLDS incurred a non-recurring, non-cash compensation charge of $3.0 million for the nine months ended September 30, 1995 and the year ended December 31, 1995. See Note 6 of Notes to Consolidated Financial Statements.

CADENCE AND HLDS UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth the unaudited selected pro forma combined financial data of Cadence and HLDS which is derived from the Unaudited Pro Forma Condensed Combined Financial Statements (the "Pro Forma Financial Statements"). The unaudited pro forma combined balance sheet has been prepared as if the Merger, which will be accounted for as a purchase of HLDS by Cadence, was consummated as of September 28, 1996. The unaudited pro forma combined statements of income give effect to the Merger as if the Merger were completed at the beginning of the periods presented.


    The unaudited selected pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (i) the efficiencies which may be obtained by combining the operations of Cadence and HLDS or (ii) the costs of restructuring, integrating or consolidating such operations. The unaudited selected pro forma combined financial data should be read in conjunction with the Pro Forma Financial Statements and related notes, and the historical financial statements and related notes of Cadence and HLDS which are incorporated by reference or included elsewhere herein.



                                                                             FISCAL YEAR ENDED  NINE MONTHS ENDED
                                                                             DECEMBER 30, 1995  SEPTEMBER 28, 1996
                                                                             -----------------  ------------------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF INCOME DATA:
Revenue....................................................................      $ 558,545          $  538,626
Income from operations.....................................................        112,889             129,019
Net income.................................................................         92,968              83,813
Net income per common share................................................      $    0.97          $     0.89
Common and common equivalent shares used in computing per share amounts....         95,667              93,814


                                                                                                  AS OF
                                                                                            SEPTEMBER 28, 1996
                                                                                            ------------------

PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital...........................................................................      $    9,740
Total assets..............................................................................         432,573
Long-term obligations and redeemable convertible preferred stock..........................          20,161
Stockholders' equity......................................................................         167,433

CADENCE, HLDS AND CCT UNAUDITED SELECTED PRO FORMA COMBINED FINANCIAL DATA

    The following table sets forth the unaudited selected pro forma combined financial data of Cadence, HLDS and CCT. The unaudited pro forma combined balance sheet has been prepared as if the Merger with HLDS, which will be accounted for as a purchase of HLDS by Cadence, and the CCT Merger, which will be accounted for as a pooling of interests by Cadence, were both consummated as of September 28, 1996. The unaudited pro forma combined statements of income give effect to the Merger with HLDS and the CCT Merger as if both mergers were completed at the beginning of the periods presented.


    The unaudited selected pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the mergers occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (i) the efficiencies which may be obtained by combining the operations of Cadence, HLDS and CCT or (ii) the costs of restructuring, integrating or consolidating such operations.



                                                                             FISCAL YEAR ENDED  NINE MONTHS ENDED
                                                                             DECEMBER 30, 1995  SEPTEMBER 28, 1996
                                                                             -----------------  ------------------
                                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF INCOME DATA:
Revenue....................................................................      $ 581,987          $  564,306
Income from operations.....................................................        114,709             133,181
Net income.................................................................         94,297              87,076
Net income per common share................................................      $    0.89          $     0.82
Common and common equivalent shares used in computing per share amounts....        106,098             106,070


                                                                                                  AS OF
                                                                                            SEPTEMBER 28, 1996
                                                                                            ------------------

PRO FORMA COMBINED BALANCE SHEET DATA:
Working capital...........................................................................      $   32,232
Total assets..............................................................................         476,430
Long-term obligations and redeemable convertible preferred stock..........................          20,161
Stockholders' equity......................................................................         193,192

                           COMPARATIVE PER SHARE DATA


    The following table sets forth certain historical per share data of Cadence and HLDS and combined per share data on an unaudited pro forma combined basis after giving effect to the Merger on a purchase basis as if the Merger were completed at the beginning of the respective periods for net income per common share data. The exchange ratios and the pro forma book value per common share assume that the transaction was consummated on September 28, 1996. The following data should be read in conjunction with the Unaudited Pro Forma Financial Information and the separate historical financial statements of Cadence and HLDS incorporated by reference or included elsewhere herein. The unaudited pro forma combined per common share data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor does it represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (i) the efficiencies which may be obtained by combining Cadence and HLDS operations or
(ii) the costs of restructuring, integrating or consolidating such operations. The unaudited pro forma combined per common share data should be read in conjunction with the Pro Forma Financial Statements and related notes, and the historical financial statements and related notes of Cadence and HLDS which are incorporated by reference or included elsewhere herein.


                                                                              AS OF OR FOR THE     AS OF OR FOR THE
                                                                                 YEAR ENDED        NINE MONTHS ENDED
                                                                              DECEMBER 30, 1995   SEPTEMBER 28, 1996
                                                                             -------------------  -------------------
HISTORICAL - CADENCE:
  Net income per common share..............................................       $    1.05            $    0.95
  Book value per common share(1)...........................................            1.71                 2.07

HISTORICAL - HLDS:
  Net loss per common share................................................           (0.22)               (0.16)
  Book value per common share(1)...........................................            0.29                 0.19

PRO FORMA COMBINED PER CADENCE SHARE:
  Net income per common share..............................................            0.97                 0.89
  Book value per common share(1)...........................................          --                     2.09

EQUIVALENT PRO FORMA COMBINED PER HLDS SHARE(2):
  Net income per common share..............................................            0.21                 0.20
  Book value per common share(1)...........................................          --                     0.46

------------------------------

(1) The historical book value per common share is computed by dividing total stockholders' equity by the number of shares of common stock outstanding at the end of the period. The pro forma book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of common stock as of September 28, 1996.

(2) The equivalent HLDS pro forma per share amounts are calculated by multiplying the Cadence combined pro forma per share amounts by the Exchange Ratio.

                                  RISK FACTORS


    EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CADENCE'S ACTUAL RESULTS MAY DIFFER MATERIALLY. FACTORS THAT CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED BELOW AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. IN ADDITION TO THE OTHER INFORMATION IN THIS PROXY STATEMENT/PROSPECTUS, THE FOLLOWING RISK FACTORS SHOULD BE CONSIDERED CAREFULLY BY HLDS STOCKHOLDERS IN DETERMINING WHETHER OR NOT TO VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER.


TECHNOLOGICAL CHANGE AND DEVELOPMENT OF NEW PRODUCTS AND SERVICES


    Because of rapid technological changes in the EDA industry, Cadence's future revenues will depend on its ability to develop or acquire new products and enhance its existing products on a timely basis to keep pace with innovations in IC technology and to support a range of changing computer software and hardware platforms and customer preferences.



    Cadence's EDA software tools have a limited life cycle, requiring Cadence to make periodic product enhancements and new product introductions. There can be no assurance that Cadence's products will not become obsolete, or that any new or enhanced products it develops or markets will be competitive or achieve market acceptance. Cadence believes that the mergers with HLDS and CCT will enhance Cadence's ability to help customers design chips with feature sizes of
0.5 micron and below. If Cadence fails to obtain new or developed technology through the mergers or the mergers are substantially delayed or not consummated, new product introductions could be substantially delayed, and Cadence would be required to devote significant additional management and technical resources to develop such technology internally. Failures of or significant delays in product development could result in a loss of competitiveness of Cadence's products and could have a material adverse effect on Cadence's business, financial condition and results of operations.



    In addition, many of Cadence's products operate only on certain versions of the UNIX operating system. Cadence has only recently begun the development work necessary to port its software to Windows NT. Failure of Cadence's products to keep pace with changes in manufacturing technology or processes, software and hardware platforms and customer preferences could render one or more of Cadence's software tools obsolete, which could have a material adverse effect on Cadence's business, financial condition and results of operations.


PROPOSED ACQUISITIONS; UNCERTAINTY RELATING TO INTEGRATION


    Part of Cadence's strategy is to grow and improve its product offerings through acquisitions. This strategy involves a number of risks, including risks related to the integration of the acquired businesses, the substantial management time devoted to such activities, undisclosed liabilities, the failure to achieve anticipated benefits, such as cost savings and synergies, and distribution, engineering, customer support and other issues related to product transition.



    In addition to the Merger with HLDS, on October 28, 1996, Cadence entered into the CCT Merger Agreement. The CCT Merger Agreement contemplates that, subject to the satisfaction of certain conditions set forth therein, including the adoption of the CCT Merger Agreement and the approval of the transactions contemplated thereby by the CCT stockholders and the receipt of regulatory approval, the wholly owned subsidiary of Cadence will be merged into CCT (the "CCT Merger"), and CCT will become a wholly owned subsidiary of Cadence. Pursuant to the CCT Merger Agreement, each outstanding share of CCT capital stock will be exchanged for 0.85 of a share of Cadence Common Stock. In connection with the CCT Merger, Cadence expects to issue approximately 11.0 million shares of Cadence Common Stock and to assume employee stock options to purchase approximately 1,846,000 shares of Cadence Common Stock. The CCT Merger is expected to be a tax-free reorganization under the Internal Revenue Code and is expected to be accounted for as a pooling of interests. Based upon the number of shares of Cadence Common Stock issued and outstanding as of September 30, 1996, and after giving effect to the Cadence Common Stock that is expected to be issued in the CCT Merger, the Merger with HLDS and the Public Offering (assuming no exercise of options and warrants to purchase Cadence Common Stock), the former holders of CCT capital stock would hold and have voting power with respect to approximately 11.5% of Cadence's issued and outstanding shares. The CCT Merger, which is subject to certain conditions, is expected to be completed as early as February 1997. There can be no assurance that the CCT Merger will be consummated.



    Based upon the number of shares of Cadence Common Stock issued and outstanding as of September 30, 1996, and after giving effect to the approximately 2,559,470 shares of Cadence Common Stock which may be issued in the Merger (but not giving effect to the consummation of the proposed CCT Merger or the proposed Public Offering and assuming no exercise of outstanding options and warrants to purchase Cadence Common Stock), the former holders of HLDS Capital Stock would hold and have voting power with respect to approximately 3.2% of Cadence's total issued and outstanding shares, and holders of HLDS Options would hold options for approximately 0.7% of Cadence's total issued and outstanding shares (assuming the exercise of only such options). Based upon the number of shares of Cadence Common Stock issued and outstanding as of September 30, 1996, and after giving effect to the approximately 2,559,470 shares of Cadence Common Stock which may be issued in the Merger, the approximately 11 million shares of Cadence Common Stock which may be issued in the CCT Merger and the five million shares of Cadence Common Stock expected to be issued in the Public Offering (assuming no exercise of the over-allotment option expected to be granted to the underwriters of the Public Offering), the former holders of HLDS Capital Stock would hold and have voting power with respect to approximately 2.7% of Cadence's total issued and outstanding shares.



    Following the mergers, in order to maintain and increase profitability, Cadence, CCT and HLDS will need to integrate and streamline overlapping functions successfully. Costs generally associated with this type of integration that may be incurred by Cadence include the write off of capitalized software, severance payments, closing of excess facilities and disposition of excess equipment. While these costs have not been currently identified, any such costs will have an adverse effect on Cadence's operating results in the periods in which they are incurred. In addition, Cadence currently estimates that approximately $91.7 million of the purchase price paid for HLDS will be allocated to in-process research and development and will be charged to expense in the period the Merger is consummated. Each of Cadence, CCT and HLDS has different systems and procedures in many operational areas that must be rationalized and integrated. Among other things, Cadence must integrate product offerings, and coordinate research and development and sales and marketing efforts. There may be substantial difficulties associated with integrating three separate companies, and there can be no assurance that such integration will be accomplished smoothly, expeditiously or successfully. The integration of certain operations following each acquisition will require the dedication of management resources that may temporarily distract attention from the day-to-day business of Cadence. The business of Cadence may also be disrupted by employee uncertainty and lack of focus during such integration. There can be no assurance that Cadence will be able to retain key technical, managerial and other employees. Failure to accomplish the integration of the operations of Cadence, CCT and HLDS could have a material adverse effect on Cadence's business, financial condition and results of operations. Moreover, uncertainty in the marketplace or customer hesitation relating to the acquisitions could have a material adverse effect on Cadence's business, financial condition and results of operations.


FAILURE TO CONSUMMATE CCT MERGER

    Among the conditions that must be fulfilled in order to consummate the CCT Merger are the affirmative vote of a majority of the outstanding voting stock of CCT, the effectiveness of a Registration Statement on Form S-4 for the transaction and the expiration or termination of the waiting period applicable to the CCT Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as
amended (the "HSR Act"). Cadence's obligation to consummate the CCT Merger is also conditioned upon the receipt of a letter from Cadence's independent public accountants concerning the qualification of the CCT Merger for accounting treatment as a pooling of interests in accordance with generally accepted accounting principles. In order to permit the CCT Merger to be accounted for as a pooling of interests, Cadence needs to issue certain treasury shares in one or more transactions (other than the CCT Merger) prior to the CCT Merger. Cadence expects to issue approximately five million shares of Cadence Common Stock (plus up to an additional 750,000 shares pursuant to an over-allotment option expected to be offered to the underwriters of such shares) through the Public Offering. The Public Offering will be made only by means of a prospectus. In addition, Cadence expects to issue approximately 2,559,470 shares of Cadence Common Stock in connection with the Merger with HLDS and certain additional shares of Cadence Common Stock upon exercise of outstanding stock options to acquire Cadence Common Stock. There can be no assurance that these and all such other conditions will be satisfied or waived, and therefore, there can be no assurance that the CCT Merger will be consummated. In addition, the review of the CCT Merger pursuant to the HSR Act may substantially delay Cadence's ability to consummate the CCT Merger. There can be no assurance that a challenge to the CCT Merger on antitrust grounds will not be made, or if such a challenge is made, that Cadence would prevail or would not be required to terminate the CCT Merger Agreement, to divest certain assets, to license certain proprietary technology or to accept certain conditions in order to consummate the CCT Merger.



    During the pendency of the CCT Merger and the Merger with HLDS, customers or potential customers may delay or cancel orders as a result of uncertainty about product evolution, integration and support, and competitors may increase their efforts to solicit Cadence's, HLDS' or CCT's employees in light of uncertainty associated with the CCT Merger and the Merger with HLDS. Significant delays in or cancellations of orders or loss of employees could have a material adverse effect on Cadence's business, financial condition and results of operations. In the event the CCT Merger is not consummated, certain descriptions of events contained in this Proxy Statement/Prospectus, including those described in the Unaudited Pro Forma Financial Information, may differ materially from those which actually transpire. Failure to consummate the CCT Merger may result in uncertainty in the marketplace or delays or cancellations of orders by customers or potential customers. In addition, new product introductions and enhancements of existing products could be substantially delayed if the CCT Merger is not consummated. Any of the foregoing could have a material adverse effect on Cadence's business, financial condition and results of operations.


POTENTIAL FLUCTUATIONS IN OPERATING RESULTS


    Cadence's operating expenses are partially based on its expectations regarding future revenue. Cadence's business, financial condition and results of operations could be materially adversely affected if revenue in a quarter does not materialize as anticipated. Since expenses are usually committed in advance of revenues and because only a small portion of expenses vary with revenue, Cadence's business, financial condition and results of operations may be affected significantly by lower revenue. Cadence's focus on providing services is relatively recent. The percentage revenue growth attributable to services from 1995 to 1996 may not be indicative of future growth. In addition, a substantial portion of Cadence's revenues from services are earned pursuant to fixed price contracts. Variances in costs associated with those contracts could have a material adverse effect on Cadence's business, financial condition and results of operations. Although Cadence's revenues are not generally seasonal in nature, Cadence has experienced, and may continue to experience, decreases in first quarter revenue compared with the preceding fourth quarter, which is believed to result primarily from the capital purchase cycle of Cadence's customers.



    Cadence's business, financial condition and results of operations are affected by the business cycles of its customers, including its customers in the semiconductor industry, and the business cycles of the semiconductor industry as a whole. In particular, during the past 12 months, conditions in the semiconductor industry have been generally weak and a number of Cadence's customers have reduced their capital spending plans. There can be no assurance that such conditions will improve in the near future, if at all, or that Cadence's customers will increase their rate of spending in the future. Changes in the financial condition of Cadence's customers could have a material adverse effect on Cadence's business, financial condition and results of operations. In addition, the quarterly operating results of Cadence may vary substantially from period to period depending on factors such as increased competition; the size, timing and structure of significant licenses; the timing of revenue recognition under license agreements; the timing of new or enhanced product announcements, introductions, or delays in the introductions, of new or enhanced versions of Cadence's products; changes in pricing policies by Cadence or its competitors; market acceptance of new and enhanced versions of Cadence's products; the cancellation of licenses or maintenance agreements; the mix of direct and indirect sales; changes in operating expenses; changes in Cadence's strategy; seasonal factors; personnel changes; foreign currency exchange rates and general economic factors. Based on Cadence's operating history and due to the foregoing factors, quarter to quarter comparisons should not be relied upon as indicators of future performance. In addition, certain costs are generally associated with transactions such as the Merger with HLDS and the CCT Merger, including the write off of capitalized software, severance payments, closing of excess facilities, and disposition of excess equipment. While these costs have not been currently identified, any such costs will have an adverse effect on Cadence's operating results in the periods in which they are incurred. In addition, Cadence currently estimates that approximately $91.7 million of the purchase price paid for HLDS will be allocated to in-process research and development and will be charged to expense in the period the Merger is consummated.


COMPETITION


    Cadence operates in the highly competitive EDA industry, which continues to be characterized by falling prices, rapid technological change and new market entrants. Cadence's success is dependent upon its ability to develop innovative, cost-competitive EDA software products and services, and to bring them to market in a timely manner. Cadence competes with other companies, including Avant! Corporation, EPIC Design Technology, Inc., Mentor Graphics Corp., Synopsys, Inc., Viewlogic Systems, Inc. and Zuken-Redac, that sell one or more competing EDA products, and with actual and potential customers' internal EDA software development and design services groups as well. Some of Cadence's competitors may have substantially greater financial, marketing and technological resources than Cadence. There can be no assurance that Cadence will be able to compete successfully.



    Because the EDA industry is labor-intensive rather than capital-intensive, the number of Cadence's actual and potential competitors is significant. A potential competitor who possesses the necessary knowledge of electronic circuit and systems design, production and operation could develop competitive EDA tools using a moderately priced computer workstation and bring such tools to market quickly. There can be no assurance that development of competitive products will not result in a shift of customer preferences away from Cadence's products, resulting in a significant decrease in the sales of Cadence's comparable products which could materially adversely affect Cadence's business, financial condition and results of operations. If Cadence is unable to compete successfully against current and future competitors, Cadence's business, financial condition and results of operations will be materially adversely affected.



    Intense competition in the EDA industry has lowered prices and there can be no assurance that Cadence will not be required to discount EDA product prices in the future. Any such discount could have a negative effect on the profit margins of the discounted product and could have a material adverse effect on Cadence's business, financial condition and results of operations.


MANAGEMENT OF GROWTH


    Cadence has experienced rapid growth that has placed a significant strain upon its management, operational and financial resources. Upon consummation of the proposed Merger with HLDS and the proposed CCT Merger, Cadence will need to integrate a large number of new personnel, as well as operational, financial, management control, accounting and reporting systems and procedures. Cadence's ability to manage its growth effectively will require it to continue to expand its operational, financial and management controls, accounting and reporting systems and procedures and other internal processes. There can be no assurance that such factors will not have a material adverse effect on Cadence's business, financial condition and results of operations.


DEPENDENCE ON KEY PERSONNEL AND ABILITY TO ATTRACT AND RETAIN PROFESSIONAL STAFF



    Cadence is dependent upon the efforts and abilities of its senior management, its research and development staff and a number of other key management, sales, services, support and technical personnel. The success of Cadence will depend to a large extent upon its ability to retain and continue to attract qualified technical and other employees. Competition for qualified personnel in the software industry is intense, and the loss of key employees could have a material adverse effect on Cadence's business, financial condition and results of operations, particularly if key personnel are subsequently employed by a competitor. Cadence carries key man life insurance in the amount of $10 million with respect to its President and Chief Executive Officer, Joseph
B. Costello.



    In addition, Cadence has recently increased its focus on offering professional services to its customers. Cadence's success in its services business is particularly dependent upon its ability to attract, retain, train and motivate highly skilled employees, particularly project managers and other senior technical personnel. There is significant competition for employees with the skills required to perform the services Cadence offers. There can be no assurance that Cadence will be successful in attracting a sufficient number of highly skilled employees in the future, or that it will be successful in retaining, training and motivating the employees it is able to attract. Any inability to do so could impair Cadence's ability to adequately manage and complete its existing projects and to bid for or obtain new projects. If Cadence's employees are unable to achieve expected performance levels, or if Cadence is unable to attract qualified personnel, Cadence's business, financial condition and results of operations could be materially adversely affected.


RISK WITH REGARD TO INTELLECTUAL PROPERTY RIGHTS


    Cadence relies principally upon trade secrets and copyright laws to protect its intellectual property rights. In general, Cadence seeks to preserve its trade secrets by licensing (rather than selling) its products, by using nondisclosure agreements, by limiting access to confidential information and through other security measures. Despite these precautions, it may be possible for third parties to copy aspects of Cadence's products or to obtain and use information that Cadence regards as proprietary. Cadence is currently engaged in litigation before the United States District Court for the Northern District of California with Avant! Corporation ("Avant!") and certain of its employees, wherein Cadence alleges misappropriation of Cadence's trade secrets, copyright infringement, conspiracy and other illegalities. Avant! has filed counterclaims alleging, INTER ALIA, federal and state antitrust violations. The court has not yet issued a ruling on Cadence's request for a preliminary injunction or on the defendant's counterclaims against Cadence. Cadence has a limited number of patents, and existing copyright laws afford only limited protection. There has been an increase in the number of patents issued in the United States relating to EDA software and, accordingly, the risk of patent infringement in the industry can be expected to increase. In addition, the proprietary rights and laws and enforcement procedures of certain foreign countries do not protect Cadence's products and intellectual property rights to the same extent as do the laws of the United States. There can be no assurance that Cadence will be able to protect its proprietary technology, and any failure to do so could have a material adverse effect on Cadence's business, financial condition and results of operations.



POTENTIAL DILUTIVE EFFECT TO STOCKHOLDERS; TRANSACTION EXPENSES AND WRITE OFFS


    There can be no assurance that combining the business of Cadence with the businesses of CCT and HLDS, even if achieved in an efficient and effective manner, will result in combined results of operations and financial condition superior to what would have been achieved by Cadence independently. The issuance of the Common Stock in connection with CCT Merger and the Merger with HLDS is likely to have a dilutive effect on Cadence's earnings per share. See "Summary--Selected Historical and Pro Forma Financial Information--Cadence and HLDS Unaudited Selected Pro Forma Combined Financial Data" and "--Cadence, HLDS and CCT Unaudited Selected Pro Forma Combined Financial Data." In addition, certain costs are generally associated with transactions such as the mergers, including the write off of capitalized software, severance payments, closing of excess facilities and disposition of excess equipment. Cadence currently estimates that approximately $91.7 million of the purchase price will be allocated to in-process research and development and will be charged to expense in the period the Merger is consummated. Such charge will adversely affect operating results of Cadence in the period in which it is incurred.


VOLATILITY OF STOCK PRICES


    The market price of the Cadence Common Stock has been and may continue to be volatile. This volatility may result from a number of factors, including fluctuations in Cadence's quarterly revenues and net income, announcements of technical innovations or new commercial products by Cadence or its competitors, and market conditions in the EDA, semiconductor, telecommunications, computer hardware and computer software industries. In addition, in the event that either the CCT Merger or the Merger with HLDS is not consummated, Cadence's stock price may be adversely affected. Also, the stock market has experienced and continues to experience extreme price and volume fluctuations which have affected the market prices of securities, particularly those of technology companies, and which have often been unrelated to the operating performance of the companies. These broad market fluctuations, as well as general economic and political conditions, may adversely affect the market price of the Cadence Common Stock in future periods.


RISKS ASSOCIATED WITH INTERNATIONAL BUSINESS OPERATIONS


    Revenues from international operations accounted for approximately one half of Cadence's total revenues for the four fiscal years ended December 30, 1995 and the nine months ended September 28, 1996. Cadence expects that international revenues will continue to account for a significant portion of its total revenues. Cadence's international operations involve a number of risks normally associated with such operations, including, among others, adoption and expansion of government trade restrictions, volatile foreign exchange rates, currency conversion risks, limitations on repatriation of earnings, reduced protection of intellectual property rights, the impact of possible recessionary environments in economies outside the United States, longer receivables collection periods and greater difficulty in accounts receivable collection, difficulties in managing foreign operations, political and economic instability, unexpected changes in regulatory requirements and tariffs and other trade barriers. Currency exchange fluctuations in countries in which Cadence conducts business could also materially adversely affect Cadence's business, financial condition and results of operations. Cadence enters into foreign currency forward contracts to hedge the impact of foreign currency fluctuations. Although Cadence attempts to reduce the impact of foreign currency fluctuations, significant exchange rate movements may have a material adverse effect on Cadence's business, financial condition and results of operations. Furthermore, there can be no assurance that in the future Cadence will be able to continue to price its products and services internationally in United States dollars because of changing sovereign restrictions on importation and exportation of foreign currencies as well as other practical considerations. In addition, the laws of certain countries do not protect Cadence's products and intellectual property rights to the same extent as do the laws of the United States. Cadence may be required to have United States Department of Commerce export licenses for shipment of certain of its products outside the United States. Any failure, delays or other difficulties in obtaining necessary licenses could have a material adverse effect on business, financial condition and results of operations. There can be no assurance that Cadence will be able to sustain or increase international revenues or that the foregoing factors will not have a material adverse effect on Cadence's future international revenues and, consequently, on Cadence's overall business, financial condition and results of operations.

ANTITAKEOVER PROVISIONS


    Cadence has adopted a number of provisions that could have antitakeover effects. In February 1996, Cadence's Board of Directors adopted a Share Purchase Rights Plan, commonly referred to as a "poison pill". In addition, Cadence's Board of Directors has the authority, without further action by the stockholders, to fix the rights and preferences of, and issue shares of, authorized but undesignated shares of preferred stock. This provision and other provisions of Cadence's Restated Certificate of Incorporation (the "Restated Certificate") and Bylaws and the DGCL may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of Cadence, including transactions in which the stockholders of Cadence might otherwise receive a premium for their shares over then current market prices.


RIGHTS OF HOLDERS OF HLDS CAPITAL STOCK FOLLOWING THE MERGER

    Following the Merger, holders of HLDS Capital Stock outstanding as of the Effective Date will become holders of Cadence Common Stock. Certain material differences exist between the rights of stockholders of HLDS under HLDS' Restated Certificate of Incorporation and HLDS' Bylaws and the rights of stockholders of Cadence under the Restated Certificate and Cadence's Bylaws. As a result of these material differences, the rights of holders of Cadence Common Stock may be generally more limited than those of holders of HLDS Capital Stock. See "Comparison of the Rights of Holders of Cadence Common Stock and Holders of HLDS Capital Stock."

                                  INTRODUCTION

    This Proxy Statement/Prospectus is being furnished to HLDS' stockholders in connection with the solicitation of proxies by the HLDS Board of Directors for use at the HLDS Special Meeting. Each copy of this Proxy Statement/Prospectus mailed to the HLDS stockholders is accompanied by a form of proxy for use at the HLDS Special Meeting. This Proxy Statement/Prospectus is also being furnished by Cadence to holders of HLDS Capital Stock as a prospectus in connection with the shares of the Cadence Common Stock to be issued upon consummation of the Merger.

                            THE HLDS SPECIAL MEETING

PURPOSE OF THE HLDS SPECIAL MEETING

    The purpose of the HLDS Special Meeting is to approve and adopt the Reorganization Agreement and approve the Merger and to transact such other business as may properly come before the HLDS Special Meeting or any adjournment or postponement thereof.

DATE, TIME AND PLACE OF MEETING


    The HLDS Special Meeting will be held at HLDS' principal executive offices located at 3945 Freedom Circle, Fourth Floor, Santa Clara, California on December 18, 1996 at 10:00 a.m., local time.


RECORD DATE AND OUTSTANDING SHARES


    Holders of record of HLDS Capital Stock at the close of business on November 4, 1996 (the "Record Date") are entitled to notice of, and to vote at, the HLDS Special Meeting. As of the Record Date, there were 94 stockholders of record holding an aggregate of approximately 11,045,164 shares of HLDS Common Stock and one stockholder holding 600,000 shares of HLDS Preferred Stock. See "HLDS Principal Stockholders." Except for the stockholders identified herein under "HLDS Principal Stockholders," as of the Record Date, to the knowledge of HLDS, no other person beneficially owns more than 5% of the outstanding HLDS Common Stock.


    This Proxy Statement/Prospectus was mailed to all HLDS stockholders of record as of the Record Date and constitutes notice of the HLDS Special Meeting in conformity with the requirements of the DGCL.

VOTING OF PROXIES


    All properly executed proxies that are not revoked will be voted at the HLDS Special Meeting in accordance with the instructions contained therein. If a proxy is signed and returned without indicating any voting instructions, the shares of HLDS Capital Stock represented by the proxy will be voted FOR the proposal to approve and adopt the Reorganization Agreement and approve the Merger in accordance with the recommendation of the Board of Directors of HLDS and FOR adjournment or postponement of the HLDS Special Meeting if an adjournment or postponement, in the discretion of the proxy holders, is determined to be necessary or desirable. A stockholder who has executed and returned a proxy may revoke it at any time before it is voted at the HLDS Special Meeting by (i) executing and returning a proxy bearing a later date,
(ii) filing written notice of such revocation with the Corporate Secretary of HLDS stating that the proxy is being revoked or (iii) attending the HLDS Special Meeting and voting in person. All written notices of revocation and other communications with respect to revocation of HLDS proxies should be addressed to: High Level Design Systems, Inc., 3945 Freedom Circle, Fourth Floor, Santa Clara, CA 95054, Attention: Corporate Secretary. Attendance at the HLDS Special Meeting, in and of itself, will not constitute a revocation of a proxy.

VOTE REQUIRED

    Approval and adoption of the Reorganization Agreement and approval of the Merger requires the affirmative vote of holders of a majority of the outstanding HLDS Common Stock and HLDS Preferred Stock, voting together as a single class. Each stockholder of record of HLDS Capital Stock on the Record Date is entitled to cast one vote per share, exercisable in person or by properly executed proxy, on each matter properly submitted for the vote of the stockholders of HLDS at the HLDS Special Meeting.


    Pursuant to the Cadence Voting Agreements, J. George Janac, President, Chief Executive Officer, Chief Technical Officer and Vice President, Research and Development of HLDS, Dennis DeCoste, Chairman of the Board of HLDS, Robert P. Wiederhold, Executive Vice President and Chief Operating Officer of HLDS, and Peter S. Teshima, Vice President, Finance and Administration, and Chief Financial Officer of HLDS, who hold in the aggregate approximately 29% of the outstanding HLDS Capital Stock, have agreed that, prior to the earlier of the valid termination of the Reorganization Agreement or the Effective Time, they will vote their shares in favor of the adoption and approval of the Reorganization Agreement and approval of the Merger and against (i) any actions that would result in a breach of any covenant, representation or warranty under the Reorganization Agreement and (ii) certain transactions which could reasonably be expected to impede, interfere with, delay or adversely affect the economic benefits to Cadence under the Reorganization Agreement. The Cadence Voting Agreements also include agreements with respect to the voting of shares of HLDS Common Stock for 180 days after the valid termination of the Reorganization Agreement in certain circumstances. Such HLDS stockholders have also delivered to Cadence irrevocable proxies with respect to the matters covered by the Cadence Voting Agreements. In addition, subject to certain exceptions, such persons have agreed not to sell, transfer, dispose of, encumber or otherwise reduce beneficial ownership of, or risk relating to, their shares of HLDS Common Stock beneficially owned or subsequently acquired by them until the Effective Time or the valid termination of the Reorganization Agreement. See "Approval of the Merger and Related Transactions-- Voting Agreements."



    Pursuant to a Voting Agreement dated as of June 24, 1994 between Sumitomo Corporation ("Sumitomo") and HLDS (the "Sumitomo Voting Agreement"), Sumitomo has agreed to vote its 600,000 shares of HLDS Preferred Stock (representing approximately 5.2% of the outstanding HLDS Capital Stock as of the Record Date) in accordance with the recommendations of the Board of Directors of HLDS in not less than the same proportion as the votes cast by the other holders of HLDS Capital Stock. In addition, in connection with the Sumitomo Voting Agreement, Sumitomo has granted to HLDS an irrevocable proxy with respect to all of the HLDS Preferred Stock held by Sumitomo. Accordingly, it is expected that Sumitomo will vote its HLDS Preferred Stock for the approval and adoption of the Reorganization Agreement and approval of the Merger in at least the same proportion as the votes cast by the holders of HLDS Common Stock. SC Hightech Corporation, a division of Sumitomo, is HLDS' Japanese distributor.


BOARD RECOMMENDATION

    THE BOARD OF DIRECTORS OF HLDS HAS UNANIMOUSLY APPROVED THE REORGANIZATION AGREEMENT AND THE MERGER, AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE REORGANIZATION AGREEMENT AND APPROVAL OF THE MERGER BY THE STOCKHOLDERS OF HLDS.

QUORUM; ABSTENTIONS

    The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of HLDS Capital Stock entitled to vote at the HLDS Special Meeting is necessary to constitute a quorum. Abstentions will be counted for purposes of determining a quorum, but will have the effect of a vote against approval of the matters being voted upon.

SOLICITATION OF PROXIES; EXPENSES

    Regardless of whether the Merger is consummated, each of HLDS and Cadence will pay its own costs and expenses incurred in connection with the Reorganization Agreement, the other agreements contemplated thereby and the transactions contemplated by the Reorganization Agreement, except that fees and expenses (other than attorneys' and accountants' fees) incurred in connection with printing and filing of the Registration Statement and this Proxy Statement/Prospectus will be shared equally by HLDS and Cadence.

    Subject to the foregoing, the cost of the solicitation of proxies and all related costs will be borne by HLDS. In addition, HLDS may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, facsimile or personal solicitation, without payment of additional compensation, by certain directors, officers or regular employees of HLDS.

APPRAISAL RIGHTS

    Stockholders of HLDS who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of HLDS Capital Stock. A stockholder of HLDS who wishes to exercise appraisal rights must follow the appropriate procedures under the DGCL or suffer the termination or waiver of such rights. See "Approval of the Merger and Related Transactions--Appraisal Rights."

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

BACKGROUND OF THE MERGER

    As the design feature sizes of IC process technologies have moved to submicron and deep submicron levels, the EDA industry in general has focused on the development of enabling technologies that will address the complexity of IC design in this environment. The technologies that have been developed by EDA companies to date are diverse and reflect different technological and analytical approaches to the difficulties in solving the need for cost efficient design planning tools and interface environments for the design of deep submicron ICs. This diversity has created an opportunity for the development of an EDA infrastructure that can effectively integrate "best of breed" deep submicron tools and technologies in solving the problems of deep submicron ICs. HLDS has structured its fundamental technology and product development strategies to take advantage of this opportunity.


    In August 1996, the HLDS Board of Directors and senior management commenced a reevaluation of the strategies that were part of HLDS' business plan with principal focus on technology and competitive trends in the EDA software industry, HLDS' financial performance on both a historical and projected basis, HLDS' technology and product development strategies in EDA design tools and infrastructures, and the financial and management resources that would be required to realize these strategies. As a result of this reevaluation, the Board directed HLDS' management to begin exploring funding alternatives to enable HLDS to secure the additional working capital that would be required to execute the strategies contained in its business plan. At the same time, the HLDS Board of Directors instructed J. George Janac and Robert P. Wiederhold to initiate contacts with a number of other EDA companies to determine their possible interest in a joint technology arrangement, minority investment, merger or other strategic relationship consistent with HLDS' technology and product development strategies.


    In early September 1996, Messrs. Janac and Wiederhold reported to the HLDS Board of Directors the status of their preliminary contacts with a number of EDA companies, which included Avant! Corporation ("Avant!"), Cadence, CCT, EPIC Design Technology ("EPIC"), Mentor Graphics ("Mentor Graphics") and Synopsys Corporation ("Synopsys"). These contacts were undertaken in the context of determining the suitability of a strategic relationship that would enable HLDS to continue pursuit of its technology and product development strategies consistent with continuing trends in the EDA marketplace. The HLDS Board of Directors at this time also considered the benefits and challenges to HLDS of continuing on an independent path without seeking to establish a strategic relationship with another EDA company. In this regard, the HLDS Board of Directors reviewed HLDS' anticipated financial performance for the foreseeable term, the limited working capital levels of HLDS and the funding alternatives available to HLDS. To assist HLDS in its continuing discussions and analyses concerning a strategic relationship with another EDA company, on September 7, 1996, HLDS engaged DMG as its financial advisor.

    During the month of September 1996, Messrs. Janac and Wiederhold, with the assistance of representatives of DMG, continued their discussions with management representatives of other EDA companies, with increasing focus on Avant!, Cadence and EPIC. These discussions generally concentrated on the technology and product development strategies of the respective companies and the objectives that might be realized through a strategic relationship. As these discussions progressed, they increasingly focused on a strategic relationship in the form of a merger. HLDS and each of Avant!, Cadence and EPIC entered into non-disclosure agreements which generally required each company to maintain in confidence any proprietary information of the other that was received in the course of contacts between the companies.


    In early September 1996, Avant! communicated to HLDS and its financial advisor the outlines of a general merger proposal. Cadence provided a term sheet to HLDS and representatives of DMG on September 23, 1996, setting forth certain proposed terms of a possible merger with HLDS. On September 25, 1996, HLDS also received a term sheet from EPIC with respect to a possible merger transaction. Each proposal was given only to determine the utility of continuing discussions concerning a strategic transaction and was subject to a number of conditions, including satisfactory completion of a diligence review of HLDS' business. During the entire period of its contacts with Avant!, Cadence, EPIC and other EDA companies, HLDS, through its management representatives and its financial and legal advisors, was careful to maintain the confidentiality of the transaction terms discussed with or proposed by any company, and to ensure that all EDA companies contacted by HLDS which had expressed interest in a possible strategic relationship with HLDS were given a fair opportunity to develop a proposal for consideration by the HLDS Board of Directors.



    The HLDS Board of Directors met with its financial and legal advisors on September 26, 1996 to consider all proposals and other expressions of interest that had been made to date. The HLDS Board of Directors' deliberation included a review of the terms of each of the proposals, the strategic benefits and synergies that might be realized through a merger combination with each of the three interested parties, and a financial presentation from the representatives of DMG concerning the attributes of a combination with each of the three parties. Although the valuation of HLDS that was contained in the proposal from Cadence was substantially in excess of the proposals from the other companies, the HLDS Board of Directors instructed the management of HLDS and HLDS' financial advisor to continue discussions with all interested parties and to ensure that all interested parties were given the opportunity to submit a fully developed proposal.


    Beginning on September 27, 1996, and continuing for several days thereafter, management teams from Cadence and HLDS and their respective financial and legal advisors conducted a series of meetings to continue the exchange of technological, operational and financial information and to negotiate the terms of a merger of HLDS with Cadence, including the valuation of HLDS.

    The HLDS Board of Directors met in the late evening of October 2 and again in the early morning of October 3, 1996 to consider the proposed merger agreements in draft form and the negotiated terms of the merger transaction with Cadence. At those meetings, it was noted that HLDS had not received any further substantive communication from any other interested EDA company.

    The Cadence Board of Directors unanimously approved the Reorganization Agreement on October 2, 1996, and the Reorganization Agreement was unanimously approved by the HLDS Board of Directors at its meeting on October 3, 1996. The Reorganization Agreement in definitive form was executed and jointly announced by HLDS and Cadence in the morning on October 3, 1996.

HLDS REASONS FOR MERGER

    The HLDS Board of Directors considered a wide variety of information and a number of factors in connection with its evaluation of the Merger and the Reorganization Agreement, and has unanimously approved the Reorganization Agreement as being fair and in the best interests of HLDS and its stockholders. Accordingly, the HLDS Board of Directors unanimously recommends a vote for approval and adoption of the Reorganization Agreement and approval of the Merger by the stockholders of HLDS.

    The HLDS Board of Directors believes that the Merger may result in a number of benefits to HLDS and its stockholders, including the following:

    (i) Cadence develops, markets and supports a broad range of technologies and products focused on the design of complex deep submicron gate array and cell-based IC designs. The HLDS Board of Directors believes that Cadence's products and technologies, and the markets they serve, are complementary to the EDA software tools and infrastructures offered by HLDS, and will enable the combined companies to offer an integrated methodology and process that will enable the successful creation, verification and integration of complex functional blocks into system-level chips. The HLDS Board of Directors also believes that Cadence's strategy of developing more predictive and integrated methods and software tools for linking the logical and physical aspects of IC design in a deep submicron environment closely matches the established technology and product development strategies of HLDS.


    (ii) The combination of technology, financial and management resources and access to Cadence's distribution channels and broader markets resulting from the Merger, in the opinion of the HLDS Board of Directors, represents a significant growth opportunity for HLDS and may enhance HLDS' financial performance.


   (iii) In the opinion of the HLDS Board of Directors, access to the technologies and the product development resources of Cadence in the Merger will enable HLDS to respond more effectively to the rapid technological change and continuing emergence of competing products that characterize the EDA industry.

    In addition, because the market value of the Cadence Common Stock to be received in the Merger by the holders of HLDS Capital Stock, based on the Exchange Ratio, represented a significant premium to the market value of the HLDS Capital Stock in the relevant periods prior to the public announcement of the proposed Merger, the HLDS Board of Directors also believes that the Merger is fair and in the best interests of the stockholders of HLDS.

    The HLDS Board of Directors considered a wide variety of information and a number of factors in connection with its evaluation of the Reorganization Agreement, and determined that the proposed Merger provides an opportunity that serves the best interests of HLDS and its stockholders. The principal reasons in support of the HLDS Board of Directors' unanimous decision to approve the Reorganization Agreement and the proposed Merger are the following:

    (i) The HLDS Board of Directors evaluated the likelihood of realizing superior benefits through alternative business strategies, including the business and financial prospects of HLDS if it were to continue as an independent company or if it were to enter into a joint technology arrangement, minority equity investment, merger or other strategic relationship with other companies in the EDA software industry. In evaluating the prospects of HLDS as an independent entity, the HLDS Board of Directors considered a number of factors, including market growth, dynamics of change in the EDA software industry and the anticipated emergence of competing products and technologies, HLDS' historical and anticipated financial performance, the financial and management resources available to HLDS, HLDS' internal technology and product development strategies and HLDS' ability to license or otherwise acquire relevant technology from outside parties. In evaluating the prospects of a merger with other EDA companies, the HLDS Board of Directors deliberated the potential advantages and disadvantages of a combination with each of a number of such companies, including Avant!, Cadence, EPIC, Mentor Graphics and Synopsys. This deliberation was based on technology, marketing, financial and other data available to HLDS either publicly or through contacts with such companies initiated by HLDS or its financial advisors to determine levels of interest in a potential strategic transaction with HLDS.


    (ii) In respect of the various alternatives considered, including the possibility of a combination with Cadence, the HLDS Board of Directors reviewed a variety of information furnished by HLDS' management and advisors and, in respect of certain information concerning a possible combination with Cadence, by Cadence. This information addressed business operations and prospects, financial information, technology objectives and position in the EDA software industry generally, market focus, management strength, operating philosophies, recent market prices and trading information of the stock of Cadence and of HLDS, and potential synergies which might be realized in a combination. The HLDS Board of Directors believes that the fundamental technology and product development strategies of Cadence are consistent with HLDS' strategies and that the combination of the two companies should support and enhance HLDS' business plan as a result of technology and product development synergies, combined financial, management and marketing resources, a stronger business base and other factors. For these reasons and in view of the other benefits to be realized in the Merger, the HLDS Board of Directors was persuaded that the combination with Cadence would give the stockholders of HLDS the opportunity to realize a short-term as well as long-term benefit based on the potential success of the combined companies.

   (iii) The HLDS Board of Directors believes that the consideration to be received by the stockholders of HLDS in the Merger, consisting of Cadence Common Stock based on the Exchange Ratio, resulted in transaction statistics that compared favorably with other acquisition transactions in the EDA software industry, and concluded that the premium represented by the Cadence Common Stock to be received in the Merger was favorable to the HLDS stockholders. In its evaluation of premium data, the HLDS Board of Directors also considered the comparative premiums of a merger transaction with Avant! and EPIC based on preliminary valuations of HLDS that had been communicated by these companies to HLDS in the course of their discussions with HLDS' management concerning a possible merger transaction. These comparative premiums were substantially less than the premium inherent in the Cadence Common Stock based on the Exchange Ratio at the signing date of the Reorganization Agreement.

    (iv) Because the Merger consideration consists of Cadence Common Stock and not cash or other non-equity consideration (except in the case of fractional shares which shall be exchanged for cash), the Merger will offer the stockholders of HLDS the opportunity to continue to participate in the growth and appreciation of the business conducted by the combined companies.


    (v) The HLDS Board of Directors considered the oral opinion of DMG, subsequently confirmed in writing, that the Exchange Ratio in the Merger was fair from a financial point of view to holders of HLDS Capital Stock.


    (vi) As a result of the Merger, the stockholders of HLDS will hold Cadence Common Stock which will provide the stockholders of HLDS with increased investment liquidity.

    The HLDS Board of Directors believes that the Merger is in the best interests of HLDS and its stockholders, notwithstanding the following potentially negative factors: (i) the potential disruption of HLDS' business that might result from employee uncertainty and lack of focus following announcement of the Merger; (ii) the possibility that the Merger might not be consummated, and the effects of the public announcement of the Merger on HLDS' sales and operating results, its ability to attract and retain key management, marketing and technical personnel and the progress of certain of its development projects;
(iii) the risk that despite the intentions and the efforts of the parties to support their respective products, the announcement of the Merger could result in decisions by customers to defer purchases of products of HLDS or Cadence; and
(iv) the risk that the other benefits sought to be achieved by the Merger will not be achieved.


    In view of the complexity and variety of factors considered by the HLDS Board of Directors in connection with its evaluation of the Reorganization Agreement and the proposed Merger, the HLDS Board of Directors did not find it practicable to and did not quantify or otherwise assign relative weights to the specific factors considered in reaching this determination.

CADENCE REASONS FOR THE MERGER

    Cadence believes that the combined technological strength and common vision of Cadence and HLDS will enable the combined companies to accelerate the delivery of an efficient solution for the design of ICs implemented in .35 submicron technology. Cadence believes that the companies have excellent synergies in both technology and sales and marketing with minimal overlap. In particular, Cadence believes that the technical and market strengths of HLDS in advanced IC design planning coupled with Cadence's traditional strength in custom layout, automated place and route and verification will offer customers a superior solution for advanced IC design. Cadence believes that anticipated near term advances in semiconductor technology will create a strong demand for design automation tools and services. As a result of these factors, Cadence believes that the Merger will position the combined companies to benefit from growing market demand.

OPINION OF DEUTSCHE MORGAN GRENFELL INC.

    HLDS retained DMG to act as its financial advisor in connection with the Merger. DMG was selected by the HLDS Board of Directors based on DMG's qualifications, expertise and reputation.

    At the meeting of the HLDS Board of Directors on October 3, 1996, DMG rendered its oral opinion, subsequently confirmed in writing (the "Opinion"), that, as of such date, based upon and subject to the various considerations set forth in the Opinion, the Exchange Ratio was fair from a financial point of view to the holders of HLDS Capital Stock.

    The full text of the written Opinion of DMG, dated October 3, 1996, which sets forth, among other things, assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by DMG in rendering the Opinion, is attached as Appendix B to this Proxy Statement/ Prospectus. HLDS stockholders are urged to read the Opinion carefully and in its entirety. DMG did not recommend to HLDS that any specific exchange ratio constituted the only appropriate exchange ratio for the Merger. The Opinion addresses only the fairness of the Exchange Ratio from a financial point of view to the holders of HLDS Capital Stock as of the date of the Opinion, and does not constitute a recommendation to any stockholder of HLDS as to how such stockholder should vote at the HLDS Special Meeting. The summary of the Opinion set forth in this Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of the Opinion.

    In rendering the Opinion, DMG, among other things: (i) analyzed certain publicly available financial statements and other information of HLDS and Cadence, respectively; (ii) analyzed certain internal financial statements and other financial and operating data concerning HLDS prepared by the management of HLDS; (iii) analyzed certain financial projections relating to HLDS prepared by the management of HLDS; (iv) discussed the past and current operations and financial condition and the prospects of HLDS with senior executives of HLDS;
(v) discussed the past and current operations and financial condition and the prospects of Cadence with senior executives of Cadence; (vi) analyzed the pro forma impact of the Merger on the earnings per share, consolidated capitalization and other financial ratios of Cadence; (vii) reviewed the reported prices and trading activity for the HLDS Common Stock and the Cadence Common Stock, respectively; (viii) compared the financial performance of HLDS and Cadence and the prices and trading activity of the HLDS Common Stock and the Cadence Common Stock with that of certain other comparable publicly-traded companies and their securities; (ix) reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions; (x) participated in discussions and negotiations among representatives of HLDS and Cadence and their respective financial and legal advisors; (xi) participated in discussions with third parties other than Cadence regarding a potential strategic combination with HLDS; (xii) reviewed the Reorganization Agreement and certain related agreements; and (xiii) performed such other analyses and considered such other factors as DMG deemed appropriate.

    In rendering the Opinion, DMG assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by it for the purposes of the Opinion. DMG assumed that the financial projections were reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of HLDS. DMG did not make any independent valuation or appraisal of the assets, liabilities or technology of HLDS or Cadence, respectively, and was not furnished with any such appraisals. The Opinion states that it is necessarily based on economic, market and other conditions in effect on, and the information made available to DMG as of, the date of the Opinion.

    The following is a summary of the analysis performed by DMG in preparation of the Opinion and reviewed with the HLDS Board of Directors at meetings held on September 26, 1996 and October 3, 1996.

    COMPARATIVE STOCK PRICE PERFORMANCE. As part of its analysis, DMG reviewed the recent stock price performance of the HLDS Common Stock and the Cadence Common Stock and compared such performance with that of other companies involved in the EDA software sector, including Avant!, EPIC, Mentor Graphics and Synopsys (collectively, the "EDA Companies"). DMG observed that over the period from June 7, 1995, the date of the initial public offering of Avant!, to September 23, 1996, the market price of the HLDS Common Stock increased 64%, compared with increases of 175% for Cadence, 61% for Synopsys, 65% for EPIC, 5% for Avant! and a decrease of 30% for Mentor Graphics. DMG noted that over such period, the HLDS Common Stock underperformed relative to the Cadence Common Stock and the common stock of EPIC, and outperformed relative to the common stock of Avant!, Mentor Graphics and Synopsys. This analysis was provided to the HLDS Board of Directors for background information only and was one of the many factors considered by DMG in rendering the Opinion. No conclusions can be independently drawn from such analysis.

    EXCHANGE RATIO ANALYSIS. DMG reviewed the ratios of the closing prices of HLDS Common Stock to Cadence Common Stock for each day over various periods ending September 25, 1996 and computed the premium represented by various exchange ratios over the average of these daily ratios over the various periods. The average of the daily ratios of the closing prices of HLDS Common Stock to Cadence Common Stock for the various periods ending on September 25, 1996 were
0.185 for the previous 60 days; 0.176 for the previous 45 days; 0.179 for the previous 30 days; 0.184 for the previous 20 days; 0.195 for the previous 10 days; and 0.189 for September 25, 1996. The Exchange Ratio (0.22) represented a premium of 19.0%, 24.9%, 23.0%, 19.5%, 12.5% and 16.6%, respectively, over the aforementioned ratios of the HLDS Common Stock and Cadence Common Stock prices. DMG observed that the Exchange Ratio was greater than the ratios of HLDS Common Stock to Cadence Common Stock prices over various periods during the previous 60 days. This analysis was provided to the HLDS Board of Directors for background information only and was one of the many factors considered by DMG in rendering the Opinion. No conclusions can be independently drawn from such analysis.


    PEER GROUP COMPARISON. DMG compared certain information relating to HLDS and Cadence with a group of companies involved in the EDA software sector including, among others, the EDA Companies.

Such information included, among other things, market valuation, stock price as a multiple of earnings per share and aggregate market capitalization as a multiple of revenues. The multiples are based on a compilation of publicly available information, forecasts by securities research analysts for the EDA Companies and HLDS management forecasts for HLDS. In particular, such comparison showed that as of September 25, 1996, HLDS and Cadence traded at 44.1 and 23.5 times calendar year 1997 forecasted earnings, respectively, and HLDS and Cadence traded at 6.4 and 4.4 times latest twelve months revenue, respectively. DMG also observed that Avant! traded at 25.3 times calendar year 1997 forecasted earnings and 6.4 times latest twelve months revenue, EPIC traded at 27.8 times calendar year 1997 forecasted earnings and 7.2 times latest twelve months revenue and Synopsys traded at 28.2 times calendar year 1997 forecasted earnings and 5.2 times latest twelve months revenue. This analysis was provided to the HLDS Board of Directors for background information only and was one of the many factors considered by DMG in rendering the Opinion. No conclusions can be independently drawn from such analysis.


    SELECTED PRECEDENT TRANSACTIONS. DMG reviewed 16 acquisition transactions involving EDA and other software companies since 1994, none of which were deemed directly comparable to the Merger. DMG compared some of the financial statistics for these transactions with those for the Merger. The analysis showed a median multiple of latest twelve months revenue of 4.9 times, a median multiple of projected next twelve months earnings of 26.5 times and a median premium paid by the acquiring company over the market price of the target company one day prior to announcement of 28.0%. These statistics were compared with corresponding multiples calculated based on the Exchange Ratio and the closing price of the Cadence Common Stock of $36.875 on October 2, 1996. Such analyses resulted in multiples of 8.7 times latest twelve months revenue, 58.3 times next twelve months earnings, based on HLDS management estimates, and a premium of 62.6% to the unaffected stock price for HLDS of $4.99 on September 6, 1996, the date prior to a rise in the HLDS Common Stock. This analysis was provided to the HLDS Board of Directors for background information only and was one of the many factors considered by DMG in rendering the Opinion. No conclusions can be independently drawn from such analysis.

    INITIAL PUBLIC OFFERING VALUATION. DMG performed a preliminary analysis, assuming that HLDS did not enter into a strategic combination transaction with Cadence or any other third party, of the hypothetical trading value of the HLDS Common Stock in the context of an initial public offering by HLDS in the United States. Based on HLDS management estimates and assuming a range of multiples of next twelve months earnings of 22.0 to 25.0 times, the analysis resulted in a present value to the existing holders of HLDS Common Stock of between $4.39 and $7.10. This analysis was provided to the HLDS Board of Directors for background information only and was one of the many factors considered by DMG in rendering the Opinion. No conclusions can be independently drawn from such analysis.

    PRO FORMA ANALYSIS OF THE MERGER. DMG analyzed the pro forma effects of the Merger on the earnings and capitalization of Cadence. Such analysis was based on earnings estimates for Cadence based on securities research analyst forecasts and HLDS management forecasts for HLDS. Based on such analysis, DMG observed that, based on the Exchange Ratio and assuming that the Merger was treated as a purchase for accounting purposes and assuming an annual goodwill amortization expense of approximately $5 million, before taking into account any one-time charges or any synergies resulting from the combination, the Merger would result in a decrease in Cadence's earnings per share. This analysis did not take into account the pro forma effects of the CCT Merger. This analysis was provided to the HLDS Board of Directors for background information only and was one of the many factors considered by DMG in rendering the Opinion. No conclusions can be independently drawn from such analysis.

    COMPARISON WITH OTHER PROPOSALS. DMG also compared the value of the consideration to be received by the stockholders of HLDS pursuant to the Merger to other proposals received by HLDS from third parties other than Cadence. DMG observed that the price per share of HLDS Common Stock corresponding to the Exchange Ratio was more favorable to the holders of HLDS Common Stock than the price implied by such other proposals.

    In connection with the review of the Merger by the HLDS Board of Directors, DMG performed a variety of financial and comparative analyses for purposes of the Opinion. While the foregoing summary describes all material analyses and factors reviewed by DMG with the HLDS Board of Directors, it does not purport to be a complete description of the presentations by DMG to the HLDS Board of Directors or the analyses performed by DMG in arriving at the Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. DMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading view of the processes underlying the Opinion. In addition, DMG may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions, so that the range of valuation resulting from any particular analysis described above should not be taken to be DMG's view of the actual value of HLDS or Cadence. In performing its analyses, DMG made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of HLDS or Cadence. The analyses performed by DMG are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets do not purport to be appraisals or to necessarily reflect the prices at which businesses or assets may actually be sold. The analyses performed were prepared solely as part of DMG's analysis of the fairness of the Exchange Ratio, from a financial point of view, to the holders of HLDS Capital Stock and were provided to the HLDS Board of Directors in connection with the delivery of the Opinion.


    The HLDS Board of Directors retained DMG to act as HLDS' financial advisor in connection with the Merger. DMG was selected by the HLDS Board of Directors based on DMG's qualifications, expertise and reputation. DMG is an internationally recognized investment banking and advisory firm. DMG, as part of its investment banking business, is continuously engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. In the ordinary course of DMG's trading and brokerage activities, DMG or its affiliates may at any time hold long or short positions, may trade or otherwise effect transactions, for its own account or for the account of customers, in debt or equity securities of HLDS or Cadence.


    HLDS has agreed to pay DMG a fee for its financial advisory services in connection with the Merger, including, among other things, rendering its Opinion and making the presentations referred to above. Pursuant to a letter agreement between HLDS and DMG dated September 7, 1996, HLDS has agreed to pay DMG an advisory fee estimated to be between $50,000 and $100,000 if the Merger is not consummated. In the event the Merger is consummated, the amount of the fee will depend on the closing share price of the Cadence Common Stock over the ten trading days up to and including the Closing Date. Based on the average per share closing price of the Cadence Common Stock over the ten day period ended November 13, 1996, DMG's fee would be approximately $2.1 million. In addition to the foregoing compensation, HLDS has agreed to reimburse DMG for its out-of-pocket expenses, and to indemnify DMG against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to DMG's engagement. The terms of the fee arrangement with HLDS, which HLDS and DMG believe are customary in transactions of this nature, were negotiated at arm's length between HLDS and DMG, and the HLDS Board of Directors was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DMG is contingent upon consummation of the Merger.

MERGER CONSIDERATION


    HLDS CAPITAL STOCK. At the Effective Time, each share of HLDS Capital Stock then outstanding (except for any such shares held by HLDS as treasury stock, any such shares held by Cadence or any subsidiary of Cadence or HLDS and any such shares for which appraisal rights have been properly exercised and perfected in accordance with the DGCL) will be converted into the right to receive Cadence Common Stock based on the Exchange Ratio.



    FRACTIONAL SHARES. No fractional shares of Cadence Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of HLDS Capital Stock who would otherwise be entitled to receive a fraction of a share of Cadence Common Stock (after aggregating all fractional shares of Cadence Common Stock issuable to such holder) shall, upon surrender of such holder's stock certificate(s) representing HLDS Capital Stock to the Exchange Agent, be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Cadence Common Stock on the NYSE on the Closing Date.


    APPRAISAL RIGHTS. Stockholders of HLDS who do not vote in favor of the Merger may, under certain circumstances and by following procedures prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of HLDS Capital Stock.

    STOCK SUBJECT TO CONDITIONS. If any shares of HLDS Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with HLDS, then the shares of Cadence Common Stock issued in exchange for such shares of HLDS Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Cadence Common Stock may accordingly be marked with appropriate legends.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF CERTIFICATES; NO FRACTIONAL
  SHARES.


    As soon as practicable after the Effective Time, the Exchange Agent will mail to the holders of HLDS Capital Stock (i) the Letter of Transmittal and (ii) instructions for use of the Letter of Transmittal in effecting the surrender of HLDS Stock Certificates in exchange for certificates representing Cadence Common Stock. Upon surrender of an HLDS Stock Certificate to the Exchange Agent for exchange, together with a duly executed Letter of Transmittal and such other documents as may be reasonably required by the Exchange Agent or Cadence, the holder of such HLDS Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the whole number of shares of Cadence Common Stock that such holder has the right to receive. No fractional shares of Cadence Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. See "--Fractional Shares."


    If any HLDS Stock Certificate has been lost, stolen or destroyed, Cadence may require the owner of such lost, stolen or destroyed HLDS Stock Certificate to provide an appropriate affidavit and to deliver a bond as indemnity against any claim that may be made against the Exchange Agent, Cadence or HLDS with respect to such HLDS Stock Certificate.

HLDS STOCKHOLDERS SHOULD NOT SURRENDER THEIR SHARE CERTIFICATES FOR EXCHANGE UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

EFFECT ON CERTIFICATES

    At the Effective Time, (i) all shares of HLDS Capital Stock outstanding immediately prior to the Effective Time will automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of HLDS Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of HLDS, and (ii) the stock transfer books of the HLDS shall be closed with respect to all shares of HLDS Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of HLDS Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, an HLDS Stock Certificate is presented to the Exchange Agent (or to HLDS or Cadence), such HLDS Stock Certificate shall be canceled and shall be exchanged as provided above under the caption "Approval of The Merger and Related Transactions--Conversion of Shares; Procedure for Exchange of Certificates; No Fractional Shares."


REGULATORY MATTERS


    The FTC and the Antitrust Division frequently scrutinize the legality under the antitrust laws of transactions such as the Merger. At any time before or after consummation of the Merger, the FTC or the Antitrust Division could take such action under the federal antitrust laws as it deems appropriate in the public interest, or other persons could take action under the antitrust laws, including seeking to enjoin consummation of the Merger or seeking to cause the divestiture of significant assets of Cadence or HLDS or their subsidiaries. HLDS and Cadence do not believe that the consummation of the Merger will result in the violation of any antitrust laws. However, there can be no assurance that a challenge to the Merger on antitrust grounds will not be made, or, if such a challenge is made, of what the result will be. Cadence does not have any obligation under the Reorganization Agreement to (i) dispose or cause any of its subsidiaries to dispose of any assets, (ii) discontinue offering any product or make any other change to its operations or proposed operations or to the operations or proposed operations of any of its subsidiaries, or (iii) make any commitment (to any governmental body or otherwise) regarding its future operations, or the future operations of its subsidiaries, or the future operations of HLDS or its subsidiary (even though the disposition of such assets or the making of such change or commitment might facilitate the obtaining of a required governmental authorization or might otherwise facilitate the consummation of the Merger).


STOCK OPTIONS; BENEFIT PLANS


    At the Effective Time, at the election of Cadence, either (i) all rights with respect to HLDS Common Stock under each HLDS Option then outstanding shall be converted into and become rights with respect to Cadence Common Stock, and Cadence shall assume each such HLDS Option in accordance with the terms (as in effect as of October 3, 1996) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced, or (ii) Cadence shall replace each such outstanding HLDS Option by issuing a reasonably equivalent replacement stock option in substitution therefor (in either case with appropriate adjustments based upon the Exchange Ratio). If Cadence assumes the HLDS Options in accordance with clause "(i)" of the preceding sentence, then, from and after the Effective Time, (A) each HLDS Option assumed by Cadence may be exercised solely for shares of Cadence Common Stock, (B) the number of shares of Cadence Common Stock subject to each such HLDS Option shall be equal to the number of shares of HLDS Common Stock subject to such HLDS Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share (with cash, less the applicable exercise price (as adjusted as set forth in clause "(C)" of this sentence), being payable for any fraction of a share), (C) the per share exercise price under each such HLDS Option shall be adjusted by dividing the per share exercise price under such HLDS Option by the Exchange Ratio and rounding up to the nearest cent, and (D) any restriction on the exercise of any such HLDS Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such HLDS Option shall otherwise remain unchanged; subject, however, in each case, to adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. Cadence has agreed to file with the Commission a Registration Statement on Form S-8 relating to the shares of Cadence Common Stock issuable with respect to the assumed HLDS Options no later than ten business days after the Closing Date.

    Cadence agreed to allow HLDS to cause each HLDS Option with a per share exercise price exceeding $7.315 to be modified by reducing such exercise price prior to the Effective Time to an amount equal to $7.315. In connection with such repricing, the holders of the repriced HLDS Options have agreed not to sell the HLDS Common Stock (or, following the Merger, the Cadence Common Stock) issuable upon exercise of such HLDS Options prior to May 1, 1997. As of the Record Date, there were outstanding HLDS Options to purchase 2,725,000 shares of HLDS Common Stock held by an aggregate of 77 optionees. HLDS Options to purchase 870,500 shares with an exercise price exceeding $7.315 were repriced by HLDS.



    After the Effective Time, Cadence has agreed to make available to each employee of HLDS who continues as an employee of Cadence following the Merger, employee benefit plans and policies of Cadence that are at least as favorable as the plans and policies of Cadence in effect immediately prior to the Effective Time, and has agreed to provide each such employee with credit (for purposes of participation in Cadence's employee benefit plans and policies) for service as an employee of HLDS prior to the Effective Time.


VOTING AGREEMENTS


    Pursuant to the Cadence Voting Agreements, J. George Janac (who holds approximately 1,800,000 shares of HLDS Common Stock and is the President, Chief Executive Officer, Chief Technical Officer and Vice President, Research and Development of HLDS); Dennis DeCoste (who holds approximately 963,042 shares of HLDS Common Stock and is the Chairman of the Board of HLDS); Robert P. Wiederhold (who holds approximately 545,000 shares of HLDS Common Stock and is the Executive Vice President and Chief Operating Officer of HLDS); and Peter S. Teshima (who holds approximately 50,000 shares of HLDS Common Stock and is the Vice President, Finance and Administration of HLDS) (collectively, such HLDS stockholders referred to as the "Subject Stockholders" and the 3,358,042 shares of HLDS Common Stock held by the Subject Stockholders in the aggregate referred to as the "Subject Shares"), who hold in the aggregate approximately 29% of the outstanding HLDS Capital Stock, have agreed that, prior to the earlier of the valid termination of the Reorganization Agreement or the Effective Time, they will vote the Subject Shares in favor of the adoption and approval of the Reorganization Agreement and against (i) any action that would result in a breach of any covenant, representation or warranty under the Reorganization Agreement and (ii) certain transactions which could reasonably be expected to impede, interfere with, delay or adversely affect the economic benefits to Cadence under the Reorganization Agreement. The Cadence Voting Agreements also provide that, if (a) an "Acquisition Proposal" (as defined below under the caption "Option Agreement") is made and publicly announced at any time prior to the HLDS Special Meeting and is not "publicly withdrawn" prior to the HLDS Special Meeting, and (b) the Reorganization Agreement and the Merger are not approved at such meeting by the Required Vote, then, at any meeting of the stockholders of HLDS held, or pursuant to any written consent of the stockholders of HLDS taken, within 180 days after the valid termination of the Reorganization Agreement, the Subject Stockholders will vote the Subject Shares
(1) against any Acquisition Proposal and any related transaction or agreement; and (2) against any action which is intended, or is likely, to facilitate the consummation of any transaction contemplated by any Acquisition Proposal. An Acquisition Proposal shall be deemed to have been "publicly withdrawn" only if
(A) acting in good faith, the party who made such Acquisition Proposal publicly announces the withdrawal of such Acquisition Proposal; and (B) it is not reasonably expected that such Acquisition Proposal will be resubmitted or that such party will make, submit or announce any other Acquisition Proposal. The Cadence Voting Agreements expire 180 days following the valid termination of the Reorganization Agreement. See "HLDS Management and Executive Compensation."



    The Subject Stockholders have also delivered to Cadence irrevocable proxies with respect to matters covered by the Cadence Voting Agreements. In addition, such persons have agreed not to sell, transfer, dispose of, encumber or otherwise reduce beneficial ownership of or risk relating to the Subject Shares or any HLDS Capital Stock subsequently acquired by them until the earlier of the Effective Time or the valid termination of the Reorganization Agreement.


OPTION AGREEMENT


    Pursuant to an Option Agreement dated as of October 3, 1996 between Cadence and J. George Janac, Mr. Janac has granted to Cadence an option (the "Janac Option") to purchase for cash all (but not less than all) of Mr. Janac's 1,800,000 shares of HLDS Common Stock at a price of $8.15 per share. The Janac Option is exercisable at any time prior to its termination upon the occurrence of either of the following events (each a "Purchase Event") (i) a "Triggering Event" (as defined below) or (ii) the date of the HLDS Special Meeting if an Acquisition Proposal has been publicly announced and not publicly withdrawn prior to the HLDS Special Meeting and the Reorganization Agreement is not adopted and approved by the stockholders of HLDS at the HLDS Special Meeting; provided in each case that the Reorganization Agreement is terminated. Pursuant to the Option Agreement, the Janac Option terminates upon the earlier of (a) the Effective Date, (b) 180 days after Cadence receives notice of a Purchase Event, or (c) the date upon which the Reorganization Agreement is validly terminated in accordance with its terms if a Purchase Event has not occurred on or prior to such date.



    A "Triggering Event" is deemed to have occurred if: (i) the HLDS Board of Directors withdraws or amends or modifies in a manner adverse to Cadence its recommendation in favor of the Merger or approval or adoption of the Reorganization Agreement following the making, submission or announcement of an Acquisition Proposal; (ii) the HLDS Board of Directors approves, endorses or recommends any Acquisition Proposal; (iii) HLDS enters into any letter of intent or contract relating to any Acquisition Proposal; (iv) HLDS willfully fails to hold the HLDS Special Meeting as promptly as practicable after the Registration Statement is declared effective; or (v) a tender or exchange offer constituting an Acquisition Proposal relating to securities of HLDS shall have been commenced and HLDS shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that HLDS recommends rejection of such tender or exchange offer.


    An "Acquisition Proposal" is any offer or proposal (other than an offer or proposal by Cadence) regarding: (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving HLDS or any subsidiary of HLDS; (ii) any sale, lease, exchange, transfer, license or disposition of a substantial portion of the assets of HLDS or any subsidiary of HLDS in any one transaction or in a series of related transactions; or (iii) any acquisition (by tender offer or otherwise), in any one transaction or in a series of related transactions, of record or beneficial ownership of more than 30% of the HLDS Capital Stock.

INDEMNITY AND ESCROW AGREEMENT


    Pursuant to the Indemnity Agreement, the Indemnifying Stockholders have made representations and warranties to Cadence and are required to deliver a certificate to Cadence on the Closing Date with respect to the capitalization and proprietary assets of HLDS. The Indemnity Agreement also provides that ten percent of the Cadence Common Stock to be received by the Indemnifying Stockholders in the Merger (the "Escrow Shares") will be held in an escrow account (the "Escrow Account") as security for the indemnification obligations in the Indemnity Agreement (as described below). In the event that Cadence suffers any damages in connection with any breach of such representations and warranties or of the certificate (each a "Specified Breach"), the Indemnifying Stockholders have agreed, severally in proportion to the amount of their Cadence Common Stock in the Escrow Account, to hold harmless and indemnify Cadence and certain related persons for any damages suffered as a result of any such Specified Breach. The Escrow Agreement provides that resort to the Escrow Shares is the sole and exclusive remedy for Cadence in the event of any Specified Breach and that the Indemnifying Stockholders shall not be required to indemnify Cadence except to the extent that damages from all Specified Breaches exceed $250,000. Pursuant to the terms of the Indemnity Agreement, claims for indemnity under the Indemnity

Agreement must be made within ten days following the release of the audit report for Cadence's 1997 audited financial statements.

AFFILIATE AGREEMENTS


    It is a condition to consummation of the Merger that each stockholder of HLDS who may be deemed to be an affiliate, as such term is defined in Rule 145 under the Act, of HLDS execute an agreement that prohibits the sale, transfer or other disposition of Cadence Common Stock received by such stockholder of HLDS unless at such time: (i) such sale, transfer or other disposition is effected pursuant to an effective registration statement under the Act; (ii) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145 promulgated under the Act, as evidenced by a broker's letter and a representation letter executed by such stockholder (satisfactory in form and content to Cadence) stating that such requirements have been met; (iii) counsel reasonably satisfactory to Cadence shall have advised Cadence in a written opinion letter (satisfactory in form and content to Cadence), upon which Cadence may rely, that such sale, transfer or other disposition will be exempt from registration under the Act; or (iv) an authorized representative of the Commission shall have rendered written advice to such stockholder to the effect that the Commission would take no action, or that the staff of the Commission would not recommend that the Commission take action, with respect to such sale, transfer or other disposition, and a copy of such written advice and other related communications with the Commission are delivered to Cadence.


EMPLOYMENT AGREEMENTS


    Cadence has entered into employment agreements, each dated on or before October 3, 1996, with J. George Janac and the following other key employees of
HLDS: Kevin Moynihan, Subra Nathan, Dave Murphy, Mark Bales, Steven Bernsen, Clark Lau and Dane Collins (such other HLDS employees referred to as the "HLDS Employees"). All such employment agreements become effective upon the effectiveness of the Merger and provide for the employment of such persons for a period (the "Employment Period") of one year (with the exception of Mr. Janac whose employment agreement provides for employment for a period of two years).


    If Cadence terminates an employment agreement with the HLDS Employees or Mr. Janac without Cause (as defined below) during the Employment Period, then the affected employee shall be entitled to continue to receive his salary from Cadence (as specified in such employment agreement) for the greater of six months (twelve months in the case of Mr. Janac) or the remaining period of such employee's Employment Period. If an employee is terminated by Cadence for Cause, Cadence shall have no further obligations to pay any salary or other compensation to such employee. The employment agreements with the HLDS Employees also contain certain non-competition covenants described below.


    Cadence has also entered into an employment agreement dated as of October 2, 1996 with Robert P. Wiederhold which becomes effective upon the effectiveness of the Merger, and provides for an employment period of one year. Subject to certain conditions, if Mr. Wiederhold voluntarily terminates his employment during the one-year period following the employment period, or if Cadence terminates Mr. Wiederhold's employment without Cause during the two-year period following the Closing Date, Mr. Wiederhold shall be entitled to continue to receive his salary from Cadence (as specified in his employment agreement) until the earlier to occur of (i) Mr. Wiederhold becoming an employee or consultant of another company, (ii) two years from the Closing Date or (iii) only in the case of Mr. Wiederhold's voluntary termination after the employment period, a violation of the non-competition covenant contained in his employment agreement and described below. Subject to certain conditions, in the case of either Mr. Wiederhold's voluntary termination after the employment period or Cadence's termination without Cause during the employment period, Mr. Wiederhold may continue his association with Cadence until October 1999. During this period, Mr. Wiederhold's stock options shall remain outstanding and continue to vest as scheduled. If Mr. Wiederhold is terminated for Cause, Cadence shall have no further obligations to pay salary or other compensation to Mr. Wiederhold. In addition, Mr. Wiederhold's employment agreement contains a non-competition covenant as described below.

    Pursuant to the employment agreements, an employee's employment with Cadence will be deemed to have been terminated for "Cause" if such employment is terminated following: (i) any gross misconduct, fraud or bad faith on the part of such employee in the performance of his employment; (ii) the conviction of such employee of, or the entry by such employee of a guilty plea with respect to, any felony; (iii) the material breach by such employee of his employment agreement; or (iv) the repeated failure of such employee to perform reasonable duties assigned to such employee by Cadence despite the delivery to such employee of written notice of such failure.

NON-COMPETITION COVENANTS


    J. George Janac has entered into a Non-Competition Agreement with Cadence and HLDS, dated as of October 3, 1996 and effective as of the Closing Date. The Non-Competition Agreement contains provisions restricting Mr. Janac, for a period of three years following the Closing Date, from engaging in, or owning a substantial interest of a business that engages in software development in the IC EDA market and other similar activities. In addition, the Non-Competition Agreement restricts Mr. Janac from: (i) soliciting employees of HLDS, Cadence or any subsidiary of HLDS or Cadence to leave his or her employment with such companies; (ii) employing any person who shall have terminated his or her employment with HLDS, Cadence or any subsidiary of HLDS or Cadence; or (iii) interfering with any commercial relationship or prospective commercial relationship of HLDS, Cadence or any subsidiary of HLDS or Cadence.


    In addition, pursuant to the employment agreements described above between Cadence and the HLDS Employees, the HLDS Employees have agreed that, for a period of two years after the Closing Date, they will not work for any electronic design automation company that competes with Cadence, when the work performed by such HLDS Employee is in a software development or application engineering capacity focused primarily on integrated circuit floorplanning or design planning.

    Robert Wiederhold, pursuant to his employment agreement described above, has agreed that, subject to certain conditions, for a period of two years after the Closing Date, he will not own (except solely as a holder of less than 5% of the outstanding stock of a publicly traded company), manage, join, control, be employed by, or provide services to an EDA company that competes with Cadence.


    The non-competition restrictions for Mr. Wiederhold and the HLDS Employees shall be void in the event that any such employee's employment with Cadence is terminated, at any time, by Cadence without Cause.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


    OFFICERS AND DIRECTORS OF HLDS. Certain members of HLDS' management and Board of Directors may be deemed to have certain interests in the Merger that are in addition to their interests as stockholders of HLDS generally. As described above under the caption "Employment Agreements," Cadence has entered into employment agreements with J. George Janac and Robert P. Wiederhold and certain other key employees of HLDS. The HLDS Board of Directors was aware of these interests and considered them, among other matters, in approving the Reorganization Agreement and the transactions contemplated thereby. Upon effectiveness of the Merger, each such HLDS employee will be entitled to receive the benefits under his respective employment agreement. Of the HLDS Options to purchase 870,500 shares of HLDS Common Stock which will be repriced prior to the Effective Time and which will be assumed or substituted for options to purchase Cadence Common Stock at the Effective Time, HLDS Options to purchase 390,000 shares of HLDS Common Stock are held by six officers and/or directors of HLDS. In addition, Cadence has agreed to indemnify each person serving as an officer or director of HLDS as of the date of the Reorganization Agreement from and after the Effective Time for certain liabilities, including liabilities incurred by such officer or director, in connection with any claim arising out of any action or omission in his capacity as an officer or director arising out of the transactions contemplated by the Reorganization Agreement. See "The Reorganization Agreement--Indemnification and Insurance."


    OFFICERS AND DIRECTORS OF CADENCE. No officer or director of Cadence has any interest in the Merger that is in addition to his or her interest as a stockholder of Cadence generally.

LISTING OF CADENCE COMMON STOCK ON NEW YORK STOCK EXCHANGE


    It is a condition to HLDS' obligation to consummate the Merger that the shares of Cadence Common Stock to be issued pursuant to the Reorganization Agreement be approved for listing on the NYSE.


MERGER EXPENSES AND FEES AND OTHER COSTS


    Cadence and HLDS estimate that they will incur direct transaction costs of approximately $5.0 million associated with the Merger. See "Unaudited Pro Forma Financial Information."


    Cadence and HLDS have agreed that, whether or not the Merger is consummated,
(i) all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses (with the exception of the Termination Amount (as defined below) and the fees set forth in clause "(ii)" of this sentence) and
(ii) Cadence and HLDS shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the printing and filing of the Registration Statement of which this Proxy Statement/Prospectus is a part and any amendments or supplements hereto. HLDS will be required to pay to Cadence a nonrefundable fee in the amount of $2.5 million if the Reorganization Agreement is terminated under certain circumstances. See "The Reorganization Agreement--Expenses and Termination Fees."


    HLDS has agreed to pay DMG a fee for its financial advisory services in connection with the Merger, including, among other things, rendering its Opinion and making certain presentations to the HLDS Board of Directors as referred to above. Pursuant to a letter agreement between HLDS and DMG dated September 7, 1996, HLDS has agreed to pay DMG an advisory fee estimated to be between $50,000 and $100,000 if the Merger is not consummated. In the event the Merger is consummated, the amount of the fee will depend on the closing share price of Cadence Common Stock over the ten trading days up to and including the Closing Date. Based on the average per share closing price of the Cadence Common Stock over the ten day period ended November 13, 1996, DMG's fee would be approximately $2.1 million. In addition to the foregoing compensation, HLDS has agreed to reimburse DMG for its out-of-pocket expenses, and to indemnify DMG against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to DMG's engagement. The terms of the fee arrangement with HLDS, which HLDS and DMG believe are customary in transactions of this nature, were negotiated at arm's length between HLDS and DMG, and the HLDS Board was aware of such arrangement, including the fact that a significant portion of the aggregate fee payable to DMG is contingent upon consummation of the Merger. See "Approval of the Merger and Related Transactions--Opinion of Deutsche Morgan Grenfell Inc."


ACCOUNTING TREATMENT

    The Merger will be accounted for by Cadence under the "purchase" method of accounting in accordance with generally accepted accounting principles. Under the purchase method of accounting, the purchase price of the HLDS Capital Stock, including direct and incremental costs of the Merger, will be allocated to the assets acquired and liabilities assumed based upon their estimated fair value, with the excess purchase consideration allocated to intangible assets and goodwill. Cadence currently estimates that approximately $91.7 million of the purchase price will be allocated to in-process research and development and will be charged to expense in the period the Merger is consummated. Such charge will adversely affect operating results of Cadence in the period in which it is incurred. The remaining intangible assets and goodwill will be amortized over an estimated life of three years.

APPRAISAL RIGHTS

    Stockholders of HLDS who do not vote in favor of the Merger may, under certain circumstances and by following the procedure prescribed by Section 262 of the DGCL, exercise appraisal rights and receive cash for their shares of HLDS Capital Stock. Stockholders of Cadence will not have appraisal rights under the DGCL in connection with the Merger.

    If a holder of HLDS Capital Stock exercises appraisal rights in connection with the Merger under Section 262 of the DGCL ("Section 262"), any shares of HLDS Capital Stock in respect of which such rights have been exercised and perfected will not be converted into the applicable consideration as determined by the Reorganization Agreement but instead will be converted into the right to receive such consideration as may be determined by the Delaware Court of Chancery (the "Court") to be due with respect to such shares pursuant to the laws of the State of Delaware. This Registration Statement is being sent by personal delivery or by mail to all holders of record of shares of HLDS Capital Stock on the HLDS Record Date and constitutes notice of the appraisal rights available to such holders under Section 262.

    The following summary of the provisions of Section 262 is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to the full text of Section 262, a copy of which is attached to this Registration Statement as Appendix C and incorporated herein by reference.

    Holders of shares of HLDS Capital Stock who object to the Merger and who follow the procedures in Section 262 will be entitled to have their shares of HLDS Capital Stock appraised by the Court and to receive payment of the "fair value" of such shares as of the Effective Time.

    A stockholder of HLDS electing to exercise appraisal rights must, prior to the vote concerning the Merger at the HLDS Special Meeting, perfect such stockholder's appraisal rights by demanding in writing from HLDS the appraisal of such stockholder's shares of HLDS Capital Stock. A vote against the Merger will not constitute a demand for appraisal. A stockholder electing to take such action must do so by a separate written demand as provided in Section 262. A holder of HLDS Capital Stock who elects to exercise appraisal rights should mail or deliver such stockholder's written demand to HLDS at 3945 Freedom Circle, Fourth Floor, Santa Clara, CA 95054: Attention Chief Financial Officer. The demand should specify the holder's name and mailing address, the number of shares of HLDS Capital Stock owned by such holder, and that such holder is demanding appraisal of such stockholder's shares. Within ten days after the Effective Time, HLDS must provide notice of the Effective Time to all stockholders who have complied with Section 262 and have not voted in favor of the Merger. Only a holder of record of shares of HLDS Capital Stock (or such stockholder's duly appointed representative) is entitled to assert appraisal rights for the shares registered in that holder's name.

    Within 120 days after the Effective Time, any stockholder who has made a valid written demand and who has not voted in favor of the Merger may (i) file a petition in the Court demanding a determination of the value of shares of HLDS Capital Stock, and (ii) upon written request, receive from HLDS a statement setting forth the aggregate number of shares of HLDS Capital Stock not voted in favor of the Merger and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such statement must be mailed within ten days after the written request therefor has been received by HLDS.

    If a petition for an appraisal is timely filed, at a hearing on such petition, the Court is required to determine the holders of dissenting shares entitled to appraisal rights ("Dissenting Shares") and to determine the "fair value" of the Dissenting Shares exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid upon the value of the Dissenting Shares. In determining such "fair value", the Court is required to take into account all relevant factors, including the market value of HLDS Capital Stock, and the net asset and earnings value of HLDS, and in determining the fair rate of interest, the Court may consider the rate of interest which HLDS, would have had to pay to borrow money during the pendency of the proceeding. Upon application by a stockholder, the Court may also order that all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all the shares of HLDS Capital Stock entitled to appraisal.

    Any holder of Dissenting Shares who has duly demanded an appraisal under
Section 262 will not, after the Effective Time, be entitled to vote the shares subject to such demand for any purpose or be entitled to the payment of dividends or other distributions on such Dissenting Shares (except dividends or other distributions payable to stockholders of record as of a date prior to the Effective Time).

    If any holder of shares of HLDS Capital Stock who demands appraisal under
Section 262 effectively withdraws or loses such stockholder's right to appraisal, the shares of such holder will be converted into a right to receive the Merger consideration for such holder's shares of HLDS Capital Stock as is determined in accordance with the Reorganization Agreement. A holder will effectively lose the right to appraisal if such holder votes in favor of the Merger or if no petition for appraisal is filed within 120 days after the Effective Time, or if the holder delivers to HLDS a written withdrawal of such holder's demand for an appraisal and an acceptance of the Merger, except that any such attempt to withdraw made more than 60 days after the Effective Time requires the written approval of HLDS. A holder of stock represented by certificates may also lose such stockholder's right to appraisal if he, she or it fails to comply with the Court's direction to submit such certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings.

    IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE DGCL, HLDS STOCKHOLDERS WHO ARE CONSIDERING PURSUING APPRAISAL RIGHTS MAY WISH TO CONSULT LEGAL COUNSEL.

CERTAIN INCOME TAX CONSEQUENCES


    UNITED STATES. The following discussion summarizes the material U.S. federal income tax considerations of the Merger that are generally applicable to holders of HLDS Capital Stock. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing and proposed Treasury Regulations thereunder and current administrative rulings and court decisions, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences to Cadence, HLDS or HLDS' stockholders as described herein.


    HLDS stockholders should be aware that this discussion does not deal with all U.S. federal income tax considerations that may be relevant to particular HLDS stockholders in light of their particular circumstances, such as stockholders who are dealers in securities, who are subject to the alternative minimum tax provisions of the Code, who are foreign persons, or who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions. In addition, the following discussion does not address the tax consequences of the Merger under foreign, state or local tax laws or the tax consequences of transactions effectuated prior to or after the Merger (whether or not such transactions are in connection with the Merger). Accordingly, HLDS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABLE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE MERGER IN THEIR PARTICULAR CIRCUMSTANCES.

    Neither Cadence nor HLDS has requested a ruling from the Internal Revenue Service (the "IRS") with regard to any of the U.S. federal income tax consequences of the Merger. Wilson Sonsini Goodrich & Rosati, P.C., counsel to HLDS, and Cooley Godward LLP, counsel to Cadence, have each rendered an opinion (collectively, the "Tax Opinions") that the Merger will constitute a reorganization under Section 368(a) of the Code (a "Reorganization"). Such opinions are based on certain assumptions as well as representations received from Cadence and HLDS (including an assumption, based on representations, concerning the "continuity of interest" requirement discussed below) and are subject to the limitations discussed below. Moreover, such opinions will not be binding on the IRS nor preclude the IRS from adopting a contrary position. The discussion below assumes that the Merger will qualify as a Reorganization, based upon such opinions.

    Subject to the limitations and qualifications referred to herein, and as a result of the Merger's qualifying as a Reorganization, the following U.S. federal income tax consequences should result:

    (i) No gain or loss will be recognized by the holders of HLDS Capital Stock upon the receipt of Cadence Common Stock solely in exchange for such HLDS Capital Stock in the Merger (except to the extent of cash received in lieu of fractional shares);

    (ii) The aggregate tax basis of the Cadence Common Stock so received by HLDS stockholders in the Merger (including any fractional share of Cadence Common Stock not actually received) will be the same as the aggregate tax basis of HLDS Capital Stock surrendered in exchange therefor;

   (iii) The holding period of the Cadence Common Stock so received by each HLDS stockholder in the Merger will include the period for which the HLDS Capital Stock surrendered in exchange therefor was considered to be held, provided that the HLDS Capital Stock so surrendered is held as a capital asset at the effective time of the Merger;

    (iv) Cash payments received by holders of HLDS Capital Stock in lieu of a fractional share will be treated as if such fractional share of Cadence Common Stock had been issued in the Merger and then redeemed by Cadence. A HLDS stockholder receiving such cash will recognize gain or loss upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share. The gain or loss should be capital gain or loss provided that such share of HLDS Capital Stock was held as a capital asset at the Effective Time;

    (v) A stockholder of HLDS who exercises appraisal rights under the DGCL with respect to a share of HLDS Capital Stock and receives payments for such stock in cash will recognize capital gain or loss (if such stock was held as a capital asset at the Effective Time) measured by the difference between the amount of cash received and the stockholder's basis in such share, provided such payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of
        Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of HLDS shares incident to an exercise of appraisal rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the dissenting stockholder owns no shares of Cadence Common Stock (either actually or constructively within the meaning of Section 318 of the Code); and

    (vi) Neither Cadence nor HLDS will recognize gain solely as a result of the Merger.

    The Tax Opinions are subject to certain assumptions and qualifications and are based on the truth and accuracy of certain representations of Cadence, HLDS and certain stockholders of HLDS, including representations in certain certificates delivered to counsel by the respective managements of Cadence and HLDS and certain stockholders of HLDS. Of particular importance are the assumptions and representations relating to the "continuity of interest" requirement.

    To satisfy the "continuity of interest" requirement, HLDS stockholders must not, pursuant to a plan or intent existing at or prior to the effective time of the Merger, dispose of or transfer so much of either (i) their HLDS Capital Stock in anticipation of the Merger or (ii) the Cadence Common Stock to be received in the Merger (collectively, "Planned Dispositions"), such that the HLDS stockholders, as a group, would no longer have a significant equity interest in the HLDS business being conducted by

Cadence after the Merger. HLDS stockholders will generally be regarded as having a significant equity interest as long as the Cadence Common Stock received in the Merger (after taking into account Planned Dispositions), in the aggregate, represents a substantial portion of the entire consideration received by the HLDS stockholders in the Merger. No assurance can be made that the "continuity of interest" requirement will be satisfied, and if such requirement is not satisfied, the Merger would not be treated as a Reorganization.

    A successful IRS challenge to the Reorganization status of the Merger (as a result of a failure of the "continuity of interest" requirement or otherwise) would result in significant adverse tax consequences to the HLDS stockholders. A HLDS stockholder would recognize gain or loss with respect to each share of HLDS Capital Stock surrendered equal to the difference between the stockholder's basis in such share and the fair market value, as of the Effective Time, of the Cadence Common Stock received in exchange therefor. In such event, a stockholder's aggregate basis in the Cadence Common Stock so received would equal its fair market value, and the stockholder's holding period for such stock would begin the day after the Closing Date.

    CANADA. The following discussion summarizes the material Canadian federal income tax considerations of the Merger that are generally applicable to holders of HLDS Capital Stock who deal at arm's length with Cadence and HLDS, hold their HLDS Capital Stock as capital property and, in the case of holders who are not resident in Canada within the meaning of the Canadian federal Income Tax Act (the "ITA"), do not hold or use and are not deemed to hold or use their HLDS Capital Stock in connection with a business carried on in Canada.

    HLDS Capital Stock will generally be considered to be held as capital property by a holder unless the holder holds such shares for resale in the course of carrying on a business or acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders resident in Canada whose HLDS Capital Stock might not otherwise qualify as capital property may be able to qualify them as such by making an irrevocable election permitted by subsection 39(4) of the ITA. HLDS Capital Stock held by certain financial institutions, including a bank, a trust company, a credit union, an insurance corporation, a registered securities dealer or a corporation controlled by one or more of the foregoing, will generally not be held as capital property and will be subject to special "mark-to-market" rules.

    This summary is based upon the current provisions of the ITA, the regulations thereunder and Cadence's Canadian counsel's understanding of the current published administrative practices and policies of Revenue Canada. The summary also takes into account all specific proposals to amend the ITA publicly announced prior to the date hereof (the "Proposed Amendments"), and assumes that the Proposed Amendments will be enacted substantially as proposed. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations.

    THIS SUMMARY IS OF A GENERAL NATURE ONLY AND DOES NOT CONSTITUTE, IS NOT INTENDED TO BE AND SHOULD NOT BE CONSTRUED TO BE LEGAL OR TAX ADVICE TO ANY PARTICULAR HLDS STOCKHOLDERS CONCERNING THE CONSEQUENCES TO THEM OF THE MERGER. HLDS STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE INCOME TAX CONSEQUENCES TO THEM OF THE MERGER. IN PARTICULAR, HLDS STOCKHOLDERS WHO DO NOT HOLD HLDS CAPITAL STOCK AS CAPITAL PROPERTY, AS WELL AS HOLDERS WHO ARE "FINANCIAL INSTITUTIONS" SUBJECT TO SPECIAL PROVISIONS OF THE ITA APPLICABLE TO INCOME, GAIN OR LOSS ARISING FROM MARK-TO-MARKET PROPERTIES, SHOULD CONSULT THEIR OWN TAX ADVISORS, AS THE FOLLOWING SUMMARY DOES NOT APPLY TO SUCH HOLDERS.

    HLDS STOCKHOLDERS RESIDENT IN CANADA. At the Effective Time, HLDS stockholders will dispose of their HLDS Capital Stock for proceeds of disposition equal to the fair market value of the Cadence Common Stock issued to them consequent thereto, and will acquire Cadence Common Stock for a cost equal to the fair market value of their HLDS Capital Stock. Accordingly, HLDS stockholders may realize a capital gain or capital loss as a result of the Merger. The taxable portion of any capital gain (or the deductible portion of any capital loss) will be 75%. As a result of the minimum tax provisions contained in the ITA, any such capital gain realized by an individual (including certain trusts) may be subject to the alternative minimum federal tax. An allowable capital loss realized by a HLDS stockholder may normally be deducted for purposes of the ITA in the year of disposition or in the three immediately preceding or any future years, in accordance with the provisions of the ITA, to the extent of taxable capital gains.

    HLDS STOCKHOLDERS NOT RESIDENT IN CANADA. HLDS stockholders who, for purposes of the ITA, have not been and will not be resident in Canada at any time while they have held HLDS Capital Stock will not be subject to tax under the ITA as a result of the Merger.

    CERTAIN INFORMATION REGARDING CADENCE COMMON STOCK. Dividends on Cadence Common Stock will be included in the recipient's income for purposes of ITA and will not be eligible for the dividend tax credit or the inter-corporate dividend deduction under Section 112 of the ITA. So long as they are listed on a prescribed stock exchange (which presently includes the NYSE), the Cadence Common Stock will be qualified investments under the ITA for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans. The Cadence Common Stock will be foreign property under the ITA for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans and for certain other tax-exempt persons.

                          THE REORGANIZATION AGREEMENT

GENERAL

    THE FOLLOWING DESCRIPTION OF THE REORGANIZATION AGREEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE COMPLETE TEXT OF THE REORGANIZATION AGREEMENT, WHICH IS INCORPORATED BY REFERENCE HEREIN AND A COPY OF WHICH IS ANNEXED TO THIS PROXY STATEMENT/PROSPECTUS AS APPENDIX A.


    The Reorganization Agreement provides for the merger of Cadence Merger Sub with and into HLDS. As a result of the Merger, Cadence Merger Sub shall cease to exist, HLDS will continue as the surviving corporation (the "Surviving Corporation") and will become a wholly owned subsidiary of Cadence, and the former stockholders of HLDS will become stockholders of Cadence. Cadence Merger Sub has been formed solely for the purpose of effecting the Merger, and there will be no other activity in Cadence Merger Sub. The Merger will become effective upon the filing of a Certificate of Merger with the Delaware Secretary of State. Such filing is anticipated to take place as soon as practicable after the adoption and approval of the Reorganization Agreement and Merger by HLDS stockholders, subject to the satisfaction or waiver of the other conditions to the Merger. It is currently anticipated that the Effective Time will occur on December 18, 1996. There can be no assurance, however, that the other conditions to the Merger will be satisfied by such date, or at all, or that the Reorganization Agreement will not be terminated. See "The Reorganization Agreement--Conditions to the Merger" and "Approval of the Merger and Related Transactions--Regulatory Approvals."


MERGER CONSIDERATION

    CONSIDERATION FOR CAPITAL STOCK. For a description of the consideration to be received in the Merger by the holders of HLDS Capital Stock, see "Approval of the Merger and Related Transactions--Merger Consideration."

    STOCK OPTIONS AND BENEFIT PLANS. For a description of the treatment of the HLDS Options and employee benefit plans, see "Approval of the Merger and Related Transactions--Stock Options; Benefit Plans."

    APPRAISAL RIGHTS. Holders of HLDS Capital Stock are entitled to exercise appraisal rights in connection with the Merger. See "Approval of the Merger and Related Transactions--Appraisal Rights."


    EXCHANGE OF SHARES. For a description of exchange procedures, see "Approval of the Merger and Related Transactions--Conversion of Shares; Procedures for Exchange of Certificates; No Fractional Shares."


CORPORATE MATTERS


    As of the Effective Time, the Certificate of Incorporation of the Surviving Corporation will be amended and restated to conform to the form of certificate of incorporation attached to the Reorganization Agreement and the Bylaws of the Surviving Corporation will be amended and restated to conform to the Bylaws of Cadence Merger Sub as in effect immediately prior to the Effective Time. Concurrently with the Effective Time, the directors and officers of HLDS will resign and the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Cadence Merger Sub immediately prior to the Effective Time.


CONDITIONS TO THE MERGER

    CADENCE AND CADENCE MERGER SUB. The obligations of Cadence and Cadence Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement are subject to the satisfaction, at or prior to the consummation of the transactions contemplated by the Reorganization Agreement (the "Closing"), of each of the following conditions:

        (i) the representations and warranties of HLDS contained in the Reorganization Agreement shall have been accurate in all respects as of the date of the Reorganization Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect (as defined below) on HLDS and High Level Design Systems, Limited ("HLDS Limited," a wholly owned subsidiary of HLDS, and, collectively with HLDS, the "Acquired Corporations") (it being understood that, for purposes of determining the accuracy of such representations and warranties, (a) all Material Adverse Effect qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (b) any update of or modification to the disclosure schedule provided by HLDS made or purported to have been made after the date of the Reorganization Agreement shall be disregarded);

        (ii) each covenant or obligation that HLDS is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;


       (iii) the Registration Statement shall have become effective in accordance with the provisions of the Act, and no stop order shall have been issued by the Commission with respect to the Registration Statement;



        (iv) the Reorganization Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Vote (See "The HLDS Special Meeting--Vote Required");


        (v) Cadence and HLDS shall have received the following documents (each of which shall be in full force and effect) (a) a legal opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., dated as of the Closing Date, in a form reasonably satisfactory to Cadence, (b) subject to the receipt by Cooley Godward LLP of certain tax representation letters, a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, (c) a certificate executed on behalf of HLDS by its Chief Executive Officer confirming that the conditions set forth in clause "(i)", clause "(ii)", clause "(iv)", clause "(vi)", clause "(vii)", clause "(viii)", and clause "(ix)" of this sentence have been duly satisfied, and (d) the written resignations of all officers and directors of HLDS, effective as of the Effective Time;

        (vi) (a) none of certain specified employees shall have ceased to be employed by HLDS, or shall have expressed a bona fide intention to terminate his employment with HLDS or (provided that Cadence has offered to employ such individual on terms substantially similar to, or at least as favorable on an overall basis as, the terms set forth in an employment letter executed by Cadence and such individual) a bona fide intention to decline to accept employment with Cadence, and (b) not more than one of certain specified employees shall have ceased to be employed by HLDS, or shall have expressed a bona fide intention to terminate his employment with HLDS or (provided that Cadence has offered to employ such individual on terms substantially similar to, or at least as favorable on an overall basis as, the terms set forth in an employment letter executed by Cadence and such individual) a bona fide intention to decline to accept employment with Cadence;

       (vii) except for adverse changes that result directly from the public announcement of the Merger or from general economic conditions or conditions affecting HLDS' industry generally, there shall have been no material adverse change in HLDS' business since the date of the execution of the Reorganization Agreement (it being understood that a downturn in HLDS' financial performance shall not, in and of itself, constitute a "material adverse change" in HLDS' business);

      (viii) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Canadian federal, state or provincial law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger illegal; and

        (ix) there shall not be pending any litigation or administrative action or proceeding in which a U.S. or Canadian federal, state or provincial governmental body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Reorganization Agreement; (b) relating to the Merger and seeking to obtain from Cadence or any of its subsidiaries any damages that may be material to Cadence; (c) seeking to prohibit or limit in any material respect Cadence's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Cadence, HLDS or any subsidiary of Cadence to own the assets or operate the business of HLDS.


    For purposes of the Reorganization Agreement an event, violation, inaccuracy, circumstance or other matter (or group of matters) will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (or group of matters) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole; PROVIDED, HOWEVER, that (i) any event, violation, inaccuracy, circumstance or other matter occurring after the date of the Reorganization Agreement that results directly from the public announcement of the Merger or from general economic conditions or conditions affecting HLDS' industry generally shall not, in and of itself, constitute a "Material Adverse Effect" on the Acquired Corporations, and (ii) a downturn in HLDS' financial performance following the date of the Reorganization Agreement shall not, in and of itself, constitute a "Material Adverse Effect" on the Acquired Corporations (it being understood that a downturn in HLDS' financial performance resulting from circumstances that would otherwise cause any representation or warranty of HLDS to be inacccurate may nevertheless constitute a "Material Adverse Effect" on the Acquired Corporations).


    HLDS. The obligation of HLDS to effect the Merger and otherwise consummate the transactions contemplated by the Reorganization Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

        (i) the representations and warranties of Cadence and Cadence Merger Sub contained in the Reorganization Agreement shall have been accurate in all respects as of the date of the execution of the Reorganization Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect on Cadence (as defined below) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all Material Adverse Effect and other materiality qualifications contained in such representations and warranties shall be disregarded);

        (ii) all of the covenants and obligations that Cadence and Cadence Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

       (iii) the Registration Statement shall have become effective in accordance with the provisions of the Act, and no stop order shall have been issued by the Commission with respect to the Registration Statement;

        (iv) HLDS shall have received the following documents (each of which shall be in full force and effect) (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form reasonably satisfactory to HLDS, (b) subject to the receipt by Wilson Sonsini Goodrich & Rosati, P.C. of certain tax representation letters, a legal opinion of Wilson Sonsini Goodrich & Rosati, P.C., dated as of the

    Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code, and (c) a certificate executed on behalf of Cadence by an executive officer of Cadence confirming that the conditions set forth in under clause "(i)", clause "(ii)", clause "(v)", clause "(vi)" and clause "(vii)" of this paragraph have been duly satisfied;

        (v) the shares of Cadence Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE;

        (vi) no temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by HLDS shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Canadian federal, state or provincial law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger by HLDS illegal; and

       (vii) except for adverse changes that result directly from the public announcement of the Merger or from general economic conditions or conditions affecting Cadence's industry generally, there shall have been no material adverse change in Cadence's business since the date of the execution of the Reorganization Agreement (it being understood that a decline in Cadence's stock price shall not, in and of itself, constitute a "material adverse change" in Cadence's business).


    For purposes of the Reorganization Agreement an event, violation, inaccuracy, circumstance or other matter (or group of matters) will be deemed to have a "Material Adverse Effect" on Cadence if such event, violation, inaccuracy, circumstance or other matter (or group of matters) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Cadence and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that (i) any event, violation, inaccuracy, circumstance or other matter occurring after the date of the Reorganization Agreement that results directly from the public announcement of the Merger or from general economic conditions or conditions affecting HLDS' industry generally shall not, in and of itself, constitute a "Material Adverse Effect" on Cadence and (ii) a decline in Cadence's stock price at any time after the date of the Reorganization Agreement shall not, in and of itself, constitute a "Material Adverse Effect" on Cadence.


    All the conditions to the Merger must either be satisfied or waived prior to the consummation of the Merger.

REPRESENTATIONS AND WARRANTIES


    The Reorganization Agreement contains certain representations and warranties, including, without limitation, representations and warranties by HLDS as to: (i) due organization and subsidiaries; (ii) charter documents and records; (iii) capitalization; (iv) filings with certain securities exchanges and commissions and financial statements; (v) absence of certain changes; (vi) title to assets; (vii) receivables, loans and advances; (viii) equipment and leaseholds; (ix) proprietary assets; (x) contracts; (xi) liabilities; (xii) compliance with legal requirements; (xiii) unlawful payments and unlawful expenses; (xiv) governmental authorizations; (xv) tax matters; (xvi) employee benefit plans; (xvii) environmental matters; (xviii) insurance; (xix) related party transactions; (xx) legal proceedings and orders; (xxi) authority, inapplicability of anti-takeover statutes and binding nature of the Reorganization Agreement; (xxii) inapplicability of certain antitrust filing and approval requirements; (xxiii) vote required; (xxiv) non-contravention and consents; (xxv) fairness opinion; (xxvi) brokers, finders, investment bankers or other fees or commissions; and (xxvii) full disclosure.


    The Reorganization Agreement contains further representations and warranties by Cadence and Cadence Merger Sub as to: (i) organization, standing and power;
(ii) filings with the Commission and financial statements; (iii) disclosure;
(iv) absence of certain changes or events; (v) legal proceedings; (vi) authority and binding nature of the Reorganization Agreement; and (vii) valid issuance of Cadence Common Stock.

CERTAIN COVENANTS

    The Reorganization Agreement requires that, from the date of the execution of the Reorganization Agreement until the Effective Time:

        (i) HLDS shall provide Cadence with access to its representatives, personnel, books, records, tax returns and other documents and information and such copies of the existing books, records, tax returns and other documents as Cadence may reasonably request;

        (ii) (a) HLDS shall ensure that each of the Acquired Corporations conducts its business and operations (1) in the ordinary course and in accordance with prudent business practices and (2) in compliance with all applicable legal requirements and the requirements of all material contracts; (b) HLDS shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons or entities having business relationships with the respective Acquired Corporations; (c) HLDS shall keep in full force all of its insurance policies; (d) HLDS shall provide all notices, assurances and support required by any material contract to which either Acquired Corporation is a party relating to any proprietary asset of the Acquired Corporations; and
    (e) HLDS shall (to the extent requested by Cadence) cause its officers to report regularly to Cadence concerning the status of the business of HLDS;

       (iii) HLDS shall not (without the prior written consent of Cadence), and shall not permit HLDS Limited to:


           (a) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;


           (b) sell, issue, grant or authorize the issuance or grant of (1) any capital stock or other security, (2) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (3) any instrument convertible into or exchangeable for any capital stock or other security (except that HLDS may (A) issue up to 600,000 shares of HLDS Common Stock upon the valid conversion of shares of outstanding HLDS Preferred Stock and (B) issue HLDS Common Stock upon the valid exercise of HLDS Options outstanding as of October 3, 1996);

           (c) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of HLDS' stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related contract;

           (d) amend or permit the adoption of any amendment to its Restated Certificate of Incorporation or Bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

           (e) form any subsidiary or acquire any equity interest or other interest in any other entity;

           (f) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the period between the date of the Reorganization Agreement and the Closing Date, do not exceed $100,000 in the aggregate);

           (g) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any material contract, or amend or prematurely terminate, or waive any material right or remedy under any material contract;

           (h) acquire, lease or license any right or other asset from any other person or entity or sell or otherwise dispose of, or lease or license, any right or other asset to any other person or entity (except in each case for assets acquired, leased, licensed or disposed of by HLDS in the ordinary course of business and consistent with prudent business practices), or waive or relinquish any material right;

           (i) lend money to any person or entity, or incur or guarantee any indebtedness (except that HLDS may make routine borrowings in the ordinary course of business and in accordance with prudent business practices under its line of credit with Coast Commercial Bank);

           (j) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment (except pursuant to existing plans or programs consistent with past practices) to, or increase by more than 5% the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

           (k) hire any new employees, or engage any consultant or independent contractor for a period exceeding 30 days;

           (l) change any of its methods of accounting or accounting practices in any respect;

           (m) make any material tax election;

           (n) commence any legal proceeding, or enter into any settlement of any legal proceeding involving payments in excess of $10,000 or involving any material asset of either of the Acquired Corporations;

           (o) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with prudent business practices; or

           (p) agree or commit to take any of the actions described in clauses "(a)" through "(o)" of this sentence; and

        (iv) HLDS shall promptly notify Cadence in writing of: (a) the discovery by HLDS of any event, condition, fact or circumstance that occurred or existed on or prior to the date of the Reorganization Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by HLDS in the Reorganization Agreement, which inaccuracy or breach, considered together with all other such inaccuracies and breaches, would have a Material Adverse Effect on the Acquired Corporations; (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of the Reorganization Agreement, that (together with all other such events, conditions, facts and circumstances) would have a Material Adverse Effect on the Acquired Corporations and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by HLDS in the Reorganization Agreement if (1) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (2) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of the execution of the Reorganization Agreement; (C) any material breach of any covenant or obligation of HLDS; and (D) any event, condition, fact or circumstance that would make the timely satisfaction of any of the "Conditions to the Merger" impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.


    The Reorganization Agreement also contains certain additional covenants of the parties including covenants relating to: (i) the preparation and filing of the Registration Statement; (ii) HLDS' obligations with respect to the HLDS Special Meeting; (iii) regulatory approvals; (iv) HLDS Options; (v) indemnification of directors and officers; (vi) subject to certain limitations, the preparation and filing of notices, obtaining consents, removal of restraints, injunctions and other impediments to the Merger and filings with governmental bodies, agencies, officials or authorities; (vii) press releases, public statements and other disclosures regarding the Reorganization Agreement and the transactions contemplated thereby; (viii) affiliate agreements; (ix) tax opinion back-up certificates; (x) resignation of HLDS officers and directors; (xi) employee benefits; and (xii) compliance with United States Treasury Regulations.


    HLDS has agreed in the Reorganization Agreement (i) to take all action necessary in accordance with all applicable law to call, give notice of, convene and hold the HLDS Special Meeting, and (ii) not to withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Cadence the recommendation of the HLDS Board of Directors that the HLDS stockholders vote in favor of and adopt and approve the Reorganization Agreement and the Merger; PROVIDED, HOWEVER, that nothing in the Reorganization Agreement will prevent the HLDS Board of Directors from withdrawing, amending or modifying its recommendation in favor of the Merger if (A) HLDS has not violated its covenant not to solicit, initiate, encourage or induce any proposals for an Acquisition Proposal, and (B) the HLDS Board of Directors concludes in good faith, based upon the advice of its outside counsel, that the withdrawal, amendment or modification of such recommendation is required in order for it to comply with its fiduciary obligations to its stockholders under applicable law.


    Pursuant to the Reorganization Agreement, Cadence and HLDS have agreed to use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by the Reorganization Agreement; HOWEVER, Cadence does not have any obligation under the Reorganization Agreement to (i) dispose or cause any of its subsidiaries to dispose of any assets, (ii) discontinue offering any product or make any other change to its operations or proposed operations or to the operations or proposed operations of any of its subsidiaries, or (iii) make any commitment (to any governmental body or otherwise) regarding its future operations, or the future operations of any of its subsidiaries, or the future operations of HLDS or HLDS Limited (even though the disposition of such assets or the making of such change or commitment might facilitate the obtaining of a required governmental authorization or might otherwise facilitate the consummation of the Merger).

NON-SOLICITATION


    Pursuant to the Reorganization Agreement, HLDS has agreed that it will not, directly or indirectly, and has agreed that it will instruct its subsidiaries, officers, directors, employees, agents, attorneys, accountants, advisors and representatives not to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding HLDS or HLDS Limited to any third party in connection with or in response to an Acquisition Proposal, (iii) negotiate or engage in discussions with any third party with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or contract or other agreement contemplating or otherwise relating to any Acquisition Proposal; PROVIDED, HOWEVER, HLDS and the HLDS Board of Directors are not precluded from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any third party in response to an unsolicited bona fide written Acquisition Proposal submitted by such third party if (a) the HLDS Board of Directors concludes in good faith, based upon the advice of its financial advisor, that such Acquisition Proposal could result in a transaction that is more favorable to the stockholders of HLDS from a financial point of view than the Merger, (b) the HLDS Board of Directors concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the HLDS Board of Directors to comply with its fiduciary obligations to its stockholders under applicable law, and (c) prior to furnishing such nonpublic information to, or entering into discussions with, such third party, the HLDS Board of Directors receives from such third party an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such third party on behalf of HLDS.

INDEMNIFICATION AND INSURANCE


    Pursuant to the Reorganization Agreement, all rights to indemnification existing in favor of the persons serving as directors or officers of HLDS as of the date of the Reorganization Agreement for acts and omissions occurring prior to the Effective Time, as provided in HLDS' Restated Certificate of Incorporation (as in effect on October 3, 1996) and HLDS' Bylaws (as in effect on October 3, 1996), shall survive the Merger and shall be observed by the Surviving Corporation for a period of not less than six years from the Effective Time.



    In addition, pursuant to the Reorganization Agreement, for a period of six years from the Effective Time, Cadence will, and will cause HLDS to, to the fullest extent permitted under applicable law, indemnify and hold harmless each of the persons serving as directors or officers of HLDS as of the date of the Reorganization Agreement (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees, judgments, fines, losses, damages, liabilities and amounts paid in settlement) incurred by him in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a "Third Party Action"), to the extent such Third Party Action arises out of or pertains to any action or omission in his capacity as a director or officer of HLDS arising out of or pertaining to the transactions contemplated by the Reorganization Agreement. In the event of any such Third Party Action (whether commenced before or after the Effective Time) after the Effective Time, Cadence shall, and shall cause HLDS to, pay the reasonable fees and expenses of counsel for the Indemnified Parties (which counsel shall be reasonably satisfactory to Cadence and HLDS) related to the defense of such Third Party Action.


TERMINATION

    The Reorganization Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of HLDS:

        (i) by mutual written consent of Cadence and HLDS;

        (ii) by either Cadence or HLDS if the Merger shall not have been consummated by April 30, 1997 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate the Reorganization Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

       (iii) by either Cadence or HLDS if a court of competent jurisdiction or other governmental body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

        (iv) by Cadence upon the occurrence of a Material Adverse Effect on the Acquired Corporations;

        (v) by HLDS upon the occurrence of a Material Adverse Effect on Cadence;

        (vi) by either Cadence or HLDS if (a) the HLDS Special Meeting shall have been held and (b) the Reorganization Agreement and the Merger shall not have been adopted and approved at such meeting by the Required Vote;

       (vii) by Cadence (at any time prior to the adoption and approval of the Reorganization Agreement and the Merger by the Required Vote) if a Triggering Event shall have occurred;

      (viii) by Cadence, following a breach of any representation, warranty or covenant of HLDS set forth in the Reorganization Agreement, or if any representation or warranty of HLDS shall have become inaccurate, in either case such that the condition described in clause (i) or (ii) under "Conditions to the Merger--Cadence and Cadence Merger Sub" above would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED, that if such breach or the inaccuracy in such representation or warranty is curable by HLDS through the exercise of reasonable efforts within 45 days after the time or such breach or the time such representation or warranty shall have become inaccurate, then Cadence may not terminate the Reorganization Agreement under this provision during such 45-day period provided HLDS continues to exercise such reasonable efforts; or

        (ix) by HLDS, following a breach of any representation, warranty or covenant of Cadence set forth in the Reorganization Agreement, or if any representation or warranty of Cadence shall have become inaccurate, in either case such that the condition described clause (i) or (ii) under "Conditions to the Merger--HLDS" above would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED that if such breach or the inaccuracy in such representation or warranty is curable by Cadence through the exercise of reasonable efforts within 45 days after the time of such breach or the time such representation or warranty shall have become inaccurate, then HLDS may not terminate the Reorganization Agreement under this provision during such 45-day period provided Cadence continues to exercise such reasonable efforts.

EXPENSES AND TERMINATION FEES

    Pursuant to the Reorganization Agreement, all fees and expenses incurred in connection with the Reorganization Agreement and the transactions contemplated by the Reorganization Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Cadence and HLDS shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the printing and filing of this Proxy Statement/Prospectus and the Registration Statement of which this Proxy Statement/Prospectus is a part.


    HLDS has agreed to pay to Cadence a nonrefundable fee in the amount of $2.5 million (the "Termination Amount") if either: (i) an Acquisition Proposal is publicly announced (and not publicly withdrawn) prior to the HLDS Special Meeting and the Reorganization Agreement is terminated by Cadence or HLDS pursuant to the provision described in clause (vi) under "Termination" above; or
(ii) the Reorganization Agreement is terminated by Cadence pursuant to the provision described in clause (vii) under "Termination" above. For purposes of payment of the Termination Amount, an Acquisition Proposal shall be deemed to have been "publicly withdrawn" only if: (1) acting in good faith, the person or entity who made such Acquisition Proposal publicly announces the withdrawal of such Acquisition Proposal and (2) it is not reasonably expected that such Acquisition Proposal will be resubmitted or that such person or entity will make, submit or announce any other Acquisition Proposal.


NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES


    None of the representations and warranties of HLDS, Cadence or Cadence Merger Sub contained in the Reorganization Agreement or in any certificate delivered pursuant to the Reorganization Agreement shall survive the Merger. However, Messrs. Janac and Wiederhold have made certain representations and warranties in the Indemnity Agreement which will survive the Merger. See "Approval of the Merger and Related Transactions--Indemnity and Escrow Agreement."


AMENDMENT; WAIVER


    The Reorganization Agreement may be amended with the approval of the respective Boards of Directors of HLDS and Cadence at any time before or after approval of the Reorganization Agreement by the stockholders of HLDS; PROVIDED, HOWEVER, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of HLDS without the further approval of such stockholders. The Reorganization Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties. No waiver under the Reorganization Agreement shall be effective unless it is expressly set forth in a written instrument duly executed and delivered on behalf of the party against whom the enforcement of such waiver is being sought.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION



CADENCE AND HLDS UNAUDITED PRO FORMA FINANCIAL INFORMATION


    The following unaudited pro forma condensed combined financial statements give effect to the proposed Merger and should be read in conjunction with the historical financial statements and accompanying notes for Cadence and HLDS, incorporated by reference or included elsewhere herein. The Merger is subject to approval by HLDS' stockholders and other conditions.

    The unaudited pro forma condensed combined statement of income for the fiscal year ended December 30, 1995 gives effect to the proposed Merger, which will be accounted for as a purchase of HLDS by Cadence, as if the acquisition was completed at the beginning of the period. The unaudited pro forma condensed combined statement of income for the nine-month period ended September 28, 1996 gives effect to the proposed Merger as if the acquisition was completed at the beginning of the nine-month period. The unaudited pro forma condensed combined balance sheet has been prepared as if the acquisition was consummated as of September 28, 1996. Such statements of income do not include the effect of the approximately $91.7 million nonrecurring charge for in-process research and development. It is anticipated that such amount will be charged to the operations of Cadence in the first fiscal quarter in which the Closing occurs.

    The purchase price allocation reflected in the accompanying pro forma condensed combined financial statements has been prepared on an estimated basis. The effects resulting from any adjustments in the final allocation of the purchase price are not expected to be material and are therefore not expected to have a material effect on Cadence's financial statements.

    This method of combining historical financial statements for the preparation of the pro forma condensed combined financial statements is for presentation only. Actual statements of income of the companies will be combined from the Closing Date with no retroactive restatements. The unaudited pro forma condensed combined financial statements are provided for illustrative purposes only and are not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the Merger occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period.

                                CADENCE AND HLDS

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                          YEAR ENDED DECEMBER 30, 1995

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               PRO FORMA
                                                              CADENCE    HLDS    ADJUSTMENTS   BALANCES
                                                              --------  -------  -----------   ---------
REVENUE:
  Product...................................................  $292,198  $ 7,821                $300,019
  Service...................................................    65,860      915                  66,775
  Maintenance...............................................   190,360    1,391                 191,751
                                                              --------  -------                ---------
    TOTAL REVENUE...........................................   548,418   10,127                 558,545
                                                              --------  -------                ---------
COSTS AND EXPENSES:
  Cost of product...........................................    44,793       --    $ 2,630(1)    47,423
  Cost of service...........................................    54,988      678                  55,666
  Cost of maintenance.......................................    16,749       --                  16,749
  Marketing and sales.......................................   185,025    3,480                 188,505
  Research and development..................................    88,566    3,648                  92,214
  General and administrative................................    40,437    1,654                  42,091
  Compensation charge related to stock options..............        --    3,008                   3,008
                                                              --------  -------                ---------
    TOTAL COSTS AND EXPENSES................................   430,558   12,468                 445,656
                                                              --------  -------                ---------
Income (loss) from operations...............................   117,860   (2,341)                112,889
Other income, net...........................................    17,237       19                  17,256
                                                              --------  -------                ---------
Income (loss) before provision for income taxes.............   135,097   (2,322)                130,145
Provision (benefit) for income taxes........................    37,827      106       (756)(2)   37,177
                                                              --------  -------                ---------
    NET INCOME (LOSS).......................................  $ 97,270  $(2,428)               $ 92,968
                                                              --------  -------                ---------
                                                              --------  -------                ---------
    NET INCOME (LOSS) PER SHARE.............................  $   1.05  $ (0.22)               $   0.97
                                                              --------  -------                ---------
                                                              --------  -------                ---------
    WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
      OUTSTANDING...........................................    92,948   10,983      2,719(3)    95,667
                                                              --------  -------                ---------
                                                              --------  -------                ---------

------------------------------

(1) Reflects twelve months of amortization of capitalized purchased intangibles based upon an estimated three-year life.

(2) Adjusts the income tax provision due to HLDS' losses based upon a 28% effective tax rate.

(3) Reflects the issuance of approximately 2,559,470 shares of Cadence Common Stock in exchange for all of the outstanding shares of HLDS Capital Stock and includes HLDS' common equivalent shares.

                                CADENCE AND HLDS

           UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 28, 1996

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                               PRO FORMA
                                                              CADENCE    HLDS    ADJUSTMENTS   BALANCES
                                                              --------  -------  -----------   ---------
REVENUE:
  Product...................................................  $291,214  $ 6,636                $297,850
  Service...................................................    80,405    1,135                  81,540
  Maintenance...............................................   157,578    1,658                 159,236
                                                              --------  -------                ---------
    TOTAL REVENUE...........................................   529,197    9,429                 538,626
                                                              --------  -------                ---------
COSTS AND EXPENSES:
  Cost of product...........................................    35,539       --    $ 1,973(1)    37,512
  Cost of service...........................................    57,420      846                  58,266
  Cost of maintenance.......................................    17,707       --                  17,707
  Marketing and sales.......................................   160,952    4,138                 165,090
  Research and development..................................    85,147    3,963                  89,110
  General and administrative................................    40,444    1,478                  41,922
                                                              --------  -------                ---------
    TOTAL COSTS AND EXPENSES................................   397,209   10,425                 409,607
                                                              --------  -------                ---------
Income (loss) from operations...............................   131,988     (996)                129,019
Other income (expense), net.................................    (2,355)    (598)                 (2,953)
                                                              --------  -------                ---------
Income (loss) before provision for income taxes.............   129,633   (1,594)                126,066
Provision (benefit) for income taxes........................    42,779      115       (641)(2)   42,253
                                                              --------  -------                ---------
    NET INCOME (LOSS).......................................  $ 86,854  $(1,709)               $ 83,813
                                                              --------  -------                ---------
                                                              --------  -------                ---------
    NET INCOME (LOSS) PER SHARE.............................  $   0.95  $ (0.16)               $   0.89
                                                              --------  -------                ---------
                                                              --------  -------                ---------
    WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENT SHARES
      OUTSTANDING...........................................    91,095   10,880      2,719(3)    93,814
                                                              --------  -------                ---------
                                                              --------  -------                ---------

------------------------------

(1) Reflects nine months of amortization of capitalized purchased intangibles based upon an estimated three-year life.

(2) Adjusts the income tax provision due to HLDS' losses based upon a 33% effective tax rate.

(3) Reflects the issuance of approximately 2,559,470 shares of Cadence Common Stock in exchange for all of the outstanding shares of HLDS Capital Stock and includes HLDS' common equivalent shares.

                                CADENCE AND HLDS

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               SEPTEMBER 28, 1996

                                 (IN THOUSANDS)

                                                                                                       PRO FORMA
                                                             CADENCE    HLDS    ADJUSTMENTS            BALANCES
                                                            ---------  -------  -----------           -----------

                                                     ASSETS
CURRENT ASSETS:
  Cash and cash investments...............................  $  83,211  $ 1,509                        $  84,720
  Short-term investments..................................      2,023       68                            2,091
  Accounts receivable, net................................     99,030    2,568                          101,598
  Inventories.............................................      7,830       --                            7,830
  Prepaid expenses and other..............................     25,761      400                           26,161
                                                            ---------  -------                        -----------
        TOTAL CURRENT ASSETS..............................    217,855    4,545                          222,400
PROPERTY, PLANT AND EQUIPMENT, NET........................    149,685    1,026                          150,711
SOFTWARE DEVELOPMENT COSTS, NET...........................     24,019       --                           24,019
PURCHASED SOFTWARE AND INTANGIBLES, NET...................      9,415       --   $   7,890(1,2,3)        17,305
OTHER ASSETS..............................................     18,041       97                           18,138
                                                            ---------  -------                        -----------
        TOTAL ASSETS......................................  $ 419,015  $ 5,668                        $ 432,573
                                                            ---------  -------                        -----------
                                                            ---------  -------                        -----------

                                      LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Borrowings under line of credit.........................  $      --  $   500                        $     500
  Current portion of long-term debt.......................      3,422      276                            3,698
  Accounts payable and accrued liabilities................     94,974    1,651       3,000(3)            99,625
  Income taxes payable....................................      6,960       --                            6,960
  Deferred revenue........................................    101,072      805                          101,877
                                                            ---------  -------                        -----------
        TOTAL CURRENT LIABILITIES.........................    206,428    3,232                          212,660
                                                            ---------  -------                        -----------
LONG-TERM LIABILITIES:
  Long-term debt..........................................     19,878      283                           20,161
  Deferred income taxes...................................      2,590       17                            2,607
  Minority interest liability.............................     15,246       --                           15,246
  Other long-term liabilities.............................     14,466       --                           14,466
                                                            ---------  -------                        -----------
        TOTAL LONG-TERM LIABILITIES.......................     52,180      300                           52,480
                                                            ---------  -------                        -----------
STOCKHOLDERS' EQUITY:
  Preferred stock.........................................         --        1          (1)(1)               --
  Common stock and capital in excess of par value.........    351,035   14,484      85,016(1)           450,535
  Notes receivable from sale of stock.....................         --     (774)                            (774)
  Treasury stock at cost..................................   (399,263)  (4,013)      4,013(1)          (399,263)
  Retained earnings (deficit).............................    209,412   (7,562)    (84,138)(1,2)        117,712
  Accumulated translation adjustment......................       (777)      --                             (777)
                                                            ---------  -------                        -----------
        TOTAL STOCKHOLDERS' EQUITY........................    160,407    2,136                          167,433
                                                            ---------  -------                        -----------
        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY........  $ 419,015  $ 5,668                        $ 432,573
                                                            ---------  -------                        -----------
                                                            ---------  -------                        -----------

------------------------------

(1) Reflects the issuance of approximately 2,559,470 shares of Cadence Common Stock in exchange for all outstanding shares of HLDS Capital Stock, the assumption of all outstanding HLDS options and the elimination of the HLDS Preferred Stock, common stock and capital in excess of par value, treasury stock at cost and retained earnings (deficit).

(2) Reflects the writeoff of in-process product research and development as it had not reached technological feasibility, resulting in a decrease in retained earnings (deficit) and purchased software and intangibles of $91.7 million.

(3) Records transaction expenses of HLDS, resulting in an increase to purchased software and intangibles and accounts payable and accrued liabilities of $3.0 million.

                NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED

                    FINANCIAL STATEMENTS OF CADENCE AND HLDS

NOTE 1. PURCHASE PRICE

    The purchase price for the Merger of HLDS is computed as follows (in thousands):

Cadence Common Stock to be issued..................................  $  89,500
Employee stock options.............................................      8,000
Direct transaction costs...........................................      2,000
                                                                     ---------
    TOTAL..........................................................  $  99,500
                                                                     ---------
                                                                     ---------

    In connection with the Merger, Cadence will issue 2,559,470 shares of Cadence Common Stock valued at the representative value of the Cadence Common Stock at the time the proposed transaction was announced, in exchange for all of the outstanding shares of HLDS Capital Stock.

    The value of the options was determined using the Black Scholes valuation method.

NOTE 2. IN-PROCESS PRODUCT DEVELOPMENT

    In connection with the Merger, which will be accounted for as a purchase, Cadence will allocate the purchase price based upon the estimated fair value of the assets acquired and the liabilities assumed. Intangible assets acquired aggregated $99.6 million. Cadence received an appraisal of the intangible assets which indicates that approximately $91.7 million of the acquired intangible assets consists of in-process product development. Because there can be no assurance that Cadence will be able to successfully complete the development and integration of the HLDS products or that the acquired technology has any alternative future use, the acquired in-process product development will be charged to expense by Cadence in the quarter in which the Merger is consummated. The remaining intangible assets of $7.9 million were assigned to acquired software and goodwill and will be amortized on a straight-line basis over their estimated useful lives of three years. Management believes that the unamortized balance is recoverable through future operating results.

CADENCE, CCT AND HLDS SELECTED UNAUDITED PRO FORMA FINANCIAL INFORMATION



    The following table sets forth the unaudited selected pro forma combined financial data of Cadence, CCT and HLDS. The unaudited pro forma combined balance sheet data has been prepared as if both the CCT Merger, which will be accounted for as a pooling of interests by Cadence, and the Merger with HLDS, which will be accounted for as a purchase by Cadence, were consummated as of September 28, 1996. The unaudited pro forma combined statement of operations data for the years ended December 31, 1993 and 1994, give effect to the CCT Merger as if the CCT Merger were completed at the beginning of the periods presented. The unaudited pro forma combined statement of operations data for the year ended December 30, 1995, and for the nine months ended September 30, 1995 and September 28, 1996, give effect to both the CCT Merger and the Merger with HLDS as if both mergers were completed at the beginning of the periods presented.



    The unaudited selected pro forma combined financial data is provided for illustrative purposes only and is not necessarily indicative of the combined financial position or combined results of operations that would have been reported had the CCT Merger and Merger with HLDS occurred on the dates indicated, nor do they represent a forecast of the combined financial position or results of operations for any future period. No pro forma adjustments have been included herein which reflect potential effects of (i) the efficiencies which may be obtained by combining the operations of Cadence, CCT and HLDS or
(ii) the costs of restructuring, integrating or consolidating such operations. Certain statements concerning the mergers, including descriptions of the mergers and pro forma financial information, are forward looking statements that are subject to risks and uncertainties. There can be no assurance that the CCT Merger will be completed as planned, that it will have the desired benefits or that it will not have a material adverse effect on Cadence's business, financial condition or results of operations. See "Risk Factors" for a description of risks and uncertainties associated with the CCT Merger.



                                          FISCAL YEARS ENDED            NINE MONTHS ENDED
                                             DECEMBER 30,          ---------------------------
                                     ----------------------------   SEPTEMBER      SEPTEMBER
                                       1993      1994      1995      30, 1995       28, 1996
                                     --------  --------  --------  ------------   ------------
                                               (IN THOUSANDS, EXCEPT PER SHARE DATA)
PRO FORMA COMBINED STATEMENT OF
  OPERATIONS DATA:
Revenue............................  $375,917  $444,617  $581,987  $  408,156     $  564,306
Costs and expenses:
  Cost of revenue..................    84,324    91,426   121,841      88,505        115,374
  Marketing and sales..............   161,702   168,567   198,706     139,944        175,156
  Research and development.........    77,765    82,696    98,107      72,153         94,667
  General and administrative.......    39,225    41,637    48,624      35,387         45,928
  Unusual items....................    19,650    15,142     --         --             --
                                     --------  --------  --------  ------------   ------------
      Total costs and expenses.....   382,666   399,468   467,278     335,989        431,125
                                     --------  --------  --------  ------------   ------------
Income (loss) from operations......    (6,749)   45,149   114,709      72,167        133,181
Other income (expense).............    (4,385)    4,716    17,431      17,041         (2,165)
                                     --------  --------  --------  ------------   ------------
Income (loss) before provision for
  income taxes.....................   (11,134)   49,865   132,140      89,208        131,016
Provision for income taxes.........       603    12,574    37,843      25,714         43,940
                                     --------  --------  --------  ------------   ------------
Net income (loss)..................  $(11,737) $ 37,291  $ 94,297  $   63,494     $   87,076
                                     --------  --------  --------  ------------   ------------
                                     --------  --------  --------  ------------   ------------
Net income (loss) per common
  share............................  $  (0.11) $   0.34  $   0.89  $     0.60     $     0.82
Common and common equivalent shares
  used in computing per share
  amounts..........................   105,500   108,146   106,098     106,019        106,070



                                                                                     AS OF
                                                                                   SEPTEMBER
                                                                                    28, 1996
                                                                                  ------------
PRO FORMA COMBINED BALANCE SHEET
  DATA:
Cash and cash investments..........                                               $   89,410
Working capital....................                                                   32,232
Total assets.......................                                                  476,430
Long-term obligations and
  redeemable convertible preferred
  stock............................                                                   20,161
Stockholders' equity...............                                                  193,192

                    COMPARATIVE PER SHARE MARKET PRICE DATA

HLDS

    HLDS Common Stock is listed and traded on the VSE under the symbol "HLD.U." The HLDS Preferred Stock is not listed or traded on any securities exchange.

    The table below sets forth, for the quarters indicated, the reported high and low sale prices of HLDS Common Stock as reported on the VSE.


                                                                       HIGH                  LOW
                                                                -------------------  -------------------
1994
    First Quarter.............................................     Canadian$ 4.75       Canadian$ 2.45
    Second Quarter............................................             $ 3.30               $ 2.30
    Third Quarter.............................................             $ 2.30               $ 1.45
    Fourth Quarter............................................             $ 1.95               $ 1.35

1995*
    First Quarter.............................................         U.S.$ 2.20           U.S.$ 1.05
    Second Quarter............................................             $ 9.00               $ 2.20
    Third Quarter.............................................             $15.125              $ 7.00
    Fourth Quarter............................................             $15.50               $10.50

1996*
    First Quarter.............................................         U.S.$13.125          U.S.$ 7.125
    Second Quarter............................................             $10.00               $ 6.25
    Third Quarter.............................................             $ 7.50               $ 3.85
    Fourth Quarter (through November 13, 1996)................             $ 8.10               $ 5.50


------------------------
* In February 1995, pursuant to a request made by HLDS, the VSE adopted the practice of trading HLDS Common Stock on the VSE in U.S. dollars.

    As of the Record Date, there were approximately 94 record holders of HLDS Common Stock and one record holder of HLDS Preferred Stock.

    HLDS has never paid cash dividends on the HLDS Capital Stock and does not plan to pay any cash dividends in the future.

CADENCE

    Cadence Common Stock is listed and traded on the NYSE under the symbol
"CDN."

    The table below sets forth, for the quarters indicated, the reported high and low sale prices of Cadence Common Stock as reported on the NYSE.


                                                                               HIGH        LOW
                                                                             ---------  ---------
1994
    First Quarter..........................................................  $    6.95  $    4.55
    Second Quarter.........................................................       7.50       5.61
    Third Quarter..........................................................       8.11       5.89
    Fourth Quarter.........................................................       9.67       7.50

1995
    First Quarter..........................................................  $   12.39  $    8.55
    Second Quarter.........................................................      15.50      11.28
    Third Quarter..........................................................      18.55      13.78
    Fourth Quarter.........................................................      28.25      16.05

1996
    First Quarter..........................................................  $   30.33  $   23.00
    Second Quarter.........................................................      43.75      29.67
    Third Quarter..........................................................      37.88      23.00
    Fourth Quarter (through November 13, 1996).............................      41.38      32.63


    As of the Record Date, there were approximately 1,686 record holders of Cadence Common Stock.

    Cadence has never paid cash dividends on Cadence Common Stock and does not plan to pay any cash dividends in the future.


    The following table sets forth the closing price per share of Cadence Common Stock as reported on the NYSE and the equivalent per share price (as explained below) of HLDS Common Stock on October 2, 1996, the business day preceding public announcement of the Merger, and on November 13, 1996:



                                                            CADENCE COMMON    EQUIVALENT HLDS
                                                                STOCK         PER SHARE PRICE
                                                           ----------------  -----------------
October 2, 1996..........................................     $   36.875         $    8.11
November 13, 1996........................................     $    37.00         $    8.14


    The equivalent per share price of a share of HLDS Common Stock represents twenty-two hundredths (0.22) of the price of one share of Cadence Common Stock.

    HLDS STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE CADENCE COMMON STOCK.

                                 HLDS BUSINESS


    THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WHICH INVOLVE RISKS AND UNCERTAINTIES. HLDS' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE DISCUSSED IN THIS SECTION AND IN THE SECTION ENTITLED "HLDS MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.


INTRODUCTION

    HLDS develops, markets and supports EDA software for the design of high-density, high performance ICs. HLDS' products are designed to solve the problems inherent in deep submicron (less than 0.5 micron) IC design and to offer improved time to market, enhanced IC performance and reduced development and manufacturing costs when compared to previous generations of EDA software.

    HLDS currently offers products in three areas: (i) design planning tools, TOP-DOWN DP (which has been released for limited customer use), LOGIC DP and PHYSICAL DP, that enable IC designers to consider physical design issues at the functional design, logic implementation and physical implementation stages of the design process; (ii) an EDA infrastructure product, PILLAR, that provides an integration, customization and development platform for implementing new deep submicron design methodologies; and (iii) other standalone tools, including HYPEREXTRACT and FASNET DELAY CALCULATOR, that solve specific deep submicron design problems.

    DESIGN PLANNING

    HLDS offers three principal design planning products that have application at several stages of the design process. These design planning products include:
TOP-DOWN DP, which has been released for limited customer use, for application by hardware description language designers in the functional design phase; LOGIC DP for application by gate level designers in the logic implementation phase; and PHYSICAL DP for application by layout engineers in the physical implementation and verification phase.

    HLDS' design planning products offer significant improvements over currently available products in the accurate estimation of delay, routability and chip size in the early stages of the design process. The more accurate estimation capabilities of HLDS' products allow performance and cost problems to be identified and rectified earlier in the design process, resulting in a smaller number of iterations between each phase of the design process and reduced design cycle times.

    HLDS' design planning products include a number of features that enable designers to control and improve the timing of a design, thereby improving IC performance. The more efficient logical partitioning, physical partitioning and physical floorplanning achieved with HLDS' advanced design planning tools can result in reduced IC die size. Smaller die size results in more chips per silicon wafer, reducing semiconductor fabrication costs.

    HLDS' design planning products enable large, highly complex ICs to be implemented using hierarchical, team oriented design methodologies that break down large, complex designs into component blocks, which component blocks can be worked on in parallel by different members of the design team. HLDS' products enable designers to more effectively track and manage the interaction between component blocks of a complex IC.

    EDA INFRASTRUCTURE

    HLDS also offers an EDA infrastructure product on which newly defined deep submicron design methodologies can be implemented. HLDS' infrastructure product, PILLAR, provides computer aided design ("CAD") developers who are responsible for implementing deep submicron methodologies with a database, graphical user interface, applications programming interfaces and a software development environment. PILLAR allows "best of breed" deep submicron tools to be integrated quickly and cost effectively and facilitates internal development of other tools.

    PILLAR allows the complex tasks involved in the deep submicron design process to be completed more quickly by providing a common data repository and applications programming interfaces, which allow fast access to design data and provide a powerful technology for tightly integrating "best of breed" deep submicron tools. In addition, PILLAR provides a high productivity software development environment, which allows CAD support teams to rapidly develop interfaces between "best of breed" tools, develop their own application tools and customize the overall deep submicron design environment. Further, the availability of interfaces to EDA tools commonly integrated into deep submicron methodologies reduces the number of interfaces a CAD support team needs to develop to implement a new deep submicron methodology.

    OTHER STANDALONE EDA TOOLS

    HLDS also offers two other standalone EDA tools to solve specific deep submicron design problems: HYPEREXTRACT and FASNET DELAY CALCULATOR. These tools complement HLDS' design planning products and may be integrated with HLDS' PILLAR infrastructure product. HYPEREXTRACT is a deep submicron interconnect extraction tool that allows distributed resistance and capacitance (including interlayer and coupling capacitance) to be extracted from design databases. FASNET DELAY CALCULATOR is a standalone deep submicron delay calculator that allows gate and interconnect delays to be accurately calculated based on a set of gate models and interconnect resistance and capacitance characteristics.

TECHNOLOGIES AND PRODUCTS

    HLDS focuses its development activities in three primary areas: (i) design planning technologies and products that allow physical design realities to be accurately considered during all stages of the design process; (ii) EDA infrastructure technology that allows IC design teams to quickly implement a high productivity, deep submicron design methodology using "best of breed" tools provided by EDA suppliers and internal CAD development teams; and (iii) other standalone EDA tools that solve specific deep submicron design problems, are complementary to its design planning products and integrate with its EDA infrastructure.

    TECHNOLOGIES

    HLDS' products are based on the following internally developed proprietary technologies.

    LOGIC AND PHYSICAL PARTITIONING. HLDS has developed proprietary methods and algorithms for partitioning an IC design in a way that enables efficient physical implementation and minimizes change to the logical hierarchy used to create the design.

    FINAL QUALITY PLACEMENT. HLDS has developed innovative cell and block placement technology using a high speed, proprietary algorithmic approach that allows fast, final quality placement of gate arrays and standard cell designs.

    ACCURATE RESISTANCE AND CAPACITANCE ESTIMATION AND EXTRACTION. HLDS has developed proprietary algorithms and techniques for accurately determining distributed interconnect resistance and capacitance prior to physical implementation based on a floorplan. Proprietary deep submicron extraction technology has been developed and can be used to correlate against estimated results.

    ACCURATE DEEP SUBMICRON DELAY CALCULATION. HLDS has developed proprietary algorithms and techniques for accurately calculating gate and interconnect delays based on a cell library containing gate timing models and distributed resistance and capacitance information for each net in a design.

    PLACE AND ROUTE BACKPLANE. HLDS has developed a proprietary, unified place and route backplane that allows cell library data to be input and output to and from each supported third party place and route tool, allows floorplans to be transferred to each place and route tool and allows the final physical layout to be transferred to the design planner for analysis.

    FAST, MEMORY-EFFICIENT DATABASE. HLDS has developed a proprietary database and database schema that has been optimized for deep submicron IC design.

    COMPREHENSIVE APPLICATIONS PROGRAMMING INTERFACES. HLDS has developed proprietary programming interfaces to the PILLAR database that allow fast and easy access to the database, graphical user interface and applications operating within the PILLAR environment.

    PRODUCTS

    HLDS offers the following design planning, EDA infrastructure and standalone EDA products.

    DESIGN PLANNING PRODUCTS

    HLDS offers three design planning products: TOP-DOWN DP, LOGIC DP and PHYSICAL DP. Each of these products supports gate array, standard cell and structured custom design styles. The design planning products are written in C and C++, run on UNIX workstations from Sun and Hewlett Packard and support industry standards and de facto industry standards such as Physical Design Exchange Format ("PDEF"), Standard Delay Format ("SDF"), Standard Parasitic Format ("SPF"), Electronic Design Interchange Format ("EDIF"), Verilog HDL and GDSII Stream Format.

    TOP-DOWN DP. TOP-DOWN DP, which has been released for limited customer use, is a design planning tool used in the functional design phase of the design process. TOP-DOWN DP estimates the number of gates and size of each module and process in the source design description and then creates a block-level floorplan and determines the global timing of a design. TOP-DOWN DP permits resolution of major design problems at the functional design stage, thus facilitating logic implementation in which boundary constraints for each of the blocks in the floorplan are passed to a synthesis tool along with estimated delay information. With TOP-DOWN DP, designers can identify and repair design problems earlier in the design process and significantly reduce design cycle times.

    LOGIC DP. LOGIC DP, commercially released in 1994, is a design planning tool used in the logic implementation phase of the design process. LOGIC DP provides a logic designer with the ability to identify delays during the logic implementation phase. LOGIC DP operates from a hierarchical gate level description of a design to determine interconnect topologies and accurately predict routability and delay. With interfaces and methodologies developed in conjunction with another EDA vendor, LOGIC DP is able to identify and resolve performance and routability issues to improve the existing logic implementation.

    PHYSICAL DP. PHYSICAL DP, commercially released in 1993, is a design planning tool used in the physical implementation and verification phase of design. PHYSICAL DP supports hierarchical, team-oriented design methodologies that break down large complex designs into component pieces, which can be worked on in parallel by different team members. PHYSICAL DP acts as the central tool of the hierarchical physical implementation and analysis process. It manages all the design data across hierarchical design boundaries and between numerous customer developed and commercial physical implementation tools. As a result, PHYSICAL DP is crucial to complex "Systems-On-Silicon" IC designs which employ hierarchical physical implementation methods. Using interfaces developed by HLDS, PHYSICAL DP can be used with most commercially available place and route products.

    EDA INFRASTRUCTURE PRODUCTS

    PILLAR DEVELOPMENT. PILLAR DEVELOPMENT, commercially released in 1994, provides a software development environment for the implementation of deep submicron methodologies. Pillar Development provides a C, C++ and Common Lisp applications programming interface debug environment, graphical user interface, database schema and database for use by CAD development teams. Interfaces developed by HLDS to a number of schematic capture, simulation, timing analysis, synthesis and placement and routing products from EDA vendors, such as Synopsys, EPIC Design Technology, Integrated Silicon Systems, Cadence, Mentor Graphics and VIEWlogic Systems, are available through PILLAR DEVELOPMENT to facilitate the methodology implementation process.

    PILLAR RUN TIME. PILLAR RUN TIME, commercially released in 1994, is the same product as PILLAR DEVELOPMENT, but does not include software development capabilities. PILLAR RUN TIME is used by customers that employ PILLAR DEVELOPMENT and by other customers that use products that HLDS has developed to operate in the PILLAR environment including TOP-DOWN DP, LOGIC DP, PHYSICAL DP, FASNET and HYPEREXTRACT.

    OTHER STANDALONE EDA PRODUCTS

    HYPEREXTRACT. HYPEREXTRACT, commercially released in 1995, is a product used in the physical implementation and verification stage of IC design. It allows distributed resistance and capacitance to be extracted from a design database. Interlayer, coupling and sliding conductor capacitance extraction are supported, as are de facto industry standards, such as SPF, DSPF, LEF and DEF.

    FASNET DELAY CALCULATOR. FASNET DELAY CALCULATOR, commercially released in 1995, is a product that can be used at any stage of the design process. It allows gate and interconnect delays to be accurately calculated based on gate models and information describing the distributed resistance and capacitance profile for interconnect. De facto industry standards, such as table models, SPF, DSPF and SDF, are supported.

SALES AND MARKETING

    HLDS markets its products in North America and Europe through a direct sales organization. HLDS uses a team of sales personnel and field applications engineers working together from HLDS' sales and support offices to provide commercial and technical solutions for each customer. Additionally, HLDS has a team of research and development engineers based at HLDS' headquarters to assist the applications engineers in certain situations where an advanced level of product expertise is required. In addition to the sales and marketing organization at HLDS' headquarters in Santa Clara, California, HLDS has sales and support offices in Austin, Texas; Mesa, Arizona; Great Falls, Virginia; Flint, Michigan; Londonderry, New Hampshire; Kraiburg, Germany; and Reading, England.

    HLDS markets its products in Asia through distribution relationships with companies in each of Japan, Korea and Taiwan. In Japan, HLDS had distributed its products through Sumisho Electronics Devices ("SED") in 1994 and 1995. In 1996, SED reorganized its high technology distributions under a new company, SC Hightech Corporation ("SCH"), which is currently HLDS' Japanese distributor. HLDS has also entered into a distribution relationship with a company in Israel.

    HLDS licenses its products primarily through non-exclusive license agreements that provide for single-user access either on a host machine or on a designated network. List prices for HLDS' principal products typically range from approximately $30,000 to $90,000 depending on the type of license, level of usage, product mix and other factors. HLDS' license agreements with its customers typically contain provisions designed to limit HLDS' exposure to potential product liability claims. Although HLDS has not experienced any product liability claims to date, the sale and support of products by HLDS may entail the risk of such claims which could have a material adverse effect upon HLDS' business, operating results or financial condition.

CUSTOMER SERVICE AND SUPPORT

    HLDS provides its customers with a wide range of support services, including on-site product support, on-site and in-house training and deep submicron design consulting. HLDS' customer service and support is provided by applications engineers who understand the design methodologies of HLDS' customers and generally have IC design backgrounds. Pre-sales support consists of product benchmarking, product training and integration analysis as needed. Post-sales support is provided pursuant to renewable annual maintenance contracts. In addition, customers with maintenance contracts have access to periodic incremental product enhancement releases at no additional cost. Major enhancements to products are, however, either offered as an option to existing products or are subject to upgrade fees. Customers are charged separately for training including specialist or on-site training.

PRODUCT DEVELOPMENT

    HLDS' future success is dependent, in part, upon its ability to enhance its current products and to develop and introduce new products on a timely and a cost-effective basis that keep pace with technological developments and evolving industry standards, as well as address the increasingly sophisticated needs of its customers. HLDS' research and development staff is divided into groups, each of which focuses on the development, enhancement and support of a particular product. These groups also focus on releasing improved versions of HLDS' existing products and developing new products and product options.

COMPETITION

    The market in which HLDS sells its products is highly competitive and HLDS expects that competition in this market will increase significantly in the future. HLDS' ability to compete in the EDA product market depends on a number of factors both within and outside its control, including price, quality, availability, and performance of its products, timing of new product introductions by HLDS and its customers and competitors, and customer service and technical support. Certain competing EDA companies have longer operating histories, significantly greater financial, technological, management and marketing resources, greater name recognition and larger installed bases than HLDS. In addition, these competing EDA companies can devote greater resources to developing, marketing and selling their products than HLDS and may be able to respond more quickly to new or emerging technologies and changes in customer needs. Furthermore, other EDA companies may have competing products or may develop and bring new products to the market that could compete with HLDS' products or that offer complete IC design solutions. HLDS also competes with the internal design groups of its existing and potential customers, many of whom design and develop customized tools for their particular needs and therefore may be reluctant to purchase products offered by independent vendors. Some of these design groups have collaborated with other EDA companies to develop tools with broader applications in the EDA market and which potentially may compete with HLDS' products.

INTELLECTUAL PROPERTY AND OTHER PROPRIETARY RIGHTS

    HLDS' success is heavily dependent on its proprietary software technology. HLDS currently does not have any patents and relies primarily on a combination of copyright and trademark laws, trade secrets, confidentiality procedures, contractual provisions and technical measures to protect its proprietary rights in its products. There can be no assurance that protective measures taken by HLDS will prevent misappropriation of its proprietary technology, and such measures may not preclude competitors from developing products with features similar to those of HLDS' products. Furthermore, effective copyright and trade secret protection may be limited or unavailable under the laws of certain foreign jurisdictions.

EMPLOYEES

    As of September 30, 1996, HLDS had a total of 78 employees, including 31 in research and development, 36 in sales and marketing and 11 in administration and finance. Of these employees, 75 were located in the United States, and one in each of Japan, England and Germany. None of HLDS' employees is represented by a labor union. HLDS has not experienced work stoppages and considers its relations with its employees to be good.

FACILITIES

    HLDS' principal administrative, sales, marketing and research and development facility occupies approximately 27,000 square feet in Santa Clara, California. HLDS has entered into a lease arrangement allowing it to expand to approximately 35,000 square feet pursuant to a lease which expires in January, 1999. In addition, HLDS leases sales or support offices in Austin, Texas; Mesa, Arizona; Great Falls, Virginia; Flint, Michigan; Londonderry, New Hampshire; Kraiburg, Germany; and Reading, England. HLDS believes that its existing facilities are adequate for its current needs.

                  HLDS MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    THE FOLLOWING DISCUSSION OF THE FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF HLDS SHOULD BE READ IN CONJUNCTION WITH THE CONSOLIDATED FINANCIAL STATEMENTS AND THE RELATED NOTES THERETO INCLUDED HEREIN. THE DISCUSSION IN THIS PROXY STATEMENT/PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. HLDS' ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, WITHOUT LIMITATION, THOSE DISCUSSED IN THIS SECTION AND THE SECTION ENTITLED "HLDS BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS.


OVERVIEW

    HLDS develops, markets and supports EDA software for the design of high-density, high performance ICs. HLDS' products are designed to solve the problems inherent in deep submicron IC design and to offer improved time to market, enhanced IC performance and reduced development and manufacturing costs when compared to previous generations of EDA software. HLDS currently provides products in three areas: (i) design planning tools, which allow physical design issues to be considered earlier in the design process; (ii) an EDA infrastructure product, which provides a software development environment used to integrate, customize and develop EDA tools for new deep submicron design methodologies; and (iii) other standalone tools designed to solve specific deep submicron design problems. HLDS markets its products to major domestic and international customers through its direct sales force and through distributors, and offers comprehensive customer service, training and support.

    HLDS was incorporated in April 1991 and commenced operations effective January 1992. HLDS' initial technology was based upon research and development originally performed by AfCAD, HLDS' predecessor, which was primarily a consulting firm that created HLDS' design planner technology. Effective January 1, 1992, AfCAD transferred substantially all of its EDA technology, contracts and rights to HLDS. During 1992, HLDS operated primarily as a consulting services business with sales of products through original equipment manufacturer ("OEM") relationships and its consulting efforts. In 1993, HLDS embarked on a planned transition from a consulting services business to a products-based business.

    HLDS' operating results have fluctuated in the past and are likely to continue to fluctuate in the future due to many factors, including, among others, the timing and market acceptance of new products by HLDS, new product introductions by HLDS' competitors, competitive conditions in the EDA industry, rapid technological advances, personnel changes, the development and conduct of HLDS' international business, fluctuations in quarterly results and HLDS' dependence on distributors.

RESULTS OF OPERATIONS

    The following table sets forth certain statement of operations data as well as such data expressed as a percentage of HLDS' revenues for the four years ended December 31, 1995 and for the nine-month periods ended September 30, 1995 and 1996. The annual statement of operations data was derived from the audited financial statements of HLDS. The statement of operations data presented below for the nine-month periods ended September 30, 1995 and 1996 are derived from HLDS' unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for the fair presentation of such information when read in conjunction with HLDS' annual audited financial statements and notes thereto. Operating results for the nine-month period ended

September 30, 1996 are not necessarily indicative of results to be expected for the year ending December 31, 1996 or any other future period.


                                                                                       NINE MONTHS ENDED
                                                FISCAL YEAR ENDED DECEMBER 31             SEPTEMBER 30
                                          ------------------------------------------  --------------------
                                            1992       1993       1994       1995       1995       1996
                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                       (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES:
  License...............................  $     758  $   2,804  $   3,119  $   7,821  $   6,048  $   6,636
  Service...............................        489        292        441      2,306      1,426      2,793
                                          ---------  ---------  ---------  ---------  ---------  ---------
    TOTAL REVENUES......................      1,247      3,096      3,560     10,127      7,474      9,429
COSTS AND EXPENSES:
  Cost of service.......................         93        106        144        678        419        846
  Research and development..............        585      1,030      2,910      3,648      2,680      3,963
  Sales & marketing.....................        102      1,130      2,888      3,480      2,605      4,138
  General & administrative..............        318        533      1,462      1,654      1,146      1,478
  Compensation charge...................     --         --         --          3,008      3,008     --
                                          ---------  ---------  ---------  ---------  ---------  ---------
    TOTAL COSTS AND EXPENSES............      1,097      2,799      7,404     12,468      9,858     10,425
    INCOME (LOSS) FROM OPERATIONS.......        150        297     (3,844)    (2,341)    (2,384)      (996)
Other income (expense)..................         (7)       (10)        89         19          4         29
Expensed offering costs.................     --         --         --         --         --           (627)
                                          ---------  ---------  ---------  ---------  ---------  ---------
    INCOME (LOSS) BEFORE TAX............        143        287     (3,755)    (2,322)    (2,380)    (1,594)
Benefit (provision) for income taxes....        (39)       (38)       (23)      (106)       (58)      (115)
                                          ---------  ---------  ---------  ---------  ---------  ---------
    NET INCOME (LOSS)...................  $     104  $     249  $  (3,778) $  (2,428) $  (2,438) $  (1,709)
                                          ---------  ---------  ---------  ---------  ---------  ---------
                                          ---------  ---------  ---------  ---------  ---------  ---------
    NET INCOME (LOSS) PER SHARE.........  $    0.03  $    0.03  $   (0.34) $   (0.22) $   (0.22) $   (0.16)
      WEIGHTED AVERAGE COMMON AND COMMON
        EQUIVALENT SHARES OUTSTANDING...      3,886      7,834     11,169     10,983     11,037     10,880



                                                                                      NINE MONTHS
                                               FISCAL YEAR ENDED DECEMBER 31             ENDED
                                                                                     SEPTEMBER 30
                                            -----------------------------------     ---------------
                                            1992      1993      1994      1995      1995      1996
                                            -----     -----     -----     -----     -----     -----
REVENUES:
  License...............................     60.8%     90.6%     87.6%     77.2%     80.9%     70.4%
  Service...............................     39.2       9.4      12.4      22.8      19.1      29.6
                                            -----     -----     -----     -----     -----     -----
    TOTAL REVENUES......................    100.0     100.0     100.0     100.0     100.0     100.0
COSTS AND EXPENSES:
  Cost of service.......................      7.4       3.4       4.1       6.7       5.6       9.0
  Research and development..............     46.9      33.3      81.7      36.0      35.9      42.0
  Sales & marketing.....................      8.2      36.5      81.1      34.4      34.9      43.9
  General & administrative..............     25.5      17.2      41.1      16.3      15.3      15.7
  Compensation charge...................       --        --        --      29.7      40.2        --
                                            -----     -----     -----     -----     -----     -----
    TOTAL COSTS AND EXPENSES............     88.0      90.4     208.0     123.1     131.9     110.6
    INCOME (LOSS) FROM OPERATIONS.......     12.0       9.6     (108.0)   (23.1)    (31.9)    (10.6)
Other income (expense)..................     (0.6)     (0.3)      2.5       0.2       0.1       0.3
Expensed offering costs.................       --        --        --        --        --      (6.6)
  INCOME (LOSS) BEFORE TAX..............     11.4       9.3     (105.5)   (22.9)    (31.8)    (16.9)
Benefit (provision) for income taxes....     (3.1)     (1.2)     (0.6)     (1.0)     (0.8)     (1.2)
                                            -----     -----     -----     -----     -----     -----
  NET INCOME (LOSS).....................      8.3%      8.1%    (106.1)%  (24.0)%   (32.6)%   (18.1)%
                                            -----     -----     -----     -----     -----     -----
                                            -----     -----     -----     -----     -----     -----

REVENUES

    Revenues increased by 148% from $1.2 million in 1992 to $3.1 million in 1993, and increased by 15% to $3.6 million from 1993 to 1994. Revenues increased by 184% from $3.6 million in 1994 to $10.1 million in 1995, and increased by 26% from $7.5 million for the first nine months of 1995 to $9.4 million for the first nine months of 1996.

    LICENSE REVENUES. License revenues increased by 270% from $758,000 in 1992 to $2.8 million in 1993, and increased by 11% to $3.1 million from 1993 to 1994. License revenues increased by 151% from $3.1 million in 1994 to $7.8 million in 1995, and increased by 10% from $6.0 million for the first nine months of 1995 to $6.6 million for the first nine months of 1996. The growth in license revenues from 1992 to the present was the result of the growth in the number of design planning licenses sold, the movement in the EDA industry towards deep submicron process technologies, new product introductions and investments made by HLDS to increase its available resources in both research and development and sales and marketing. License revenues as a percentage of revenues were 60.8%, 90.6%, 87.6% and 77.2% in 1992, 1993, 1994 and 1995 respectively, and 80.9% and
70.4% for the first nine months of 1995 and 1996, respectively. The growth in license revenues as a percentage of revenues from 1992 to 1994 reflects HLDS' planned transition from a consulting services business to a products-based business. The decline in license revenues as a percentage of revenues from 1994 to 1995 as well as for the first nine months of 1995 as compared to the first nine months of 1996 was due primarily to an increase in service revenues relative to total revenues. To date, price increases have not been a significant factor in HLDS' revenue growth.

    SERVICE REVENUES. Service revenues declined by 40% from $489,000 in 1992 to $292,000 in 1993, and increased by 51% to $441,000 from 1993 to 1994. Service revenues increased by 423% from $441,000 in 1994 to $2.3 million in 1995, and increased by 96% from $1.4 million for the first nine months of 1995 to $2.8 million for the first nine months of 1996. Service revenues as a percentage of revenues were 39.2%, 9.4%, 12.4% and 22.8% in 1992, 1993, 1994 and 1995
respectively, and 19.1% and 29.6% for the first nine months of 1995 and 1996, respectively. Service revenues consist of revenues generated from the sales of support maintenance contracts, consulting services and implementation services related to the installation of HLDS' software products and related training. Such services do not include customization or modification of the underlying software code. The decrease in service revenues from 1992 to 1993 reflects HLDS' planned transition from a consulting services business to a products-based business. The increase in service revenues from 1993 to 1995 was due primarily to higher levels of maintenance revenues generated from increased product sales and from HLDS' growing installed base. The increase in service revenues as a percentage of revenues from the first nine months of 1995 to the first nine months of 1996 was due primarily to a combination of higher levels of maintenance revenues, and consulting service revenues generated from consulting projects.

    HLDS has adopted a business strategy that requires HLDS to commit a substantial amount of management and financial resources to establish a significant market presence overseas, particularly in Japan, Korea and Taiwan, which HLDS believes collectively represent a significant part of the world market for EDA products. International revenues accounted for approximately 23%, 18%, 10% and 23% of revenues in 1993, 1994, 1995 and the first nine months of 1996, respectively. The decrease in international revenues from 1993 to 1994 was due primarily to substantial initial purchases of HLDS' products in 1993 by SED, HLDS' Japanese distributor at such time, which were resold by SED to end users in subsequent periods. The termination or non-renewal of HLDS' distribution agreement with SCH, HLDS' current Japanese distributor, could have a material adverse effect on the ability of HLDS to maintain a presence in the Japanese EDA market. Risks inherent in HLDS' international business may generally include longer receivable collection periods, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, reduced protection for intellectual property rights in some countries, tariffs and other trade barriers, the impact of possible recessionary environments in economies outside the United States and other factors. There can be no assurance that these factors will not have a material adverse effect on HLDS' business, operating results and financial condition.

    During 1995 and for the first nine months of 1996, Advanced Micro Devices, an end user customer of HLDS, accounted for approximately 37% and 22% of HLDS' revenues, respectively.

    HLDS has recognized revenues, for all periods presented, in accordance with Statement of Position 91-1 entitled "Software Revenue Recognition," dated December 12, 1991, issued by the American Institute of Certified Public Accountants. HLDS typically ships orders as received and, as a result, has little or no backlog. Revenues from software license agreements with end users and resellers are recognized upon shipment of the software if there are no significant post-delivery obligations, payment is due within one year and collection is probable. Revenues for maintenance are recognized ratably over the term of the support period. If maintenance is included free in a license agreement, such amount is unbundled from the license fee at its fair market value based on the value established by independent sale of such maintenance to customers. Consulting revenues are primarily related to implementation services performed under separate service arrangements related to the installation of HLDS' software products. Such services do not include customization or modification of the underlying software code. If included free in a license agreement, such services are unbundled at their fair market value based on the value established by the independent sale of such services to customers. Revenues from such consulting services and training services are recognized as the services are performed.

COSTS AND EXPENSES

    COST OF LICENSES. Cost of licenses consists primarily of product packaging, documentation, production costs and royalties to development partners. Cost of licenses was immaterial for all periods and is included in sales and marketing expenses.

    COST OF SERVICES. Cost of services includes personnel and related operating expenses allocated to maintenance, consulting and training services. Cost of services increased by 14% from $93,000 in 1992 to $106,000 in 1993, and increased by 36% to $144,000 in 1994. Cost of services increased 371% from $144,000 in 1994 to $678,000 in 1995 and increased by 102% from $419,000 for the first nine months of 1995 to $846,000 for the first nine months of 1996. Cost of services as a percentage of revenues was 7.4%, 3.4%, 4.1% and 6.7% in 1992, 1993, 1994 and 1995, respectively, and 5.6% and 9.0% for the first nine months of 1995 and 1996, respectively. The increase in cost of services was due primarily to increases in the number of employees and related expenses to provide customer support.

    RESEARCH AND DEVELOPMENT. Research and development expenses include all costs associated with the development of new products and enhancements to existing products. Research and development expenses increased by 76% from $585,000 in 1992 to $1.0 million in 1993, and increased by 183% to $2.9 million in 1994. Research and development expenses increased by 25% from $2.9 million in 1994 to $3.6 million in 1995 and increased by 48% from $2.7 million for the first nine months of 1995 to $4.0 million for the first nine months of 1996. Research and development expenses as a percentage of revenues were 46.9%, 33.3%, 81.7% and 36.0% in 1992, 1993, 1994 and 1995 respectively, and 35.9% and 42.0%
for the first nine months of 1995 and 1996, respectively. The increase in research and development expenses was due primarily to increases in the number of employees and related expenses to support the continued enhancement, design and development of HLDS' products. HLDS believes that significant investment in research and development activities is essential to HLDS' future success. Accordingly, HLDS anticipates that it will continue to invest resources to further enhance and develop its products and believes that research and development expenses will increase in dollar amount in future periods.

    Under the provisions of Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," software development costs are capitalized upon the establishment of technological feasibility, which HLDS defines as establishment of a working model and further defines as a beta version of the software. The period of time commencing when a product achieves beta version status and ending when a product is offered for sale is typically very short. Accordingly, amounts which could have been capitalized under this statement were immaterial to HLDS' results of operations and financial condition. Therefore, HLDS has to date expensed all software development costs as incurred.

    SALES AND MARKETING. Sales and marketing expenses consist primarily of costs associated with the sales process, including salaries, commissions, travel, advertising and trade shows. These expenses increased from $102,000 in 1992 to $1.1 million in 1993, and increased by 156% to $2.9 million in 1994. Sales and marketing expenses increased 21% from $2.9 million in 1994 to $3.5 million in 1995, while increasing by 59% from $2.6 million for the first nine months of 1995 to $4.1 million for the first nine months of 1996. Sales and marketing expenses as a percentage of revenues were 8.2%, 36.5%, 81.1% and 34.4% in 1992, 1993, 1994 and 1995, respectively, and 34.9% and 43.9% for the first nine months of 1995 and 1996, respectively. The increase in sales and marketing expenses from 1992 to the first nine months of 1996 was due primarily to an increase in the number of sales and technical sales personnel and related overhead costs and an increase in the level of sales commissions associated with the increasing revenue levels experienced through these periods.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased by 68% from $318,000 in 1992 to $533,000 in 1993, and increased by 174% to $1.5 million in 1994. General and administrative expenses increased 13% from $1.5 million in 1994 to $1.7 million in 1995 and increased by 29% from $1.1 million for the first nine months of 1995 to $1.5 million for the first nine months of 1996. General and administrative expenses as a percentage of revenues were 25.5%, 17.2%, 41.1% and 16.3% in 1992, 1993, 1994 and 1995, respectively, and
15.3% and 15.7% for the first nine months of 1995 and 1996, respectively. The increase in general and administrative expenses in each period was due primarily to an increase in the number of employees, expenses associated with HLDS' status as a Canadian public company and expansion of HLDS' facilities to support HLDS' growth.

    COMPENSATION CHARGE RELATED TO STOCK OPTIONS. In September 1995, HLDS granted options to purchase 300,000 shares of HLDS Common Stock under its 1995 Special Nonstatutory Stock Option Plan. Because these option grants were fully vested and were substantially discounted from the fair market value of the HLDS Common Stock as of the date of grant, HLDS incurred a non-recurring, non-cash compensation charge of $3.0 million.

    OTHER INCOME (EXPENSE). Other income (expense) represents interest income on cash and short-term investments net of interest expense relating to capital leases and HLDS' line of credit.

    EXPENSED OFFERING COSTS. During the second quarter of 1996, HLDS incurred a non-recurring charge of approximately $627,000 related to the write-off of costs incurred in connection with its suspended U.S. initial public offering filed in November 1995.

    INCOME TAXES. The provision for income taxes in 1992, 1993, 1994, 1995 and the nine months ended September 30, 1996 consisted primarily of foreign withholding taxes. As of December 31, 1995, HLDS had deferred tax assets of approximately $2.8 million. Because of uncertainties surrounding the timing of the realization of the deferred tax assets, HLDS has provided a valuation allowance for a substantial portion of its deferred tax assets due to its limited operating history and variability of its operating results. As of December 31, 1995, HLDS had federal and state net operating loss carryforwards of approximately $2.0 million and $430,000, respectively, which expire in various periods through 2009. HLDS' ability to utilize the net operating loss carryforwards in future years may be limited in some circumstances, including significant changes in ownership interests.

QUARTERLY RESULTS

    The following tables set forth certain unaudited statement of operations data for the seven quarters ended September 30, 1996, as well as such data expressed as a percentage of HLDS' revenues for the periods indicated. This data has been derived from unaudited financial statements that, in the opinion of management, include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information when read in conjunction with HLDS' annual audited financial statements and notes thereto. HLDS' quarterly results have fluctuated in the past and are expected to fluctuate significantly in the future. As a result, HLDS believes that period-to-period comparisons of its results of operations are not necessarily meaningful. In any event, such comparisons should not be relied upon as indications of future performance.

                                      MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER    MARCH 31,   JUNE 30,    SEPTEMBER 30,
                                        1995        1995          1995        31, 1995      1996        1996          1996
                                      ---------   ---------   -------------   ---------   ---------   ---------   -------------
REVENUES:
  License...........................  $  1,651    $  1,875    $      2,522    $  1,773    $  2,306    $  2,254    $      2,076
  Service...........................       414         532             480         880         952         900             941
                                      ---------   ---------   -------------   ---------   ---------   ---------   -------------
    TOTAL REVENUES..................     2,065       2,407           3,002       2,653       3,258       3,154           3,017
COSTS AND EXPENSES:
  Cost of service...................       101         150             168         259         279         276             291
  Research & development............       843         840             997         968       1,197       1,412           1,354
  Sales & marketing.................       735         864           1,006         875       1,215       1,367           1,556
  General & administrative..........       311         405             430         508         460         460             558
  Compensation charge...............     --          --              3,008       --          --          --            --
                                      ---------   ---------   -------------   ---------   ---------   ---------   -------------
    TOTAL COSTS AND EXPENSES........     1,990       2,259           5,609       2,610       3,151       3,515           3,759
    INCOME (LOSS) FROM OPERATIONS...        75         148          (2,607)         43         107        (361)           (742)
Other income (expense)..............         7           4              (7)         16           7         (13)             35
Expensed offering costs.............     --          --            --            --          --           (627)        --
    INCOME (LOSS) BEFORE TAXES......        82         152          (2,614)         59         114      (1,001)           (706)
Benefit (provision) for income
  taxes.............................         6         (42)            (22)        (49)        (31)          8             (92)
                                      ---------   ---------   -------------   ---------   ---------   ---------   -------------
    NET INCOME (LOSS)...............  $     88    $    110    $     (2,636)   $     10    $     83    $   (993)   $       (799)
                                      ---------   ---------   -------------   ---------   ---------   ---------   -------------
                                      ---------   ---------   -------------   ---------   ---------   ---------   -------------
    NET INCOME (LOSS) PER SHARE.....  $   0.01    $   0.01    $      (0.24)   $  --       $   0.01    $  (0.09)   $      (0.07)
      WEIGHTED AVERAGE COMMON AND
        COMMON EQUIVALENT SHARES
        OUTSTANDING.................    11,316      13,186          11,107      12,740      12,518      11,126          10,986


                                                                      AS A PERCENTAGE OF TOTAL REVENUES
                                          -----------------------------------------------------------------------------------------
                                          MARCH 31,   JUNE 30,    SEPTEMBER 30,   DECEMBER    MARCH 31,   JUNE 30,    SEPTEMBER 30,
                                            1995        1995          1995        31, 1995      1996        1996          1996
                                          ---------   ---------   -------------   ---------   ---------   ---------   -------------
REVENUES:
  License...............................      80.0%       77.9%           84.0%       66.8%       70.8%       71.5%           68.8%
  Service...............................      20.0        22.1            16.0        33.2        29.2        28.5            31.2
                                          ---------   ---------          -----    ---------   ---------   ---------          -----
    TOTAL REVENUES......................     100.0       100.0           100.0       100.0       100.0       100.0           100.0
COSTS AND EXPENSES:
  Cost of service.......................       4.9         6.3             5.6         9.8         8.6         8.8             9.6
  Research & development................      40.8        34.9            33.2        36.5        36.7        44.8            44.9
  Sales & marketing.....................      35.6        35.9            33.5        33.0        37.3        43.3            51.5
  General & administrative..............      15.1        16.8            14.3        19.1        14.1        14.6            18.5
  Compensation charge...................     --          --              100.2       --          --          --            --
                                          ---------   ---------          -----    ---------   ---------   ---------          -----
    TOTAL COSTS AND EXPENSES............      96.4        93.9           186.8        98.4        96.7       111.5           124.5
    INCOME (LOSS) FROM OPERATIONS.......       3.6         6.1           (86.8)        1.6         3.3       (11.5)          (24.5)
Other income (expense)..................       0.3         0.2            (0.3)        0.6         0.2        (0.4)            1.2
Expensed offering costs.................     --          --            --            --          --          (19.9)        --
    INCOME (LOSS) BEFORE TAXES..........       3.9         6.3           (87.1)        2.2         3.5       (31.8)          (23.3)
Benefit (provision) for income taxes....       0.3        (1.7)           (0.7)       (1.8)       (1.0)        0.3            (3.0)
                                          ---------   ---------          -----    ---------   ---------   ---------          -----
    NET INCOME (LOSS)...................       4.2%        4.6%          (87.8)%       0.4%        2.5%      (31.5)%         (26.3)%
                                          ---------   ---------          -----    ---------   ---------   ---------          -----
                                          ---------   ---------          -----    ---------   ---------   ---------          -----

    GENERAL. HLDS' quarterly operating results have fluctuated in the past and are expected to fluctuate significantly in the future due to a number of factors, including, among others, the size and timing of customer orders, the timing and market acceptance of new products of HLDS, changes in the level of operating expenses, new product introductions by HLDS' competitors, competitive conditions in the EDA industry, the potential impact on HLDS' revenues caused by the year-end capital budgets and spending activities of HLDS' customers, technological advances, personnel changes and the level and pricing of international sales. HLDS generally ships orders as received and, as a result, typically has little or no backlog. Therefore, revenues and operating results for a particular quarter depend on the volume and timing of orders received during such quarter, which are difficult to forecast. In addition, because HLDS has recognized the substantial majority of its quarterly license revenues in the last weeks of each quarter and HLDS' expenditure levels for product development and other operating expenses are based in large part on anticipated revenues, the timing and amount of revenues associated with orders have caused, and may continue to cause, significant variations in operating results from quarter to quarter. As a result, HLDS may not learn of, or be able to confirm, revenue or earnings shortfalls until late in the quarter from anticipated levels or other occurrences impacting its ability to meet market expectations for results of operations. In addition, the sales cycle associated with the license of HLDS' products is relatively lengthy and typically takes several months to complete, depending upon the interest of the prospective customer in HLDS' products, the size of the order (which may involve a significant commitment of capital by the customer), the decision-making and acceptance procedures within the customer's organization, the complexity of implementation and other factors.

    REVENUES. After experiencing rapid growth in the first three quarters of 1995, HLDS experienced a decline in quarterly revenue in the fourth quarter of 1995. Quarterly revenues reached a high point during the first quarter of 1996 and have declined in the ensuing second and third quarters of 1996. These fluctuations have resulted primarily from customer delays in product purchases, economic conditions relating to the semiconductor marketplace, delays in the introduction of new or enhanced versions of HLDS' products and the level and acceptance of international sales. HLDS' quarterly fluctuations are indicative of the factors impacting its business and there can be no assurance that HLDS will be able to increase revenues in future periods or that it will be able to sustain its current or historical revenue growth rate.

    COSTS AND EXPENSES. Costs and expenses increased in absolute dollar terms during the four quarters in 1995 and the first three quarters of 1996 due primarily to an increased number of employees in all areas, an increase in sales commissions and increases in operating expenses, including facilities, equipment and travel-related costs. In addition, HLDS incurred a non-recurring, non-cash compensation charge of $3.0 million in the third quarter of 1995 as a result of below-market, fully vested option grants for 300,000 shares of HLDS Common Stock under its 1995 Special Nonstatutory Stock Option Plan, which resulted in a net loss for such quarter of $2.6 million. The shares subject to options granted under such plan are equal in number to the shares of HLDS Common Stock contributed to the capital of HLDS by one of HLDS' founders in September 1995. HLDS also incurred a non-recurring charge of approximately $627,000 in the second quarter ended June 30, 1996, related to the write-off of costs incurred in connection with its suspended U.S. initial public offering filed in November 1995. HLDS' expense levels are based in part on its expectations of future revenues. If revenue levels are under expectations, operating results will be adversely affected. Operating and net income are likely to be disproportionately impacted by a revenue level below expectations due to a minimum portion of HLDS' expenses varying with its revenue.

LIQUIDITY AND CAPITAL RESOURCES

    Net cash provided by (used in) operations was $140,000, ($530,000), ($3.1 million) and $1.5 million in 1992, 1993, 1994 and 1995, respectively, and ($45,000) and ($785,000) for the first nine months of 1995 and 1996, respectively. The increase in net cash used in operations in 1996 was primarily the result of the net loss incurred in 1996.

    HLDS has funded its operations to date primarily from the sale of its equity securities, for which HLDS has received aggregate net proceeds of approximately $6.5 million and, to a lesser degree, through borrowings and capital equipment leases.

    HLDS' capital investment activity used cash of $122,000, $793,000, $756,000 and $625,000, in 1992, 1993, 1994 and 1995, respectively, and $369,000 and
$557,000 for the first nine months of 1995 and 1996, respectively. These investments consist primarily of computer equipment used in development, testing, demonstrating and supporting HLDS' software products. As of September 30, 1996, HLDS did not have any material commitments for capital expenditures.

    As of September 30, 1996, HLDS had working capital of approximately $1.3 million, including cash and short-term investments of approximately $1.6 million. HLDS has entered into a revolving line of credit agreement that expires May 1, 1997 and provides for borrowings of up to $500,000. As of September 30, 1996, $500,000 was outstanding under the line of credit. Borrowings bear interest at the bank's reference rate plus 0.5% (8.75% as of September 30, 1996) and are limited to 70% of eligible accounts receivable as defined in the agreement. Borrowings are secured by HLDS' accounts receivable and by substantially all of HLDS' assets. HLDS was in compliance with the covenants under the line of credit agreement as of December 31, 1995 and September 30, 1996.

                   HLDS MANAGEMENT AND EXECUTIVE COMPENSATION

HLDS MANAGEMENT

    The executive officers, directors and certain other members of senior management of HLDS, and their ages as of the Record Date, are as follows:

NAME                                        AGE                                    POSITION
--------------------------------------      ---      --------------------------------------------------------------------
Dennis DeCoste........................          51   Chairman of the Board
J. George Janac.......................          37   President, Chief Executive Officer, Chief Technical Officer, Vice
                                                     President, Research and Development, Secretary and Director
Robert P. Wiederhold..................          37   Executive Vice President, Chief Operating Officer and Director
Kevin E. Moynihan.....................          39   Vice President, Technical Services
Peter S. Teshima......................          38   Vice President, Finance and Administration and Chief Financial
                                                     Officer
Michael S. O'Brien....................          36   Vice President, Sales
E. Arklin Kee.........................          39   Vice President, Business Development
Harvey C. Allison.....................          40   Director
Aki Fujimura..........................          37   Director
Michael J.M. Walsh....................          52   Director

    Mr. DeCoste has been Chairman of the Board of HLDS since January 1992 and served as the Chief Financial Officer of HLDS from January 1992 to June 1994. Mr. DeCoste has held senior finance, operating and administration positions with several California-based technology companies, including The Santa Cruz Operation, a provider of commercial open systems software, where he was employed from 1984 to 1989, most recently as Vice President of Corporate Development. From January 1991 until joining HLDS, Mr. DeCoste was an independent management consultant and private investor. From November 1989 to December 1990, Mr. DeCoste was President and CEO of Fact Software International, a company engaged in developing and marketing financial/manufacturing management software. Mr. DeCoste has served as a director of Novadigm, Inc. since 1992.

    Mr. Janac founded HLDS in April 1991. Mr. Janac served as Chief Technical Officer and Vice President, Engineering from October 1992 to October 1994, as President of HLDS from January 1992 through October 1992, and as President, Chief Executive Officer, Chief Technical Officer and Vice President, Research and Development from October 1994 to the present. Mr. Janac has also served as Secretary and a Director of HLDS since April 1991. In 1985, Mr. Janac formed AfCAD, a consulting firm in the electronic design automation industry and a predecessor to HLDS, and served as its President until December 1991. Mr. Janac has held design engineering positions at the Cornell Wilson Synchrontron Lab, AT&T Bell Labs, Cadence and Apple Computer, Inc.

    Mr. Wiederhold joined HLDS in May 1994 and served as the Vice President, Marketing until September 1994, when he became HLDS' Executive Vice President and Chief Operating Officer. Mr. Wiederhold was appointed a Director of HLDS in February 1995. From 1986 through May 1994, Mr. Wiederhold was employed by Cadence and has held senior management positions in their IC, ASIC, Services and Systems Division, and from February 1993 to May 1994, Mr. Wiederhold was Vice President, Marketing for Cadence's Systems Division. Prior to 1986, Mr. Wiederhold was employed by AT&T Bell Labs as a project leader/IC designer.

    Mr. Moynihan joined HLDS in March 1991 and has served as Vice President, Technical Services since January 1994. His previous positions at HLDS include Director, Consulting Services from July 1993 to January 1994 and Manager, Consulting Services from March 1991 to July 1993. From October 1987 through January 1991, Mr. Moynihan served as Senior CAD Engineer at Advanced Micro Devices, a semiconductor company.

    Mr. Teshima joined HLDS in March 1994 as Vice President, Finance and Administration, and has served as Chief Financial Officer since June 1994. From January 1993 to March 1994, he served as Vice President, Finance and Chief Financial Officer at Aurelian Systems, Inc., an applications software developer. From 1988 to December 1992, Mr. Teshima served as the Director of Financial Planning and Analysis for The Santa Cruz Operation.

    Mr. O'Brien joined HLDS in April 1996 as Vice President, Sales. Mr. O'Brien served as Vice President, Japanese Operations from December 1993 to April 1996, and as Director of Marketing from December 1992 to December 1993 at Compass Design Automation.

    Mr. Kee joined HLDS in September 1995 as Director of Business Development, and has served as Vice President, Business Development since March 1996. From June 1990 to September 1995, Mr. Kee served as Group Director, Technical Sales at Cadence. From June 1989 to June 1990, Mr. Kee served as an Engineering Manager at Silicon Graphics, Inc. From June 1984 to June 1989, Mr. Kee served as Director, Engineering at SDA/Cadence. Prior to 1984, Mr. Kee was employed by Bell Labs as an engineer.

    Mr. Allison has served as a Director of HLDS since August 1995. Since September 1996, he has been President of Attractor Investment Management Inc. Prior to September 1996, he was a Senior Technology Analyst for Amerindo Investment Advisors, Inc., an investment advisor concentrating on high technology investments. From October 1989 to February 1993 when he joined Amerindo Investments Advisors, Inc., Mr. Allison was a Technology Analyst with Alex. Brown & Sons Incorporated, an investment bank.

    Mr. Fujimura has served as a Director of HLDS since May 1996. Since October 1996, Mr. Fujimura has served as a Director of Pure Atria (formerly Pure Software, Inc.). From April 1993 to August 1996, Mr. Fujimura served as Vice President and Director of Pure Software, Inc. From March 1989 to April 1993, Mr. Fujimura served as Vice President, Central Engineering and Information Services at Cadence.

    Mr. Walsh has served as a director of HLDS since March 1996. He is currently the President and Chief Executive Officer of Omniview Design, Inc., a maker of board- and system-level synthesis tools. From May 1994 to December 1995, when he joined Omniview Design, Inc., Mr. Walsh was a Vice President and Chief Operating Officer of Compass Design Automation. From June 1984 to May 1994, Mr. Walsh served as Senior Vice President at Comdisco Resources, a DSP design-tool maker.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation received for services rendered to HLDS in all capacities for the fiscal year ended December 31, 1995 by HLDS' Chief Executive Officer and each of the four other most highly compensated officers (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                             ANNUAL COMPENSATION
                                                                            ---------------------     ALL OTHER
NAME AND PRINCIPAL POSITION                                                   SALARY      BONUS    COMPENSATION(1)
--------------------------------------------------------------------------  ----------  ---------  ----------------
J. George Janac ..........................................................  $  140,727  $   6,161     $   --
  President, Chief Executive Officer, Chief Technical Officer and Vice
  President, Research and Development
Dennis DeCoste ...........................................................     130,000     --             --
  Chairman of the Board
Robert P. Wiederhold .....................................................     150,000     --             --
  Executive Vice President and Chief Operating Officer
David T. Tarpley(2) ......................................................     154,374      7,500         72,367
  Vice President, Sales
Kevin Moynihan ...........................................................      91,667      3,894         25,977
  Vice President, Technical Services

------------------------

(1) Amount represents sales commissions.

(2) Mr. Tarpley resigned in April 1996.

OPTION GRANTS

    No stock option grants were made to the Named Officers during the fiscal year ended December 31, 1995. No stock appreciation rights were granted to the Named Officers during the fiscal year ended December 31, 1995.

OPTION EXERCISES AND HOLDINGS AND FISCAL YEAR-END OPTION VALUES

    The following table sets forth information concerning option holdings for the fiscal year ended December 31, 1995, with respect to the Named Officers. No Named Officer exercised any stock options during the fiscal year ended December 31, 1995.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                OPTIONS AT             IN-THE-MONEY OPTIONS AT
                                SHARES                      DECEMBER 31, 1995            DECEMBER 31, 1995(1)
                              ACQUIRED ON     VALUE     --------------------------  ------------------------------
NAME                           EXERCISE    REALIZED(1)  EXERCISABLE  UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
----------------------------  -----------  -----------  -----------  -------------  -------------  ---------------
J. George Janac.............      --           --           --            --        $    --        $     --
Dennis DeCoste..............      --           --           --            --             --              --
Robert P. Wiederhold........      --           --           54,796         80,204         499,466          731,059
                                                            26,383         38,617         242,064          354,311
David Tarpley...............      --           --           41,684         58,316         379,950          513,550
                                                            83,368        116,632         764,901        1,070,099
Kevin Moynihan..............      --           --           --            --             --              --

------------------------

(1) Based on the closing price of $11.125 of the HLDS Common Stock as reported on the VSE on December 31, 1995, less the exercise price of the option.

CERTAIN TRANSACTIONS

    In February 1995, HLDS entered into a Restricted Stock Purchase Agreement with Robert P. Wiederhold, Executive Vice President and Chief Operating Officer, pursuant to which Mr. Wiederhold purchased 500,000 shares of HLDS Common Stock at a purchase price of $0.85 per share, which was the fair market value of the HLDS Common Stock on the date of such purchase. In connection with the agreement, HLDS received consideration from Mr. Wiederhold in the form of a promissory note for $425,000 at an interest rate of 7.91% per annum compounded semi-annually due on the earlier of (i) February 3, 2005 or (ii) twelve months following the termination of Mr. Wiederhold's employment or association with HLDS. Mr. Wiederhold's note is secured by the 500,000 purchased shares of HLDS Common Stock and as of September 30, 1996, the principal and accrued interest under such note was $483,318. The shares sold to Mr. Wiederhold are subject to repurchase by HLDS upon the termination of Mr. Wiederhold's employment or association with HLDS, and are released from the repurchase option at the rate of 125,000 shares as of October 1, 1995, and 1/48th of the purchased shares monthly thereafter. In connection with the purchase of shares by Mr. Wiederhold, HLDS has agreed that in the event of a Change of Control (as defined below), Mr. Wiederhold's association with HLDS shall continue, either as an officer or consultant as mutually agreed upon between Mr. Wiederhold and HLDS, until such time as all of such shares have been released from the repurchase option. A "Change of Control" is defined as a sale of HLDS Common Stock to one or more third parties which would result in such third parties owning more than 50% of HLDS Common Stock then outstanding, or a merger or consolidation of HLDS with another company which would result in the HLDS Common Stock continuing to represent (either by survival or conversion) less than 50% of the total voting securities of the surviving entity. The Merger constitutes a Change of Control for the purposes of Mr. Wiederhold's Restricted Stock Purchase Agreement.


    In December 1995, HLDS entered into a security agreement and promissory note with J. George Janac, HLDS' President and Chief Executive Officer, whereby HLDS loaned to him the sum of $200,000. The loan accrues interest at the rate of 10% per annum compounded annually and all principal and interest are due and payable on the first anniversary date of the loan. The approximate loan amount including principal and interest as of September 30, 1996 was $215,395. The note is secured by 57,143 shares of HLDS Common Stock owned by Mr. Janac.


    In April 1996, HLDS entered into a Termination Agreement and General Release with David T. Tarpley, HLDS' Vice President of Sales at that time. As part of his termination package, HLDS agreed to accept an interest bearing note in the sum of $326,041 from Mr. Tarpley as consideration for the purchase of the vested portion of his stock options. The note accrues interest at the rate of 10% per annum compounded semi-annually and is due on the third anniversary date of the note.

                          HLDS PRINCIPAL STOCKHOLDERS

    The following table sets forth certain information known to HLDS with respect to beneficial ownership of HLDS Capital Stock as of September 30, 1996 by (i) each beneficial owner of more than 5% of each class of HLDS Capital Stock, (ii) the Named Officers, (iii) each director and (iv) all directors and officers as a group.

                                                                  SHARES OF HLDS CAPITAL STOCK
                                                                    BENEFICIALLY OWNED(1)(2)
                                          -----------------------------------------------------------------------------
                                                HLDS COMMON STOCK             HLDS PREFERRED STOCK
                                          -----------------------------   -----------------------------    PERCENT OF
                                             NUMBER        PERCENT OF        NUMBER        PERCENT OF         HLDS
                                            OF SHARES       CLASS(2)        OF SHARES         CLASS       CAPITAL STOCK
                                          -------------   -------------   -------------   -------------   -------------
J. George Janac.........................      1,800,000           16.3%        --              --                 15.5%
  c/o High Level Design Systems
    3945 Freedom Circle
    Santa Clara, CA 95054
Dennis DeCoste..........................        963,042            8.7%        --              --                  8.3%
  c/o High Level Design Systems
    3945 Freedom Circle
    Santa Clara, CA 95054
Robert P. Wiederhold(4).................        672,036            6.0%        --              --                  5.7%
  c/o High Level Design Systems
    3945 Freedom Circle
    Santa Clara, CA 95054
Sumitomo Corporation(5).................       --                    *         600,000             100%            5.2%
  2-2 Hitotsubashi 1-chome,
    Chiyoda-ku
    Tokyo 100 Japan
    C.T.O. Box 1529
    Tokyo, 100-91 Japan
Kevin E. Moynihan.......................        200,000            1.8%        --              --                  1.7%
David T. Tarpley(6).....................        165,503            1.5%        --              --                  1.4%
Aki Fujimura............................       --                    *         --              --                    *
Michael Walsh...........................       --                    *         --              --                    *
Harvey Allison(7).......................         16,153              *         --              --                    *
All directors and executive officers as
  a group (8 persons)(8)................      3,932,758           34.5%        --              --                 32.7%


                                            SHARES OF CADENCE COMMON

                                            STOCK BENEFICIALLY OWNED
                                               AFTER THE MERGER(3)
                                          -----------------------------
                                           NUMBERS OF
                                             SHARES          PERCENT
                                          -------------   -------------
J. George Janac.........................       396,000               *
  c/o High Level Design Systems
    3945 Freedom Circle
    Santa Clara, CA 95054
Dennis DeCoste..........................       211,869               *
  c/o High Level Design Systems
    3945 Freedom Circle
    Santa Clara, CA 95054
Robert P. Wiederhold(4).................       147,848               *
  c/o High Level Design Systems
    3945 Freedom Circle
    Santa Clara, CA 95054
Sumitomo Corporation(5).................       132,000               *
  2-2 Hitotsubashi 1-chome,
    Chiyoda-ku
    Tokyo 100 Japan
    C.T.O. Box 1529
    Tokyo, 100-91 Japan
Kevin E. Moynihan.......................        44,000               *
David T. Tarpley(6).....................        36,411               *
Aki Fujimura............................             0               *
Michael Walsh...........................             0               *
Harvey Allison(7).......................         4,214               *
All directors and executive officers as
  a group (8 persons)(8)................       865,207               *

------------------------

*   Less than one percent

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of HLDS Common Stock.

(2) With respect to each stockholder listed in the table, the number of shares of HLDS Common Stock deemed to be outstanding prior to this offering includes the shares issuable pursuant to stock options held by such stockholder that may be exercised within 60 days after September 30, 1996.

(3) Includes HLDS Options to be assumed or substituted by Cadence at the Effective Time, which HLDS Options will become exercisable for Cadence Common Stock based upon the Exchange Ratio.

(4) Includes options exercisable for 127,036 shares of HLDS Common Stock under the HLDS 1993 Stock Option Plan.

(5) Assumes conversion of all shares of HLDS Preferred Stock into HLDS Common Stock.

(6) Mr. Tarpley resigned as Vice President, Sales in April 1996.

(7) Represents options exercisable for 16,153 shares of HLDS Common Stock under the HLDS 1993 Stock Option Plan.

(8) Includes options exercisable for 374,716 shares of HLDS Common Stock under the HLDS 1993 Stock Option Plan.

                                CADENCE BUSINESS


    EXCEPT FOR HISTORICAL INFORMATION OBTAINED HEREIN, THE FOLLOWING DISCUSSION CONTAINS FORWARD LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. CADENCE'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED HEREIN. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE, BUT ARE NOT LIMITED TO, THOSE DISCUSSED ABOVE IN "RISK FACTORS," AND IN "CADENCE BUSINESS," AS WELL AS THOSE DISCUSSED ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS OR INCORPORATED HEREIN BY REFERENCE.


GENERAL


    Cadence develops, markets and supports electronic design automation ("EDA") software tools that automate, enhance and accelerate the design and verification of ICs and electronic systems. Cadence combines its technology with services to help optimize its customers' product development processes. Cadence's products and services are used by companies throughout the world to design and develop electronic circuits and systems, including semiconductors, computer systems and peripherals, telecommunications and networking equipment, mobile and wireless devices, automotive components, consumer products and other advanced electronics.


THE INTEGRATED CIRCUIT AND ELECTRONIC SYSTEM DESIGN PROCESS


    The electrical design process involves describing the behavioral, functional and structural attributes of an IC or electronic system. This process involves creating a design description, simulating the design to identify electrical defects and refining the description to meet predetermined design specifications. The first step in the electrical design process is creation of the design description. To handle the complexity of large designs, design engineers use a variety of techniques, including block diagrams, equations or special design description languages referred to as Hardware Description Language ("HDL").



    Before an IC or PCB can be manufactured, high level design descriptions must be detailed into a structural design, in which the engineer specifically defines components, their interconnections and associated physical properties. Structural designs may be created manually or generated using an automated process called logic synthesis. In structural design, critical design time can be saved by selecting components from an electronic library and including them in the design, rather than recreating symbols and data for each design. A database containing the design's electrical characteristics, interconnections and specific design rules is automatially created and used as the foundation for subsequent design steps.



    Electronics designers use simulation throughout the electrical design process to identify design errors before the design is manufactured. In addition, simulation enables electronics designers to quickly explore design alternatives, and can be performed at different levels of design abstraction and with mixed levels of abstraction. This enables a designer to verify the conceptual, structural and performance aspects of the design. A key element in the simulation process is the use of component libraries containing software models of commonly used parts.



    When the design is determined to be functionally correct, the designer generates a non-graphical description called a netlist that details the design components and interconnections. This netlist becomes the blueprint for physical design. Next, the physical design team determines the layout and associated interconnection of the components on the target substrate that will yield the optimum combination of performance, area and cost. Once this process is completed, physical verification tools are used to provide a final check of the design implementation before products are released to manufacturing. Accuracy in this process is essential to avoiding costly production runs of faulty parts.


THE CADENCE SOLUTION

    Cadence's EDA tools are used by customers to analyze, simulate, implement and verify electronic designs. In addition, Cadence's tools let design architects and engineers build abstract models of chips, simulate their behavior, and analyze their physical attributes for acceptable performance. The resulting productivity and accuracy improvements over earlier generation approaches to IC design enable customers to develop increasingly complex, high-quality electronic products with accelerated time to market schedules.


    Cadence offers services ranging from advanced tools training and methodology assessment to joint design work with customers or even complete outsourcing of its customer's design work. In addition, Cadence believes that customer support is a key factor in successfully marketing EDA products and generating repeat orders. Cadence's product maintenance contracts entitle the customers to product updates, documentation and ongoing support.


    Cadence is pursuing a strategy of combining a broad suite of design tools with world-class support, design and process services to enable its customers to accelerate their product development efforts, improve their design productivity and successfully cope with the increasing complexity of IC and electronic system design. The design process is becoming more complicated as customers are seeking to create higher performance products, lower development costs, improve time to market and migrate their design and manufacturing efforts to utilize deep submicron technologies. As a consequence, Cadence believes that its solutions-oriented approach to providing both EDA tools and services will enable customers to more effectively respond to demanding market requirements.


CADENCE PRODUCTS

    CAE PRODUCTS

    Cadence is a leader in the computer aided engineering ("CAE") market primarily based on its strong market presence in logic simulation. Cadence's Verilog HDL logic simulator, Verilog XL, is used by numerous ASIC vendors and supports over 185 ASIC libraries.


    Cadence offers a broad suite of tools for logic synthesis. The Synergy product line provides designers the ability to easily target their design for implementation into an ASIC, Field Programmable Gate Array ("FPGA") or Programmable Logic Device ("PLD") design. Synergy enables designers to make critical tradeoffs between area, power and performance to optimize their design based on specific design requirements. With the advent of deep submicron technology, successful completion of complex designs will require companies to adopt new methodologies and utilize innovative design automation tools. Success will be predicated on introducing physical design knowledge into the logic design process to ensure that the resultant silicon will meet required specifications. The adoption of design planning tools will become increasingly important for electronics designers because such tools provide the necessary bridge between the logic and physical domains. An advanced high level design planning environment allows engineers to accurately predict physical effects that are used to provide guidelines for logic optimization and final implementation. Cadence has developed a broad portfolio of design planning tools including Preview and SiliconQuest.


    IC DESIGN PRODUCTS

    Cadence's custom layout portfolio is anchored by the Virtuoso product family. This suite consists of tools for basic layout editing, design compaction, layout synthesis and device-level editing. In 1995, Cadence introduced Virtuoso FastChip, which provides the ability to rapidly create cells and blocks for applications including random logic, standard cell blocks and library elements, reducing overall design time. In addition, FastChip allows them to perform extensive "what-if" analysis with design variables like placement and aspect ratios that have significant bearing on performance.

    The Ensemble product family provides advanced place and route ("P&R") solutions for gate, cell, block and mixed designs. Cadence offers two products for cell based routing, Cell Ensemble, which is finely tuned for two layer metal designs and Cell3, which is based on advanced routing algorithms for three layer and above metal designs. Silicon Ensemble, which is based on Cadence's proprietary area-based architecture and was introduced in early 1996, provides a broad solution for routing up designs that consist of a mix of cell and gate-based approaches. In addition, Silicon Ensemble includes several specialized routing engines to deal with specific design challenges like datapath, complex clock trees, crosstalk and low power.

    Cadence's product lines for automated and interactive physical verification are anchored by the Dracula and Diva products, respectively. In 1995, Cadence introduced Vampire, which provides advanced hierarchical design capability necessary to verify large scale chips.

    SYSTEM DESIGN PRODUCTS

    The Allegro product line offers broad solutions for layout of standard PCB, hybrid, multi-chip modules ("MCM") and advanced component packaging. In addition, Cadence offers thermal, signal integrity, reliability and electromagnetic analysis tools for detecting potential manufacturing problems. In 1995, Cadence introduced BoardQuest, which is specifically tailored for the needs of high-speed system designers, offering an advanced system planning environment to accurately predict thermal, interconnect and electromagnetic effects early in the design process.

    The Analog Artist series provides a broad set of simulation, layout and verification tools for chip design. This product family features the Spectre high-speed circuit simulation family of products. In 1994, Cadence introduced SpectreHDL, the industry's first analog behavioral simulation system for analog and mixed-signal applications. In 1995, Cadence further expanded the product offering with the introduction of SpectreRF, simulation technology utilized specifically for the design of radio frequency applications. For analog system and board level design, Cadence's Analog Workbench offers tools from top-down design through board design.

    ELECTRONIC SYSTEMS DESIGN AUTOMATION PRODUCTS


    Cadence offers a class of software for top-down design known as Electronic Systems Design Automation ("ESDA"). Cadence's ESDA products are designed to allow customers to include product concepts in the EDA environment, accelerating and enhancing the early phases of system development. The Signal Processing Workbench tool set provides customers with a higher level of design automation for a number of application areas including wireless communications, networking and multi-media. The Signal Processing Workbench includes a large applications library of design blocks, a complete technology base and a visualization and analysis environment. Once the design is conceptualized, the Signal Processing Workbench provides links to implementation which include multiple capabilities that allow the design to be passed downstream to ASIC and IC engineers.


    CADENCE'S SPECTRUM SERVICES


    Cadence offers a range of design development and support services to its customers, from assistance with specific designs to a complete re-engineering of the product design process, and even a complete outsourcing of a particular design operation. Cadence works with the customer's executive management and engineering team to assess a customer's design goals and objectives and translate those goals into design solutions.



    Cadence's services offerings include product design, library design, design process and software services. Cadence offers product design services to facilitate complex IC design targeted to on-time completion with reliability. Cadence offers on-site design assistance and full service chip designs. Library design services assist in the optimization of libraries for performance, density, quality, reliability and testability and the targeting of existing libraries to multiple foundry sources and product applications. Cadence also offers design process services to assist its customers management and engineering teams to optimize their internal design process by providing a product development environment blueprint and implementation management.

    In addition, Cadence offers application and education services that facilitate the implementation and assimilation of Cadence tools and technology, aimed at maximizing customers' productivity with Cadence's software applications.

RECENT DEVELOPMENTS


    Cadence believes that the CCT Merger and the Merger with HLDS will allow Cadence to obtain new technologies and expand and enhance its product lines and research and development programs. Following the mergers, Cadence intends to combine the operations and technologies of Cadence, CCT and HLDS as soon as practicable. See "Risk Factors," including "--Proposed Acquisitions; Uncertainty Relating to Integration".


    CCT


    On October 28, 1996 Cadence entered into the CCT Merger Agreement. The CCT Merger Agreement contemplates that, subject to the satisfaction of certain conditions set forth therein, including the adoption of the CCT Merger Agreement and the approval of transactions contemplated thereby by the CCT stockholders and the receipt of regulatory approval, a wholly owned subsidiary of Cadence will be merged into CCT, and CCT will become a wholly owned subsidiary of Cadence. Pursuant to the CCT Merger Agreement, each outstanding share of CCT capital stock will be exchanged for 0.85 of a share of Cadence Common Stock. In connection with the CCT Merger, Cadence expects to issue approximately 11.0 million shares of Cadence Common Stock and to assume employee stock options to purchase approximately 1,846,000 shares of Cadence Common Stock. The CCT Merger is expected to be a tax-free reorganization under the Internal Revenue Code and is expected to be accounted for as a pooling of interests. There can be no assurance that the CCT Merger will be consummated. Based upon the approximately
12.9 million shares of CCT capital stock outstanding on September 30, 1996, Cadence will issue approximately 11 million shares of Cadence Common Stock in the CCT Merger (approximately 12.9 million shares assuming exercise of all outstanding options to acquire CCT capital stock).



    CCT develops, markets and supports software tools that help designers route the wires that interconnect the electronic devices on high performance PCBs and ICs. CCT's products are differentiated by CCT's proprietary ShapeBased technology, which CCT believes offers significant advantages over traditional grid-based routing tools for complex PCB and IC design applications. CCT initially developed ShapeBased routing products for the PCB market and introduced its first product, SPECCTRA, in December 1989. In early 1995, CCT entered the IC layout market by leveraging its ShapeBased routing technology to develop its IC Craftsman product line. IC Craftsman is designed to solve the interconnect problems inherent in deep submicron IC design.



    In addition, CCT's ShapeBased technology models the physical components on the circuit layers as a set of exact shapes (e.g., circles, rectangles, paths and polygons). Unlike grid-based systems, each shape retains the key electrical characteristics of the component it represents. Because electrical properties of the components are known, this allows CCT's to more effectively obey design and space constraints while completing a correct interconnect design.



    At the core of CCT's products are proprietary autorouting algorithms built upon CCT's ShapeBased architecture. CCT initially developed ShapeBased routing products for the PCB market, where interconnect problems were not adequately addressed by traditional grid-based systems. As IC manufacturing technology has progressed to the deep submicron level, interconnect has emerged as a critical factor affecting cost and performance of ICs. In early 1995, CCT entered the IC layout market by leveraging its ShapeBased autorouting technology to develop products that solve the interconnect problems inherent in deep submicron IC design.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF CADENCE CAPITAL STOCK

    The authorized capital stock of Cadence consists of 150,000,000 shares of Common Stock, $0.01 par value ("Cadence Common Stock"), and 2,000,000 shares of Preferred Stock, $0.01 par value.

    CADENCE COMMON STOCK. As of the Record Date, there were approximately 77,831,057 shares of Cadence Common Stock outstanding held of record by approximately 1,686 stockholders. Cadence Common Stock is listed on the NYSE under the symbol "CDN." Holders of Cadence Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. The stockholders may not cumulate votes in connection with the election of Directors. The holders of Cadence Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of Cadence, the holders of Cadence Common Stock are entitled to share ratably in all assets remaining after payment of liabilities. The Cadence Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Cadence Common Stock. All outstanding shares of Cadence Common Stock are fully paid and non-assessable, and the shares of Cadence Common Stock to be outstanding upon completion of the Merger will be fully paid and non-assessable.

    CADENCE PREFERRED STOCK. Cadence has 2,000,000 shares of Preferred Stock authorized, of which 400,000 shares are designated Series A Participating Preferred (the "Series A Preferred"), and no shares are outstanding. The Series A Preferred has been designated for use in connection with Cadence's Rights Agreement dated February 9, 1996. Cadence's Board of Directors has the authority to issue up to 2,000,000 shares of Preferred Stock (including the 400,000 shares of Series A Participating Preferred) in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of Preferred Stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. Although it presently has no intention to do so, Cadence's Board of Directors, without stockholder approval, can issue Preferred Stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of Cadence Common Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of Cadence. Cadence has no present plans to issue Preferred Stock.

    CADENCE TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Cadence Common Stock is the Harris Trust and Savings Bank, 311 West Monroe Street--14th Floor, Chicago, Illinois 60690 and its telephone number is (312) 461-2121.

DESCRIPTION OF HLDS CAPITAL STOCK

    The authorized capital stock of HLDS consists of 35,000,000 shares of common stock, $0.001 par value per share ("HLDS Common Stock"), and 5,000,000 shares of preferred stock, $0.001 par value per share, of which 800,000 shares are designated as Series A Preferred ("HLDS Preferred Stock"). As of the Record Date, there were 11,045,164 shares of HLDS Common Stock outstanding, held of record by approximately 94 stockholders and 600,000 shares of HLDS Preferred Stock outstanding, held of record by one stockholder.

    HLDS COMMON STOCK. The holders of HLDS Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of HLDS Common Stock are entitled to receive ratably such dividends if any, as may be declared from time to time by the HLDS Board of Directors out of funds legally available therefor. In the event of the liquidation, dissolution or winding up of HLDS, the holders of HLDS Common Stock are entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights of preferred stock, if any, then outstanding. The HLDS Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption of sinking fund provisions applicable to the HLDS Common Stock. All outstanding shares of HLDS Common Stock are fully paid and nonassessable. During 1992, 1993 and 1995, HLDS sold 3,530,000, 715,000, and 500,000 shares of HLDS Common Stock at $0.02, $0.02 and
$0.85 per share, respectively, which was the fair market value of HLDS Common Stock at the date of sale, to employees in exchange for promissory notes under restricted stock purchase agreements. Each note bears interest at 8% compounded semi-annually and is due within 30 days of full vesting, or upon termination of employment, whichever is earlier, and is secured by the underlying HLDS Common Stock. The restricted stock purchase agreements, as amended, provided for the repurchase of unvested shares by HLDS at the original purchase price, at HLDS' option, upon termination of employment for any reason. The shares generally vest 25% one year after the date of sale and ratably thereafter over three years. As of December 31, 1995, $457,000 remained outstanding under these promissory notes receivable from the sale of HLDS Common Stock and approximately 742,292 shares were subject to repurchase by HLDS related to these restricted stock purchase agreements.

    PREFERRED STOCK. HLDS' Restated Certificate of Incorporation authorizes 5,000,000 shares of preferred stock. The HLDS Board of Directors has the authority to issue the preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of HLDS without further action by the stockholders and may adversely affect the voting and other rights of the holders of HLDS Common Stock. The issuance of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of HLDS Common Stock, including the loss of voting control to others.

    Eight hundred thousand shares of HLDS Preferred Stock has been designated as Series A Preferred of which 600,000 shares of HLDS Preferred Stock have been issued and are outstanding. The holders of the HLDS Preferred Stock have certain rights, preferences and privileges including: (i) a non-cumulative dividend preference of $0.25 per share per year; and (ii) a liquidation preference of $2.50 per share. Each share of HLDS Preferred Stock is convertible at the option of the holder into one share of HLDS Common Stock (subject to adjustments), has voting rights equal to the number of shares of HLDS Common Stock into which it converts and is redeemable, at any time after December 31, 1997, by HLDS at the price of $2.50 per share.


    Pursuant to the Sumitomo Voting Agreement, Sumitomo has agreed to vote its 600,000 shares of HLDS Preferred Stock (representing approximately 5.2% of the outstanding HLDS Capital Stock as of the Record Date) in accordance with the recommendations of the Board of Directors of HLDS in not less than the same proportion as the votes cast by the other holders of HLDS Capital Stock. In addition, in connection with the Sumitomo Voting Agreement, Sumitomo has granted to HLDS an irrevocable proxy with respect to all of the HLDS Preferred Stock held by Sumitomo. Accordingly, it is expected that Sumitomo will vote its HLDS Preferred Stock for the approval and adoption of the Reorganization Agreement and approval of the Merger in at least the same proportion as the votes cast by the holders of HLDS Common Stock.

                   COMPARISON OF RIGHTS OF HOLDERS OF CADENCE
                 COMMON STOCK AND HOLDERS OF HLDS CAPITAL STOCK

    Upon consummation of the Merger, the holders of HLDS Capital Stock will become holders of Cadence Common Stock. There are certain material differences between the rights and privileges of the holders of HLDS Common Stock and the holders of Cadence Common Stock.

    ANTITAKEOVER PROVISIONS. While HLDS has not adopted a stockholder rights plan similar to what is commonly known as a "poison pill," Cadence is subject to certain antitakeover provisions pursuant to its Rights Plan. In addition, while the Bylaws of HLDS impose no conditions on the stockholders of HLDS who wish to submit a matter for the written consent of the stockholders of HLDS, the Bylaws of Cadence require that a stockholder of Cadence, who wishes to submit a matter for the written consent of the stockholders of Cadence, request that the Board of Directors of Cadence set a record date for such action and describe in such request the action proposed to be taken. Cadence is subject to Section 203 of the DGCL ("Section 203"). Section 203 provides that any person who acquires, has the right to acquire or the right to control the voting or disposition of 15% or more of a corporation's voting stock (thereby becoming an "interested stockholder") may not engage in certain "business combinations" with the target corporation for a period of three years following the date the person became an interested stockholder, unless (i) the board of directors of the corporation has approved, prior to that acquisition date, either the business combination or the transaction that resulted in the person becoming an interested stockholder, (ii) upon consummation of the transaction that resulted in the person becoming an interested stockholder, that person owns at least 85% of the corporation's voting stock outstanding at the time the transaction is commenced (excluding shares owned by persons who are both directors and officers and shares owned by employee stock plans in which participants do not have the right to determine confidentially whether shares will be tendered in a tender or exchange offer), or (iii) the business combination is approved by the board of directors and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66% of the outstanding voting stock not owned by the interested stockholder. HLDS is not subject to Section 203. The foregoing provisions in Cadence's Rights Plan and Bylaws and Section 203 may have the effect of reducing the likelihood that stockholders of Cadence will receive a premium for their shares of Cadence Common Stock in connection with hostile takeovers or changes in control or management of Cadence relative to likelihood that the stockholders of HLDS will receive such a premium in similar circumstances. See "Risk Factors--Antitakeover Provisions."

    APPRAISAL RIGHTS. While HLDS stockholders are entitled to appraisal rights under the DGCL in connection with a merger, including the Merger, Cadence stockholders are not entitled to appraisal rights under the DGCL in connection with a merger, including the Merger. See "Approval of the Merger and Related Transactions--Appraisal Rights."

    RIGHTS AND PRIVILEGES OF HLDS PREFERRED STOCK. As of the Effective Time, the holder of HLDS Preferred Stock will no longer be entitled to certain rights and privileges previously provided for in HLDS' Restated Certificate of Incorporation. Such rights include (i) a dividend preference in the amounts described above and (ii) a liquidation preference in the amounts described above. In addition, certain contractual rights presently possessed by holders of HLDS Preferred Stock will cease to exist after the Effective Time. Specifically, certain information rights and registration rights will terminate at the Effective Time.

    PERCENTAGE OF VOTING STOCK; INFLUENCE OVER AFFAIRS. Upon completion of the Merger, the percentage ownership of Cadence by each former HLDS stockholder will be substantially less than such stockholder's current percentage ownership of HLDS. Accordingly, former HLDS stockholders will have a significantly smaller voting influence over the affairs of Cadence than they currently enjoy over the affairs of HLDS.

    STOCK EXCHANGE RULES. The HLDS Common Stock is currently listed on the VSE and will cease to trade on the VSE upon consummation of the Merger. The Cadence Common Stock is traded on the NYSE. There are material differences between the corporate governance rules of the VSE and the NYSE.

                                    EXPERTS

    The audited consolidated financial statements of Cadence and HLDS included (or incorporated by reference) in this Proxy Statement/Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included (or incorporated by reference) in reliance upon the authority of said firm as experts in giving said reports.

                                 LEGAL MATTERS

    The validity of the shares of Common Stock offered hereby will be passed upon for Cadence by Cooley Godward LLP, Palo Alto, California. Certain legal matters in connection with the Merger will be passed upon for HLDS by Wilson Sonsini Goodrich & Rosati, P.C., Palo Alto, California.

                       INDEX TO HLDS FINANCIAL STATEMENTS

Report of Independent Public Accountants.............................................  F-2
Consolidated Balance Sheets as of December 31, 1994 and 1995 and September 30, 1996
  (Unaudited)........................................................................  F-3
Consolidated Statements of Operations for each of the three years in the period ended
  December 31, 1995 and the nine months ended September 30, 1995 and 1996
  (Unaudited)........................................................................  F-4
Consolidated Statements of Stockholders' Equity for each of the three years in the period ended December 31, 1995 and the nine months ended September 30, 1996
  (Unaudited)........................................................................  F-5
Consolidated Statements of Cash Flows for each of the three years in the period ended
  December 31, 1995 and the nine months ended September 30, 1995 and 1996
  (Unaudited)........................................................................  F-6
Notes to Consolidated Financial Statements...........................................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To High Level Design Systems, Inc.:

    We have audited the accompanying consolidated balance sheets of High Level Design Systems, Inc. (a Delaware corporation) and Subsidiary as of December 31, 1994 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of High Level Design Systems, Inc. and Subsidiary as of December 31, 1994 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
February 16, 1996

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                                DECEMBER 31,
                                                                        -----------------------------   SEPTEMBER 30,
                                                                            1994            1995            1996
                                                                        -------------   -------------   -------------
                                                                                                         (UNAUDITED)
                                                       ASSETS

CURRENT ASSETS:
  Cash and cash equivalents...........................................  $       1,655   $       2,133   $      1,209
  Restricted cash.....................................................            300             300            300
  Short-term investments..............................................             68              68             68
  Accounts receivable, less allowance for doubtful accounts of $274,
    $217 and $70, respectively........................................          1,163           2,320          2,568
  Deferred income taxes...............................................            102             102            102
  Prepaid expenses....................................................             85             122            298
                                                                        -------------   -------------   -------------
      Total current assets............................................          3,373           5,045          4,545
                                                                        -------------   -------------   -------------
PROPERTY AND EQUIPMENT, at cost:
  Computer software and equipment.....................................          1,844           2,469          2,953
  Furniture and fixtures..............................................            129             129            164
  Leasehold improvements..............................................             62              62            100
                                                                        -------------   -------------   -------------
                                                                                2,035           2,660          3,217
  Less--Accumulated depreciation and amortization.....................           (711)         (1,480)        (2,191)
                                                                        -------------   -------------   -------------
      Net property and equipment......................................          1,324           1,180          1,026
                                                                        -------------   -------------   -------------
OTHER ASSETS                                                                       56              64             97
                                                                        -------------   -------------   -------------
                                                                        $       4,753   $       6,289   $      5,668
                                                                        -------------   -------------   -------------
                                                                        -------------   -------------   -------------

                                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Borrowings under line of credit.....................................  $         400   $         400   $        500
  Current portion of long-term debt...................................             57             135            276
  Accounts payable....................................................            341             957            870
  Accrued liabilities.................................................            538             642            781
  Deferred revenues...................................................            164             814            805
                                                                        -------------   -------------   -------------
      Total current liabilities.......................................          1,500           2,948          3,232
                                                                        -------------   -------------   -------------
LONG-TERM DEBT, net of current portion................................            104             183            283
                                                                        -------------   -------------   -------------
DEFERRED INCOME TAXES.................................................             17              17             17
                                                                        -------------   -------------   -------------
COMMITMENTS (Notes 9 and 10)

STOCKHOLDERS' EQUITY:
  Preferred stock: $.001 par value, 5,000,000 shares authorized,
    Series A--
    800,000 shares designated, aggregated liquidation preference of
    $1,500; 600,000 shares outstanding at December 31, 1994 and 1995
    and September 30, 1996............................................              1               1              1
  Common stock: $.001 par value; 35,000,000 shares authorized;
    10,582,346, 11,125,909, and 11,333,956 shares issued at December
    31, 1994 and 1995, and September 30, 1996, respectively...........             11              11             11
  Additional paid-in capital..........................................          6,584          13,452         14,473
  Notes receivable from sale of common stock..........................            (39)           (457)          (774)
  Treasury stock 300,000 common shares................................             --          (4,013)        (4,013)
  Accumulated deficit.................................................         (3,425)         (5,853)        (7,562)
                                                                        -------------   -------------   -------------
      Total stockholders' equity......................................          3,132           3,141          2,136
                                                                        -------------   -------------   -------------
                                                                        $       4,753   $       6,289   $      5,668
                                                                        -------------   -------------   -------------
                                                                        -------------   -------------   -------------

   The accompanying notes are an integral part of these consolidated balance sheets.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                      FOR THE YEARS                      FOR THE NINE MONTHS
                                                                    ENDED DECEMBER 31,                   ENDED SEPTEMBER 30,
                                                        ------------------------------------------   ---------------------------
                                                            1993           1994           1995           1995           1996
                                                        ------------   ------------   ------------   ------------   ------------
                                                                                                             (UNAUDITED)
REVENUES:
  Licenses............................................  $      2,804   $      3,119   $      7,821   $      6,048   $      6,636
  Services............................................           292            441          2,306          1,426          2,793
                                                        ------------   ------------   ------------   ------------   ------------
    Total revenues....................................         3,096          3,560         10,127          7,474          9,429
                                                        ------------   ------------   ------------   ------------   ------------
COSTS AND EXPENSES:
  Cost of services....................................           106            144            678            419            846
  Research and development............................         1,030          2,910          3,648          2,680          3,963
  Sales and marketing.................................         1,130          2,888          3,480          2,605          4,138
  General and administrative..........................           533          1,462          1,654          1,146          1,478
  Compensation charge related to stock options........            --             --          3,008          3,008             --
                                                        ------------   ------------   ------------   ------------   ------------
    Total costs and expenses..........................         2,799          7,404         12,468          9,858         10,425
                                                        ------------   ------------   ------------   ------------   ------------
    Income (loss) from operations.....................           297         (3,844)        (2,341)        (2,384)          (996)
                                                        ------------   ------------   ------------   ------------   ------------
OTHER INCOME (EXPENSE):
  Expensed offering costs.............................            --             --             --             --           (627)
  Interest expense....................................           (13)           (10)           (68)           (46)           (70)
  Interest income.....................................             4             59             70             51             49
  Other, net..........................................            (1)            40             17             (1)            50
                                                        ------------   ------------   ------------   ------------   ------------
    Other income (expense), net.......................           (10)            89             19              4           (598)
                                                        ------------   ------------   ------------   ------------   ------------
    Income (loss) before provision for income taxes...           287         (3,755)        (2,322)        (2,380)        (1,594)
PROVISION FOR INCOME TAXES............................            38             23            106             58            115
                                                        ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS).....................................  $        249   $     (3,778)  $     (2,428)  $     (2,438)  $     (1,709)
                                                        ------------   ------------   ------------   ------------   ------------
                                                        ------------   ------------   ------------   ------------   ------------
NET INCOME (LOSS) PER
  SHARE...............................................  $       0.03   $      (0.34)  $      (0.22)  $      (0.22)  $      (0.16)
                                                        ------------   ------------   ------------   ------------   ------------
                                                        ------------   ------------   ------------   ------------   ------------
WEIGHTED AVERAGE COMMON AND COMMON EQUIVALENTS
  SHARES..............................................     7,834,473     11,168,579     10,982,762     11,037,233     10,879,598
                                                        ------------   ------------   ------------   ------------   ------------
                                                        ------------   ------------   ------------   ------------   ------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                            PREFERRED STOCK           COMMON STOCK       ADDITIONAL   NOTES RECEIVABLE
                                         ----------------------  ----------------------    PAID-IN      FROM SALE OF      TREASURY
                                          SHARES      AMOUNT      SHARES      AMOUNT       CAPITAL      COMMON STOCK        STOCK
                                         ---------  -----------  ---------  -----------  -----------  -----------------  -----------
BALANCE, DECEMBER 31, 1992.............         --   $      --   5,630,000   $       6    $     106       $     (70)      $      --
  Issuance of common stock for notes at
    $0.02 per share....................         --          --     715,000           1           13             (14)             --
  Sale of common stock at $0.40 and
    $0.65 per share, net of issuance
    costs..............................         --          --   1,850,000           2          936              --              --
  Sale of common stock in initial
    public offering on Vancouver Stock
    Exchange at $0.97 per share, net of
    issuance
    costs..............................         --          --   1,200,000           1          789              --              --
  Sale of common stock and attached
    warrants at $0.76 and $1.88 per
    unit, net of issuance costs........         --          --   1,275,000           1        1,929              --              --
  Exercise of warrants at $0.94 and
    $0.98 per share....................         --          --     500,000          --          481              --              --
  Repurchase of common stock at $0.02
    per share..........................         --          --    (175,000)         --           (4)              4              --
  Payments received on notes
    receivable.........................         --          --          --          --           --               5              --
  Net income...........................         --          --          --          --           --              --              --
                                         ---------       -----   ---------       -----   -----------          -----      -----------
BALANCE, DECEMBER 31, 1993.............         --          --   10,995,000         11        4,250             (75)             --
  Sale of preferred stock at $2.50 per
    share, net of issuance costs.......    600,000           1          --          --        1,476              --              --
  Exercise of warrants at $1.80 per
    share..............................         --          --     487,346           1          875              --              --
  Repurchase of common stock at $0.02
    per share..........................         --          --    (900,000)         (1)         (17)             18              --
  Payments received on notes
    receivable.........................         --          --          --          --           --               4              --
  Forgiveness of notes receivable......         --          --          --          --           --              14              --
  Net loss.............................         --          --          --          --           --              --              --
                                         ---------       -----   ---------       -----   -----------          -----      -----------
BALANCE, DECEMBER 31, 1994.............    600,000           1   10,582,346         11        6,584             (39)             --
  Issuance of common stock for notes at
    $0.85 per share....................         --          --     500,000          --          425            (425)             --
  Exercise of stock options at $1.00 to
    $2.19 per share....................         --          --      43,563          --           49              --              --
  Payments received on notes
    receivable.........................         --          --          --          --           --               7              --
  Contribution of 300,000 shares of
    common stock at fair market
    value..............................         --          --          --          --        4,013              --          (4,013)
  Compensation charge related to stock
    options............................         --          --          --          --        3,008              --              --
  Capitalized offering costs...........         --          --          --          --         (627)             --              --
  Net loss.............................         --          --          --          --           --              --              --
                                         ---------       -----   ---------       -----   -----------          -----      -----------
BALANCE, DECEMBER 31, 1995.............    600,000           1   11,125,909         11       13,452            (457)         (4,013)
  Exercise of stock options at $1.00 to
    $2.19 per share....................         --          --     208,047          --          394            (326)             --
  Payments received on notes
    receivable.........................         --          --          --          --           --               9              --
  Expensed offering costs..............         --          --          --          --          627              --              --
  Net loss.............................         --          --          --          --           --              --              --
                                         ---------       -----   ---------       -----   -----------          -----      -----------
BALANCE, SEPTEMBER 30, 1996
  (unaudited)..........................    600,000   $       1   11,333,956  $      11    $  14,473       $    (774)      $  (4,013)
                                         ---------       -----   ---------       -----   -----------          -----      -----------
                                         ---------       -----   ---------       -----   -----------          -----      -----------

                                          RETAINED        TOTAL
                                          EARNINGS    STOCKHOLDERS'
                                          (DEFICIT)      EQUITY
                                         -----------  -------------
BALANCE, DECEMBER 31, 1992.............   $     104     $     146
  Issuance of common stock for notes at
    $0.02 per share....................          --            --
  Sale of common stock at $0.40 and
    $0.65 per share, net of issuance
    costs..............................          --           938
  Sale of common stock in initial
    public offering on Vancouver Stock
    Exchange at $0.97 per share, net of
    issuance
    costs..............................          --           790
  Sale of common stock and attached
    warrants at $0.76 and $1.88 per
    unit, net of issuance costs........          --         1,930
  Exercise of warrants at $0.94 and
    $0.98 per share....................          --           481
  Repurchase of common stock at $0.02
    per share..........................          --            --
  Payments received on notes
    receivable.........................          --             5
  Net income...........................         249           249
                                         -----------  -------------
BALANCE, DECEMBER 31, 1993.............         353         4,539
  Sale of preferred stock at $2.50 per
    share, net of issuance costs.......          --         1,477
  Exercise of warrants at $1.80 per
    share..............................          --           876
  Repurchase of common stock at $0.02
    per share..........................          --            --
  Payments received on notes
    receivable.........................          --             4
  Forgiveness of notes receivable......          --            14
  Net loss.............................      (3,778)       (3,778)
                                         -----------  -------------
BALANCE, DECEMBER 31, 1994.............      (3,425)        3,132
  Issuance of common stock for notes at
    $0.85 per share....................          --            --
  Exercise of stock options at $1.00 to
    $2.19 per share....................          --            49
  Payments received on notes
    receivable.........................          --             7
  Contribution of 300,000 shares of
    common stock at fair market
    value..............................          --            --
  Compensation charge related to stock
    options............................          --         3,008
  Capitalized offering costs...........          --          (627)
  Net loss.............................      (2,428)       (2,428)
                                         -----------  -------------
BALANCE, DECEMBER 31, 1995.............      (5,853)        3,141
  Exercise of stock options at $1.00 to
    $2.19 per share....................          --            68
  Payments received on notes
    receivable.........................          --             9
  Expensed offering costs..............          --           627
  Net loss.............................      (1,709)       (1,709)
                                         -----------  -------------
BALANCE, SEPTEMBER 30, 1996
  (unaudited)..........................   $  (7,562)    $   2,136
                                         -----------  -------------
                                         -----------  -------------

  The accompanying notes are an integral part of these consolidated financial statements.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)


                                                                                        FOR THE NINE MONTHS ENDED
                                                        FOR THE YEARS
                                                      ENDED DECEMBER 31,                      SEPTEMBER 30,
                                          ------------------------------------------   ---------------------------
                                              1993           1994           1995           1995           1996
                                          ------------   ------------   ------------   ------------   ------------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).....................  $        249   $     (3,778)  $     (2,428)  $     (2,438)  $     (1,709)
  Adjustments to reconcile net income
    (loss) to net cash provided by (used
    in) operating activities--
    Depreciation and amortization.......           134            546            769            560            711
    Provision for allowance for doubtful
      accounts..........................            12            264            188             39             --
    Forgiveness of notes receivable from
      sale of common stock..............            --             14             --             --             --
    Revenue recognized on non-monetary
      exchange..........................          (180)            --             --             --             --
    Compensation charge related to stock
      options...........................            --             --          3,008          3,008             --
    Expensed offering costs.............            --             --             --             --            627
    Change in assets and liabilities--
      Increase in restricted cash.......            --           (300)            --             --             --
      Increase in accounts receivable...        (1,052)          (146)        (1,345)        (1,913)          (248)
      Increase in deferred income
        taxes...........................           (65)            --             --             --             --
      Decrease (increase) in prepaid
        expenses........................           (78)            17            (37)           (60)          (176)
      Decrease (increase) in other
        assets..........................            --              5             (8)           (39)           (33)
      Increase (decrease) in accounts
        payable.........................           138            125            616            110            (87)
      Increase in accrued liabilities...           245            113            104            367            139
      Increase (decrease) in deferred
        revenues........................            67             89            650            321             (9)
                                                ------   ------------   ------------   ------------   ------------
        Net cash provided by (used in)
          operating activities..........          (530)        (3,051)         1,517            (45)          (785)
                                                ------   ------------   ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...          (793)          (688)          (625)          (369)          (557)
  Purchase of held-to-maturity
    short-term investments..............            --            (68)            --             --             --
                                                ------   ------------   ------------   ------------   ------------
        Net cash used in investing
          activities....................          (793)          (756)          (625)          (369)          (557)
                                                ------   ------------   ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of notes
    payable to related parties..........            94             --             --             --             --
  Repayment of notes payable to related
    parties.............................          (152)            --             --             --             --
  Proceeds from borrowings under line of
    credit..............................            --            400             --             --            100
  Repayments on debt....................           (19)           (35)          (131)           (84)          (183)
  Proceeds from issuance of preferred
    stock, net of issuance costs........            --          1,477             --             --             --
  Proceeds from sale of common stock and
    exercise of warrants, net of
    issuance costs......................         4,135            876             49             38             68
  Payments received on notes receivable
    from sale of common stock...........             5              4              7              7              9
  Proceeds from equipment refinancing...            --             --            288            264            424
  Capitalized offering costs............            --             --           (627)            --             --
                                                ------   ------------   ------------   ------------   ------------
        Net cash provided by (used in)
          financing activities..........         4,063          2,722           (414)           225            418
                                                ------   ------------   ------------   ------------   ------------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS...........................         2,740         (1,085)           478           (189)          (924)
CASH AND CASH EQUIVALENTS, beginning of
  period................................            --          2,740          1,655          1,655          2,133
                                                ------   ------------   ------------   ------------   ------------
CASH AND CASH EQUIVALENTS, end of
  period................................  $      2,740   $      1,655   $      2,133   $      1,466   $      1,209
                                                ------   ------------   ------------   ------------   ------------
                                                ------   ------------   ------------   ------------   ------------
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for income taxes............  $         48   $         26   $        130   $         20   $          2
                                                ------   ------------   ------------   ------------   ------------
                                                ------   ------------   ------------   ------------   ------------
  Cash paid for interest expense........  $         12   $          9   $         68   $         46   $         70
                                                ------   ------------   ------------   ------------   ------------
                                                ------   ------------   ------------   ------------   ------------


  The accompanying notes are an integral part of these consolidated financial statements.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

1. ORGANIZATION AND OPERATIONS:

    High Level Design Systems, Inc. (the "Company") was incorporated in California in April 1991, commenced operations effective January 1992 and was reincorporated in Delaware in October 1995. The Company operates in a single industry segment and develops, markets, and supports electronic design automation ("EDA") software for the design of high-density, high performance integrated circuits. The principal markets for the Company's products are the United States, Asia and Europe. The Company's initial technology was based upon research and development originally performed by AfCAD Corporation ("AfCAD"), the Company's predecessor, which was primarily a consulting firm that created the Company's design planner technology. Effective January 1, 1992, AfCAD transferred substantially all of its EDA technology, contracts and rights to the Company. During 1992, the Company operated primarily as a consulting services business with sales of products through original equipment manufacturer relationships and its consulting efforts. In 1993, the Company embarked on a planned transition from a consulting services business to a products-based business. In 1993, the Company completed a public offering of its common stock on the Vancouver Stock Exchange (see Note 6).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION

    The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiary based in the United Kingdom. All intercompany balances and transactions have been eliminated. The accompanying consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles. There are no significant differences between U.S. and Canadian generally accepted accounting principles which would have a material effect on the accompanying consolidated financial statements.

UNAUDITED INTERIM FINANCIAL DATA

    The unaudited interim financial statements for the nine months ended September 30, 1995 and 1996 have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments (consisting of only normal recurring adjustments) necessary to present fairly the financial information set forth therein, in accordance with generally accepted accounting principles. The Company believes the results of operations for the interim periods are not necessarily indicative of the results to be expected for any future period.

EFFECT OF RECENT PRONOUNCEMENTS

    In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, "Accounting for Stock-Based Compensation." The disclosure requirements of SFAS No. 123 are effective as of the beginning of the Company's 1996 fiscal year. The Company does not expect the new pronouncement to have an impact on its results of operations since the intrinsic value-based method prescribed by APB Opinion No. 25 and also allowed by SFAS No. 123 will continue to be used for the valuation of stock-based compensation plans.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)
USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

FOREIGN CURRENCY TRANSLATION

    The functional currency of the Company's subsidiary is the United States dollar. Accordingly, all translation gains and losses resulting from transactions denominated in currencies other than United States dollars are included in the consolidated statement of operations. To date, the resulting gains and losses have not been material.

CASH EQUIVALENTS AND SHORT-TERM INVESTMENTS

    Cash equivalents consist of investments in bank certificates of deposit with initial maturities of three months or less and money market accounts. Short-term investments consist of a certificate of deposit, maturing in October 1996, which the Company has the ability and intention to hold to maturity.

    In January 1994, the Company adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS No. 115). The Company's investments in debt securities are considered to be held to maturity and are stated at amortized cost, which approximated the fair value at December 31, 1994 and 1995 and September 30, 1996, respectively. Adoption of SFAS No. 115 did not have a material impact on the Company's financial position or results of operations.

RESTRICTED CASH

    Restricted cash represents the minimum average daily balance, calculated monthly, required to be maintained on account with the Company's lender under its revolving line of credit agreement (see Note 3).

PROPERTY AND EQUIPMENT

    Property and equipment is recorded at cost. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets, which is three years for computer software and equipment and furniture and fixtures and over the shorter of the economic life or the life of the lease for leasehold improvements.

SOFTWARE DEVELOPMENT COSTS

    Under the provisions of SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased, or Otherwise Marketed," software development costs are capitalized upon the establishment of technological feasibility, which the Company defines as establishment of a working model and further

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) defines as a beta version of the software. The period of time commencing when a product achieves beta status and ending when a product is offered for sale is typically very short. Accordingly, amounts which could have been capitalized under this statement were immaterial to the Company's results of operations and financial position. Therefore, the Company has expensed all software development costs and included those costs in research and development expenses in the accompanying statements of operations.

REVENUE RECOGNITION

    The Company generates revenues from licensing the rights to use its software products to both end users and resellers. The Company also generates revenues from consulting and training services performed for customers as well as revenues from support and software update rights (maintenance).

    Revenues from software license agreements with end users and resellers are recognized upon shipment of the licensed software if there are no significant post-delivery obligations, payment is due within one year and collectibility is probable.

    Revenues for maintenance are recognized ratably over the term of the support period. If maintenance is included free in a license agreement, the maintenance services are unbundled from the license fee at the fair market value of the maintenance services based on the value established by independent sale of such maintenance to customers.

    Consulting revenues are primarily related to implementation services performed under separate service arrangements related to the installation of the Company's software products. Such services do not include customization or modification of the underlying software code. If included free in a license agreement, such services are unbundled at their fair market value based on the value established by the independent sale of such services to customers. Revenues from such consulting services as well as training services are recognized as the services are performed.

    Cost of licenses consists of product packaging, documentation, production costs and royalties to development partners. Such costs are not material and are included in selling and marketing expenses in the accompanying statements of operations.

    Deferred revenues relate to maintenance, consulting and training fees which have been paid by the customers prior to performance of those services.

NET INCOME (LOSS) PER SHARE

    Net income (loss) per share is computed using the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares are excluded from the computation if their effect is antidilutive.

CONCENTRATION OF CREDIT RISK

    Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company has cash investment policies that limit the amount of credit exposure to any one financial institution and restrict placement of these investments to financial institutions evaluated as highly creditworthy. Concentrations of credit risk

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) with respect to trade receivables exist because the Company's revenues are derived primarily from the sale of software licenses and services to a limited number of companies in the technology industry. The Company performs ongoing credit evaluation of its customers and generally does not require collateral.

SIGNIFICANT CUSTOMERS AND EXPORT REVENUES

    Sales to significant customers as a percentage of total revenues for the years ended December 31, 1993, 1994 and 1995 were as follows:

                                                                                         YEARS ENDED DECEMBER 31,
                                                                                   -------------------------------------
                                                                                      1993         1994         1995
                                                                                      -----        -----        -----
Customer A.......................................................................         10%          18%          37%
Customer B.......................................................................         12%          14%           7%
Customer C.......................................................................         23%           7%           7%
Customer D.......................................................................         16%           1%          --

    Export sales, which consist of sales to customers in foreign countries, as a percentage of total revenues for the years ended December 31, 1993, 1994 and 1995 were as follows:

                                                                                            YEARS ENDED
                                                                                           DECEMBER 31,
                                                                               -------------------------------------
                                                                                  1993         1994         1995
                                                                               -----------  -----------  -----------
Asia (primarily Japan).......................................................         23%          16%           9%
Europe.......................................................................         --            2            1
                                                                                     ---          ---          ---
                                                                                      23%          18%          10%
                                                                                     ---          ---          ---
                                                                                     ---          ---          ---

3. LINE OF CREDIT AGREEMENT:

    The Company has a revolving line of credit agreement with a bank which provides for borrowings of up to $500,000 through May 1997. Borrowings are limited to 70% of eligible accounts receivable (as defined). Interest on the line of credit borrowings is payable monthly at the bank's reference interest rate plus .5 percent (9.5% percent at December 31, 1995). As of December 31, 1995, there were borrowings outstanding of $400,000 and available borrowings of $100,000 under this line of credit agreement. As of September 30, 1996, there were borrowings outstanding of $500,000.

    Borrowings under the line of credit agreement are secured by the Company's accounts receivable and other assets. The line of credit agreement requires the Company to maintain a minimum cash balance of $300,000. As of September 30, 1996 the line of credit agreement also requires the Company to maintain specified financial covenants, including tangible net worth of not less than $1.9 million, a ratio of total liabilities to tangible net worth of less than 1.7 to 1, working capital in excess of $1.3 million, and a current ratio in excess of 1.4 to 1. The Company was in compliance with the covenants as of December 31, 1995 and September 30, 1996.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

4. ACCRUED LIABILITIES:

    Accrued liabilities consisted of the following (in thousands):

                                                                                              DECEMBER 31,
                                                                                          --------------------
                                                                                            1994       1995
                                                                                          ---------  ---------
Sales tax...............................................................................  $      93  $      84
Accrued employee compensation...........................................................        317        422
Other...................................................................................        128        136
                                                                                          ---------  ---------
Total...................................................................................  $     538  $     642
                                                                                          ---------  ---------
                                                                                          ---------  ---------

5. LONG-TERM DEBT:

    At December 31, 1994 and 1995, long-term debt of the Company consisted of the following (in thousands):

                                                                                              DECEMBER 31,
                                                                                          --------------------
                                                                                            1994       1995
                                                                                          ---------  ---------
Notes payable, secured by equipment, interest at 11% per year, principal and interest
 due in equal monthly installments of $6 through October 1997...........................  $     161  $     110
Notes payable, secured by equipment, interest at 16%-17% per year, principal and interest due in equal monthly installments of $9 through February 1998 and thereafter
 equal monthly installments of $3 through August 1998...................................     --            208
                                                                                          ---------  ---------
                                                                                                161        318
Less- Current portion...................................................................        (57)      (135)
                                                                                          ---------  ---------
Long-term debt, net of current portion..................................................  $     104  $     183
                                                                                          ---------  ---------
                                                                                          ---------  ---------

    As of December 31, 1995, maturities of long-term debt are as follows (in thousands):

1996.................................................................  $     135
1997.................................................................        146
1998.................................................................         37
                                                                       ---------
                                                                       $     318
                                                                       ---------
                                                                       ---------

6. COMMON STOCK AND STOCK OPTIONS:

    In 1993, the Company completed a public offering of 1,200,000 shares of common stock on the Vancouver Stock Exchange. Net proceeds to the Company after commissions and other issuance costs were approximately $.66 per share or $790,000.

    During 1992, 1993 and 1995, the Company sold 3,530,000, 715,000, and 500,000 shares of common stock at $.02, $.02 and $.85 per share, respectively, which was the fair market value at the date of sale, to employees in exchange for promissory notes under restricted stock purchase agreements. Each note bears interest at 8% compounded semi-annually and is due within 30 days of full vesting, or upon termination of

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

6. COMMON STOCK AND STOCK OPTIONS: (CONTINUED) employment, whichever is earlier, and is secured by the underlying common stock. Unvested shares are subject to repurchase by the Company at the original purchase price, at the Company's option, upon termination of employment for any reason. The shares generally vest 25% one year after the date of sale and ratably thereafter over three years. As of December 31, 1995, $457,000 remained outstanding under these promissory notes receivable from the sale of common stock and approximately 742,292 shares were subject to repurchase by the Company related to these restricted stock purchase agreements.

    During 1993, the Board of Directors adopted the 1993 Stock Option Plan (the "Option Plan"). During 1994, the Company's Board of Directors approved an increase in the number of shares authorized for issuance under the Option Plan from 1,000,000 shares of its common stock to 2,750,000 shares. During 1995, the Board of Directors approved an increase in the number of shares authorized for issuance under the Option Plan to 4,000,000 shares. Under the Option Plan, incentive and nonstatutory stock options may be granted with an exercise price equal to the fair market value on the date of grant. Options granted under the Option Plan generally vest 25% one year after the date of grant and ratably thereafter over three years and expire ten years from the date of grant.

    As of December 31, 1995, options for 796,486 shares were exercisable. The weighted average exercise price of options outstanding at December 31, 1995 was $1.82 per share. Activity under the Option Plan is as follows:

                                                                                             PRICE
                                                             AVAILABLE    OUTSTANDING      PER SHARE
                                                            ------------  ------------  ---------------
Initial authorized shares.................................     1,000,000       --             --
  Granted.................................................      (548,500)      548,500  $    1.00
  Exercised...............................................       --            --             --
  Canceled................................................       --            --             --
                                                            ------------  ------------  ---------------
Balance at December 31, 1993..............................       451,500       548,500  $    1.00
  Authorized..............................................     1,750,000       --             --
  Granted.................................................    (1,486,000)    1,486,000  $ 1.95 - $ 2.12
  Exercised...............................................       --            --             --
  Canceled................................................       250,000      (250,000) $    1.00
                                                            ------------  ------------  ---------------
Balance at December 31, 1994..............................       965,500     1,784,500  $ 1.00 - $ 2.12
  Authorized..............................................     1,250,000       --             --
  Granted.................................................      (969,000)      969,000  $ 1.70 - $14.63
  Exercised...............................................       --            (43,563) $ 1.00 - $ 2.19
  Canceled................................................       141,437      (141,437) $ 1.00 - $13.38
                                                            ------------  ------------  ---------------
Balance, December 31, 1995................................     1,387,937     2,568,500  $ 1.00 - $14.63
                                                            ------------  ------------  ---------------
                                                            ------------  ------------  ---------------

    At December 31, 1993, 1,000,000 warrants to purchase common stock were outstanding. Each warrant entitled the holder to purchase one share of common stock for approximately $1.80 per share. Of the total warrants, 487,346 were exercised during 1994, and the remaining warrants expired unexercised in June 1994.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

6. COMMON STOCK AND STOCK OPTIONS: (CONTINUED)

1995 SPECIAL NONSTATUTORY STOCK OPTION PLAN


    The Company's 1995 Special Nonstatutory Stock Option Plan (the "Special NSO Plan") was adopted by the Company's Board of Directors in September 1995. A total of 300,000 shares of common stock has been reserved for issuance under the Special NSO Plan. In September 1995, 300,000 shares of common stock were granted under the Special NSO Plan at an exercise price of $3.35 per share and there were no shares available for future grant. Because option grants under the Special NSO Plan are fully vested and are substantially discounted from the fair market value of the common stock as of the date of grant, the Company incurred a non-recurring, non-cash compensation charge of $3,008,000 during the quarter ended September 30, 1995, which represents the difference between the fair market value of the stock on the date of grant and the exercise price. The Special NSO Plan was authorized by the Board of Directors in connection with a concurrent contribution to the Company by the Company's President of 300,000 shares of common stock owned by him. The contributed shares of common stock were valued at fair market value on the date of contribution and are reflected as treasury stock in the accompanying balance sheet as of December 31, 1995. The Special NSO Plan and the option grants authorized under the plan are intended by the Company and the Company's President to enable the Company to attract and retain key employees and consultants. As of December 31, 1995, no options had been exercised under the Special NSO Plan and 300,000 options remained outstanding.

1995 EMPLOYEE QUALIFIED STOCK PURCHASE PLAN

    The Company's 1995 Employee Qualified Stock Purchase Plan (the "Purchase Plan") was adopted by the Company's Board of Directors in September 1995. A total of 150,000 shares of common stock are reserved for issuance under the Purchase Plan. The Purchase Plan will enable eligible employees to purchase common stock at 85% of the lower of the fair market value of the Company's common stock on the first day or the last day of each purchase period. The Purchase Plan will terminate in September 2005 and will only become effective if the Company completes an initial public offering in the United States.

1995 DIRECTOR OPTION PLAN

    The Company's 1995 Director Option Plan (the "Director Plan") was adopted by the Company's Board of Directors in September 1995. A total of 150,000 shares of common stock are reserved for issuance under the Director Plan. The Director Plan provides for the grant of nonstatutory stock options to nonemployee directors of the Company. Under the Director Plan, an option for 15,000 shares of common stock are granted on the later of the effective date of the Director Plan or the date on which the optionee first becomes a nonemployee director of the Company and an additional option to purchase 5,000 shares of common stock each year beginning on November 1, 1996. Options granted under the Director Plan have a term of ten years. The exercise price per share of all options granted under the Director Plan are equal to the fair market value of a share of the Company's common stock on the date of grant of the option. The Director Plan will terminate in September 2005 and will only become effective if the Company completes an initial public offering in the United States.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

6. COMMON STOCK AND STOCK OPTIONS: (CONTINUED)
    At December 31, 1995, the Company has reserved shares of common stock for future issuance as follows:

Conversion of Series A preferred stock....................       600,000
1993 Stock Option Plan....................................     3,956,437
1995 Special Nonstatutory Stock Option Plan...............       300,000
1995 Employee Qualified Stock Purchase Plan...............       150,000
1995 Director Option Plan.................................       150,000
                                                            ------------
Total shares reserved.....................................     5,156,437
                                                            ------------
                                                            ------------

STOCK RIGHTS AGREEMENTS

    In October 1994 the Company entered into an agreement with a third party which gave the third party the right to purchase up to $1,000,000 of shares of the Company's common stock at 150% of the average trading price in the preceding ten days. This right expired unexercised on December 31, 1995.

    In September 1995 the Company entered into an agreement with a different third party which allows the third party the right to acquire up to 40,000 shares of the Company's common stock at a price of $12 per share. The right may be exercised at any time after 12 months following the effective date of any initial public offering the Company may complete in the United States. The right expires two years following such effective date.

7. PREFERRED STOCK:

    At December 31, 1995, the Company has authorized 5,000,000 shares of preferred stock, of which 800,000 shares have been designated as Series A preferred stock. Significant rights, restrictions and preferences of the Series A preferred stock are as follows:

    - The holders of shares of Series A preferred stock are entitled to receive dividends payable in preference and priority to payment of any dividend on the common stock, at the rate of $.25 per share per annum, when and if declared by the Board of Directors. Dividends on the Series A preferred stock shall not be cumulative. No dividends have been declared to date as of December 31, 1995.

    - The Company has the right, at any time after December 31, 1997, to redeem all of the Series A preferred stock at the price of $2.50 per share, together with any declared but unpaid dividends. Redemption of less than all of the then outstanding shares of the Series A preferred stock shall be pro rata among the holders of the Series A preferred stock.

    - In the event of any liquidation, dissolution or winding up of the Company, the holders of each share of Series A preferred stock shall receive, before any payment is made with respect to the common stock, $2.50 per share, plus all declared but unpaid dividends. After paying the amounts due the holders of the Series A preferred stock, any remaining assets available for distribution to stockholders shall be distributed ratably among the holders of common stock and the holders of preferred stock on an as-converted basis.

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

7. PREFERRED STOCK: (CONTINUED)
    - Each share of Series A preferred stock is convertible at the option of the holder into one share of common stock (subject to adjustments for events of dilution). The Series A preferred stock will automatically be converted into common stock upon the closing of a public offering of common stock in the United States which meets certain criteria.

    - Each share of Series A preferred stock has voting rights equal to the number of shares of common stock into which it converts.

8. INCOME TAXES:

    The Company accounts for income taxes in accordance with SFAS No. 109 "Accounting for Income Taxes," which requires an asset and liability approach for financial accounting and reporting of income taxes.

    The provision for income taxes for the years ended December 31, 1993, 1994 and 1995 is as follows (in thousands):

                                                                                 DECEMBER 31,
                                                                        -------------------------------
                                                                          1993       1994       1995
                                                                        ---------  ---------  ---------
Current provision--
  Federal.............................................................  $      30     $--     $      10
  State...............................................................          2          1          1
  Foreign.............................................................         70         22         95
                                                                        ---------  ---------  ---------
                                                                              102         23        106
                                                                        ---------  ---------  ---------
Deferred benefit--
  Federal.............................................................        (62)    --         --
  State...............................................................         (2)    --         --
                                                                        ---------  ---------  ---------
                                                                              (64)    --         --
                                                                        ---------  ---------  ---------
Total provision for income taxes......................................  $      38  $      23  $     106
                                                                        ---------  ---------  ---------
                                                                        ---------  ---------  ---------

    Deferred taxes are determined based on the estimated future tax effects of differences between the financial statement and tax basis of assets and liabilities given the provisions of the enacted tax laws. The

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)

8. INCOME TAXES: (CONTINUED)
tax effect of significant temporary differences representing deferred tax assets and liabilities are as follows at December 31, 1994 and 1995 (in thousands):

                                                                               DECEMBER 31,
                                                                           --------------------
                                                                             1994       1995
                                                                           ---------  ---------
Foreign tax credit carryforwards.........................................  $      95  $     188
Research and development credit carryforwards............................        207        333
Net operating loss carryforwards.........................................        954        703
AMT credit carryforward..................................................         --          9
Net operating loss carryback.............................................         77         77
Items not currently deductible for tax purposes..........................        204      1,326
Depreciation.............................................................        136        103
Research and development costs capitalized for state purposes............         --         74
                                                                           ---------  ---------
                                                                               1,673      2,813
Valuation allowance......................................................     (1,588)    (2,728)
                                                                           ---------  ---------
Net deferred income tax assets...........................................  $      85  $      85
                                                                           ---------  ---------
                                                                           ---------  ---------

    At December 31, 1995, the Company had net operating loss carryforwards of approximately $2,000,000 and $430,000, respectively, available to offset future federal and state taxable income. These loss carryforwards expire through the year 2009. The availability and timing of the amount of prior losses to be used to offset taxable income in future years will be limited due to various provisions, including any change in ownership of the Company resulting from significant stock transactions.

    The Company has provided a valuation allowance for a substantial portion of its net deferred tax assets as the Company believes sufficient uncertainty exists regarding the realization of these items due to its limited operating history and the variability of its operating results.

9. COMMITMENTS:

    On January 1, 1994, the Company entered into a non-cancelable operating lease for office space which expires in October 1997. In addition, the Company leases certain equipment under operating leases expiring in 1997. Total rent expense was approximately $122,000, $431,000 and $864,000 for the years ended December 31, 1993, 1994 and 1995, respectively. At December 31, 1995, future minimum rental payments under the non-cancelable operating leases are as follows (in thousands):

1996.........................................................  $     496
1997.........................................................        369
                                                               ---------
                                                               $     865
                                                               ---------
                                                               ---------


10. RELATED PARTY TRANSACTION:



    In December 1995, the Company entered into a security agreement and promissory note with J. George Janac, the Company's President and Chief Executive Officer, whereby the Company loaned to

                 HIGH LEVEL DESIGN SYSTEMS, INC. AND SUBSIDIARY

                    (INFORMATION RELATING TO THE NINE MONTHS
                ENDED SEPTEMBER 30, 1995 AND 1996 IS UNAUDITED)


10. RELATED PARTY TRANSACTION: (CONTINUED)


him the sum of $200,000. The loan accrues interest at the rate of 10% per annum compounded annually and all principal and interest are due and payable on the first anniversary date of the loan. The approximate loan amount including principal and interest as of September 30, 1996 was $215,395. The note is secured by 57,143 shares of the Company's common stock that are held by J. George Janac.



11. EVENT SUBSEQUENT TO DATE OF AUDITORS' REPORT (UNAUDITED):


    On October 3, 1996, the Company entered into an Agreement and Plan of Merger and Reorganization ("Reorganization Agreement") with Cadence Design Systems, Inc. ("Cadence") whereby each share of the Company's common and preferred stock would be exchanged for 0.22 of a share of Cadence common stock. All outstanding stock options of the Company will be assumed or substituted at the 0.22 exchange ratio by Cadence. The Reorganization Agreement is subject to certain conditions including approval by the Company's stockholders.

    Prior to the signing of the Reorganization Agreement, the Company entered into an arrangement with a financial advisor for services prior to and in connection with the acquisition. This arrangement requires the payment of a fee that is dependent on the final consideration value received per share by the Company as a result of the consummation of the acquisition by Cadence. The Company has estimated that the fee payable on completion of the transaction with Cadence will be approximately $2,100,000. The Company will record an expense for this fee when consummation of the transaction is considered probable. If the acquisition is not consummated, the Company will be required to pay a fee of between $50,000 and $100,000.


    Cadence has agreed to allow the Company to reprice all outstanding options with a per share exercise price exceeding $7.315 by reducing the exercise price to an amount equal to $7.315.

                                   APPENDIX A

----------------------------------------------------------------------
----------------------------------------------------------------------

                AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

                                     among:

                         CADENCE DESIGN SYSTEMS, INC.,
                            a Delaware corporation;

                         HARBOR ACQUISITION SUB, INC.,
                          a Delaware corporation; and

                        HIGH LEVEL DESIGN SYSTEMS, INC.,
                             a Delaware corporation

                             ---------------------

                          Dated as of October 3, 1996

                             ---------------------

----------------------------------------------------------------------
----------------------------------------------------------------------

                               TABLE OF CONTENTS

                                                                             PAGE
                                                                             ----
   SECTION 1.    DESCRIPTION OF TRANSACTION................................  A-1
           1.1   Merger of Merger Sub into the Company.....................  A-1
           1.2   Effect of the Merger......................................  A-1
           1.3   Closing; Effective Time...................................  A-1
           1.4   Certificate of Incorporation and Bylaws; Directors and
                   Officers................................................  A-1
           1.5   Conversion of Shares......................................  A-2
           1.6   Closing of the Company's Transfer Books...................  A-3
           1.7   Exchange of Certificates..................................  A-3
           1.8   Appraisal Rights..........................................  A-4
           1.9   Tax Consequences..........................................  A-4
           1.10  Further Action............................................  A-5

   SECTION 2.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY.............  A-5
           2.1   Due Organization; Subsidiary; Etc.........................  A-5
           2.2   Certificate of Incorporation and Bylaws; Records..........  A-5
           2.3   Capitalization, Etc.......................................  A-5
           2.4   VSE/BCSC Filings; Financial Statements....................  A-7
           2.5   Absence of Changes........................................  A-7
           2.6   Title to Assets...........................................  A-9
           2.7   Receivables, Loans and Advances...........................  A-9
           2.8   Equipment; Leasehold......................................  A-9
           2.9   Proprietary Assets........................................  A-10
           2.10  Contracts.................................................  A-11
           2.11  Liabilities...............................................  A-12
           2.12  Compliance with Legal Requirements........................  A-12
           2.13  Certain Business Practices................................  A-12
           2.14  Governmental Authorizations...............................  A-12
           2.15  Tax Matters...............................................  A-12
           2.16  Employee Benefit Plans....................................  A-13
           2.17  Environmental Matters.....................................  A-14
           2.18  Insurance.................................................  A-14
           2.19  Related Party Transactions................................  A-14
           2.20  Legal Proceedings; Orders.................................  A-14
           2.21  Authority; Inapplicability of Anti-takeover Statutes;
                   Binding Nature of Agreement.............................  A-15
           2.22  DGCL Section 203..........................................  A-15
           2.23  Inapplicability of Hart-Scott-Rodino Act..................  A-15
           2.24  Vote Required.............................................  A-15
           2.25  Non-Contravention; Consents...............................  A-16
           2.26  Fairness Opinion..........................................  A-16
           2.27  Financial Advisor.........................................  A-17
           2.28  Full Disclosure...........................................  A-17

                                                                             PAGE
                                                                             ----
   SECTION 3.    REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB...  A-17
           3.1   Organization, Standing and Power..........................  A-17
           3.2   SEC Filings; Financial Statements.........................  A-17
           3.3   Disclosure................................................  A-18
           3.4   Absence of Certain Changes or Events......................  A-18
           3.5   Legal Proceedings.........................................  A-18
           3.6   Authority; Binding Nature of Agreement....................  A-18
           3.7   Valid Issuance............................................  A-18

   SECTION 4.    CERTAIN COVENANTS OF THE COMPANY..........................  A-18
           4.1   Access and Investigation..................................  A-18
           4.2   Operation of the Company's Business.......................  A-19
           4.3   No Solicitation...........................................  A-21

   SECTION 5.    ADDITIONAL COVENANTS OF THE PARTIES.......................  A-21
           5.1   Registration Statement; Prospectus/Proxy Statement........  A-21
           5.2   Company Stockholders' Meeting.............................  A-22
           5.3   Regulatory Approvals......................................  A-22
           5.4   Stock Options.............................................  A-23
           5.5   Indemnification of Officers and Directors.................  A-24
           5.6   Additional Agreements.....................................  A-24
           5.7   Disclosure................................................  A-25
           5.8   Affiliate Agreements......................................  A-25
           5.9   Tax Matters...............................................  A-25
           5.10  Resignation of Officers and Directors.....................  A-25
           5.11  Employee Benefits.........................................  A-25
           5.12  FIRPTA Matters............................................  A-25

   SECTION 6.    CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER
                   SUB.....................................................  A-25
           6.1   Accuracy of Representations...............................  A-25
           6.2   Performance of Covenants..................................  A-26
           6.3   Effectiveness of Registration Statement...................  A-26
           6.4   Stockholder Approval......................................  A-26
           6.5   Agreements and Documents..................................  A-26
           6.6   Employees.................................................  A-26
           6.7   No Material Adverse Change................................  A-26
           6.8   No Restraints.............................................  A-27
           6.9   No Governmental Litigation................................  A-27

   SECTION 7.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY........  A-27
           7.1   Accuracy of Representations...............................  A-27
           7.2   Performance of Covenants..................................  A-27
           7.3   Effectiveness of Registration Statement...................  A-27
           7.4   Documents.................................................  A-27
           7.5   Listing...................................................  A-27
           7.6   No Restraints.............................................  A-28
           7.7   No Material Adverse Change................................  A-28

                                                                             PAGE
                                                                             ----
   SECTION 8.    TERMINATION...............................................  A-28
           8.1   Termination...............................................  A-28
           8.2   Effect of Termination.....................................  A-29
           8.3   Transactions and Expenses; Termination Fee................  A-29

   SECTION 9.    MISCELLANEOUS PROVISIONS..................................  A-29
           9.1   Amendment.................................................  A-29
           9.2   Waiver....................................................  A-29
           9.3   No Survival of Representations and Warranties.............  A-29
           9.4   Entire Agreement; Counterparts; Applicable Law............  A-30
           9.5   Disclosure Schedule.......................................  A-30
           9.6   Attorneys' Fees...........................................  A-30
           9.7   Assignability.............................................  A-30
           9.8   Notices...................................................  A-30
           9.9   Cooperation...............................................  A-31
           9.10  Certain Terms.............................................  A-31
           9.11  Titles....................................................  A-31
           9.12  Sections and Exhibits.....................................  A-32

                                    EXHIBITS

Exhibit A   --   Certain definitions
Exhibit B   --   Form of Certificate of Incorporation of Surviving Corporation
Exhibit C   --   Certain employees
Exhibit D   --   Certain additional employees

                               AGREEMENT AND PLAN
                          OF MERGER AND REORGANIZATION

    THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION ("Agreement") is made and entered into as of October 3, 1996, by and among: CADENCE DESIGN SYSTEMS, INC., a Delaware corporation ("Parent"); HARBOR ACQUISITION SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent ("Merger Sub"); and HIGH LEVEL DESIGN SYSTEMS, INC., a Delaware corporation (the "Company"). Certain capitalized terms used in this Agreement are defined in Exhibit A.

                                    RECITALS

    A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub into the Company in accordance with this Agreement and the Delaware General Corporation Law (the "Merger"). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent.

    B. It is intended that the Merger qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

    C. The respective boards of directors of Parent, Merger Sub and the Company have approved this Agreement and the Merger.

                                   AGREEMENT

    The parties to this Agreement, intending to be legally bound, agree as follows:

SECTION 1.  DESCRIPTION OF TRANSACTION

    1.1 MERGER OF MERGER SUB INTO THE COMPANY. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the provisions of applicable law, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the "Surviving Corporation").

    1.2 EFFECT OF THE MERGER. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the Delaware General Corporation Law (the "DGCL").

    1.3 CLOSING; EFFECTIVE TIME. The consummation of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Cooley Godward LLP, Five Palo Alto Square, 3000 El Camino Real, Palo Alto, California, at 10:00 a.m. on a date to be specified by the parties (the "Closing Date"), which (subject to the satisfaction or waiver of the conditions set forth in Sections 6 and 7) shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Sections 6.3,
6.4 and 7.5. Contemporaneously with or as promptly as practicable after the Closing, a properly executed certificate of merger conforming to the requirements of the DGCL (the "Certificate of Merger") shall be filed with the Secretary of State of the State of Delaware. The Merger shall take effect at the time the Certificate of Merger is filed with the Secretary of State of the State of Delaware (the "Effective Time").

    1.4  CERTIFICATE OF INCORPORATION AND BYLAWS; DIRECTORS AND
OFFICERS.  Unless otherwise determined by Parent prior to the Effective Time:

        (a) the Certificate of Incorporation of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to Exhibit B;

        (b) the Bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the Bylaws of Merger Sub as in effect immediately prior to the Effective Time; and

        (c) the directors and officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors and officers of Merger Sub immediately prior to the Effective Time.

    1.5  CONVERSION OF SHARES.

    (a) Subject to Sections 1.5(d) and 1.8, at the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company:

        (i) any shares of Company Capital Stock then held by the Company or any subsidiary of the Company (or held in the Company's treasury) shall be canceled;

        (ii) any shares of Company Capital Stock then held by Parent, Merger Sub or any other subsidiary of Parent shall be canceled;

       (iii) except as provided in clauses "(i)" and "(ii)" above and subject to
    Section 1.5(b), (A) each share of Company Common Stock then outstanding shall be converted into the right to receive twenty-two hundredths (0.22) of a share of Parent Common Stock, and (B) each share of Company Preferred Stock then outstanding shall be converted into the right to receive twenty-two hundredths (0.22) of a share of Parent Common Stock, in each case upon surrender of the certificate representing such share of Company Common Stock or Company Preferred Stock (as the case may be) in the manner provided in Section 1.7 (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.7); and

        (iv) each share of the common stock, par value $.001 per share, of Merger Sub then outstanding shall be converted into one share of common stock of the Surviving Corporation.

    (b) The fraction of a share of Parent Common Stock into which each outstanding share of Company Common Stock is to be converted pursuant to Section 1.5(a)(iii)(A) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Common Stock Exchange Ratio," and the fraction of a share of Parent Common Stock into which each outstanding share of Company Preferred Stock is to be converted pursuant to Section 1.5(a)(iii)(B) (as such fraction may be adjusted in accordance with this Section 1.5(b)) is referred to as the "Preferred Stock Exchange Ratio". If, between the date of this Agreement and the Effective Time, the outstanding shares of Company Common Stock, Company Preferred Stock or Parent Common Stock are changed into a different number or class of shares by reason of any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction, then the Common Stock Exchange Ratio and/or the Preferred Stock Exchange Ratio shall be appropriately adjusted.

    (c) If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with the Company, then the shares of Parent Common Stock issued in exchange for such shares of Company Capital Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends. The Company shall take all action that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

    (d) No fractional shares of Parent Common Stock shall be issued in connection with the Merger, and no certificates for any such fractional shares shall be issued. In lieu of such fractional shares, any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent

Common Stock (after aggregating all fractional shares of Parent Common Stock issuable to such holder) shall, upon surrender of such holder's Company Stock Certificate(s), be paid in cash the dollar amount (rounded to the nearest whole cent), without interest, determined by multiplying such fraction by the closing price of a share of Parent Common Stock on the NYSE on the date the Merger becomes effective.

    1.6 CLOSING OF THE COMPANY'S TRANSFER BOOKS. At the Effective Time: (a) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such shares of Company Capital Stock shall be made on such stock transfer books after the Effective Time. If, after the Effective Time, a valid certificate previously representing any of such shares of Company Capital Stock (a "Company Stock Certificate") is presented to the Exchange Agent or to the Surviving Corporation or Parent, such Company Stock Certificate shall be canceled and shall be exchanged as provided in Section 1.7.

    1.7  EXCHANGE OF CERTIFICATES.

    (a) Prior to the Closing Date, Parent shall select a reputable bank or trust company to act as exchange agent in the Merger (the "Exchange Agent"). Promptly after the Effective Time, Parent shall deposit with the Exchange Agent (i) certificates representing the shares of Parent Common Stock issuable pursuant to this Section 1 and (ii) cash sufficient to make payments in lieu of fractional shares in accordance with Section 1.5(d). The shares of Parent Common Stock and cash amounts so deposited with the Exchange Agent, together with any dividends or distributions received by the Exchange Agent with respect to such shares, are referred to collectively as the "Exchange Fund."

    (b) As soon as practicable after the Effective Time, the Exchange Agent will mail to the holders of Company Stock Certificates (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that delivery of Company Stock Certificates shall be effected, and risk of loss and title to Company Stock Certificates shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (ii) instructions for use in effecting the surrender of Company Stock Certificates in exchange for certificates representing Parent Common Stock. Subject to Section 1.5(d), upon surrender of a Company Stock Certificate to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent, (1) the holder of such Company Stock Certificate shall be entitled to receive in exchange therefor a certificate representing the number of shares of Parent Common Stock that such holder has the right to receive pursuant to the provisions of Section 1.5(a)(iii), and (2) the Company Stock Certificate so surrendered shall be canceled. Until surrendered as contemplated by this Section 1.7, each Company Stock Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive shares of Parent Common Stock (and cash in lieu of any fractional share of Parent Common Stock) as contemplated by this Section 1. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the issuance of any certificate representing Parent Common Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an appropriate affidavit and to deliver a bond (in such sum as Parent may reasonably direct) as indemnity against any claim that may be made against the Exchange Agent, Parent or the Surviving Corporation with respect to such Company Stock Certificate.

    (c) Any portion of the Exchange Fund that remains undistributed to former stockholders of the Company as of the date 180 days after the date on which the Merger becomes effective shall be delivered to Parent upon demand, and any former stockholders of the Company who have not theretofore surrendered their Company Stock Certificates in accordance with this Section 1.7 shall thereafter look only to Parent for payment of their claims for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and any dividends or distributions with respect to Parent Common Stock.

    (d) Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Company Capital Stock such amounts as may be required to be deducted or withheld therefrom under the Code or under any provision of state, local or foreign tax law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

    (e) Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock for any shares of Parent Common Stock (or dividends or distributions with respect thereto), or for any cash amounts, delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.

    1.8  APPRAISAL RIGHTS.

    (a) Notwithstanding anything to the contrary contained in this Agreement, Appraisal Shares (as defined in Section 1.8(c)) shall not be converted into or represent the right to receive Parent Common Stock in accordance with Section 1.5(a) (or cash in lieu of fractional shares in accordance with Section 1.5(d)), and each holder of Appraisal Shares shall be entitled only to such rights with respect to such Appraisal Shares as may be granted to such holder in Section 262 of the DGCL and (if the Company is subject to Section 2115 of the California Corporations Code) such rights as may be granted to such holder in Chapter 13 of the California General Corporation Law. From and after the Effective Time, a holder of Appraisal Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder of the Surviving Corporation. If any holder of Appraisal Shares shall fail to perfect or shall waive, rescind, withdraw or otherwise lose such holder's right of appraisal under Section 262 of the DGCL and such holder's rights (if any) under Chapter 13 of the California General Corporation Law, then (i) any right of such holder to require the Company to purchase the Appraisal Shares for cash shall be extinguished and (ii) such shares shall automatically be converted into and shall represent only the right to receive (upon the surrender of the certificate or certificates representing such shares) Parent Common Stock in accordance with
Section 1.5(a) (and cash in lieu of any fractional share in accordance with Section 1.5(d)).

    (b) The Company (i) shall give Parent prompt written notice of any demand by any stockholder of the Company for appraisal of such stockholder's shares of Company Capital Stock pursuant to the DGCL and of any other notice, demand or instrument delivered to the Company pursuant to the DGCL or the California General Corporation Law, and (ii) shall give Parent's Representatives the opportunity to participate in all negotiations and proceedings with respect to any such notice, demand or instrument. The Company shall not make any payment or settlement offer with respect to any such notice or demand unless Parent shall have consented in writing to such payment or settlement offer.

    (c) For purposes of this Agreement, "Appraisal Shares" shall refer to any shares of Company Capital Stock outstanding immediately prior to the Effective Time that (i) are held by stockholders who are entitled to demand and who properly demand appraisal of such shares pursuant to, and who comply with the applicable provisions of, Section 262 of the DGCL or (ii) are or may become "dissenting shares" within the meaning of Chapter 13 of the California General Corporation Law. Notwithstanding anything to the contrary contained in this Agreement, no holder of any shares of Company Capital Stock shall be entitled to exercise any rights under Chapter 13 of the California General Corporation Law unless the Company is subject to Section 2115 of the California Corporations Code.

    1.9 TAX CONSEQUENCES. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368 of the Code. The parties to this Agreement hereby adopt this Agreement as a "plan of reorganization" within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

    1.10 FURTHER ACTION. If, at any time after the Effective Time, any further action is determined by Parent to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.

2.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    The Company represents and warrants to Parent and Merger Sub that, except as set forth in the disclosure schedule delivered by the Company to Parent on the date of this Agreement and signed by the President of the Company (the "Company Disclosure Schedule"):

    2.1  DUE ORGANIZATION; SUBSIDIARY; ETC.

    (a) The Company owns no shares of capital stock of, or equity interest of any nature in, any Entity, other than High Level Design Systems Limited, a corporation organized under the laws of England (the "Subsidiary"). (The Company and the Subsidiary are referred to collectively in this Agreement as the "Acquired Corporations"). Neither of the Acquired Corporations has agreed or is obligated to make any future investment in or capital contribution to any Entity. Neither of the Acquired Corporations has, at any time, been a general partner of any general partnership, limited partnership or other Entity.

    (b) Each of the Acquired Corporations is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound.

    (c) Each of the Acquired Corporations is qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the nature of its business requires such qualification and where the failure to so qualify would have a Material Adverse Effect on the Acquired Corporations.

    2.2 CERTIFICATE OF INCORPORATION AND BYLAWS; RECORDS. The Company has delivered to Parent accurate and complete copies of the certificate of incorporation, bylaws and other charter and organizational documents of the respective Acquired Corporations, including all amendments thereto. The Company has made available to Parent accurate and complete copies in all material respects of the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the stockholders of each of the Acquired Corporations, the boards of directors of each of the Acquired Corporations and all committees of the boards of directors of each of the Acquired Corporations. There have been no formal meetings or other proceedings of the stockholders of either of the Acquired Corporations, the board of directors of either of the Acquired Corporations or any committee of the board of directors of either of the Acquired Corporations that are not fully reflected in such minutes or other records. The books of account, stock records, minute books and other records of each of the Acquired Corporations are accurate, up-to-date and complete in all material respects, and have been maintained in accordance with prudent business practices.

    2.3  CAPITALIZATION, ETC.

    (a) The authorized capital stock of the Company consists of: (i) 35,000,000 shares of Company Common Stock, of which 11,333,956 shares (less 300,000 shares of Company Common Stock held in treasury) have been issued and are outstanding as of the date of this Agreement; and (ii) 5,000,000 shares of Company Preferred Stock, 800,000 of which have been designated "Series A Preferred Stock," of which

600,000 shares have been issued and are outstanding as of the date of this Agreement. Each outstanding share of Series A Preferred Stock is convertible into one share of Company Common Stock. All of the outstanding shares of Company Capital Stock have been duly authorized and validly issued, and are fully paid and non-assessable. Part 2.3(a)(i) of the Company Disclosure Schedule sets forth a listing of the record stockholders of the Company as of the most recent practicable date and the number of shares of Company Capital Stock held by each such stockholder. Part 2.3(a)(ii) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has the right to repurchase, redeem or otherwise reacquire shares of Company Capital Stock, and, with respect to each such Contract, sets forth: (i) the effective date of such Contract; (ii) the number of shares of Company Capital Stock subject to such Contract; and
(iii) the terms of each repurchase option contained in such Contract. Upon consummation of the Merger, the shares of Parent Common Stock issued in exchange for the shares of Company Capital Stock subject to a Contract that is, or is required to be, identified in Part 2.3(a)(ii) of the Company Disclosure Schedule will, without any further act of Parent, the Company or any other Person, become subject to the restrictions, conditions and other provisions contained in such Contract. The Company has delivered to Parent an accurate and complete copy of each Contract identified in Part 2.3(a)(ii) of the Company Disclosure Schedule.

    (b) As of the date of this Agreement: (i) 2,929,107 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1993 Stock Option Plan; and (ii) 300,000 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and outstanding under the Company's 1995 Special Nonstatutory Stock Option Plan. (Stock options granted by the Company pursuant to its stock option plans are referred to in this Agreement as "Company Options.") Part 2.3(b)(i) of the Company Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of the date of this Agreement: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested as of September 18, 1996; and
(vii) the date on which such Company Option expires. No Company Option has ever been granted under the Company's Incentive Stock Option Plan, and the Company has received from each potential beneficiary under the Incentive Stock Option Plan a clarification confirming that the Company has not granted any option or other right to acquire any shares of Company Capital Stock under the Incentive Stock Option Plan. The Incentive Stock Option Plan has been (or will be within ten days after the date of this Agreement) validly terminated and is, or within ten days after the date of this Agreement will be, no longer in effect. Neither the "1995 Director Option Plan" nor the "1995 Employee Qualified Stock Purchase Plan" referred to in the footnotes to the Company's audited financial statements as of and for the year ended December 31, 1995 ever became effective, and no option or right to purchase shares of Company Common Stock has ever been granted or issued pursuant to either of such plans. The Company has delivered to Parent accurate and complete copies of all stock option plans pursuant to which the Company has ever granted stock options.

    (c) Except as set forth in Part 2.3(b) of the Company Disclosure Schedule there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of the Company; (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company (except for the 600,000 shares of Company Preferred Stock outstanding as of the date of this Agreement, which are convertible into 600,000 shares of Company Common Stock);
(iii) Contract under which the Company is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; or (iv) to the best of the knowledge of the Company, condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company.

    (d) All outstanding shares of Company Capital Stock, all outstanding Company Options, and all outstanding shares of capital stock of the Subsidiary have been issued and granted in material compliance with (i) all applicable securities laws and other applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts.

    (e) All of the outstanding shares of capital stock of the Subsidiary are validly issued, fully paid and nonassessable and are owned beneficially and of record by the Company, free and clear of any Encumbrances.

    2.4  VSE/BCSC FILINGS; FINANCIAL STATEMENTS.

    (a) The Company has delivered to Parent a complete and accurate copy of each report, schedule, registration statement, information circular, definitive proxy statement or similar document filed by the Company with the BCSC or the VSE on or after January 1, 1993 (the "Company Reports"), which are all the forms, reports and documents required to be filed by the Company with the BCSC or the VSE since January 1, 1993. The Company Reports (i) complied in all material respects with the requirements of applicable Canadian securities laws and regulations and applicable regulations of the BCSC and the VSE at and as of the times they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) and (ii) did not at and as of the time they were filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (b) The Company has delivered to Parent the following financial statements and notes (collectively, the "Company Financial Statements"):

        (i) the audited consolidated balance sheets of the Company as of December 31, 1995 and 1994, and the related audited consolidated income statements, statements of stockholders' equity and statements of cash flows of the Company for the years ended December 31, 1995, 1994 and 1993, together with the notes thereto and the unqualified report and opinion of Arthur Andersen LLP relating thereto; and

        (ii) the unaudited consolidated balance sheet of the Company as of June 30, 1996 (the "Unaudited Interim Balance Sheet"), and the related unaudited consolidated income statement and statement of cash flows of the Company for the six months then ended.

    (c) The Company Financial Statements present fairly the consolidated financial position of the Acquired Corporations as of the respective dates thereof and the consolidated results of operations and cash flows of the Acquired Corporations for the periods covered thereby. The Company Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except that the financial statements referred to in Section 2.4(b)(ii) do not contain footnotes and are subject to normal and recurring year-end audit adjustments, which will not, individually or in the aggregate, be material in magnitude).

    2.5  ABSENCE OF CHANGES.  Between June 30, 1996 and the date of this
Agreement:

        (a) there has not been any material adverse change in the business, condition, assets, liabilities, operations or financial performance of either of the Acquired Corporations, and no event has occurred that could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations;

        (b) there has not been any material loss, damage or destruction to, or any material interruption in the use of, any of the assets of either of the Acquired Corporations (whether or not covered by insurance);

        (c) neither of the Acquired Corporations has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities (except pursuant to rights of repurchase of any such shares under any employee or consultant stock plan or arrangement applicable to either of the Acquired Corporations);

        (d) neither of the Acquired Corporations has sold, issued or authorized the issuance of (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options), (ii) any option or right to acquire any capital stock or any other security (except for Company Options granted under the Company's 1993 Stock Option Plan consistent with past practices), or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

        (e) the Company has not amended or waived any of its rights under, or permitted the acceleration of vesting under, (i) any provision of any of the Company's stock option plans, (ii) any provision of any agreement evidencing any outstanding Company Option, or (iii) any restricted stock purchase agreement;

        (f) there has been no amendment to the certificate of incorporation, bylaws or other charter or organizational documents of either of the Acquired Corporations, and neither of the Acquired Corporations has effected or been a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction or received any Acquisition Proposal;

        (g) neither of the Acquired Corporations has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

        (h) neither of the Acquired Corporations has made any capital expenditure which, when added to all other capital expenditures made on behalf of the Acquired Corporations since June 30, 1996, exceeds $100,000 in the aggregate;

        (i) except as disclosed in Part 2.10 of the Company Disclosure Schedule, neither of the Acquired Corporations has (i) entered into or permitted any of the material assets owned or used by it to become bound by any Material Contract, or (ii) amended or prematurely terminated, or waived any material right or remedy under, any Material Contract;

        (j) neither of the Acquired Corporations has (i) acquired, leased or licensed any right or other asset from any other Person, (ii) sold or otherwise disposed of, or leased or licensed, any right or other asset to any other Person, or (iii) waived or relinquished any right, except for immaterial rights or other immaterial assets acquired, leased, licensed or disposed of in the ordinary course of business and consistent with past practices;

        (k) neither of the Acquired Corporations has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness;

        (l) neither of the Acquired Corporations has made any pledge of any of its assets or otherwise permitted any of its material assets to become subject to any Encumbrance, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations;

        (m) neither of the Acquired Corporations has (i) lent money to any Person, or (ii) incurred or guaranteed any indebtedness for borrowed money;

        (n) neither of the Acquired Corporations has (i) established or adopted any Plan, (ii) caused or permitted any Plan to be amended in any material respect, or (iii) paid any bonus or made any profit-sharing or similar payment to or for the benefit of any of its directors, officers or employees in excess of $5,000 in any single case or $25,000 in the aggregate, or materially increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to any of its directors or officers or employees;

        (o) neither of the Acquired Corporations has changed any of its methods of accounting or accounting practices in any respect;

        (p) neither of the Acquired Corporations has made any material Tax election;

        (q) neither of the Acquired Corporations has commenced any Legal Proceeding or settled any Legal Proceeding involving payments in excess of $10,000 or involving any material asset of either of the Acquired Corporations;

        (r) neither of the Acquired Corporations has entered into any material transaction or taken any other material action outside the ordinary course of business or inconsistent with its past practices; and

        (s) neither of the Acquired Corporations has agreed or committed to take any of the actions referred to in clauses "(c)" through "(r)" above.

    2.6 TITLE TO ASSETS. The Acquired Corporations own, and have good, valid and marketable title to, all assets purported to be owned by them and which are material to either of the Acquired Corporations or to the conduct of their business, including: (i) all assets owned by either of the Acquired Corporations and reflected on the Unaudited Interim Balance Sheet; and (ii) all assets referred to in Parts 2.7(b), 2.8 and 2.9 of the Company Disclosure Schedule and all rights under the Contracts identified in Part 2.10 of the Company Disclosure Schedule. All of said assets are owned by the Acquired Corporations free and clear of any Encumbrances, except for (x) any lien for current taxes not yet due and payable, and (y) minor liens that have arisen in the ordinary course of business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations.

    2.7  RECEIVABLES, LOANS AND ADVANCES.

    (a) All existing accounts receivable of the Acquired Corporations (including those accounts receivable reflected on the Unaudited Interim Balance Sheet that have not yet been collected and those accounts receivable that have arisen since June 30, 1996 and have not yet been collected) (i) represent valid obligations of customers of the Acquired Corporations arising from bona fide transactions entered into in the ordinary course of business, (ii) are current and will be collected in full when due, without any counterclaim or set off (net of an allowance for doubtful accounts not to exceed $50,000 in the aggregate).

    (b) Part 2.7(b) of the Company Disclosure Schedule contains an accurate and complete list as of the date of this Agreement of all loans and advances made by, and note receivables and other receivables of, either of the Acquired Corporations, including loans and advances made by either of the Acquired Corporations to any employee, director, consultant or independent contractor of such Acquired Corporation, other than trade receivables in excess of $25,000 that have arisen in the ordinary course of business consistent with past practices or routine travel advances made to employees in the ordinary course of business.

    2.8 EQUIPMENT; LEASEHOLD. Part 2.8 of the Company Disclosure Schedule accurately identifies all material items of equipment leased by the Acquired Corporations. All material items of equipment and other tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the business of the Acquired Corporations in the manner in which such business is currently being conducted. Neither of the Acquired Corporations owns any real property or any interest in real property, except for the leaseholds created under the real property leases identified in Part 2.8 of the Company Disclosure Schedule.

    2.9  PROPRIETARY ASSETS.

    (a) Part 2.9(a)(i) of the Company Disclosure Schedule sets forth, with respect to each Proprietary Asset owned by the Acquired Corporations and registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 2.9(a)(ii) of the Company Disclosure Schedule identifies and provides a brief description of all other Proprietary Assets owned by the Acquired Corporations that are material to the business of the Acquired Corporations. Part 2.9(a)(iii) of the Company Disclosure Schedule identifies and provides a brief description of each Proprietary Asset that is licensed or otherwise made available to the Acquired Corporations by any Person and is material to the business of the Acquired Corporations (except for any Proprietary Asset that is licensed to the Acquired Corporations under any third party software license generally available to the public), identifies the Contract under which such Proprietary Asset is being licensed or otherwise made available to such Acquired Corporation. The Acquired Corporations have good, valid and marketable title to all of the Acquired Corporation Proprietary Assets identified in Parts 2.9(a)(i) and 2.9(a)(ii) of the Company Disclosure Schedule, free and clear of all Encumbrances, except for (i) any lien for current taxes not yet due and payable, and (ii) minor liens that have arisen in the ordinary course of business and that do not (individually or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations. The Acquired Corporations have a valid right to use, license and otherwise exploit all Proprietary Assets identified in Part 2.9(a)(iii) of the Company Disclosure Schedule. Except as set forth in Part 2.9(a)(iv) of the Company Disclosure Schedule, neither of the Acquired Corporations has developed jointly with any other Person any Acquired Corporation Proprietary Asset that is material to the business of the Acquired Corporations with respect to which such other Person has any rights. Except as set forth in Part 2.9(a)(v) of the Company Disclosure Schedule, there is no Acquired Corporation Contract (with the exception of end user license agreements in the form previously delivered by the Company to Parent) pursuant to which any Person has any right (whether or not currently exercisable) to use, license or otherwise exploit any Acquired Corporation Proprietary Asset. Without limiting the generality of the foregoing, no Person has any right or license to use, sell, manufacture or cause to be manufactured any product embodying any invention or discovery made, conceived or actually reduced to practice in connection with the performance of any Contract, except that the distributors of the Acquired Corporations have the non-exclusive right to sell products manufactured by the Acquired Corporations pursuant to their distribution agreements with the Acquired Corporations.

    (b) The Acquired Corporations have taken reasonable measures and precautions to protect and maintain the confidentiality, secrecy and value of all material Acquired Corporation Proprietary Assets (except Acquired Corporation Proprietary Assets whose value would be unimpaired by public disclosure). No current or former officer, director, stockholder, employee, consultant or independent contractor has any right, claim or interest in or with respect to any Acquired Corporation Proprietary Asset.

    (c) To the best of the knowledge of the Company, all patents, trademarks, service marks and copyrights that are registered with any Governmental Body and held by either of the Acquired Corporations are valid and subsisting. To the best of the knowledge of the Company, none of the Acquired Corporation Proprietary Assets and no Proprietary Asset that is currently being developed by either of the Acquired Corporations (either by itself or with any other Person) infringes, misappropriates or conflicts with any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, none of the products that are or have been designed, created, developed, assembled, manufactured or sold by either of the Acquired Corporations is infringing, misappropriating or making any unlawful or unauthorized use of, and none of such products has at any time infringed, misappropriated or made any unlawful or unauthorized use of, and neither of the Acquired Corporations has received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful or unauthorized use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of the Company, no other Person is infringing, misappropriating or making any unlawful or unauthorized use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any material Acquired Corporation Proprietary Asset.

    (d) The Acquired Corporation Proprietary Assets constitute all the Proprietary Assets necessary to enable the Acquired Corporations to conduct their business in the manner in which such business has been and is being conducted. Neither of the Acquired Corporations has (i) licensed any of the Acquired Corporation Proprietary Assets to any Person on an exclusive basis, or
(ii) entered into any covenant not to compete or Contract limiting its ability to exploit fully any material Acquired Corporation Proprietary Assets or to transact business in any market or geographical area or with any Person.

    (e) Except as set forth in Part 2.9(e) of the Company Disclosure Schedule, neither of the Acquired Corporations has (other than pursuant to license or escrow agreements identified in Part 2.10 of the Company Disclosure Schedule) disclosed or delivered to any Person, or permitted the disclosure or delivery to any escrow agent or other Person, of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any material Acquired Corporation Proprietary Asset. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, result in the disclosure or delivery to any other Person of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in any source code, of any material Acquired Corporation Proprietary Asset. Part 2.9(e) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company has deposited or is required to deposit with an escrowholder or any other Person the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Acquired Corporation Proprietary Asset.

    2.10  CONTRACTS.

    (a) Part 2.10 of the Company Disclosure Schedule identifies each Acquired Corporation Contract that constitutes a Material Contract.

    (b) The Company has delivered to Parent accurate and complete copies of all written Contracts identified in Part 2.10 of the Company Disclosure Schedule, including all amendments thereto. Each Contract identified in Part 2.10 of the Company Disclosure Schedule is valid and in full force and effect, and is enforceable by the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    (c) Except as set forth in Part 2.10 of the Company Disclosure Schedule:

        (i) neither of the Acquired Corporations has violated or breached, or committed any default under, any Acquired Corporation Contract, and, to the best of the knowledge of the Company, no other Person has violated or breached, or committed any default under, any Company Contract, except where such violations, breaches or defaults, individually or in the aggregate, have not had and will not have a Material Adverse Effect on the Acquired Corporations;

        (ii) to the best of the knowledge of the Company, no event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time) will, or could reasonably be expected to, (A) result in a material violation or breach of any of the provisions of any Acquired Corporation Contract, (B) give any Person the right to declare a material default or exercise any material remedy under any Acquired Corporation Contract, (C) give any Person the right to a material rebate, chargeback, penalty or change in delivery schedule under any Acquired Corporation Contract, (D) give any Person the right to accelerate the maturity or performance of any Acquired Corporation Contract, or (E) give any Person the right to cancel, terminate or modify any Acquired Corporation Contract;

       (iii) since December 31, 1993, neither of the Acquired Corporations has received any notice or other communication regarding any actual or possible violation or breach of, or default under, any Acquired Corporation Contract; and

        (iv) neither of the Acquired Corporations has waived any of its material rights under any Material Contract.

    (d) No Person is renegotiating, or has a right pursuant to the terms of any Acquired Corporation Contract to renegotiate, any amount paid or payable to any Acquired Corporation under any Material Contract or any other material term or provision of any Material Contract.

    2.11 LIABILITIES. Neither of the Acquired Corporations has any accrued, contingent or other liabilities of any nature, either matured or unmatured (of the type required to be reflected in a balance sheet of the Acquired Corporations prepared in accordance with generally accepted accounting principles, except for: (a) liabilities identified as such in the "liabilities" column of the Unaudited Interim Balance Sheet; and (b) liabilities that have been incurred by the Acquired Corporations since June 30, 1996 in the ordinary course of business and consistent with past practices.

    2.12 COMPLIANCE WITH LEGAL REQUIREMENTS. Each of the Acquired Corporations is, and has at all times since December 31, 1993 been, in compliance with all applicable Legal Requirements, except where the failure to comply with such Legal Requirements has not had and will not have a Material Adverse Effect on the Acquired Corporations. Since December 31, 1993, except as disclosed in Part
2.15 of the Company Disclosure Schedule, neither of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding any actual or possible violation of, or failure to comply with, any Legal Requirement.

    2.13 CERTAIN BUSINESS PRACTICES. Neither of the Acquired Corporations nor any director, officer, agent or employee of either of the Acquired Corporations has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

    2.14 GOVERNMENTAL AUTHORIZATIONS. The Acquired Corporations hold all material Governmental Authorizations necessary to enable the Acquired Corporations to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times since December 31, 1993 has been, in substantial compliance with the terms and requirements of such Governmental Authorizations. Since December 31, 1993, neither of the Acquired Corporations has received any notice or other communication from any Governmental Body regarding (a) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization, or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.

    2.15  TAX MATTERS.

    (a) All Tax Returns required to be filed by or on behalf of the respective Acquired Corporations with any Governmental Body with respect to any taxable period ending on or before the Closing Date (the "Acquired Corporation Returns")
(i) have been or will be filed on or before the applicable due date (including any extensions of such due date), and (ii) have been, or will be when filed, prepared in all material respects in compliance with all applicable Legal Requirements. All amounts shown on the Acquired Corporation Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.

    (b) The Company Financial Statements fully accrue all actual and contingent liabilities for Taxes with respect to all periods through the dates thereof in accordance with generally accepted accounting principles. Each Acquired Corporation will establish, in the ordinary course of business and consistent with its past practices, reserves adequate for the payment of all Taxes for the period from June 30, 1996 through the Closing Date. As of December 31, 1995, the Company had a net operating loss carryforward for federal income tax purposes in the amount of $2,000,000.

    (c) No Acquired Corporation Return relating to income Taxes has ever been examined or audited by any Governmental Body. There have been no examinations or audits of any Acquired Corporation Return. No extension or waiver of the limitation period applicable to any of the Acquired Corporation Returns has been granted (by the Company or any other Person), and no such extension or waiver has been requested from any Acquired Corporation.

    (d) No claim or Legal Proceeding is pending or, to the best of the knowledge of the Company, has been threatened against or with respect to any Acquired Corporation in respect of any material Tax. There are no unsatisfied liabilities for material Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of deficiency or similar document received by any Acquired Corporation with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Acquired Corporations and with respect to which adequate reserves for payment have been established). There are no liens for material Taxes upon any of the assets of either of the Acquired Corporations except liens for current Taxes not yet due and payable. Neither of the Acquired Corporations has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither of the Acquired Corporations has been, and neither of the Acquired Corporations will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

    (e) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of either of the Acquired Corporations that, considered individually or collectively with any other such Contracts, will, or could reasonably be expected to, give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162 of the Code. Neither of the Acquired Corporations is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract.

    2.16  EMPLOYEE BENEFIT PLANS

    (a) With respect to each material employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") maintained or contributed to by the Acquired Corporations (the "Plans"), the Acquired Corporations have made available to Parent an accurate and complete copy of, to the extent applicable, (i) such Plan, (ii) the most recent annual report (Form 5500) for such Plan, (iii) each trust agreement related to such Plan, (iv) the most recent summary plan description for such Plan, and (v) the most recent Internal Revenue Service (the "IRS") determination letter issued with respect to such Plan.

    (b) Each Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination from the IRS covering the provisions of the Tax Reform Act of 1986 stating that such Plan is so qualified and nothing has occurred since the date of such letter that could reasonably be expected to affect the qualified status of such Plan. Each Plan has been operated in all material respects in accordance with its terms and the requirements of applicable law. Neither of the Acquired Corporations has incurred or is reasonably expected to incur any material liability under Title IV of ERISA in connection with any Plan.

    2.17 ENVIRONMENTAL MATTERS. Each of the Acquired Corporations is in compliance in all material respects with all applicable Environmental Laws, which compliance includes the possession by each of the Acquired Corporations of all permits and other Governmental Authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof. Neither of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that either of the Acquired Corporations is not in compliance with any Environmental Law, and, to the best of the knowledge of the Company, there are no circumstances that may prevent or interfere with the compliance by either of the Acquired Corporations with any Environmental Law in the future. To the best of the knowledge of the Company, no current or prior owner of any property leased or controlled by either of the Acquired Corporations has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or either of the Acquired Corporations is not in compliance with any Environmental Law. (For purposes of this Section 2.17: (i) "Environmental Law" means any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; and (ii) "Materials of Environmental Concern" include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is now or hereafter regulated by any Environmental Law or that is otherwise a danger to health, reproduction or the environment.)

    2.18 INSURANCE. The Company has delivered to Parent a copy of each material insurance policy and each material self insurance program relating to the business, assets or operations of either of the Acquired Corporations. Each such insurance policy is in full force and effect. Since December 31, 1993, neither of the Acquired Corporations has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any insurance policy, (b) refusal of any coverage or rejection of any material claim under any insurance policy, or (c) material adjustment in the amount of the premiums payable with respect to any insurance policy. There is no pending material claim (including any workers' compensation claim) under or based upon any insurance policy of either of the Acquired Corporations; and, to the best of the knowledge of the Company, no event has occurred and no condition or circumstance exists, that might (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

    2.19 RELATED PARTY TRANSACTIONS. No Related Party has any direct or indirect interest in any material asset used in or otherwise relating to the business of either of the Acquired Corporations. No Related Party has any direct or indirect financial interest in, any material Contract, transaction or business dealing involving either of the Acquired Corporations. No Related Party is competing directly or indirectly with either of the Acquired Corporations. No Related Party has any claim or right against either of the Acquired Corporations (other than rights under Company Options and rights to receive compensation for services performed as an employee of an Acquired Corporation). (For purposes of this Section 2.19 each of the following shall be deemed to be a "Related Party":
(i) each individual who is an officer or director of either of the Acquired Corporations; (ii) each member of the immediate family of each of the individuals referred to in clause "(i)" above; and (iii) any trust or other Entity (other than an Acquired Corporation) in which any one of the individuals referred to in clauses "(i)" and "(ii)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.)

    2.20  LEGAL PROCEEDINGS; ORDERS.

    (a) There is no pending Legal Proceeding, and (to the best of the knowledge of the Company) no Person has threatened to commence any Legal Proceeding: (i) that involves either of the Acquired

Corporations or any of the assets owned or used by either of the Acquired Corporations; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger or any of the other transactions contemplated by this Agreement. To the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, give rise to or serve as a basis for the commencement of any such Legal Proceeding. Without limiting the generality of the foregoing, to the best of the knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that will, or that could reasonably be expected to, cause or provide a basis for a director, officer or other Representative of either of the Acquired Corporations to seek indemnification from, or commence a Legal Proceeding against or involving, either of the Acquired Corporations.

    (b) There is no order, writ, injunction, judgment or decree to which either of the Acquired Corporations, or any of the assets owned or used by either of the Acquired Corporations, is subject. To the best of the knowledge of the Company, no officer or other employee of either of the Acquired Corporations is subject to any order, writ, injunction, judgment or decree that prohibits such officer or other employee from engaging in or continuing any conduct, activity or practice relating to the business of either of the Acquired Corporations.

    2.21 AUTHORITY; INAPPLICABILITY OF ANTI-TAKEOVER STATUTES; BINDING NATURE OF AGREEMENT. The Company has the absolute and unrestricted right, power and authority to enter into and to perform its obligations under this Agreement. The board of directors of the Company (at a meeting duly called and held) has (a) unanimously determined that the Merger is advisable and fair and in the best interests of the Company and its stockholders, (b) unanimously approved the execution, delivery and performance of this Agreement by the Company and has unanimously approved the Merger, (c) unanimously recommended the adoption and approval of this Agreement and the Merger by the holders of Company Capital Stock and directed that this Agreement and the Merger be submitted for consideration by the Company's stockholders at the Company Stockholders' Meeting (as defined in Section 5.2), and (d) adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. This Agreement constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    2.22 DGCL SECTION 203. As of the date hereof and at all times on or prior to the Effective Date, Section 203 of the DGCL is, and will be, inapplicable to the Merger and the other transactions contemplated by this Agreement.

    2.23 INAPPLICABILITY OF HART-SCOTT-RODINO ACT. No stockholder of the Company directly or indirectly beneficially owns or has the right to vote 50% or more of the outstanding voting securities of the Company, or, directly or indirectly, has the right (whether by Contract or otherwise) to elect 50% or more of the members of the Board of Directors of the Company. Accordingly, the Company is the "ultimate parent entity" of the Acquired Corporations for purposes of the HSR Act. The total assets (within the meaning of the HSR Act) of the Acquired Corporations are less than $10,000,000 in the aggregate, and accordingly no notification form or other document is required to be filed under the HSR Act with respect to the Merger or any of the other transactions contemplated by this Agreement.

    2.24 VOTE REQUIRED. The Required Vote (as hereinafter defined) is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the other transactions contemplated by this Agreement. For purposes of this Agreement, "Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Capital Stock (voting together as a single class); PROVIDED, HOWEVER, that if the Company is subject to Section 2115 of the California Corporations Code, then "Required Vote" shall mean the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock and the holders of a majority of the outstanding shares of Company Preferred Stock.

    2.25 NON-CONTRAVENTION; CONSENTS. Neither (1) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, nor (2) the consummation of the Merger or any of the other transactions contemplated by this Agreement, will directly or indirectly (with or without notice or lapse of time):

        (a) contravene, conflict with or result in a violation of (i) any of the provisions of the certificate of incorporation, bylaws or other charter or organizational documents of either of the Acquired Corporations, or (ii) any resolution adopted by the stockholders, the board of directors or any committee of the board of directors of either of the Acquired Corporations;

        (b) contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge the Merger or any of the other transactions contemplated by this Agreement or to exercise any remedy or obtain any relief under, any Legal Requirement or any order, writ, injunction, judgment or decree to which either of the Acquired Corporations, or any of the assets owned or used by either of the Acquired Corporations, is subject;

        (c) contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any material Governmental Authorization that is held by either of the Acquired Corporations or that otherwise relates to the business of either of the Acquired Corporations or to any of the assets owned or used by either of the Acquired Corporations;

        (d) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Acquired Corporation Contract that is or would constitute a Material Contract, or give any Person the right to (i) declare a default or exercise any remedy under any such Acquired Corporation Contract, (ii) a rebate, chargeback, penalty or change in delivery schedule under any such Acquired Corporation Contract, (iii) accelerate the maturity or performance of any such Acquired Corporation Contract, or (iv) cancel, terminate or modify any term of such Acquired Corporation Contract, except for any such violations, breaches, defaults or other occurrences that would not have a Material Adverse Effect on the Acquired Corporations;

        (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by either of the Acquired Corporations (except for minor liens that will not, in any case or in the aggregate, materially detract from the value of the assets subject thereto or materially impair the operations of either of the Acquired Corporations); or

        (f) result in, or increase the likelihood of, the disclosure or delivery to any escrowholder or other Person (other than Parent or Merger Sub) of the source code, or any portion or aspect of the source code, or any proprietary information or algorithm contained in or relating to any source code, of any material Acquired Corporation Proprietary Asset, or the transfer of any material asset of either of the Acquired Corporations to any Person (other than Parent or Merger Sub).

    Except as may be required by the DGCL, neither of the Acquired Corporations is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or any of the other agreements referred to in this Agreement, or (y) the consummation of the Merger or any of the other transactions contemplated by this Agreement. The Company does not know of any reason why any required Consent will not be obtained.

    2.26 FAIRNESS OPINION. The Company has received the written opinion of DMG Technology Group, financial advisor to the Company, dated the date of this Agreement, to the effect that the consideration to be received by the Company's stockholders in the Merger is fair to the stockholders of the Company from a financial point of view.

    2.27 FINANCIAL ADVISOR. Except for DMG Technology Group, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of either of the Acquired Corporations. The total of all fees, commissions and other amounts that have been paid and that may become payable to DMG Technology Group by the Company if the Merger is consummated will not exceed that amount disclosed in writing to Parent on or before the date of this Agreement.

    2.28  FULL DISCLOSURE.

    (a) This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.7(j) will not, (i) contain any representation, warranty or information that is false or misleading with respect to any material fact, or (ii) omit to state any material fact necessary in order to make the representations, warranties and information contained and to be contained herein and therein (in the light of the circumstances under which such representations, warranties and information were or will be made or provided) not false or misleading.

    (b) None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the registration statement on Form S-4 to be filed with the SEC by Parent in connection with the issuance of Parent Common Stock in the Merger(the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the Prospectus/Proxy Statement filed as part of the S-4 Registration Statement (the "Prospectus/Proxy Statement"), will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Prospectus/Proxy Statement will comply as to form in all material respects with the provisions of applicable Legal Requirements.

3.  REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

    Parent and Merger Sub represent and warrant to the Company that, except as set forth in the Parent SEC Documents (as defined in Section 3.2(a)):

    3.1 ORGANIZATION, STANDING AND POWER. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

    3.2  SEC FILINGS; FINANCIAL STATEMENTS.

    (a) Parent has delivered to the Company accurate and complete copies (excluding copies of exhibits) of each report, registration statement (on a form other than Form S-8) and definitive proxy statement filed by Parent with the SEC between January 1, 1996 and the date of this Agreement (the "Parent SEC Documents"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and
(ii) none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

    (b) The consolidated financial statements contained in the Parent SEC
Documents: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto; (ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered, except as may be indicated in the notes to such financial statements and (in the case of unaudited statements) as permitted by Form 10-Q of the SEC, and except that unaudited financial statements may not contain footnotes and are subject to year-end audit adjustments; and (iii) fairly present the consolidated financial position of Parent and its subsidiaries as of the respective dates thereof and the consolidated results of operations of Parent and its subsidiaries for the periods covered thereby.

    3.3 DISCLOSURE. None of the information to be supplied by Parent for inclusion in the S-4 Registration Statement will, at the time the S-4 Registration Statement becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information to be supplied by Parent for inclusion in the Prospectus/Proxy Statement will, at the time the Prospectus/Proxy Statement is mailed to the stockholders of the Company, at the time of the Company Stockholders' Meeting or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

    3.4 ABSENCE OF CERTAIN CHANGES OR EVENTS. Between June 30, 1996 and the date of this Agreement, there has not been: (i) any event that had a Material Adverse Effect on Parent; or (ii) any material change by Parent in its accounting methods, principles or practices, except as required by changes in generally accepted accounting principles.

    3.5 LEGAL PROCEEDINGS. There is no pending Legal Proceeding and (to the best of the knowledge of Parent) no Person has threatened to commence any Legal Proceeding that involves Parent or any of the assets owned or used by Parent and would have a Material Adverse Effect on Parent.

    3.6 AUTHORITY; BINDING NATURE OF AGREEMENT. Parent and Merger Sub have the absolute and unrestricted right, power and authority to perform their obligations under this Agreement; and the execution, delivery and performance by Parent and Merger Sub of this Agreement (including the contemplated issuance of Parent Common Stock in the Merger in accordance with this Agreement) have been duly authorized by all necessary action on the part of Parent and Merger Sub and their respective boards of directors. This Agreement constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.

    3.7 VALID ISSUANCE. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable.

SECTION 4.  CERTAIN COVENANTS OF THE COMPANY

    4.1 ACCESS AND INVESTIGATION. During the period from the date of this Agreement through the Effective Time (the "Pre-Closing Period"), the Company shall, and shall cause its Representatives and the Subsidiary's Representatives to: (a) provide Parent and Parent's Representatives with reasonable access to the Acquired Corporations' Representatives, personnel and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide Parent and Parent's Representatives with such copies of the existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations, and with such additional financial, operating and other data and information regarding the Acquired Corporations, as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period, the Company shall promptly provide Parent with copies of:

        (i) all material operating and financial reports prepared by the Company for its senior management, including copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated income statements, statements of changes in stockholders' equity and statements of cash flows;

        (ii) any written materials or communications sent by the Company to its stockholders; and

       (iii) any notice, report or other document filed with or sent to any Governmental Body in connection with the Merger or any of the other transactions contemplated by this Agreement.

    4.2  OPERATION OF THE COMPANY'S BUSINESS.

    (a) During the Pre-Closing Period: (i) the Company shall ensure that each of the Acquired Corporations conducts its business and operations (A) in the ordinary course and in accordance with prudent business practices and (B) in compliance with all applicable Legal Requirements and the requirements of all Material Contracts; (ii) the Company shall use reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall keep in full force all insurance policies referred to in Section -2.18; (iv) the Company shall provide all notices, assurances and support required by any Acquired Corporation Contract relating to any Proprietary Asset in order to ensure that no condition under such Acquired Corporation Contract occurs which could result in, or could increase the likelihood of, a release from any escrow of any source code materials or other Proprietary Assets which have been deposited or are required to be deposited in escrow under the terms of such Acquired Corporation Contract; and (v) the Company shall (to the extent requested by Parent) cause its officers to report regularly to Parent concerning the status of the Company's business.

    (b) During the Pre-Closing Period, the Company shall not (without the prior written consent of Parent), and shall not permit the Subsidiary to:

        (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or repurchase, redeem or otherwise reacquire any shares of capital stock or other securities;

        (ii) sell, issue, grant or authorize the issuance or grant of (i) any capital stock or other security, (ii) any option, call, warrant or right to acquire, or relating to, any capital stock or other security, or (iii) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may (1) issue up to 600,000 shares of Company Common Stock upon the valid conversion of shares of outstanding Company Preferred Stock, and (2) issue Company Common Stock upon the valid exercise of Company Options outstanding as of the date of this Agreement);

       (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company's stock option plans, any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security or any related Contract;

        (iv) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws or other charter or organizational documents, or effect or become a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

        (v) form any subsidiary or acquire any equity interest or other interest in any other Entity;

        (vi) make any capital expenditure (except that the Acquired Corporations may make capital expenditures that, when added to all other capital expenditures made on behalf of the Acquired Corporations during the Pre-Closing Period, do not exceed $100,000 in the aggregate);

       (vii) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Material Contract, or amend or prematurely terminate, or waive any material right or remedy under, any Material Contract;

      (viii) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets acquired, leased, licensed or disposed of by the Company in the ordinary course of business and consistent with prudent business practices), or waive or relinquish any material right;

        (ix) lend money to any Person, or incur or guarantee any indebtedness (except that the Company may make routine borrowings in the ordinary course of business and in accordance with prudent business practices under its line of credit with Coast Commercial Bank);

        (x) establish, adopt or amend any employee benefit plan, pay any bonus or make any profit-sharing or similar payment (except pursuant to existing plans or programs consistent with past practices) to, or increase by more than 5% the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees;

        (xi) hire any new employees, or engage any consultant or independent contractor for a period exceeding 30 days;

       (xii) change any of its methods of accounting or accounting practices in any respect;

      (xiii) make any material Tax election;

       (xiv) commence any Legal Proceeding, or enter into any settlement of any Legal Proceeding involving payments in excess of $10,000 or involving any material asset of either of the Acquired Corporations;

       (xv) enter into any material transaction or take any other material action outside the ordinary course of business or inconsistent with prudent business practices; or

       (xvi) agree or commit to take any of the actions described in clauses "(i)" through "(xv)" of this Section 4.2(b).

    Parent agrees that it will not unreasonably withhold its consent to any proposal by the Company to repurchase shares of Company Common Stock pursuant to rights of repurchase existing as of the date of this Agreement under any employee or consultant stock plan or arrangement.

    (c) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement, which inaccuracy or breach, considered together with all other such inaccuracies and breaches, would have a Material Adverse Effect on the Acquired Corporations; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement, that (together with all other such events, conditions, facts and circumstances) would have a Material Adverse Effect on the Acquired Corporations and that would cause or constitute an inaccuracy in or breach of any representation or warranty made by the Company in this Agreement if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or could reasonably be expected to have a Material Adverse Effect on the Acquired Corporations.

    4.3  NO SOLICITATION.

    (a) The Company shall not directly or indirectly, and shall instruct its Representatives and the Subsidiary's Representatives not to, directly or indirectly, (i) solicit, initiate, encourage or induce the making, submission or announcement of any Acquisition Proposal or take any action that could reasonably be expected to lead to an Acquisition Proposal, (ii) furnish any information regarding the Company or the Subsidiary to any Person in connection with or in response to an Acquisition Proposal, (iii) negotiate or engage in discussions with any Person with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal or (v) enter into any letter of intent or Contract contemplating or otherwise relating to any Acquisition Proposal; provided, however, that this Section 4.3(a) shall not prohibit the Company or its Board of Directors from furnishing nonpublic information regarding the Acquired Corporations to, or entering into discussions with, any Person in response to an unsolicited bona fide written Acquisition Proposal submitted by such Person if (1) the Board of Directors of the Company concludes in good faith, based upon the advice of its financial advisor, that such Acquisition Proposal could result in a transaction that is more favorable to the Company's stockholders from a financial point of view than the Merger,
(2) the Board of Directors of the Company concludes in good faith, based upon the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law, and (3) prior to furnishing such nonpublic information to, or entering into discussions with, such Person, the Board of Directors of the Company receives from such Person an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral information furnished to such Person on behalf of the Company.

    (b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal that is made or submitted by any Person during the Pre-Closing Period.

    (c) The Company shall immediately cease and cause to be terminated any existing discussions or negotiations with any Person that relate to any Acquisition Proposal.

SECTION 5.  ADDITIONAL COVENANTS OF THE PARTIES

    5.1  REGISTRATION STATEMENT; PROSPECTUS/PROXY STATEMENT.

    (a) As promptly as practicable after the date of this Agreement, the Company and Parent shall prepare and cause to be filed with the SEC the S-4 Registration Statement, together with the Prospectus/ Proxy Statement and any other documents required by the Securities Act or the Exchange Act in connection with the Merger. Each of Parent and the Company shall use all reasonable efforts to cause the S-4 Registration Statement to comply with the rules and regulations promulgated by the SEC, to respond promptly to any comments of the SEC or its staff and to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after it is filed with the SEC. Each of Parent and the Company shall promptly furnish to the other all information that may be required or reasonably requested in connection with any action contemplated by this Section 5.1. If any event relating to either of the Acquired Corporations or relating to Parent occurs, or if the Company or Parent discovers any information, that should be set forth in an amendment or supplement to the S-4 Registration Statement or the Prospectus/Proxy Statement, then the Company or Parent (as the case may be) shall promptly inform the other thereof and shall cooperate with the other in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to stockholders of the Company. Each of the Company and Parent shall (after consulting with the other) use all reasonable efforts to ensure that any applicable rules, regulations or requirements of the VSE or the BCSC relating to the S-4 Registration Statement or the Prospectus/Proxy Statement are complied with in all respects.

    (b) Prior to the Effective Time, Parent shall use reasonable efforts to obtain all regulatory approvals needed to ensure that the Parent Common Stock to be issued in the Merger will be qualified under the securities law of every jurisdiction of the United States and Canada in which any registered holder of Company Capital Stock has an address of record on the record date for determining the stockholders entitled to notice of and to vote on the Merger.

    5.2  COMPANY STOCKHOLDERS' MEETING.

    (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of, convene and hold a meeting of the holders of Company Capital Stock (the "Company Stockholders' Meeting") to consider, act upon and vote upon the adoption of this Agreement and approval of the Merger. The Company Stockholders' Meeting will be held as promptly as practicable and (subject to all applicable laws and regulations) in any event within 45 days after the S-4 Registration Statement is declared effective by the SEC. The Company shall ensure that the Company Stockholders' Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Company Stockholders' Meeting are solicited, in compliance with all applicable Legal Requirements (including any applicable regulations of the VSE). The Company's obligation to call, give notice of, convene and hold the Company Stockholders' Meeting in accordance with this Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal.

    (b) Subject to Section 5.2(c): (i) the Board of Directors of the Company shall recommend that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; (ii) the Prospectus/Proxy Statement shall include a statement to the effect that the Board of Directors of the Company has recommended that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger at the Company Stockholders' Meeting; and (iii) neither the Board of Directors of the Company nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify, in a manner adverse to Parent, the recommendation of the Board of Directors of the Company that the Company's stockholders vote in favor of and adopt and approve this Agreement and the Merger.

    (c) Nothing in this Agreement shall prevent the Board of Directors of the Company from withdrawing, amending or modifying its recommendation in favor of the Merger if (i) the Company shall not have violated any of the restrictions set forth in Section 4.3, and (ii) the Board of Directors of the Company concludes in good faith, based upon the advice of its outside counsel, that the withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company's stockholders under applicable law. Nothing contained in this Section 5.2 shall limit the Company's obligation to hold and convene the Company Stockholders' Meeting (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified).

    5.3 REGULATORY APPROVALS. The Company and Parent shall use all reasonable efforts to file as soon as practicable after the date of this Agreement all notices, reports and other documents required by law to be filed with any Governmental Body with respect to the Merger and the other transactions contemplated by this Agreement and to submit promptly any additional information requested by any such Governmental Body. Each of the Company and Parent shall
(i) give the other party prompt notice of the commencement of any material Legal Proceeding by or before any court or other Governmental Body with respect to the Merger or any of the other transactions contemplated by this Agreement, (ii) keep the other party informed as to the status of any such Legal Proceeding and (iii) except as may be prohibited by any Governmental Body or by any Legal Requirement, permit the other party to be present at each meeting or conference relating to any such Legal Proceeding and to have access to and be consulted in connection with any document filed with or provided to any Governmental Body in connection with any such Legal Proceeding.

    5.4  STOCK OPTIONS.

    (a) As soon as practicable after the date of this Agreement, the Company shall (after consulting with Parent) make arrangements to cause each outstanding Company Option with a per share exercise price exceeding the Specified Price (as defined below) to be modified by reducing such exercise price to an amount equal to the Specified Price. The "Specified Price" shall be determined by multiplying the Common Stock Exchange Ratio by the closing price of a share of Parent Common Stock on the NYSE on the second trading day following the date of this Agreement. The Company shall not be permitted to implement such arrangements unless Parent shall have notified the Company in writing that all documentation to be used for the purpose of implementing such arrangements is satisfactory to Parent.

    (b) Subject to Section 5.4(c), at the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to Parent Common Stock, and Parent shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time, (i) each Company Option assumed by Parent may be exercised solely for shares of Parent Common Stock, (ii) the number of shares of Parent Common Stock subject to each such Company Option shall be equal to the number of shares of Company Common Stock subject to such Company Option immediately prior to the Effective Time multiplied by the Common Stock Exchange Ratio, rounding down to the nearest whole share (with cash, less the applicable exercise price (as adjusted as set forth in clause "(iii)" of this sentence), being payable for any fraction of a share), (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under such Company Option by the Common Stock Exchange Ratio and rounding up to the nearest cent and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged; PROVIDED, HOWEVER, that each such Company Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, reverse stock split, reclassification, recapitalization or other similar transaction subsequent to the Effective Time. After the Effective Time, Parent will deliver to each holder of an outstanding Company Option a notice describing the assumption of such Company Option. It is the intention of the parties that Company Stock Options assumed by Parent qualify as incentive stock options as defined in Section 422 of the Code to the extent that they qualified as incentive stock options immediately prior to the Effective Time. Parent agrees to file with the SEC a Registration Statement on Form S-8 relating to the shares of Parent Common Stock issuable with respect to the assumed Company Options no later than ten business days after the Closing Date.

    (c) Notwithstanding anything to the contrary contained in this Section 5.4, in lieu of assuming outstanding Company Options in accordance with Section 5.4(b), Parent may, at its election, cause such outstanding Company Options to be replaced by issuing reasonably equivalent replacement stock options in substitution therefor.

    (d) The Company shall take all action that may be necessary (under the plans pursuant to which Company Options are outstanding and otherwise) to effectuate the provisions of this Section 5.4 and to ensure that, from and after the Effective Time, holders of Company Options have no rights with respect thereto other than those specifically provided in this Section 5.4.

    5.5  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    (a) All rights to indemnification existing in favor of the present directors and officers of the Company for acts and omissions occurring prior to the Effective Time, as provided in the Company's Certificate of Incorporation (as in effect on the date of this Agreement) and the Company's Bylaws (as in effect as of the date of this Agreement), shall survive the Merger and shall be observed by the Surviving Corporation for a period of not less than six years from the Effective Time.

    (b) Commencing as of the Effective Time, for a period of six years from the Effective Time, Parent shall, and shall cause the Surviving Corporation to, to the fullest extent permitted under applicable law, indemnify and hold harmless each of the present directors and officers of the Company (collectively, the "Indemnified Parties") against any costs or expenses (including reasonable attorneys' fees, judgments, fines, losses, damages, liabilities and amounts paid in settlement) incurred by him in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (a "Third Party Action"), to the extent such Third Party Action arises out of or pertains to any action or omission in his capacity as a director or officer of the Company arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such Third Party Action (whether commenced before or after the Effective Time), (i) any counsel retained by the Indemnified Parties for any period after the Effective Time must be reasonably satisfactory to the Surviving Corporation and Parent,
(ii) after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, pay the reasonable fees and expenses of such counsel related to the defense of such Third Party Action, promptly after statements therefor are received, and (iii) Parent shall, and shall cause the Surviving Corporation to, cooperate in the defense of such Third Party Action; PROVIDED, HOWEVER, that neither Parent nor the Surviving Corporation will be liable for any settlement effected without the written consent of Parent and the Surviving Corporation (which consent will not be unreasonably withheld); and PROVIDED, FURTHER, that in the event any claim for indemnification is asserted or made hereunder by an Indemnified Party against Parent or the Surviving Corporation within such six-year period, all rights of such Indemnified Party to indemnification in respect of such claim will continue until the disposition of such claim. Parent and the Surviving Corporation shall be entitled to participate in (but not control) the defense of any such Third Party Action, and shall be entitled to receive full information with respect to any such Third Party Action. The Indemnified Parties as a group may retain only one law firm to represent them with respect to any Third Party Action unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

    (c) This Section 5.5 is intended to benefit the Indemnified Parties commencing as of the Effective Time, and will be binding on the successors of Parent and the Surviving Corporation after the Effective Time.

    5.6  ADDITIONAL AGREEMENTS.

    (a) Subject to Section 5.6(b), Parent and the Company shall use all reasonable efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, but subject to
Section 5.6(b), each party to this Agreement (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other transactions contemplated by this Agreement, (ii) shall use all reasonable efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other transactions contemplated by this Agreement, and (iii) shall use all reasonable efforts to lift any restraint, injunction or other legal bar to the Merger. The Company shall promptly deliver to Parent a copy of each such filing made, each such notice given and each such Consent obtained by the Company during the Pre-Closing Period.

    (b) Notwithstanding anything to the contrary contained in Section 5.6(a) or elsewhere in this Agreement, Parent shall not have any obligation under this Agreement to (i) dispose or cause any of its subsidiaries to dispose of any assets, (ii) discontinue offering any product or make any other change to its operations or proposed operations or to the operations or proposed operations of any of its subsidiaries or (iii) make any commitment (to any Governmental Body or otherwise) regarding its future operations, or the future operations of any of its subsidiaries, or the future operations of the Surviving Corporation or the Subsidiary (even though the disposition of such assets or the making of such change or commitment might facilitate the obtaining of a required Governmental Authorization or might otherwise facilitate the consummation of the Merger).

    5.7 DISCLOSURE. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement with respect to the Merger or any of the other transactions contemplated by this Agreement. Without limiting the generality of the foregoing, the Company shall not, and shall not permit any of its Representatives to, make any disclosure regarding the Merger or any of the other transactions contemplated by this Agreement unless (a) Parent shall have approved such disclosure or (b) the Company shall have been advised by its outside legal counsel that such disclosure is required by applicable law.

    5.8 AFFILIATE AGREEMENTS. The Company shall deliver to Parent, within ten days after the date of this Agreement, a letter from the Company identifying all Persons who may be "affiliates" of the Company as that term is used in Rule 145 under the Securities Act. The Company shall use all reasonable efforts to cause each Person identified in such letter and each other Person who is or becomes an "affiliate" of the Company to execute and deliver to Parent, prior to the date of the mailing of the Prospectus/Proxy Statement, an Affiliate Agreement in a form reasonably satisfactory to Parent.

    5.9 TAX MATTERS. At or prior to the Closing, the Company and Parent shall execute and deliver to Cooley Godward LLP and to Wilson, Sonsini, Goodrich & Rosati, P.C. appropriate tax representation letters (which will be used in connection with the legal opinions contemplated by Sections 6.5(b) and 7.4(b)).

    5.10 RESIGNATION OF OFFICERS AND DIRECTORS. The Company shall use all reasonable efforts to obtain and deliver to Parent prior to the Closing the resignation of each officer and director of the Company.

    5.11 EMPLOYEE BENEFITS. Parent agrees that, immediately following the Effective Time, it will make available to each employee of the Company who continues as an employee of the Surviving Corporation or Parent, employee benefit plans and policies of Parent that are at least as favorable as the plans and policies of Parent in effect immediately prior to the Effective Time, and will provide each such employee with credit (for purposes of participation in Parent's employee benefit plans and policies) for service as an employee of the Company prior to the Effective Time.

    5.12 FIRPTA MATTERS. At the Closing, (a) the Company shall deliver to Parent a statement (in such form as may be reasonably requested by counsel to Parent) conforming to the requirements of Section 1.897 - 2(h)(1)(i) of the United States Treasury Regulations, and (b) the Company shall deliver to the Internal Revenue Service the notification required under Section 1.897 - 2(h)(2) of the United States Treasury Regulations.

SECTION 6.  CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB

    The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions contemplated by this Agreement are subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

    6.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of the Company contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect on the Acquired Corporations (it being understood that, for purposes of determining the accuracy of such representations and warranties, (i) all "Material Adverse Effect" qualifications and other materiality qualifications contained in such representations and warranties shall be disregarded and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made after the date of this Agreement shall be disregarded).

    6.2 PERFORMANCE OF COVENANTS. Each covenant or obligation that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    6.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    6.4 STOCKHOLDER APPROVAL. This Agreement shall have been duly adopted and the Merger shall have been duly approved by the Required Vote.

    6.5 AGREEMENTS AND DOCUMENTS. Parent and the Company shall have received the following documents, each of which shall be in full force and effect:

        (a) a legal opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., dated as of the Closing Date, in a form reasonably satisfactory to Parent;

        (b) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Cooley Godward LLP may rely upon the tax representation letters referred to in Section 5.9);

        (c) a certificate executed on behalf of the Company by its Chief Executive Officer confirming that the conditions set forth in Sections 6.1, 6.2, 6.4, 6.6, 6.7, 6.8 and 6.9 have been duly satisfied; and

        (d) the written resignations of all officers and directors of the Company, effective as of the Effective Time.

    6.6  EMPLOYEES.

    (a) None of the individuals identified on Exhibit C shall have ceased to be employed by the Company, or shall have expressed a bona fide intention to terminate his employment with the Company or (provided that Parent has offered to employ such individual on terms substantially similar to, or at least as favorable on an overall basis as, the terms set forth in the employment letter executed by Parent and such individual) a bona fide intention to decline to accept employment with Parent.

    (b) Not more than one of the individuals identified on Exhibit D shall have ceased to be employed by the Company, or shall have expressed a bona fide intention to terminate his employment with the Company or (provided that Parent has offered to employ such individual on terms substantially similar to, or at least as favorable on an overall basis as, the terms set forth in the employment letter executed by Parent and such individual) a bona fide intention to decline to accept employment with Parent.

    6.7 NO MATERIAL ADVERSE CHANGE. Except for adverse changes that result directly from the public announcement of the Merger or from general economic conditions or conditions affecting the Company's industry generally, there shall have been no material adverse change in the Company's business since the date of this Agreement (it being understood that a downturn in the Company's financial performance shall not, in and of itself, constitute a "material adverse change" in the Company's business for purposes of this Section 6.7).

    6.8 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Canadian federal, state or provincial law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.

    6.9 NO GOVERNMENTAL LITIGATION. There shall not be pending any litigation or administrative action or proceeding in which a U.S. or Canadian federal, state or provincial Governmental Body is a party: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement; (b) relating to the Merger and seeking to obtain from Parent or any of its subsidiaries any damages that may be material to Parent; (c) seeking to prohibit or limit in any material respect Parent's ability to vote, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; or (d) which would materially and adversely affect the right of Parent, the Surviving Corporation or any subsidiary of Parent to own the assets or operate the business of the Company.

SECTION 7.  CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

    The obligation of the Company to effect the Merger and otherwise consummate the transactions contemplated by this Agreement is subject to the satisfaction, at or prior to the Closing, of the following conditions:

    7.1 ACCURACY OF REPRESENTATIONS. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date, except that any inaccuracies in such representations and warranties will be disregarded if the circumstances giving rise to all such inaccuracies (considered collectively) do not constitute, and could not reasonably be expected to result in, a Material Adverse Effect on Parent (it being understood that, for purposes of determining the accuracy of such representations and warranties, all "Material Adverse Effect" and other materiality qualifications contained in such representations and warranties shall be disregarded).

    7.2 PERFORMANCE OF COVENANTS. All of the covenants and obligations that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.

    7.3 EFFECTIVENESS OF REGISTRATION STATEMENT. The S-4 Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and no stop order shall have been issued by the SEC with respect to the S-4 Registration Statement.

    7.4 DOCUMENTS. The Company shall have received the following documents, each of which shall be in full force and effect:

        (a) a legal opinion of Cooley Godward LLP, dated as of the Closing Date, in a form reasonably satisfactory to the Company;

        (b) a legal opinion of Wilson, Sonsini, Goodrich & Rosati, P.C., dated as of the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368 of the Code (it being understood that, in rendering such opinion, Wilson, Sonsini, Goodrich & Rosati, P.C. may rely upon the tax representation letters referred to in
    Section 5.9); and

        (c) a certificate executed on behalf of Parent by an executive officer of Parent confirming that the conditions set forth in Sections 7.1, 7.2, 7.5, 7.6 and 7.7 have been duly satisfied.

    7.5 LISTING. The shares of Parent Common Stock to be issued in the Merger shall have been approved for listing (subject to notice of issuance) on the NYSE.

    7.6 NO RESTRAINTS. No temporary restraining order, preliminary or permanent injunction or other order preventing the consummation of the Merger by the Company shall have been issued by any court of competent jurisdiction and remain in effect, and there shall not be any U.S. or Canadian federal, state or provincial law or regulation enacted or deemed applicable to the Merger that makes consummation of the Merger by the Company illegal.

    7.7 NO MATERIAL ADVERSE CHANGE. Except for adverse changes that result directly from the public announcement of the Merger or from general economic conditions or conditions affecting Parent's industry generally, there shall have been no material adverse change in Parent's business since the date of this Agreement (it being understood that a decline in Parent's stock price shall not, in and of itself, constitute a "material adverse change" in Parent's business for purposes of this Section 7.7).

SECTION 8.  TERMINATION

    8.1 TERMINATION. This Agreement may be terminated prior to the Effective Time, whether before or after approval of the Merger by the stockholders of the
Company:

        (a) by mutual written consent of Parent and the Company;

        (b) by either Parent or the Company if the Merger shall not have been consummated by April 30, 1997 (unless the failure to consummate the Merger is attributable to a failure on the part of the party seeking to terminate this Agreement to perform any material obligation required to be performed by such party at or prior to the Effective Time);

        (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Body shall have issued a final and nonappealable order, decree or ruling, or shall have taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger;

        (d) by Parent upon the occurrence of a Material Adverse Effect on the Acquired Corporations;

        (e) by the Company upon the occurrence of a Material Adverse Effect on Parent;

        (f) by either Parent or the Company if (i) the Company Stockholders' Meeting shall have been held and (ii) this Agreement and the Merger shall not have been adopted and approved at such meeting by the Required Vote;

        (g) by Parent (at any time prior to the adoption and approval of this Agreement and the Merger by the Required Vote) if a Triggering Event shall have occurred;

        (h) by Parent, following a breach of any representation, warranty or covenant of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become inaccurate, in either case such that the condition set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED,that if such breach or the inaccuracy in such representation or warranty is curable by the Company through the exercise of reasonable efforts within 45 days after the time of such breach or the time such representation or warranty shall have become inaccurate, then Parent may not terminate this Agreement under this Section 8.1(h) during such 45-day period provided the Company continues to exercise such reasonable efforts; or

        (i) by the Company, following a breach of any representation, warranty or covenant of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become inaccurate, in either case such that the condition set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate, PROVIDED that if such breach or the inaccuracy in such representation or warranty is curable by Parent through the exercise of reasonable efforts within 45 days after the time of such breach or the time such representation or warranty shall have become inaccurate, then the Company may not terminate this Agreement under this Section 8.1(i) during such 45-day period provided Parent continues to exercise such reasonable efforts.

    8.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; PROVIDED, HOWEVER,that (i) this Section 8.2, Section 8.3 and
Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, and (ii) the termination of this Agreement shall not relieve any party from any liability for any willful and knowing breach of this Agreement.

    8.3  TRANSACTIONS AND EXPENSES; TERMINATION FEE.

    (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses, whether or not the Merger is consummated; PROVIDED, HOWEVER, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accountants' fees, incurred in connection with the printing and filing of the S-4 Registration Statement and the Prospectus/Proxy Statement and any amendments or supplements thereto.

    (b) The Company shall pay to Parent, in immediately available funds, a nonrefundable fee in the amount of $2,500,000 (the "Termination Amount") if either: (i) an Acquisition Proposal is publicly announced (and not publicly withdrawn) prior to the Company Stockholders' Meeting and this Agreement is terminated by Parent or the Company pursuant to Section 8.1(f); or (ii) this Agreement is terminated by Parent pursuant to Section 8.1(g). If payable, the Termination Amount shall be paid by the Company to Parent within five business days after the termination of this Agreement. For purposes of this Section 8.3(b), an Acquisition Proposal shall be deemed to have been "publicly withdrawn" only if: (1) acting in good faith, the Person who made such Acquisition Proposal publicly announces the withdrawal of such Acquisition Proposal and (2) it is not reasonably expected that such Acquisition Proposal will be resubmitted or that such Person will make, submit or announce any other Acquisition Proposal.

SECTION 9.  MISCELLANEOUS PROVISIONS

    9.1 AMENDMENT. This Agreement may be amended with the approval of the respective Boards of Directors of the Company and Parent at any time before or after approval of this Agreement by the stockholders of the Company; PROVIDED, HOWEVER, that after any such stockholder approval, no amendment shall be made which by law requires further approval of the stockholders of the Company without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

    9.2  WAIVER.

    (a) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

    (b) Subject to Section 8.2, no party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

    9.3 NO SURVIVAL OF REPRESENTATIONS AND WARRANTIES. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.

    9.4 ENTIRE AGREEMENT; COUNTERPARTS; APPLICABLE LAW. This Agreement and the other agreements referred to herein and the letter agreement dated as of September 12, 1996 between Parent and the Company constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument, and shall be governed in all respects by the laws of the State of Delaware as applied to contracts entered into and to be performed entirely within Delaware.

    9.5 DISCLOSURE SCHEDULE. The Company Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained in Section 2, and the disclosure in any numbered or lettered part shall be deemed to relate to and to qualify only the particular representation or warranty set forth in the corresponding numbered or lettered section in Section 2, and not any other representation or warranty.

    9.6 ATTORNEYS' FEES. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

    9.7 ASSIGNABILITY. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties hereto and their respective successors and assigns; PROVIDED, HOWEVER, that neither this Agreement nor any of the Company's rights hereunder may be assigned by the Company without the prior written consent of Parent, and any attempted assignment by the Company of this Agreement or any of such rights without such consent shall be void and of no effect. Except as set forth in Section 5.5 with respect to directors and officers of the Company and as otherwise provided in this Agreement, nothing in this Agreement is intended to or shall confer upon any Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

    9.8 NOTICES. All notices and other communications pursuant to this Agreement shall be in writing and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized, overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

    To Parent:

       Cadence Design Systems, Inc.
       2655 Seely Avenue
       San Jose, CA 95134
       Attention: General Counsel
       Telephone: (408) 944-7748
       Fax: (408) 944-0215

    with a copy to:

       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, CA 94306
       Attention: Alan C. Mendelson
       Telephone: (415) 843-5000
       Fax: (415) 857-0663

    To Merger Sub:

       Harbor Acquisition Sub, Inc.
       c/o Cadence Design Systems, Inc.
       2655 Seely Avenue
       San Jose, CA 95134
       Attention: General Counsel
       Telephone: (408) 944-7748
       Fax: (408) 944-0215

    with a copy to:

       Cooley Godward LLP
       Five Palo Alto Square
       3000 El Camino Real
       Palo Alto, CA 94306
       Attention: Alan C. Mendelson
       Telephone: (415) 843-5000
       Fax: (415) 857-0663

    To the Company:

       High Level Design Systems, Inc.
       3945 Freedom Circle
       Fourth Floor
       Santa Clara, CA 95054
       Attention: J. George Janac
       Telephone: (408) 748-3464
       Fax: (408) 748-3499

    with a copy to:

       Wilson, Sonsini, Goodrich & Rosati, P.C.
       650 Page Mill Road
       Palo Alto, CA 94306
       Attention: Douglas H. Collom
       Telephone: (415) 493-9300
       Fax: (415) 493-6811

All such notices and other communications shall be deemed to have been received
(a) in the case of personal delivery, on the date of such delivery, (b) in the case of a telecopy, when the party receiving such telecopy shall have confirmed receipt of the communication, (c) in the case of delivery by nationally-recognized, overnight courier, on the business day following dispatch and (d) in the case of mailing, on the fifth business day following such mailing.

    9.9 COOPERATION. Each of the Company and Parent agrees to cooperate fully with the other party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other party to evidence or reflect the transactions contemplated by this Agreement and to carry out the intent and purposes of this Agreement.

    9.10 CERTAIN TERMS. As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

    9.11 TITLES. The titles and captions of the Sections of this Agreement are included for convenience of reference only and shall have no effect on the construction or meaning of this Agreement.

    9.12 SECTIONS AND EXHIBITS. Except as otherwise indicated, all references in this Agreement to "Sections" and "Exhibits" are intended to refer to Sections of this Agreement and Exhibits to this Agreement.

    IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

                                          CADENCE DESIGN SYSTEMS, INC.

                                          By: __________________________________

                                          HARBOR ACQUISITION SUB, INC.

                                          By: __________________________________

                                          HIGH LEVEL DESIGN SYSTEMS, INC.

                                          By: __________________________________

                                   EXHIBIT A
                              CERTAIN DEFINITIONS

    For purposes of the Agreement (including this Exhibit A):

    ACQUIRED CORPORATION CONTRACT. "Acquired Corporation Contract" shall mean any Contract: (a) to which either of the Acquired Corporations is a party; (b) by which either of the Acquired Corporations or any asset of either of the Acquired Corporations is or may become bound or under which either of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which either of the Acquired Corporations has or may acquire any right or interest.

    ACQUIRED CORPORATION PROPRIETARY ASSET. "Acquired Corporation Proprietary Asset" shall mean any Proprietary Asset owned by or licensed to either of the Acquired Corporations or otherwise used by either of the Acquired Corporations.

    ACQUISITION PROPOSAL. "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by Parent) regarding: (i) any merger, consolidation, share exchange, business combination or other similar transaction or series of related transactions involving the Company or any subsidiary of the Company; (ii) any sale, lease, exchange, transfer, license or disposition of a substantial portion of the assets of the Company or any subsidiary of the Company in any one transaction or in a series of related transactions (other than sales of products in the ordinary course of business); or (iii) any acquisition (by tender offer or otherwise), in any one transaction or in a series of related transactions, of record or beneficial ownership of more than 30% of the outstanding securities of any class of voting securities of the Company or any subsidiary of the Company.

    AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger and Reorganization to which this Exhibit A is attached, as it may be amended from time to time.

    BCSC.  "BCSC" shall mean the British Columbia Securities Commission.

    COMPANY CAPITAL STOCK. "Company Capital Stock" shall mean Company Common Stock and Company Preferred Stock.

    COMPANY COMMON STOCK. "Company Common Stock" shall mean the Common Stock, $.001 par value per share, of the Company.

    COMPANY PREFERRED STOCK. "Company Preferred Stock" shall mean the Preferred Stock, $.001 par value per share, of the Company.

    CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

    CONTRACT. "Contract" shall mean any written, oral or other agreement, contract, subcontract, lease, understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan or legally binding commitment or undertaking of any nature.

    ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

    ENTITY. "Entity" shall mean any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

    EXCHANGE ACT. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

    GOVERNMENTAL AUTHORIZATION.  "Governmental Authorization" shall mean any:
(a) permit, license, certificate, franchise, permission, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or (b) right under any Contract with any Governmental Body.

    GOVERNMENTAL BODY. "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or Entity and any court or other tribunal). The VSE shall be deemed to be a "Governmental Body" for purposes of this Agreement.

    HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    LEGAL PROCEEDING. "Legal Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.

    LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body.

    MATERIAL ADVERSE EFFECT. An event, violation, inaccuracy, circumstance or other matter (or group of matters) will be deemed to have a "Material Adverse Effect" on the Acquired Corporations if such event, violation, inaccuracy, circumstance or other matter (or group of matters) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of the Acquired Corporations taken as a whole; PROVIDED, HOWEVER, that (i) any event, violation, inaccuracy, circumstance or other matter occurring after the date of the Agreement that results directly from the public announcement of the Merger or from general economic conditions or conditions affecting the Company's industry generally shall not, in and of itself, constitute a "Material Adverse Effect" on the Acquired Corporations, and (ii) a downturn in the Company's financial performance following the date of the Agreement shall not, in and of itself, constitute a "Material Adverse Effect" on the Acquired Corporations (it being understood that a downturn in the Company's financial performance resulting from circumstances that would otherwise cause any representation or warranty of the Company to be inaccurate may nevertheless constitute a "Material Adverse Effect" on the Acquired Corporations). An event, violation, inaccuracy, circumstance or other matter (or group of matters) will be deemed to have a "Material Adverse Effect" on Parent if such event, violation, inaccuracy, circumstance or other matter (or group of matters) would have a material adverse effect on the business, condition, assets, liabilities, operations or financial performance of Parent and its subsidiaries taken as a whole; PROVIDED, HOWEVER, that (1) any event, violation, inaccuracy, circumstance or other matter occurring after the date of the Agreement that results directly from the public announcement of the Merger or from general economic conditions or conditions affecting the Company's industry generally shall not, in an of itself, constitute a "Material Adverse Effect" on Parent and
(2) a decline in Parent's stock price at any time after the date of the Agreement shall not, in and of itself, constitute a "Material Adverse Effect" on Parent.

    MATERIAL CONTRACT. "Material Contract" shall mean any Acquired Corporation Contract that is or would be material to either of the Acquired Corporations, to the business, condition, capitalization or operations of either of the Acquired Corporations or to any of the transactions contemplated by the Agreement.

    NYSE.  "NYSE" shall mean the New York Stock Exchange.

    PARENT COMMON STOCK. "Parent Common Stock" shall mean the Common Stock, $.01 par value per share, of Parent. Unless the context otherwise requires, all references in the Agreement to Parent Common Stock shall be deemed to refer also to the associated rights under Parent's Rights Agreement dated as of February 9, 1996 between Parent and Harris Trust and Savings Bank.

    PERSON.  "Person" shall mean any individual, Entity or Governmental Body.

    PROPRIETARY ASSET. "Proprietary Asset" shall mean any: (a) patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, source code, algorithm, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; or (b) right to use or exploit any of the foregoing.

    REPRESENTATIVES. "Representatives" shall mean officers, directors, employees, agents, attorneys, accountants, advisors and representatives.

    SEC.  "SEC" shall mean the United States Securities and Exchange Commission.

    SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

    TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax or payroll tax), levy, assessment, tariff, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), imposed, assessed or collected by or under the authority of any Governmental Body.

    TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

    TRIGGERING EVENT.  A "Triggering Event" shall be deemed to have occurred if:
(i) the Board of Directors of the Company shall have failed to recommend, or shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Parent its recommendation in favor of, the Merger or approval or adoption of this Agreement following the making, submission or announcement of an Acquisition Proposal; (ii) the Company shall have failed to include in the Prospectus/Proxy Statement the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger;
(iii) the Board of Directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (iv) the Company shall have entered into any letter of intent or Contract relating to any Acquisition Proposal; (v) the Company shall have willfully failed to hold the Company Stockholders' Meeting as promptly as practicable after the S-4 Registration Statement is declared effective; or (vi) a tender or exchange offer constituting an Acquisition Proposal relating to securities of the Company shall have been commenced and the Company shall not have sent to its securityholders, within ten business days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer.

    VSE.  "VSE" shall mean the Vancouver Stock Exchange.

                                   APPENDIX B
               FAIRNESS OPINION OF DEUTSCHE MORGAN GRENFELL INC.

                                                                 October 3, 1996

Board of Directors
High Level Design Systems, Inc.
3945 Freedom Circle
Fourth Floor
Santa Clara, CA 95054

    Members of the Board:


    We understand that Cadence Design Systems, Inc. ("Cadence"), High Level Design Systems, Inc. ("HLD"), and Harbor Acquisition Sub, Inc. ("Cadence Merger Sub"), a wholly-owned subsidiary of Cadence, have entered into an Agreement and Plan of Merger and Reorganization, dated as of the date hereof (collectively, the "Merger Agreement"), which provides, among other things, for the merger (the "Merger") of Cadence Merger Sub with and into HLD. Pursuant to the Merger, HLD will become a wholly-owned subsidiary of Cadence and each issued and outstanding share of common stock, $0.001 par value per share, of HLD (the "HLD Common Stock"), and each outstanding share of preferred stock, $0.001 par value per share, of HLD (the "HLD Preferred Stock" and together with the HLD Common Stock, the "HLD Capital Stock") other than shares held in treasury or held by Cadence or any subsidiary or affiliate of Cadence or as to which appraisal rights have been perfected, shall be converted into the right to receive 0.220 (the "Exchange Ratio") of a share of common stock, $0.01 par value per share, of Cadence (the "Cadence Common Stock"). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.



    You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of HLD Capital Stock.


    For purposes of the opinion set forth herein, we have:

     i. analyzed certain publicly available financial statements and other information of Cadence and HLD, respectively;

     ii. analyzed certain internal financial statements and other financial and operating data concerning HLD prepared by the management of HLD;

    iii. analyzed certain financial projections relating to HLD prepared by the managements of HLD;

     iv. discussed the past and current operations and other financial condition and the prospects of HLD with senior executives of HLD;

     v. discussed the past and current operations and financial condition and the prospects of Cadence with senior executives of Cadence;

     vi. analyzed the pro forma impact of the Merger on the earnings per share, consolidated capitalization and other financial ratios of Cadence;

    vii. reviewed the reported prices and trading activity for the HLD Common Stock and the Cadence Common Stock, respectively;

   viii. compared the financial performance of HLD and Cadence and the prices and trading activity of the HLD Common Stock and the Cadence Common Stock with that of certain other comparable publicly-traded companies and their securities;

     ix. reviewed the financial terms, to the extent publicly available, of certain comparable merger and acquisition transactions;

     x. participated in discussions and negotiations among representatives of HLD and Cadence and their respective financial and legal advisors;

     xi. participated in discussions with third parties other than Cadence regarding a potential strategic combination with HLD;

    xii. reviewed the Merger Agreement and certain related agreements; and

   xiii. performed such other analyses and considered such other facters as we have deemed appropriate.

    We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of HLD. We have not made any independent valuation or appraisal of the assets, liabilities or technology of HLD or Cadence, respectively, nor have we been furnished with any such appraisals. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

    We have acted as financial advisor to the Board of Directors of HLD in connection with this transaction and will receive a fee for our services.


    It is understood that this letter is for the information of the Board of Directors of HLD only and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by HLD with the Securities and Exchange Commission or regulatory authority in British Columbia, Canada with respect to the transactions contemplated by the Merger Agreement. In addition, we express no recommendation or opinion as to how the holders of HLD Capital Stock should vote at the stockholders' meeting held in connection with the Merger.



    Based upon and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of HLD Capital Stock.


                                Very truly yours,

                                DEUTSCHE MORGAN GRENFELL

                                By:            /s/ GEORGE F. BOUTROS
                                     -----------------------------------------
                                                 George F. Boutros
                                                 MANAGING DIRECTOR

                                By:            /s/ DAVID A. POPOWITZ
                                     -----------------------------------------
                                                 David A. Popowitz
                                                   VICE PRESIDENT

                                   APPENDIX C
                                  SECTION 262
                        DELAWARE GENERAL CORPORATION LAW
                                APPRAISAL RIGHTS

    262 APPRAISAL RIGHTS (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of his shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251,252, 254, 257, 258, 263 or 264 of this title:

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of a merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market systems security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did no require for its approval the vote of the holders of the surviving corporation as provided in (1) SUBSECTIONS (F) OR (G) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) and (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of his shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section228 or 253 of this title, the surviving or resulting corporation, either before the effective date of the merger or consolidation or within 10 days thereafter, shall notify each of the stockholders entitled to appraisal rights of the effective date of the merger or consolidation and that appraisal rights are available for any or all of the shares of the constituent corporation, and shall include in such notice a copy of this section. The notice shall be sent by certified or registered mail, return receipt requested, addressed to the stockholder at his address as it appears on the records of the corporation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of the notice, demand in writing from the surviving or resulting corporation the appraisal of his shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of his shares.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw his demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after his written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by one or more publications at least one week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of his demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation. (Last amended by Ch. 79, L. '95, eft. 7-1-95.)

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    As permitted by Section 145 of the Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach or alleged breach of their duty of care. The Registrant also maintains a limited amount of director and officer insurance. In addition, as permitted by
Section 145 of the Delaware General Corporation Law, the Bylaws of the Registrant provide that: (i) the Registrant is required to indemnify its directors, officers and employees, and persons serving in such capacities in other business enterprises (including, for example, subsidiaries of the Registrant) at the Registrant's request, to the fullest extent permitted by Delaware law, including those circumstances in which indemnification would otherwise be discretionary; (ii) the Registrant is required to advance expenses, as incurred, to such directors, officers and employees in connection with defending a proceeding (except that it is not required to advance expenses to a person against whom the Registrant brings a claim for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law or deriving an improper personal benefit); (iii) the rights conferred in the Bylaws are not exclusive and the Registrant is authorized to enter into indemnification agreements with such directors, officers and employees; (iv) the Registration is required to maintain director and officer liability insurance to the extent reasonably available; and (v) the Registrant may not retroactively amend the Bylaw provision in a way that is adverse to such directors, officers and employees.

    The Registrant's policy is to enter into indemnity agreements with each of its executive officers and directors that provide the maximum indemnity allowed to officers and directors by Section 145 of the Delaware General Corporation Law and the Bylaws, as well as certain additional procedural protections. In addition, the indemnity agreements provide that officers and directors will be indemnified to the fullest possible extent not prohibited by law against all expenses (including attorney's fees) and settlement amounts paid or incurred by them in any action or proceeding, including any derivative action by or in the right of the Registrant, on account of their services as directors or officers of the Registrant or as directors or officers of any other company or enterprise when they are serving in such capacities at the request of the Registrant. No indemnity will be provided, however, to any director or officer on account of conduct that is adjudicated to be knowingly fraudulent, deliberately dishonest or willful misconduct. The indemnity agreements also provide that no indemnification will be available if a final court adjudication determines that such indemnification is not lawful, or in respect of any accounting of profits made from the purchase or sale of securities of the Registrant in violation of
Section 16(b) of the Exchange Act.

    The indemnification provision in the Bylaws, and the indemnity agreements entered into between the Registrant and its officers or directors, may be sufficiently broad to permit indemnification of the Registrant's officers and directors for liability arising under the Securities Act.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a)  EXHIBITS

 EXHIBIT
  NUMBER    EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
 2.1        Agreement and Plan of Merger and Reorganization dated as of October 3, 1996, among the Registrant,
              High Level Designs Systems, Inc. ("HLDS") and Harbor Acquisition Sub, Inc. (See Appendix A to the
              Proxy Statement/Prospectus.)

 2.2+       Form of Certificate of Merger to be entered into by Registrant and HLDS.

 EXHIBIT
  NUMBER    EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
 2.3        Agreement and Plan of Merger and Reorganization dated as of October 28, 1996, by and among the
              Registrant, Wyoming Acquisition Sub, Inc., a Delaware corporation, and Cooper & Chyan Technology,
              Inc., a Delaware corporation (incorporated by reference to Registrant's Current Report on Form 8-K filed on November 7, 1996 (the "November 7, 1996 8-K")).

 3.1        The Registrant's Certificate of Incorporation, as filed with the Secretary of State of the State of
              Delaware on April 8, 1987 (incorporated by reference to Exhibit 3.01 to Registrant's Form S-1
              Registration Statement (No. 33-13845) originally filed on April 29, 1987 (the "1987 Form S-1")).

 3.2        The Registrant's Certificate of Retirement of Stock as filed with the Secretary of State of the State of Delaware on September 28, 1987 (incorporated by reference to Exhibit 3.01(b) to Registrant's Form
              S-4 Registration Statement (No. 33-20724) originally filed on February 25, 1988).

 3.3        The Registrant's Certificate of Ownership and Merger as filed with the Secretary of State of the State of Delaware on June 1, 1988 (incorporated by reference to Exhibit 3.02(c) to the Registrant's Form
              S-1 Registration Statement (No. 33-32107) originally filed on July 18, 1988 (the "1988 Form S-1")).

 3.4        The Registrant's Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on June 8, 1989 (incorporated by reference to
              Exhibit 3A to the Registrant's Form 8-K originally filed on June 12, 1989 (the "1989 Form 8-K")).

 3.5        The Registrant's Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 26, 1991 (incorporated by reference to Exhibit 3.01(e) to the Registrant's Form S-4 Registration Statement (No. 33-43400) originally filed on October 7, 1991
              (the "1991 S-4").

 3.6        The Registrant's Certificate of Designation of Series A Convertible Preferred Stock as filed with the
              Secretary of State of the State of Delaware on December 30, 1991 (incorporated by reference to
              Exhibit 3.01(f) from the Registrant's Form 10-K for the fiscal year ended December 31, 1991).

 3.7        The Registrant's Bylaws, as currently in effect (incorporated by reference to Exhibit 3.02 to the 1987
              Form S-1 and Exhibit 3-b to the 1989 Form 8-K).

 4.1        Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to the 1991 Form
              S-4).

 4.2        Rights Agreement, dated as of February 9, 1996, between Cadence and Harris Trust and Savings Bank which includes as exhibits thereto the Certificate of Designations for the Series A Junior
              Participating Preferred Stock, the form of Right Certificate and the Summary of Rights to Purchase
              Preferred Shares (incorporated by reference to Exhibit 1A, 1B and 1C to the Registrant's Form 8-K
              filed February 9, 1996).

 5.1+       Legal Opinion of Cooley Godward LLP.

 8.1+       Tax Opinion of Cooley Godward LLP.

 8.2+       Tax Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 9.1        Form of Voting Agreement, dated as of October 3, 1996, between Cadence and each of J. George Janac,
              Dennis DeCoste, Robert P. Wiederhold and Peter S. Teshima (incorporated by reference to the November
              7, 1996 8-K).

 EXHIBIT
  NUMBER    EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
 9.2        Option Agreement, dated as of October 3, 1996, between Cadence and J. George Janac. (incorporated by reference to the November 7, 1996 8-K).

 9.3*       Employment Agreement, dated as of October 3, 1996, between Cadence and J. George Janac.

 9.4*       Employment Agreement, dated as of October 2, 1996, between Cadence and Robert P. Wiederhold.

10.1        The Registrant's 1987 Stock Option Plan, as amended to date, (incorporated by reference to Exhibit
              4.01 to the Registrant's Form S-8 Registration Statement (No. 33-53913) filed on May 31, 1994 (the
              "1994 Form S-8")).

10.2        Form of Stock Option Agreement and Form of Stock Option Exercise Request, as currently in effect under the Registrant's 1987 Stock Option Plan (incorporated by reference to Exhibit 4.01 to the
              Registrant's Form S-8 Registration Statement (No. 33-22652) filed on June 20, 1988).

10.3        The Registrant's 1988 Directors Stock Option Plan, as amended to date, including the Stock Option
              Grant and Stock Option Exercise Notice and Agreement (the first document is incorporated by reference to Exhibit 4.02 to the Registrant's 1994 Form S-8 and the latter two documents are incorporated by reference to Exhibit 10.08 - 10.10 to the Registrant's 1988 Form S-1).

10.4        The Registrant's 1993 Directors Stock Option Plan including the Stock Option Grant (incorporated by reference to Exhibit 10.04 of the 1994 Form S-8).

10.5        The Registrant's 1995 Directors Stock Option Plan including the Stock Option Grant (incorporated by reference to Exhibit 10.05 to the 1995 Form 10-K).

10.6        The Registrant's 1990 Employee Stock Purchase Plan as amended to date (incorporated by reference to
              Exhibit 4.03 of the 1994 Form S-8).

10.7        The Registrant's Senior Executive Bonus Plan for 1995 (incorporated by reference to Exhibit 10.08 of the Registrant's Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Form 10-K")).

10.8        The Registrant's Senior Executive Bonus Plan for 1996 (incorporated by reference to Exhibit 10.08 to the 1995 Form 10-K).

10.9        The Registrant's Chief Executive Officer Bonus Plan for 1996 (incorporated by reference to Exhibit
              10.09 to the 1995 Form 10-K).

10.10       The Registrant's Deferred Compensation Plan for 1994 (incorporated by reference to Exhibit 10.09 to the 1994 Form 10-K).

10.11       The Registrant's 1996 Deferred Compensation Venture Investment Plan (incorporated by reference to
              Exhibit 10.11 to the 1995 Form 10-K).

10.12       Amended and Restated Lease, dated June 29, 1989, by and between River Oaks Place Associates ("ROPA"), a California limited partnership, and the Registrant, for the Registrant's executive offices at 555
              River Oaks Parkway, San Jose, California (incorporated by reference to Exhibit 10.14 to the
              Registrant's Form 10-K for the fiscal year ended December 31, 1990 (the "1990 Form 10-K")).

10.13       Lease dated June 29, 1989 by and between ROPA and the Registrant for the Registrant's offices at 575
              River Oaks Parkway, San Jose, California (incorporated by reference to Exhibit 10.16 to the 1990
              Form 10-K).

 EXHIBIT
  NUMBER    EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
10.14       Lease dated June 29, 1989 by and between ROPA and the Registrant for the Registrant's offices at 535 and 545 River Oaks Parkway, San Jose, California (incorporated by reference to Exhibit 10.17 to the
              1990 Form 10-K).

10.15       Lease dated September 3, 1985 by and among the Richard T. Peery and John Arrillaga Separate Property
              Trusts ("P/A Trusts") and Valid Logic Systems Incorporated ("Valid") (which merged into the
              Registrant) for the Registrant's offices at 75 West Plumeria Avenue, San Jose, California
              (incorporated by reference to Exhibit 10.16 to the Form 10-K for Valid for the fiscal year ended
              December 30, 1990 (the "1990 Valid Form 10-K")).

10.16       Amendment Number 1, dated March 2, 1988, to Lease Agreement for 75 West Plumeria Avenue, San Jose,
              California, by and among Valid and the P/A Trusts (incorporated by reference to Exhibit 10.17 to the
              1990 Valid Form 10-K).

10.17       Lease dated December 19, 1988 by and among the P/A Trusts and Valid for the Registrant's offices at
              2835 North First Street, San Jose, California (incorporated by reference to Exhibit 10.18 to the
              1990 Valid Form 10-K).

10.18       Lease dated September 3, 1985 by and among the P/A Trusts and Valid for the Registrant's offices at
              2820 Orchard Parkway, San Jose, California (incorporated by reference to Exhibit 10.14 to the 1990
              Valid Form 10-K).

10.19       Amendment Number 1, dated March 2, 1988, to Lease Agreement for 2820 Orchard Parkway, San Jose,
              California, by and among Valid and the P/A Trusts (incorporated by reference to Exhibit 10.15 to the
              1990 Valid Form 10-K).

10.20       Form of Executive Compensation Agreement dated May 1989 between Registrant and Mr. Costello
              (incorporated by reference to Exhibit 10.20 to the Registrant's Form S-4 registration statement (No.
              33-31673), originally filed on October 18, 1989).

10.21       Offer letter to H. Raymond Bingham dated May 12, 1993 (incorporated by reference to Exhibit 10.24 to the Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Form 10-K")).

10.22       Offer letter to M. Robert Leach dated May 17, 1993 (incorporated by reference to Exhibit 10.25 to the
              1993 Form 10-K).

10.23       1993 Non-Statutory Stock Option Plan (incorporated by reference to Exhibit 4.05 to the 1994 Form S-8).

10.24       Consulting agreement dated May 1, 1994 with Henry E. Johnston, who was made a director on July 5, 1994 by unanimous written consent of directors of Cadence (incorporated by reference to the Registrant's
              Form 10-Q for the quarterly period ended June 30, 1994 (the "1994 Second Quarter Form 10-Q")).

10.25       Agreement of Merger and Plan of Reorganization by and among Registrant, Simon Software, Inc. and
              Redwood Design Automation, Inc. ("Redwood") dated as of July 8, 1994 (incorporated by reference to the Registrant's Form 10-Q/A, Amendment Number 1 to the 1994 Second Quarter Form 10-Q, filed
              November 14, 1994 (the "1994 Second Quarter 10-Q/A")).

10.26       Agreement of Merger dated as of August 1, 1994 between Redwood and CDS Corporation (incorporated by reference to the Registrant's 1994 Second Quarter 10-Q/A).

 EXHIBIT
  NUMBER    EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
10.27       Form of Stock Option Agreement for Registrant's 1993 Non Statutory Stock Option Plan (incorporated by reference to the Registrant's Form 10-Q for the quarter ended September 30, 1994).

10.28       Form of Underwriting Agreement in connection with Integrated Measurement Systems, Inc. public offering
              (incorporated by reference to the Registrant's Form 10-Q for the third quarter ended September 30,
              1995).

10.29       The Registrant's Amended and Restated 401(k) Plan (incorporated by reference to the Registrant's Form
              10-Q for the first quarter ended March 30, 1996 (the "March 30, 1996 10-Q")).

10.30       Amendment dated May 3, 1996, to Registrant's 1993 Non Statutory Stock Option Plan (incorporated by reference to the Registrant's Form 10-Q for the third quarter ended September 30, 1994).

10.31       Revolving line of credit dated April 1996, by and between Credit Lyonnais and the Registrant
              (incorporated by reference to the March 30, 1996 10-Q).

10.32       Term loan dated May 31, 1996, by and between Credit Lyonnais and River Oaks Place Associates L.P.
              (ROPA), a California limited partnership (the Term Loan) (incorporated by reference to the
              Registrant's Form 10-Q for the second quarter ended June 29, 1996 (the "June 29, 1996 10-Q")).

10.33       Deed of Trust, Security Agreement, Assignment of Leases and Rents, Fixture Filing and Financing
              Statement dated May 31, 1996, Schedule to Term Loan (incorporated by reference to the June 29, 1996
              10-Q).

10.34       Assignment of Leases and Rents dated May 31, 1996, Schedule to Term Loan (incorporated by reference to the June 29, 1996 10-Q).

10.35       Assignment of Partnership Interests Seeley Properties, Inc. dated May 31, 1996, Schedule to Term Loan
              (incorporated by reference to the June 29, 1996 10-Q).

10.36       Assignment of Partnership Interests Cadence Design Systems, Inc. dated May 31, 1996, Schedule to Term
              Loan (incorporated by reference to the June 29, 1996 10-Q).

10.37       Environmental Indemnity dated May 31, 1996, Schedule to Term Loan (incorporated by reference to the
              June 29, 1996 10-Q).

10.38       Amendment dated August 2, 1996, to Registrant's 1987 Stock Option (incorporated by reference to
              Exhibit 4.01 to the Registrant's Form S-8 Registration Statement No. 33-53913) filed on May 31,
              1994).

10.39       Amendment dated August 2, 1996, to Registrant's 1993 Non Statutory Stock Option Plan (incorporated by reference to the Registrant's Form 10-Q for the third quarter ended September 30, 1994).

10.40       Amendment Number 1, dated May 31, 1996, to Lease Agreement for the Registrant's executive offices at
              555 River Oaks Parkway, San Jose, California by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.14 to the 1990 Form 10-K).

10.41       Amendment Number 2, dated May 31, 1996, to Lease Agreement for the Registrant's executive offices at
              555 River Oaks Parkway, San Jose, California by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.14 to the 1990 Form 10-K).

10.42       Amendment Number 1, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 575 River
              Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.16 to the 1990 Form 10-K).

 EXHIBIT
  NUMBER    EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
10.43       Amendment Number 2, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 575 River
              Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.16 to the 1990 Form 10-K).

10.44       Amendment Number 1, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 535 and 545
              River Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.17 to the 1990 Form 10-K).

10.45       Amendment Number 2, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 535 and 545
              River Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.17 to the 1990 Form 10-K).

10.46**     HLDS 1993 Stock Option Plan and Form of Stock Option Grant.

10.47***    HLDS 1995 Special Nonstatutory Stock Option Plan and Form of Stock Option Grant.

21.01       Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.01 to the 1995 Form 10-K).

23.01*      Consent of Arthur Andersen LLP with respect to Cadence financial statements.

23.02*      Consent of Arthur Andersen LLP with respect to HLDS financial statements.

23.02+      Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 8.2).

23.03+      Consent of Cooley Godward LLP (included in Exhibits 5.1 and 8.1).

24.01*      Power of Attorney (see page II-7).

27.01*      Financial Data Schedule of Cadence.

27.02*      Financial Data Schedule of HLDS.

99.01*      Form of proxy card for HLDS Special Meeting.

99.02+      Supplementary information for Canadian Stockholders.


------------------------


  + Filed herewith.



  * Previously filed.



 ** Previously filed as Exhibit 10.25 to this Registration Statement.



*** Previously filed as Exhibit 10.26 to this Registration Statement.


    (b)  FINANCIAL STATEMENT SCHEDULES

    No financial statement schedules are required of Cadence or High Level Designs Systems, Inc.

    (c)  ITEM 4(B) REPORTS

    See Appendix B to the Proxy Statement/Prospectus.

ITEM 22. UNDERTAKINGS.

    (1) The Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Proxy Statement/Prospectus pursuant to Items 4, 10(b), 11 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

    (2) The Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Articles of Incorporation and the Bylaws of the Registrant and the Delaware General Corporation Law, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in a successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the question has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) (A) The undersigned registration hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (B) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (A) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, Cadence Design Systems, Inc. has duly caused this Amendment #1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, County of Santa Clara, State of California, on the 13th day of November, 1996.


                                CADENCE DESIGN SYSTEMS, INC.

                                By:            /s/ JOSEPH B. COSTELLO
                                     -----------------------------------------
                                                 Joseph B. Costello
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER


    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.



                         SIGNATURE                                        TITLE                        DATE
------------------------------------------------------------  ------------------------------  ----------------------

                                                              President, Chief Executive
                   /s/ JOSEPH B. COSTELLO                       Officer and Director
      ------------------------------------------------          (Principal Executive            November 13, 1996
                     Joseph B. Costello                         Officer)

                                                              Executive Vice President,
                  /s/ H. RAYMOND BINGHAM*                       Chief Financial Officer and
      ------------------------------------------------          Secretary                       November 13, 1996
                     H. Raymond Bingham                         (Principal Financial
                                                                Officer)

                                                              Vice President, Corporate
                    /s/ WILLIAM PORTER*                         Controller and Assistant
      ------------------------------------------------          Secretary (Principal            November 13, 1996
                       William Porter                           Accounting Officer)

                      /s/ CAROL BARTZ*
      ------------------------------------------------        Director                          November 13, 1996
                        Carol Bartz

      ------------------------------------------------        Director                          November   , 1996
                     Henry E. Johnston

                 /s/ DR. LEONARD Y.W. LIU*
      ------------------------------------------------        Director                          November 13, 1996
                    Dr. Leonard Y.W. Liu

                    /s/ DONALD L. LUCAS*
      ------------------------------------------------        Director                          November 13, 1996
                      Donald L. Lucas

          /s/ DR. ALBERTO SANGIOVANNI-VINCENTELLI*
      ------------------------------------------------        Director                          November 13, 1996
            Dr. Alberto Sangiovanni-Vincentelli

                         SIGNATURE                                        TITLE                        DATE
------------------------------------------------------------  ------------------------------  ----------------------
                   /s/ GEORGE M. SCALISE*
      ------------------------------------------------        Director                          November 13, 1996
                     George M. Scalise

                  /s/ DR. JOHN B. SHOVEN*
      ------------------------------------------------        Director                          November 13, 1996
                     Dr. John B. Shoven

                   /s/ JAMES E. SOLOMON*
      ------------------------------------------------        Director                          November 13, 1996
                      James E. Solomon



*By:       /s/ R.L. SMITH
              MCKEITHEN
      -------------------------
        R.L. Smith McKeithen
          ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


 EXHIBIT
  NUMBER                                                   EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
 2.1        Agreement and Plan of Merger and Reorganization dated as of October 3, 1996, among the Registrant,
              High Level Designs Systems, Inc. ("HLDS") and Harbor Acquisition Sub, Inc. (See Appendix A to the
              Proxy Statement/Prospectus.)

 2.2+       Form of Certificate of Merger to be entered into by Registrant and HLDS.

 2.3        Agreement and Plan of Merger and Reorganization dated as of October 28, 1996, by and among the
              Registrant, Wyoming Acquisition Sub, Inc., a Delaware corporation, and Cooper & Chyan Technology,
              Inc., a Delaware corporation (incorporated by reference to Registrant's Current Report on Form 8-K filed on November 7, 1996 (the "November 7, 1996 8-K")).

 3.1        The Registrant's Certificate of Incorporation, as filed with the Secretary of State of the State of
              Delaware on April 8, 1987 (incorporated by reference to Exhibit 3.01 to Registrant's Form S-1
              Registration Statement (No. 33-13845) originally filed on April 29, 1987 (the "1987 Form S-1")).

 3.2        The Registrant's Certificate of Retirement of Stock as filed with the Secretary of State of the State of Delaware on September 28, 1987 (incorporated by reference to Exhibit 3.01(b) to Registrant's Form
              S-4 Registration Statement (No. 33-20724) originally filed on February 25, 1988).

 3.3        The Registrant's Certificate of Ownership and Merger as filed with the Secretary of State of the State of Delaware on June 1, 1988 (incorporated by reference to Exhibit 3.02(c) to the Registrant's Form
              S-1 Registration Statement (No. 33-32107) originally filed on July 18, 1988 (the "1988 Form S-1")).

 3.4        The Registrant's Certificate of Designations of Series A Junior Participating Preferred Stock as filed with the Secretary of State of the State of Delaware on June 8, 1989 (incorporated by reference to
              Exhibit 3A to the Registrant's Form 8-K originally filed on June 12, 1989 (the "1989 Form 8-K")).

 3.5        The Registrant's Certificate of Amendment of Certificate of Incorporation as filed with the Secretary of State of the State of Delaware on July 26, 1991 (incorporated by reference to Exhibit 3.01(e) to the Registrant's Form S-4 Registration Statement (No. 33-43400) originally filed on October 7, 1991
              (the "1991 S-4").

 3.6        The Registrant's Certificate of Designation of Series A Convertible Preferred Stock as filed with the
              Secretary of State of the State of Delaware on December 30, 1991 (incorporated by reference to
              Exhibit 3.01(f) from the Registrant's Form 10-K for the fiscal year ended December 31, 1991).

 3.7        The Registrant's Bylaws, as currently in effect (incorporated by reference to Exhibit 3.02 to the 1987
              Form S-1 and Exhibit 3-b to the 1989 Form 8-K).

 4.1        Form of Specimen Certificate for Registrant's Common Stock (incorporated by reference to the 1991 Form
              S-4).

 4.2        Rights Agreement, dated as of February 9, 1996, between Cadence and Harris Trust and Savings Bank which includes as exhibits thereto the Certificate of Designations for the Series A Junior
              Participating Preferred Stock, the form of Right Certificate and the Summary of Rights to Purchase
              Preferred Shares (incorporated by reference to Exhibit 1A, 1B and 1C to the Registrant's Form 8-K
              filed February 9, 1996).

 5.1+       Legal Opinion of Cooley Godward LLP.

 8.1+       Tax Opinion of Cooley Godward LLP.

 8.2+       Tax Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

 EXHIBIT
  NUMBER                                                   EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
 9.1        Form of Voting Agreement, dated as of October 3, 1996, between Cadence and each of J. George Janac,
              Dennis DeCoste, Robert P. Wiederhold and Peter S. Teshima (incorporated by reference to the November
              7, 1996 8-K).

 9.2        Option Agreement, dated as of October 3, 1996, between Cadence and J. George Janac. (incorporated by reference to the November 7, 1996 8-K).

 9.3*       Employment Agreement, dated as of October 3, 1996, between Cadence and J. George Janac.

 9.4*       Employment Agreement, dated as of October 2, 1996, between Cadence and Robert P. Wiederhold.

10.1        The Registrant's 1987 Stock Option Plan, as amended to date, (incorporated by reference to Exhibit
              4.01 to the Registrant's Form S-8 Registration Statement (No. 33-53913) filed on May 31, 1994 (the
              "1994 Form S-8")).

10.2        Form of Stock Option Agreement and Form of Stock Option Exercise Request, as currently in effect under the Registrant's 1987 Stock Option Plan (incorporated by reference to Exhibit 4.01 to the
              Registrant's Form S-8 Registration Statement (No. 33-22652) filed on June 20, 1988).

10.3        The Registrant's 1988 Directors Stock Option Plan, as amended to date, including the Stock Option
              Grant and Stock Option Exercise Notice and Agreement (the first document is incorporated by reference to Exhibit 4.02 to the Registrant's 1994 Form S-8 and the latter two documents are incorporated by reference to Exhibit 10.08 - 10.10 to the Registrant's 1988 Form S-1).

10.4        The Registrant's 1993 Directors Stock Option Plan including the Stock Option Grant (incorporated by reference to Exhibit 10.04 of the 1994 Form S-8).

10.5        The Registrant's 1995 Directors Stock Option Plan including the Stock Option Grant (incorporated by reference to Exhibit 10.05 to the 1995 Form 10-K).

10.6        The Registrant's 1990 Employee Stock Purchase Plan as amended to date (incorporated by reference to
              Exhibit 4.03 of the 1994 Form S-8).

10.7        The Registrant's Senior Executive Bonus Plan for 1995 (incorporated by reference to Exhibit 10.08 of the Registrant's Form 10-K for the fiscal year ended December 31, 1994 (the "1994 Form 10-K")).

10.8        The Registrant's Senior Executive Bonus Plan for 1996 (incorporated by reference to Exhibit 10.08 to the 1995 Form 10-K).

10.9        The Registrant's Chief Executive Officer Bonus Plan for 1996 (incorporated by reference to Exhibit
              10.09 to the 1995 Form 10-K).

10.10       The Registrant's Deferred Compensation Plan for 1994 (incorporated by reference to Exhibit 10.09 to the 1994 Form 10-K).

10.11       The Registrant's 1996 Deferred Compensation Venture Investment Plan (incorporated by reference to
              Exhibit 10.11 to the 1995 Form 10-K).

10.12       Amended and Restated Lease, dated June 29, 1989, by and between River Oaks Place Associates ("ROPA"), a California limited partnership, and the Registrant, for the Registrant's executive offices at 555
              River Oaks Parkway, San Jose, California (incorporated by reference to Exhibit 10.14 to the
              Registrant's Form 10-K for the fiscal year ended December 31, 1990 (the "1990 Form 10-K")).

10.13       Lease dated June 29, 1989 by and between ROPA and the Registrant for the Registrant's offices at 575
              River Oaks Parkway, San Jose, California (incorporated by reference to Exhibit 10.16 to the 1990
              Form 10-K).

 EXHIBIT
  NUMBER                                                   EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
10.14       Lease dated June 29, 1989 by and between ROPA and the Registrant for the Registrant's offices at 535 and 545 River Oaks Parkway, San Jose, California (incorporated by reference to Exhibit 10.17 to the
              1990 Form 10-K).

10.15       Lease dated September 3, 1985 by and among the Richard T. Peery and John Arrillaga Separate Property
              Trusts ("P/A Trusts") and Valid Logic Systems Incorporated ("Valid") (which merged into the
              Registrant) for the Registrant's offices at 75 West Plumeria Avenue, San Jose, California
              (incorporated by reference to Exhibit 10.16 to the Form 10-K for Valid for the fiscal year ended
              December 30, 1990 (the "1990 Valid Form 10-K")).

10.16       Amendment Number 1, dated March 2, 1988, to Lease Agreement for 75 West Plumeria Avenue, San Jose,
              California, by and among Valid and the P/A Trusts (incorporated by reference to Exhibit 10.17 to the
              1990 Valid Form 10-K).

10.17       Lease dated December 19, 1988 by and among the P/A Trusts and Valid for the Registrant's offices at
              2835 North First Street, San Jose, California (incorporated by reference to Exhibit 10.18 to the
              1990 Valid Form 10-K).

10.18       Lease dated September 3, 1985 by and among the P/A Trusts and Valid for the Registrant's offices at
              2820 Orchard Parkway, San Jose, California (incorporated by reference to Exhibit 10.14 to the 1990
              Valid Form 10-K).

10.19       Amendment Number 1, dated March 2, 1988, to Lease Agreement for 2820 Orchard Parkway, San Jose,
              California, by and among Valid and the P/A Trusts (incorporated by reference to Exhibit 10.15 to the
              1990 Valid Form 10-K).

10.20       Form of Executive Compensation Agreement dated May 1989 between Registrant and Mr. Costello
              (incorporated by reference to Exhibit 10.20 to the Registrant's Form S-4 registration statement (No.
              33-31673), originally filed on October 18, 1989).

10.21       Offer letter to H. Raymond Bingham dated May 12, 1993 (incorporated by reference to Exhibit 10.24 to the Form 10-K for the fiscal year ended December 31, 1993 (the "1993 Form 10-K")).

10.22       Offer letter to M. Robert Leach dated May 17, 1993 (incorporated by reference to Exhibit 10.25 to the
              1993 Form 10-K).

10.23       1993 Non-Statutory Stock Option Plan (incorporated by reference to Exhibit 4.05 to the 1994 Form S-8).

10.24       Consulting agreement dated May 1, 1994 with Henry E. Johnston, who was made a director on July 5, 1994 by unanimous written consent of directors of Cadence (incorporated by reference to the Registrant's
              Form 10-Q for the quarterly period ended June 30, 1994 (the "1994 Second Quarter Form 10-Q")).

10.25       Agreement of Merger and Plan of Reorganization by and among Registrant, Simon Software, Inc. and
              Redwood Design Automation, Inc. ("Redwood") dated as of July 8, 1994 (incorporated by reference to the Registrant's Form 10-Q/A, Amendment Number 1 to the 1994 Second Quarter Form 10-Q, filed
              November 14, 1994 (the "1994 Second Quarter 10-Q/A")).

10.26       Agreement of Merger dated as of August 1, 1994 between Redwood and CDS Corporation (incorporated by reference to the Registrant's 1994 Second Quarter 10-Q/A).

10.27       Form of Stock Option Agreement for Registrant's 1993 Non Statutory Stock Option Plan (incorporated by reference to the Registrant's Form 10-Q for the quarter ended September 30, 1994).

 EXHIBIT
  NUMBER                                                   EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
10.28       Form of Underwriting Agreement in connection with Integrated Measurement Systems, Inc. public offering
              (incorporated by reference to the Registrant's Form 10-Q for the third quarter ended September 30,
              1995).

10.29       The Registrant's Amended and Restated 401(k) Plan (incorporated by reference to the Registrant's Form
              10-Q for the first quarter ended March 30, 1996 (the "March 30, 1996 10-Q")).

10.30       Amendment dated May 3, 1996, to Registrant's 1993 Non Statutory Stock Option Plan (incorporated by reference to the Registrant's Form 10-Q for the third quarter ended September 30, 1994).

10.31       Revolving line of credit dated April 1996, by and between Credit Lyonnais and the Registrant
              (incorporated by reference to the March 30, 1996 10-Q).

10.32       Term loan dated May 31, 1996, by and between Credit Lyonnais and River Oaks Place Associates L.P.
              (ROPA), a California limited partnership (the Term Loan) (incorporated by reference to the
              Registrant's Form 10-Q for the second quarter ended June 29, 1996 (the "June 29, 1996 10-Q")).

10.33       Deed of Trust, Security Agreement, Assignment of Leases and Rents, Fixture Filing and Financing
              Statement dated May 31, 1996, Schedule to Term Loan (incorporated by reference to the June 29, 1996
              10-Q).

10.34       Assignment of Leases and Rents dated May 31, 1996, Schedule to Term Loan (incorporated by reference to the June 29, 1996 10-Q).

10.35       Assignment of Partnership Interests Seeley Properties, Inc. dated May 31, 1996, Schedule to Term Loan
              (incorporated by reference to the June 29, 1996 10-Q).

10.36       Assignment of Partnership Interests Cadence Design Systems, Inc. dated May 31, 1996, Schedule to Term
              Loan (incorporated by reference to the June 29, 1996 10-Q).

10.37       Environmental Indemnity dated May 31, 1996, Schedule to Term Loan (incorporated by reference to the
              June 29, 1996 10-Q).

10.38       Amendment dated August 2, 1996, to Registrant's 1987 Stock Option (incorporated by reference to
              Exhibit 4.01 to the Registrant's Form S-8 Registration Statement No. 33-53913) filed on May 31,
              1994).

10.39       Amendment dated August 2, 1996, to Registrant's 1993 Non Statutory Stock Option Plan (incorporated by reference to the Registrant's Form 10-Q for the third quarter ended September 30, 1994).

10.40       Amendment Number 1, dated May 31, 1996, to Lease Agreement for the Registrant's executive offices at
              555 River Oaks Parkway, San Jose, California by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.14 to the 1990 Form 10-K).

10.41       Amendment Number 2, dated May 31, 1996, to Lease Agreement for the Registrant's executive offices at
              555 River Oaks Parkway, San Jose, California by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.14 to the 1990 Form 10-K).

10.42       Amendment Number 1, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 575 River
              Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.16 to the 1990 Form 10-K).

10.43       Amendment Number 2, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 575 River
              Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.16 to the 1990 Form 10-K).

 EXHIBIT
  NUMBER                                                   EXHIBITS
----------  ------------------------------------------------------------------------------------------------------
10.44       Amendment Number 1, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 535 and 545
              River Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.17 to the 1990 Form 10-K).

10.45       Amendment Number 2, dated May 31, 1996, to Lease Agreement for the Registrant's offices at 535 and 545
              River Oaks Parkway, San Jose, California, by and between ROPA and the Registrant (incorporated by reference to Exhibit 10.17 to the 1990 Form 10-K).

10.46**     HLDS 1993 Stock Option Plan and Form of Stock Option Grant.

10.47***    HLDS 1995 Special Nonstatutory Stock Option Plan and Form of Stock Option Grant.

21.01       Subsidiaries of the Registrant (incorporated by reference to Exhibit 21.01 to the 1995 Form 10-K).

23.01*      Consent of Arthur Andersen LLP with respect to Cadence financial statements.

23.02*      Consent of Arthur Andersen LLP with respect to HLDS financial statements.

23.02+      Consent of Wilson Sonsini Goodrich & Rosati, P.C. (included in Exhibit 8.2).

23.03+      Consent of Cooley Godward LLP (included in Exhibits 5.1 and 8.1).

24.01*      Power of Attorney (see page II-7).

27.01*      Financial Data Schedule of Cadence.

27.02*      Financial Data Schedule of HLDS.

99.01*      Form of proxy card for HLDS Special Meeting.

99.02+      Supplementary information for Canadian Stockholders.


------------------------


  + Filed herewith.



  * Previously filed.



 ** Previously filed as Exhibit 10.25 to this Registration Statement.



*** Previously filed as Exhibit 10.26 to this Registration Statement.